As filed with the Securities and Exchange Commission on October 1, 2015

Registration No. 333-205750

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First Data Corporation

(Exact name of registrant as specified in its charter)

Delaware	7389	47-0731996
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

225 Liberty Street, 29th Floor

New York, New York 10281

(800) 735-3362

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Adam L. Rosman, Esq.

Executive Vice President, General Counsel and Secretary

225 Liberty Street, 29th Floor

New York, New York 10281

(800) 735-3362

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joseph H. Kaufman, Esq. Richard A. Fenyes, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000	Richard D. Truesdell, Jr., Esq. Byron B. Rooney, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Aggregate Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Class A common stock, par value $0.01 per share	184,000,000	$20.00	$3,680,000,000	$372,126

(1)	Includes the aggregate offering price of shares of Class A common stock that the underwriters have the option to purchase. See “Underwriting (Conflicts of Interest).”
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)	$11,620 of such fee was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 1, 2015.

PRELIMINARY PROSPECTUS

160,000,000 Shares

FIRST DATA CORPORATION

Class A Common Stock

This is an initial public offering of shares of Class A common stock of First Data Corporation. We are offering 160,000,000 shares of our Class A common stock.

Prior to this offering, there has been no public market for our Class A common stock. We currently expect that the initial public offering price of our Class A common stock will be between $18.00 and $20.00 per share. We intend to apply to list our Class A common stock on the New York Stock Exchange (NYSE) under the symbol “FDC.”

Upon consummation of this offering, we will have two classes of common stock: our Class A common stock and our Class B common stock. The rights of the holders of Class A common stock and Class B common stock will be identical, except with respect to voting, conversion, and transfer restrictions applicable to the Class B common stock. Each share of Class A common stock will be entitled to one vote. Each share of Class B common stock will be entitled to ten votes and will be convertible into one share of Class A common stock automatically upon transfer, subject to certain exceptions.

After the completion of this offering, Kohlberg Kravis Roberts & Co. L.P. and its affiliates (collectively, “KKR”) will continue to control a majority of the voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. See “Principal Stockholders.”

Investing in our Class A common stock involves risk. See “Risk Factors” beginning on page 19 to read about factors you should consider before buying shares of our Class A common stock.

Neither the Securities and Exchange Commission (SEC) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us(1)	$	$

(1)	See “Underwriting (Conflicts of Interest).”

To the extent that the underwriters sell more than 160,000,000 shares of our Class A common stock, the underwriters have the option to purchase up to an additional 24,000,000 shares from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days of the date of this prospectus.

The underwriters expect to deliver the shares against payment in New York, New York on or about             , 2015.

Joint Book-Running Managers

Citigroup	Morgan Stanley	BofA Merrill Lynch	KKR

Barclays	Credit Suisse	Deutsche Bank Securities	Goldman, Sachs & Co.	HSBC

Mizuho Securities	PNC Capital Markets LLC	SunTrust Robinson Humphrey	Wells Fargo Securities

Co-Managers

Allen & Company LLC	BBVA	Cowen and Company

Prospectus dated             , 2015.

FIRST DATA BY THE NUMBERS*

LARGE SCALE

6 MILLION
BUSINESS LOCATIONS

4,000
FINANCIAL INSTITUTIONS

1 MILLION
STAR® LOCATIONS

74 BILLION
2014 GLOBAL TRANSACTIONS

$1.7 TRILLION
2014 U.S. PAYMENT VOLUME

*As of December 31, 2014 unless otherwise noted.

GLOBAL LEADERSHIP

#1
MERCHANT ACQUIRER

#1
ISSUER PROCESSOR

#1
INDEPENDENT NETWORK

28%
OF GLOBAL ECOMMERCE PROCESSED IN 2014

GLOBAL FOOTPRINT

118 COUNTRIES
WITH FIRST DATA CLIENTS

36 COUNTRIES
WITH FIRST DATA OPERATIONS

24 YEARS
GLOBAL OPERATING EXPERIENCE

23,000
EMPLOYEES WORLDWIDE

25%
OF SEGMENT REVENUE GENERATED OUTSIDE OF THE U.S. IN 2014

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be delivered to you. We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations, and prospects may have changed since that date.

Unless otherwise indicated or the context otherwise requires, financial data in this prospectus reflects the consolidated business and operations of First Data Corporation and its consolidated subsidiaries. Unless the context otherwise requires, all references herein to “First Data,” “FDC,” the “Company,” “we,” “our,” or “us” refer to First Data Corporation and its consolidated subsidiaries.

Amounts in this prospectus and the consolidated financial statements included in this prospectus are presented in U.S. Dollars rounded to the nearest million, unless otherwise noted. The accounting policies set out in the audited consolidated financial statements contained elsewhere in this prospectus have been consistently applied to all periods presented.

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MARKET, RANKING, AND OTHER INDUSTRY DATA

The data included in this prospectus regarding markets, ranking, and other industry information are based on reports of government agencies or published industry sources, and estimates are based on First Data management’s knowledge and experience in the markets in which First Data operates. The Nilson Report, an industry source we cite in this prospectus, is generally published monthly. Data regarding the industries in which we compete and our market position and market share within these industries are inherently imprecise and are subject to significant business, economic, and competitive uncertainties beyond our control, but we believe they generally indicate size, position, and market share within these industries. Our own estimates are based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We are responsible for all of the disclosure in this prospectus, and we believe these estimates to be accurate as of the date of this prospectus or such other date stated in this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties. As a result, you should be aware that market, ranking, and other similar industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained in this prospectus.

TRADEMARKS, SERVICE MARKS, AND TRADE NAMES

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. All trademarks, service marks, and trade names appearing in this prospectus are the property of their respective owners.

BASIS OF PRESENTATION

A substantial portion of our business is conducted through “alliances” with banks and other institutions. Where we discuss the operations of our Global Business Solutions segment, such discussions include our alliances because they generally do not have their own operations (other than certain majority owned and equity method alliances) and are part of our core operations. Our alliance structures take on different forms, including consolidated subsidiaries, equity method investments, and revenue sharing arrangements. Under the alliance program, we and a bank or other institution form a venture, either contractually or through a separate legal entity. Merchant contracts may be contributed to the venture by us and/or the bank or institution. The banks or other institutions generally provide card association sponsorship, clearing, and settlement services. These institutions typically act as a merchant referral source when the institution has an existing banking or other relationship. We provide transaction processing and related functions. Both we and our alliance partners may provide management, sales, marketing, and other administrative services. The alliance structure allows us to be the processor for multiple financial institutions, any one of which may be selected by the merchant as their bank partner.

NON-GAAP FINANCIAL MEASURES

This prospectus contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” and “Covenant EBITDA.”

Adjusted EBITDA represents:

•	Net income or loss attributable to First Data, plus

•	Interest expense, net;

•	Income tax (benefit) expense;

•	Depreciation and amortization;

•	Stock-based compensation; and

•	Other adjustments as described in Note (8) to “Prospectus Summary—Summary Historical Consolidated Financial and Other Data.”

Adjusted Net Income represents:

•	Net income or loss attributable to First Data, plus

•	Stock-based compensation;

•	Loss on debt extinguishment;

•	Amortization of acquisition intangibles; and

•	Other adjustments as described in Note (9) to “Prospectus Summary—Summary Historical Consolidated Financial and Other Data.”

We also make use of the non-GAAP financial measure “Covenant EBITDA” which is used to measure covenant compliance in agreements governing certain of our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Guarantees and covenants.”

Adjusted EBITDA, Adjusted Net Income, and Covenant EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) attributable to First Data as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments, and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Management believes that Adjusted EBITDA and Adjusted Net Income are helpful in highlighting trends because they exclude the results of decisions that are outside the control of operating management. Management believes that the presentation of Covenant EBITDA is useful to provide additional information to investors about items that will impact the calculation of EBITDA that is used to determine covenant compliance under the agreements governing certain of our existing indebtedness. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

GLOSSARY

APIs	Application Program Interfaces

EFT	Electronic Funds Transfer

EMV	Europay, MasterCard and Visa

GSPs	Group Services Providers

ISOs	Independent Sales Organizations

ISVs	Independent Software Vendors
PCI	Payment Card Industry

POS	Point-of-Sale

PSPs	Payment Services Providers

SMBs	Small and Medium-Sized Businesses

SDKs	Software Developer Toolkits

VARs	Value-Added Resellers

A LETTER FROM FRANK BISIGNANO

I joined First Data in the first half of 2013 because I saw a global leader in the rapidly innovating payments industry. First Data’s central position in global electronic payments was undeniable. The company served millions of businesses around the world and processed more than 2,000 transactions per second. It had a financial services processing business with hundreds of millions of card accounts on file, owned a leading independent debit network, and operated an acquiring business that processed more than 40% of U.S. electronic payment volume, or roughly 10% of U.S. GDP. I considered First Data waterfront property.

Yes, the business had its challenges – continuous management change, a restructuring plan largely based on selling assets, $24.5 billion of debt, and flat revenue growth the year before I joined. But I knew that payments was a growth industry, that technology was the great enabler, and that First Data had a fabulous set of assets and clients with whom it could do so much more. Simply put, I saw a unique opportunity – the potential for strong, profitable growth coupled with deleveraging, on an unparalleled scale.

I also saw that achieving this potential would require transforming this company. In the past two years, we’ve laid a strong foundation, and we are continuing to invest in innovation, infrastructure, and leadership. And we are just getting started.

Today, First Data offers investors the opportunity to join what I believe will be one of the most significant transformations in our industry. We will focus on three main areas: growing First Data profitably, continuing to improve our balance sheet through deleveraging and opportunistic debt refinancing, and building a durable enterprise that can withstand the uncertainties of our global economy.

This prospectus describes in detail our business and strategy, our progress, and how we’re positioned well for the future. In this letter, I want to share my personal perspective on the foundation we’ve built, the transformation underway, and our journey ahead.

Laying the Foundation

As the journey began, it became immediately apparent that we weren’t working on change, we were working on transformation. We needed to all row in the same direction, deliver integrated solutions, and truly manage the company as a global business.

With more than 24,000 employees in a company that was unsure of its direction, it was critical to have everyone completely aligned around a clear mission and purpose. When I arrived, fewer than 300 employees owned stock in this company. That wasn’t sufficient. So in July 2013, we fundamentally changed our compensation and benefits structure. We decided that all employees would become owner-associates and have an equity stake in our future. Our managers, in particular, would receive equity as a significant component of their annual compensation.

We also decided that rather than selling assets to manage our balance sheet, we would invest and build. First Data’s broad array of assets represented to us a source of tremendous competitive advantage. They gave us an opportunity to integrate our offerings and provide clients enterprise solutions on a scale our competitors could not rival.

We have global clients and we intend to further globalize our solutions. But our company was not organized to truly support our global aspirations. We recently reorganized First Data into three global lines of business. The individual geographies now report directly to me with the dissolution of our previous International segment.

v

Our Transformation

We have what so many innovators often lack – the ability to distribute to a large client base. We have a unique opportunity to invest in innovation, integrate new innovations into our existing offerings, and leverage the scale of our distribution. Our team’s deep expertise in technology, commerce, security, operations, and control can all be harnessed to vertically extend our relationships with our clients.

We are focused on embedding innovation deeply into First Data. Clover, a Silicon Valley start-up that we acquired just a few months before I joined, was the first of many examples to follow of First Data’s ability to execute from concept to commercialization, at scale. We brought Clover’s integrated point-of-sale operating system to market in 11 months. After Clover, we acquired five additional innovative commerce technology start-ups, and we now have nearly 200 employees in Silicon Valley and Silicon Alley.

But buying start-ups is not the hard part. We are proud of our ability to retain the key founders and employees of each of the start-ups we have acquired, while commercializing their innovations. We know how to manage technology and technologists.

Our vision is to be the industry’s grand collaborator. Our core belief is that through collaboration, we will help our clients grow their business through greater choice. In the past two years, we have partnered on a variety of innovations and agreements with major and emerging networks, prominent global financial institutions, marquee brands, and leading technology companies large and small.

We have also invested significantly in our technology infrastructure, both in management expertise and dollars. We worked equally on our operations and our service models to deliver to our clients’ expectations. And maintaining a robust control environment is a core responsibility that we have to our clients and regulators. We view our technology infrastructure, operations, and control environment as mission-critical to our long-term success.

First Data had been both an underinvested and undermanaged business. Before I arrived, there were five people on our Management Committee. Critical functions such as operations, technology, and operating control were not even at the table. Diversity on the team was limited at best. Today, I’m honored to partner with 15 members of my Management Committee who are diverse in every aspect, and we are proud of our inclusive environment. Below the Management Committee, we have also injected new leadership talent into First Data. Over two thirds of our 150 most senior employees have been hired since I joined.

While making these investments, we’ve also taken significant steps to strengthen our balance sheet. In the summer of 2014, we raised $3.5 billion of equity to pay down debt in one of the largest-ever U.S. private placements. As part of that capital raise, KKR chose to invest another $1.2 billion in First Data, including capital from its own balance sheet, solidifying First Data as KKR’s largest investment ever and the largest on its own balance sheet. The most revealing part of that capital raise was that we attracted significant interest from new investors who understood our transformation.

The Journey Ahead

Almost daily, when I meet prospective and existing clients, their receptiveness to our new solutions gives me incredible confidence in our future. They love the innovations, but they are equally delighted to learn that a trusted name like First Data can be their partner for a broad array of commerce solutions. We are unlocking the power of enterprise solutions at First Data.

Our transformation is just starting. We are only now beginning to see the benefits of offering our clients enterprise solutions. Our pipeline of innovations—webstore-in-a-box solutions, virtual gift card capabilities, solutions for alternative lenders, next-generation network fraud solutions, among others—are just beginning to enter the market. And key members of our Management Committee have been here less than one year.

We love the hand that we have – we have millions of clients, we know how to innovate and collaborate, our leadership bench is deep, and being in business with KKR has been great. We have much work to do, and we know First Data has not yet truly arrived. We know we are on the right path, and we know we will get there.

I would like to extend my gratitude to First Data’s many clients around the world. This company would not be where it is today without your support. We are truly dedicated to helping you grow your business, as we know we cannot win if you do not prosper.

I would also like to thank all of the owner-associates of First Data worldwide. The changes we have undergone in the past few years have been significant to say the least, and I deeply appreciate your tenacity and loyalty to this storied company. I am honored to be in business with each and every one of you, and consider it my personal responsibility to ensure that First Data is a great place for you to work and prosper.

As we embark on this journey as a public company, we intend to be transparent with all of our owners about what’s working well, and what is not. We will work hard to achieve the full potential of this company and make you proud to be a part of First Data.

Sincerely yours,

Frank J. Bisignano

Chairman and Chief Executive Officer

PROSPECTUS SUMMARY

This summary highlights certain significant aspects of our business and this offering. This is a summary of information contained elsewhere in this prospectus, is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties.

Our Company

First Data sits at the center of global electronic commerce. We believe we offer our clients the most complete array of integrated solutions in the industry, covering their needs across next-generation commerce technologies, merchant acquiring, issuing, and network solutions. We serve our clients in 118 countries, reaching approximately 6 million business locations and over 4,000 financial institutions. We believe we have the industry’s largest distribution network, driven by our partnerships with many of the world’s leading financial institutions, our direct sales force, and a network of distribution partners. We are the largest merchant acquirer, issuer processor, and independent network services provider in the world, enabling businesses to accept electronic payments, helping financial institutions issue credit, debit and prepaid cards, and routing secure transactions between them. In 2014, we processed 74 billion transactions globally, or over 2,300 per second, and processed 28% of the world’s eCommerce volume. In our largest market, the United States, we acquired $1.7 trillion of payment volume, accounting for nearly 10% of U.S. GDP last year.

Our company is organized around three primary lines of business:

•	Global Business Solutions (GBS) – This segment provides retail point-of-sale (POS) merchant acquiring and eCommerce services as well as next-generation offerings such as mobile payment services, webstore-in-a-box solutions, and our cloud-based Clover point-of-sale operating system, which includes a marketplace for proprietary and third-party business apps.

•	Global Financial Solutions (GFS) – This segment provides credit solutions for bank and non-bank issuers. These include credit and retail private-label card processing within the United States and international markets, as well as licensed financial software systems, such as our VisionPLUS bank processing application, and lending solutions. GFS also provides financial institutions with a suite of related services including card personalization and embossing, statement printing, client service, and remittance processing.

•	Network & Security Solutions (NSS) – This segment provides a wide range of value-added solutions that we sell to clients in our GBS and GFS segments, smaller financial institutions, and other enterprise clients. These solutions include our electronic funds transfer (EFT) network solutions, such as our STAR Network, our debit card processing solutions, our stored value network solutions, such as Money Network, ValueLink, Gyft, and Transaction Wireless, and our security and fraud solutions, such as TransArmor and TeleCheck. This segment also supports our other digital strategies, including online and mobile banking, and our business supporting mobile wallets.

Our business is characterized by transaction related fees, multi-year contracts, and a diverse client base, which allows us to grow alongside our clients. Our multi-year contracts allow us to achieve a high level of recurring revenues with the same clients. Our business also generally requires minimal incremental capital expenditures and working capital to support additional revenue within our existing business lines.

In 2014, we generated $11.2 billion of revenue, $1.4 billion of operating profit, and had a net loss attributable to First Data of $458 million, reflecting an increase of 3%, 28% and 52% (decrease of loss), respectively, over 2013. For the same period, we generated segment revenues (which exclude reimbursable fees and other items) of $6.9 billion, Adjusted EBITDA of $2.7 billion, and Adjusted Net Income of $488 million, reflecting an increase of 3%, 9% and 232%, respectively, over 2013. For additional information regarding our segment revenues and non-GAAP financial measures, including a reconciliation of Adjusted EBITDA and Adjusted Net Income to net income attributable to First Data, see “—Summary Historical Consolidated Financial and Other Data.”

Our Distribution Platform

We deliver our solutions around the world through a broad set of distribution channels. We believe these channels, collectively, give us one of the largest sales forces in our industry, enabling us to reach clients of all sizes, types, and industry verticals in a cost-effective manner. Our large distribution platform often makes us an attractive partner for established and emerging commerce solution providers.

For GBS, we believe we have the industry’s largest network of bank partnerships for merchant acquiring, including equity alliances with eight large banks around the world in which we have a controlling or material equity stake, and over 80 revenue sharing partnerships. Our bank partnerships include some of the largest financial institutions in the world, such as Bank of America Corporation, Wells Fargo, The PNC Financial Services Group, Citigroup, SunTrust Banks, Lloyds Banking Group, Allied Irish Banks, ICICI Bank, and ABN AMRO Group.

In addition, we have a large direct sales force, and we partner with over 1,100 third parties who actively re-sell our solutions, including independent sales agents, independent sales organizations (ISOs), payment services providers (PSPs), independent software vendors (ISVs), and value-added resellers (VARs) who often have specialized sales capabilities to reach into local communities, small businesses, eCommerce channels, or specific industry verticals. We also have over 1,600 referral arrangements with bank and non-bank partners.

For GFS, we have a large direct sales force and reach a broad base of smaller financial institutions through group service providers (GSPs).

For NSS, we leverage the distribution platforms of GBS and GFS, and also distribute through a direct sales force.

Our Transformation

In 2013, we began transforming our business by investing in next-generation commerce solutions aimed at helping our clients grow their businesses, investing in our client-facing teams to enhance their reach and effectiveness, and recruiting a new group of experienced leaders into critical positions across the Company.

We have moved beyond payment processing. We believe our long-term success will be driven by focusing on helping our clients grow their businesses by providing them with a suite of new commerce-enabling technologies as well as our broad set of existing solutions. Our focus on innovation – combined with the direct relationships we enjoy with many businesses and financial institutions, and the critical nature of the services we already provide many clients – positions us well to quickly develop, commercialize, and deliver new commerce solutions to our clients.

We have many opportunities, in our view, to sell our expanded set of commerce solutions. We intend to sell these products to new clients through all of our major existing distribution channels, often through more enhanced product bundling. In addition, given the large size of our existing client base, we believe we have an outsized opportunity to sell our new solutions to existing clients, many of whom may not be aware of the availability of our next-generation commerce solutions nor that these solutions are designed to easily integrate into their existing First Data solutions.

First Data’s focus on innovation has accelerated. In the last three years, we have acquired six commerce-focused technology start-ups: Clover, Perka, Gyft, SpreeCommerce, EasyWay Ordering, and Transaction Wireless; we now employ nearly 200 employees in Silicon Valley and Silicon Alley; and we have partnered with some of the world’s leading technology companies to deliver commerce-enabling solutions.

Since 2013, we have launched many innovative solutions. For example, we launched Clover, a tablet-based integrated POS system that can harness the creativity of third-party developer solutions, to target the small and medium-sized business (SMB) market; with Clover we aim to create the largest open architecture operating system for commerce-enabling solutions and applications for business owners. Recognizing the growing desire for analytics, we launched Insightics, an innovative cloud-based software solution that unlocks the power of big data behind payment transactions for the SMB market. Seeing the growing need for security solutions, we launched TransArmor, an encryption and tokenization solution for business owners, and we partnered with a leading chip technology company to build a comprehensive EMV (Europay, MasterCard and Visa) solution for card issuers. Seeing the growing interest in the virtualization of payment cards, we acquired Gyft and Transaction Wireless, significantly increasing our capabilities in the issuance and distribution of virtual cards. Finally, we launched a web / mobile-enabled version of our VisionPLUS software application with improved features for multi-currency, multi-wallet, and prepaid cards, and we commercialized functionality for enabling consumer alerts and card controls on our U.S. issuing platform.

We are investing to enhance our client-facing teams. We believe we can grow our business and serve our clients better by investing to improve the effectiveness of our client-facing teams. Given our now-expanded solution suite, we believe we have more opportunities to conduct enterprise selling to new and existing clients, and more opportunities to sell new innovations into our large existing base of clients. For example, we are building out enterprise coverage teams, and we believe initiatives like these should help drive new sales and increase client loyalty and retention.

We have also focused heavily on adding new executive talent to First Data. Led by Chairman and CEO Frank Bisignano, our Management Committee has been significantly reconstituted and expanded, bringing to First Data deep expertise from leading global organizations in technology, financial services, payments, cyber-security, operations, and controls. Beyond the Management Committee, over two thirds of our top 150 executives have joined First Data since May 2013, injecting a significant level of new talent into the Company’s leadership.

Benefitting from Industry Trends

We believe First Data is strongly positioned to take advantage of several global industry trends:

•	Consumer payments are continuing to shift from cash to electronic, including in the United States, where, according to The Nilson Report dated December 2014, credit and debit card purchase volumes are projected to increase by 65% and 49%, respectively, from 2013 to 2018;

•	Consumer shopping continues to shift from brick and mortar locations to online, as global eCommerce spending as a percentage of total global retail spending is projected to increase from 6% in 2013 to 9% in 2018 according to a report by eMarketer dated December 23, 2014 (the “eMarketer Report”);

•	SMB owners are increasingly demanding next-generation technology such as tablet-based POS systems and devices that accept mobile payments: for example, 67% of restaurant businesses surveyed by Hospitality Technology in December 2014 are planning to add new functionality, features and/or modules to current POS software in 2015;

•	Given recent payment data breaches, clients are increasingly demanding robust security and fraud solutions, resulting in projected spending of $125 billion in 2015, according to a report by IDC dated December 2014 (the “IDC Report”); and

•	Financial institutions continue to outsource and leverage technology providers given their constrained budgets and growing industry complexity.

We believe First Data is well positioned to take advantage of all of these trends given the breadth of our solutions and our global operating scale.

Our Competitive Strengths

We believe First Data has many competitive advantages that position us favorably in the global marketplace and will help us drive growth in the future.

Our Industry Leadership and Large Scale Give Us Operating Advantages

Based on our size, scale, and global footprint, we are a leading provider in our industry. Our clients include some of the largest and best known global retail and financial institutions, as well as millions of smaller businesses and banks across the world. We are:

•	#1 in global merchant acquiring;

•	#1 in global issuer processing;

•	#1 in independent network services; and

•	a world leader in global eCommerce.

Our scale enables us to cost-effectively leverage our fixed technology and operations infrastructure, helping us to produce high operating margins, incur low marginal capital expenditures, and generate strong operating cash flow. Our scale also allows us to efficiently develop, acquire, and commercialize next-generation technologies globally.

We Deliver Integrated Solutions Across the Commerce Value Chain

We believe we offer our clients the most complete array of integrated solutions in the industry, covering their needs across next-generation commerce technology, merchant acquiring, issuing, and network solutions. We believe this differentiates us from our competition and will continue to drive growth in the future.

Our suite of commerce-enabling solutions includes a range of products for businesses and financial institutions of all sizes and types that help our clients grow their business, interact with their customers, and manage their operations. These solutions include, among others, POS, mobile and online payment acceptance and the Clover operating system for business clients, and debit processing, STAR Network and online banking for financial institution clients.

We Have a Large and Diverse Distribution Platform

We sell our commerce-enabling solutions through a combination of channels that provide us with a large, global distribution platform. Our distribution channels allow us to reach clients of all types and sizes. Our distribution platform includes equity and revenue sharing alliances with bank partners, direct sales, referral partnerships with bank and non-bank entities, and indirect sales through third-party re-sellers.

We Have a Global Footprint Enabling Us to Reach Clients Around the World

We have operations in 36 countries and serve clients in 118 countries around the world directly and indirectly. We have well-established businesses and partnerships to serve clients in large developed economies and have also made strategic investments and developed key partnerships in fast-growing emerging markets where the penetration of electronic payments is lower, such as India and Brazil. We believe our global breadth is an increasing competitive advantage as multi-national organizations, such as retailers, restaurant chains, and financial institutions, want to work with a single trusted technology partner across multiple geographies to deploy various solutions.

Our Broad-Based Client Service Capabilities Differentiate Us

Most clients view their payments systems as mission-critical infrastructure for their businesses. In addition, our clients around the world are also facing increasing operating complexity due to new technologies, such as mobile payments, and the implementation of new regulations and standards, such as the EMV liability shift in the United States beginning in October 2015. Our ability to provide our clients with broad-based client service is a major competitive advantage, especially against emerging companies that often lack deep client service capabilities.

We Have Powerful, Proprietary Technology Platforms

We own and operate proprietary technology platforms which give us a wide range of capabilities that distinguish First Data in the global marketplace and provide us with significant competitive advantages. Our powerful technology platforms are strategically positioned around the world to meet the different technical needs of our large, diversified client base and support our global operations. We develop and maintain our platforms in-house, which enables us to ensure they are highly stable, secure, and scalable with substantial excess capacity to expand our capabilities without the need for material new investment.

We Have a Strong Controls Operation

We have built a strong controls operation that helps us manage our risks and work collaboratively with our clients on control-related issues. This provides us with a stable controls environment around enterprise risk management, underwriting and credit risk, third-party risk, and regulatory compliance, among other areas. It also makes us an attractive third-party provider for all of our clients, but particularly for our financial institution clients and partners, who are under intense regulatory scrutiny. We believe these capabilities help us retain and win clients.

Our Experienced, World-Class Management Team Has a Track Record of Execution

Beginning with the hiring of Frank Bisignano, our Chairman and Chief Executive Officer and the former co-chief operating officer of JPMorgan Chase & Co., in April 2013, we have built a world-class management team as part of our transformation efforts. Beyond the Management Committee, over two thirds of our top 150 management executives have been hired since May 2013, bringing with them extensive operating experience in the financial services, payments, and technology industries and a track record of execution at leading public companies.

Our Strategies

Our competitive strengths have positioned us favorably to pursue a variety of opportunities around the world. We plan to grow our business and improve our operations by executing on the following strategies.

Help Our Clients Grow Their Businesses Through Our Expanded Set of Solutions

We believe our success will be driven by our focus on helping our clients grow their businesses. We intend to achieve this by providing our clients with innovative, next-generation commerce solutions along with our broad set of existing solutions. Our focus on innovation — combined with the direct relationships we enjoy with many businesses and financial institutions, and the critical nature of the services we already provide to many clients — positions us well, in our view, to quickly develop, commercialize, and deploy new commerce innovation to our clients.

We have many opportunities, in our view, to sell our expanded set of commerce solutions. We intend to sell these products to new clients through all of our major existing distribution channels, often through more enhanced product bundling. In addition, given the large size of our existing client base, we believe we have an outsized opportunity to sell our new solutions to existing clients, many of whom may not be aware of the availability of our next generation commerce solutions nor that these solutions are designed to easily integrate into their existing First Data solutions.

Continue Our Greater Focus on Innovation

We drive innovation through a combination of building organically, partnering with other technology innovators, and selectively pursuing acquisitions — all approaches in which we have significant experience. We believe we are an attractive partner and often the acquirer-of-choice for next-generation commerce technology companies, who seek to leverage our large distribution network and existing client base to deploy their solutions. Within the past three years, we acquired and are commercializing the solutions of six commerce-focused technology start-ups: Clover, Perka, Gyft, SpreeCommerce, EasyWay Ordering, and Transaction Wireless. We also partner with many leading technology companies to deliver commerce-enabling solutions.

Our innovation investments are focused on helping our clients attract new customers, interact in more innovative ways with their customers, understand their customers better, and protect their and their customers’ data and other information.

Enhance Our Client-Facing Teams

We believe we can grow our business and serve our clients better by investing in our client-facing personnel. Given our now-expanded solution suite, we believe we have more opportunities to conduct enterprise selling to new and existing clients, and more opportunities to sell new innovations into our large existing base of clients. We believe these initiatives should help drive new sales and increase client loyalty and retention.

We are undertaking key initiatives to enhance the effectiveness of our client-facing teams, including expanding our sales force, building our enterprise coverage teams, deepening our focus on select attractive verticals, and expanding our distribution partnerships.

Grow Our eCommerce Business

Our leading eCommerce presence positions us well to continue to capitalize on this fast-growing segment. We are focused on improving the eCommerce technical capabilities we provide our clients, expanding our relationships with businesses whose presence is primarily online, and increasing sales of eCommerce to brick and mortar businesses.

We plan to strengthen our core eCommerce technical capabilities and global reach through significant ongoing investments. We are also focused on expanding our relationships with businesses whose presence is primarily online by, among other things, widening our integration with other eCommerce infrastructure partners. We also plan to increase the penetration of eCommerce sales to existing brick and mortar businesses through solutions such as Payeezy, increased bundling of eCommerce with other First Data solutions, and selling eCommerce solutions to clients who currently lack an online presence.

Expand Our Clover Operating System

We acquired Clover, an open architecture, integrated POS operating system, in December 2012. At the time of acquisition, Clover had less than a dozen employees, none or only partially developed software, hardware options, and distribution strategy. Since then, we have grown Clover to 53 engineers, launched three versions — Clover Station, Clover Mobile and Clover Mini — and built a robust open architecture platform that can service a broad array of business clients. Within Clover, we also offer a cloud-based Clover App Market for business applications.

Our goal with Clover is to create the largest open architecture platform of commerce-enabling solutions and applications for business owners. We believe we can achieve this goal by leveraging the breadth and scale of our distribution channels, and selling into our large existing client base. The recently launched Clover Mini, for example, will compete in the high-volume traditional POS terminal space, and will, over time, likely become First Data’s preferred terminal solution for acquiring clients. We are still in the early stages of this journey, so Clover has not yet had an opportunity to have a material impact on our financial performance to date, but we believe that Clover can play a significant role in our future growth.

Expanding the STAR Network’s Capabilities

We intend to drive the STAR Network’s growth by expanding its functionality and by cross-selling it more effectively with other First Data solutions. We have already expanded STAR’s available card holder verification methods from PIN to now also include PIN-less. We are also investing in more advanced fraud capabilities for STAR, and we will continue to consider additional enhancements to STAR’s capabilities. We believe financial institutions, businesses, and commerce technology companies are increasingly looking for additional network options. This, coupled with the expanded array of solutions we sell to these business and financial services client bases, creates more opportunities for us to cross-sell STAR issuance and STAR acceptance with our other issuing and acquiring solutions.

Expand Our Global Footprint and Offerings

We have expanded globally over the past 15 years, including recently in India and Brazil, and we intend to continue to expand our global footprint by making strategic investments and developing key partnerships in attractive new markets. This strategy allows us to expand our offerings by selling many of our integrated solutions, including several recently developed next-generation products, to our non-U.S. client base in existing and new markets. The realignment of our operating segments into GBS, GFS and NSS in the second quarter of 2015 was designed to establish global lines of businesses that support our client base and allow us to further globalize our solutions while working seamlessly with our teams across our regions. We are selective in determining which markets to enter and typically consider a range of factors before entering a new country or region, including local market size, growth, profitability, commerce and technology trends, regulatory and other risks, required investments, management resources, and the potential return on investment.

Continue to Enhance Our Operating Efficiencies

Our focus on cost optimization will remain a persistent part of our culture. We will leverage the deep operating expertise of our management team to identify opportunities to improve our operating efficiencies and continue to leverage our fixed technology and operations infrastructure as our business grows. We plan to execute on this strategy by implementing various initiatives, including productivity improvements, pursuing improved terms with vendors, implementing a location strategy to consolidate our work force in more efficient regional hubs, and strengthening our offshoring and outsourcing programs.

Manage Our Capital Structure to Enhance Free Cash Flow Generation

We intend to proactively manage our capital structure to reduce our interest expense and increase our free cash flow, which could be used to further de-leverage our consolidated balance sheet. For example, giving effect to this offering, the 2014 Equity Recapitalization (as defined below), and the 2015 Refinancing (as defined below), in less than two years we will have raised $6.5 billion in equity capital to reduce debt and reduced our annual interest expense by approximately $800 million (including the effect of the full repayment of debt of First Data Holdings Inc. (“FDH” or “Holdings”) in 2014).

We believe refinancing opportunities can further enhance free cash flow generation. After this offering and the related use of proceeds, we will have approximately $18.4 billion of long-term borrowings outstanding with a weighted average cost of approximately 6.71%. In the current market environment, we believe there may be material refinancing opportunities of our debt at lower interest rates. Over $10.0 billion of our notes become callable on more favorable terms over the 12 months commencing August 31, 2015 (before giving effect to the use of proceeds from this offering), with approximately $1.4 billion in the second half of 2015 and $8.6 billion in the first half of 2016. For example, in the third quarter of 2015, we refinanced our $1.6 billion aggregate principal amount of 7.375% senior secured first lien notes and $510 million of 8.875% senior secured first lien notes that became callable on more favorable terms in June and August of 2015, respectively, with $1.0 billion of term loans priced at the London Interbank Offered Rate (LIBOR) plus 375 basis points and $1.2 billion of new 5.375% senior secured first lien notes (the “2015 Refinancing”).

Recent Changes in Our Capital Structure

In an effort to reduce interest expense and increase liquidity, we have recently made changes to our capital structure. In July 2014, we partially redeemed our 6.75% senior secured first lien notes due 2020, 10.625% senior unsecured notes due 2021, 11.25% senior unsecured notes due 2021, and 11.75% senior unsecured subordinated notes due 2021 with the proceeds from the July 2014 issuance of $3.5 billion of Class B common stock of FDH, our direct parent company, in a private placement and we repriced term loans under our senior secured credit facilities (collectively, the “2014 Equity Recapitalization”). On June 2, 2015, we refinanced our senior secured revolving credit facility and increased the amount available under this facility to $1.25 billion. In addition, in the third quarter of 2015, we completed the 2015 Refinancing.

Risks Related to Our Business and this Offering

Investing in our Class A common stock involves substantial risk, and our ability to successfully operate our business is subject to numerous risks. Risk factors related to our business include: our susceptibility to the global economy, political, and other conditions and trends in consumer, business, and government spending; changes in industry trends, the competitive landscape, and the market for electronic commerce; intense competition worldwide in the financial services, payments, and technology industries; our dependence on our merchant alliances; our ability to obtain new clients or renew existing contracts; risks related to security breaches or failures of our systems or technology; risks related to our contracts with merchants, financial institutions, and other third parties; failure to achieve cost-savings or successfully integrate acquisitions; our substantial level of indebtedness and restrictions imposed by our debt agreements; and other financial, legal, and regulatory risks. Risk factors related to this offering include: the dual class structure of our common stock concentrating voting control with KKR; and the control of us by KKR and the risk that its interests may conflict with ours or yours in the future.

Any of the factors set forth under “Risk Factors” may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our Class A common stock.

Corporate History and Information

We were incorporated in Delaware in 1989 and were spun off from American Express in a public offering in 1992. On September 24, 2007, we were acquired by KKR that resulted in our equity becoming privately held (the “2007 Merger”). Our principal executive offices are located at 225 Liberty Street, 29th Floor, New York, New York 10281. The telephone number of our principal executive offices is (800) 735-3362. Our Internet address is www.firstdata.com. Information on our web site does not constitute part of this prospectus.

Prior to the consummation of this offering, First Data Holdings Inc. (“FDH” or “Holdings”), our direct parent company, will merge with and into First Data Corporation, with First Data Corporation being the surviving entity (the “HoldCo Merger”). The Company will have two classes of common stock after giving effect to the HoldCo Merger, Class A common stock and Class B common stock, with the holders of our Class A common stock entitled to one vote per share, and the holders of our Class B common stock entitled to ten votes per share. In connection with the HoldCo Merger, all shares of FDH capital stock will be converted into shares of Class B common stock, and we will also effect a 3.16091-for-one reverse stock split of our capital stock (the “Reverse Stock Split”). We refer to these transactions collectively as the “Reorganization.”

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading investment firm with approximately $101.6 billion in assets under management as of June 30, 2015. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platforms. KKR & Co. L.P. is publicly traded on the NYSE (NYSE: KKR).

The Offering

Class A common stock offered	160,000,000 shares.

Underwriters’ option to purchase additional shares of Class A common stock	24,000,000 shares.

Class A common stock to be outstanding immediately after this offering	160,000,000 shares (or 184,000,000 shares if the underwriters exercise in full their option to purchase additional shares).

Class B common stock to be outstanding immediately after this offering	719,030,067 shares.

Total common stock to be outstanding immediately after this offering	879,030,067 shares (or 903,030,067 shares if the underwriters exercise in full their option to purchase additional shares).

Voting rights	Upon consummation of this offering, the holders of our Class A common stock will be entitled to one vote per share, and the holders of our Class B common stock will be entitled to ten votes per share.

Each share of Class B common stock may be converted into one share of Class A common stock at the option of the holder with our prior written consent.

If, on the record date for any meeting of the stockholders, the number of shares of Class B common stock then outstanding is less than 10% of the aggregate number of shares of Class A common stock and Class B common stock outstanding, then each share of Class B common stock will automatically convert into one share of Class A common stock.

In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, except for certain transfers to other holders of Class B common stock or their affiliates or to certain unrelated third parties as described under “Description of Capital Stock—Common Stock—Conversion and Restrictions on Transfer.”

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters unless otherwise required by law.

Upon consummation of this offering, assuming no exercise of the underwriters’ option to purchase additional shares, (1) holders of Class A common stock will hold approximately 2% of the combined voting power of our outstanding common stock and approximately 18% of our total equity ownership and (2) holders of Class B common stock will hold approximately 98% of the combined voting power of our outstanding common stock and approximately 82% of our total equity ownership.

If the underwriters exercise their option to purchase additional shares in full, (1) holders of Class A common stock will hold approximately 2% of the combined voting power of our outstanding common stock and approximately 20% of our total equity ownership and (2) holders of Class B common stock will hold approximately 98% of the combined voting power of our outstanding common stock and approximately 80% of our total equity ownership. See “Description of Capital Stock—Common Stock—Voting Rights.”

The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting, conversion, and transfer restrictions applicable to the Class B common stock. See “Description of Capital Stock—Common Stock” for a description of the material terms of our common stock.

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions, will be approximately $2.9 billion (or $3.4 billion, if the underwriters exercise in full their option to purchase additional shares), based on the assumed initial public offering price of $19.00 per share, which is the mid-point of the range set forth on the cover page of this prospectus. For sensitivity analysis as to the offering price and other information, see “Use of Proceeds.”

We intend to use the net proceeds from this offering to redeem all $510 million aggregate principal amount of our 11.25% senior unsecured notes due 2021, approximately $2.0 billion aggregate principal amount of our 12.625% senior unsecured notes due 2021, and to pay applicable premiums and related fees and expenses, and for general corporate purposes.

Directed share programs

At our request, the underwriters have reserved up to 4.25% of the shares of Class A common stock being offered by this prospectus for sale at the initial public offering price to our directors, officers and other individuals associated with them, all of our employees to the extent permitted by local securities laws and regulations, and certain of our affiliates and/or their employees. The sales will be made at our direction by Morgan Stanley & Co. LLC, an underwriter of this offering, and its affiliates through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock. Any shares sold in the directed share program to our directors, executive officers or stockholders who have entered into lock-up agreements described in “Underwriting (Conflicts of Interest)—No Sales of Similar Securities” shall be subject to the provisions of such lock-up agreements. Other participants in the directed share program shall be subject to a substantially similar lock-up with respect to any shares sold to them pursuant to that program.

In addition, at our request, the underwriters have reserved up to 0.75% of the shares of Class A common stock being offered by this prospectus for sale through the LOYAL3 platform at the initial public offering price to certain of our clients and individual investors. See “Underwriting (Conflicts of Interest)—Directed Share Programs.”

We may adjust in our discretion the allocation between directed shares sold through Morgan Stanley & Co. LLC and directed shares sold through the LOYAL3 platform.

Risk factors	See “Risk Factors” beginning on page 19 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Dividend policy	We do not currently anticipate paying any dividends on our common stock immediately following this offering. Following this offering and upon repayment of certain outstanding indebtedness, we may reevaluate our dividend policy. Any future determinations relating to our dividend policies will be made at the discretion of our board of directors (the “Board”) and will depend on various factors. See “Dividend Policy.”

Conflicts of interest	KKR beneficially owns (through its investment in New Omaha Holdings L.P. (“New Omaha”)) in excess of 10% of our issued and outstanding common stock. Because KKR Capital Markets LLC, an affiliate of KKR, is an underwriter and KKR beneficially owns in excess of 10% of our issued and outstanding common stock, KKR Capital Markets LLC is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. KKR Capital Markets LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder. See “Underwriting (Conflicts of Interest).”

NYSE ticker symbol	“FDC”

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

•	gives effect to the Reorganization;

•	assumes (1) no exercise of the underwriters’ option to purchase additional shares of our Class A common stock and (2) an initial public offering price of $19.00 per share, the midpoint of the estimated price range set forth on the cover of this prospectus; and

•	does not reflect (1) 34,266,989 shares of Class B common stock issuable upon the exercise of options outstanding as of August 31, 2015, at a weighted average exercise price of $11.09 per share, 14,326,198 of which were then vested and exercisable, 24,088,377 shares of Class B common stock issuable upon vesting of outstanding restricted stock awards (which restricted stock awards do not entitle the holder thereof to any of the rights or privileges of a stockholder unless and until the shares have been issued), and 3,906,046 shares of Class B common stock issuable upon settlement of outstanding restricted stock units, (2) 6,643,656 shares of Class A common stock issuable upon the exercise of options, with an exercise price equal to the price at which shares of Class A common stock are sold in this offering, and 3,875,466 shares of restricted Class A common stock, all of which we intend to issue in connection with this offering under our new 2015 Omnibus Incentive Plan (as defined herein), none of which are expected to vest within 180 days of this offering, (3) 71,182,033 shares of Class A common stock, plus additional shares convertible into shares of Class A common stock subject to outstanding awards granted under our 2007 Equity Plan (as defined herein), available for future issuance under the 2015 Omnibus Incentive Plan, which we intend to adopt in connection with this offering, and (4) 6,327,292 shares of Class A common stock reserved for future issuance under our Employee Stock Purchase Plan (as defined herein), which we intend to adopt in connection with this offering. See “Management—Compensation Discussion and Analysis—Compensation Actions During 2015—Equity-Based Grants in Connection with this Offering.”

Summary Historical Consolidated Financial and Other Data

Set forth below is summary historical consolidated financial and other data of First Data Corporation as of the dates and for the periods indicated. The summary historical financial data as of December 31, 2013 and 2014 and for the years ended December 31, 2012, 2013 and 2014 have been derived from our historical consolidated financial statements included elsewhere in this prospectus, and the summary historical financial data as of December 31, 2012 have been derived from our historical consolidated financial statements not included in this prospectus, each of which have been audited by Ernst & Young LLP. The summary historical financial data as of June 30, 2015 and for the six month periods ended June 30, 2014 and 2015 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which have been prepared on a basis consistent with our annual audited consolidated financial statements. The summary historical financial data as of June 30, 2014 have been derived from our historical consolidated financial statements not included in this prospectus, which have been prepared on a basis consistent with our annual audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for these periods. The results of operations for the interim periods are not necessarily indicative of the results for the full year or any future period.

The summary historical consolidated financial and other data should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
(in millions, except shares and per share data)	2012	2013	2014	2014	2015
				(unaudited)
Statement of Operations Data:
Revenues(1):	$10,680	$10,809	$11,152	$5,477	$5,567
Expenses:
Cost of services (exclusive of items shown below)	2,781	2,723	2,668	1,300	1,369
Cost of products sold	330	328	330	160	161
Selling, general and administrative	1,913	1,980	2,043	1,010	1,046
Reimbursable debit network fees, postage and other	3,362	3,507	3,604	1,805	1,799
Depreciation and amortization	1,192	1,091	1,056	528	503
Other operating expenses, net(2)	28	56	13	7	20

Operating profit	1,074	1,124	1,438	667	669

Interest income	9	11	11	7	2
Interest expense	(1,896)	(1,867)	(1,739)	(927)	(813)
Loss on debt extinguishment(3)	(56)	(79)	(274)	(3)	—
Other income (expense)(4)	(94)	(47)	161	83	11

	(2,037)	(1,982)	(1,841)	(840)	(800)

Loss before income taxes and equity earnings in affiliates	(963)	(858)	(403)	(173)	(131)
Income tax expense (benefit)	(243)	105	82	77	13
Equity earnings in affiliates	158	188	220	108	114

Net loss	(562)	(775)	(265)	(142)	(30)

Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	174	177	193	93	108

Net loss attributable to First Data	$(736)	$(952)	$(458)	$(235)	$(138)

Pro forma net income per share:(5)
Basic			$0.34		$0.03
Diluted			$0.34		$0.03

	Year Ended December 31,			Six Months Ended June 30,
(in millions, except shares and per share data)	2012	2013	2014	2014	2015
				(unaudited)
Pro forma weighted average common shares outstanding:(5)
Basic			889,037,680		891,391,168
Diluted			897,337,046		902,403,851

Cash Flow Data:
Net cash provided by operating activities	$803	$715	$1,035	$389	$453
Net cash provided by (used in) investing activities	(397)	(353)	(329)	17	(387)
Net cash (used in) financing activities	(285)	(532)	(743)	(278)	(70)

Balance Sheet Data (at period end):
Cash and cash equivalents			$358		$348
Total assets (including settlement assets of $7,558 (2014) and $8,031 (June 30, 2015))			34,200		34,497
Total debt (including current portion of long-term debt)			20,921		21,028
Total First Data stockholder’s equity (deficit)			(570)		(827)

Other Financial Data (unaudited):
Pro forma interest expense(6)			$1,249		$630
Segment Revenue(7)	$6,682	$6,684	6,904	$3,371	3,420
Adjusted EBITDA(8)	2,436	2,449	2,663	1,295	1,265
Adjusted Net Income(9)	27	147	488	113	215

Operating Data (unaudited):
North America merchant transactions(10)	38,806	40,445	41,453	20,438	21,005
International merchant transactions(11)	4,867	5,338	6,030	2,848	3,244
North America card accounts on file(12)	676	692	714	697	726
International card accounts on file(13)	98	115	132	125	137
Network transactions(14)	16,299	16,763	17,435	8,486	9,167

(1)	Includes processing fees, administrative service fees, and other fees charged to merchant alliances accounted for under the equity method of $181 million, $164 million, and $160 million for the years ended December 31, 2014, 2013 and 2012, respectively, and $98 million for the six months ended June 30, 2015 and $90 million for the six months ended June 30, 2014.
(2)	Other operating expenses, net includes restructuring, net; impairments; and litigation and regulatory settlements, as applicable to the periods presented.
(3)	Represents loss incurred due to early extinguishment of debt.
(4)	Includes investment gains and (losses), derivative financial instruments gains and (losses), divestitures, net, non-operating foreign currency exchange gains and (losses) and other, as applicable to the periods presented.
(5)	Gives effect to the Reorganization, the 2015 Refinancing, this offering and the related use of proceeds, and, for the year ended December 31, 2014 only, the 2014 Equity Recapitalization and the repayment of all outstanding debt of FDH, which occurred during 2014, as if each had occurred on January 1, 2014. See “Unaudited Pro Forma Consolidated Financial Statements.”
(6)	Gives effect to the 2015 Refinancing, the 2014 Equity Recapitalization, and this offering and the related use of proceeds, as if each had occurred on January 1, 2014. See “Unaudited Pro Forma Consolidated Financial Statements.”

(7)	A reconciliation of Segment Revenues to our Revenues is as follows:

	Year ended December 31,			Six months ended June 30,
(in millions)	2012	2013	2014	2014	2015
Segment Revenues	$6,682	$6,684	$6,904	$3,371	$3,420
Adjustments for non-wholly owned entities	73	39	57	16	40
ISO commission expense	563	579	587	285	308
Reimbursable debit network fees, postage, and other	3,362	3,507	3,604	1,805	1,799

Revenues	$10,680	$10,809	$11,152	$5,477	$5,567

See the Segment Information notes to our consolidated financial statements included elsewhere in this prospectus.

(8)	EBITDA, a measure used by management to measure operating performance, is defined as net income (loss) attributable to First Data before interest expense, net, income tax (benefit) expense, and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) attributable to First Data as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentation of EBITDA has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Management believes that EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain items and other adjustments and is used by management as a measure of operating performance. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that we do not expect to continue at the same level in the future. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is the profit (loss) measurement we utilize in the Segment Information notes to our consolidated financial statements included elsewhere in this prospectus.

EBITDA and Adjusted EBITDA are calculated as follows:

	Year Ended December 31,			Six Months Ended June 30,
(in millions)	2012	2013	2014	2014	2015
Net loss attributable to First Data	$(736)	$(952)	$(458)	$(235)	$(138)
Interest expense, net	1,887	1,856	1,728	920	811
Income tax (benefit) expense	(243)	105	82	77	13
Depreciation and amortization(a)	1,331	1,212	1,163	582	557

EBITDA	2,239	2,221	2,515	1,344	1,243
Stock-based compensation(b)	12	38	50	34	23
Other items(c)	150	129	(95)	(52)	50
Cost of alliance conversions and data center, technology and savings initiatives(d)	77	68	20	13	5
KKR related items(e)	34	32	27	14	11
Debt issuance costs(f)	14	5	3	3	—
Loss on debt extinguishment	56	79	274	3	—
Adjustments for non-wholly owned entities(g)	(102)	(81)	(86)	(42)	(43)
Amortization of initial payments for new contracts(h)	(44)	(42)	(45)	(22)	(24)

Adjusted EBITDA	$2,436	$2,449	$2,663	$1,295	$1,265

(a)	Includes amortization of equity method investments included in “Equity earnings in affiliates” within the consolidated statements of operations and initial payments for new contracts included as contra-revenue within “Transaction and processing service fees” within the consolidated statements of operations.
(b)	Represents stock-based compensation recognized as expense.
(c)	Includes adjustments to exclude the official check and money order businesses due to the Company’s wind down of these businesses, restructuring, certain retention bonuses, litigation and regulatory settlements, and “Other income” as presented in the consolidated statements of operations included elsewhere in this prospectus, which includes divestitures, impairments, derivative gains and (losses), and non-operating foreign currency gains and (losses).
(d)	Represents costs directly associated with the strategy to have First Data operate Bank of America N.A.’s legacy settlement platform and costs associated with the termination of our former Chase Paymentech alliance in 2008, both of which are considered business optimization projects, and other technology initiatives.
(e)	Represents KKR fees for management, consulting, financial and other advisory services.
(f)	Represents costs associated with refinancing and modifying our debt structure.
(g)	Net adjustment to reflect our proportionate share of alliance EBITDA within the Global Business Solutions segment, equity earnings in affiliates, and amortization related to equity method investments not included in segment EBITDA. See the Segment Information notes to our consolidated financial statements included elsewhere in this prospectus.
(h)	Represents adjustment for amortization of initial payments for new contracts which is included in Adjusted EBITDA.

(9)

Adjusted Net Income, a measure used by management to measure operating performance, is not a recognized term under GAAP and does not purport to be an alternative to net income (loss) attributable to First Data as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted Net Income is not intended to be a measure of free cash flow available for management’s discretionary use as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentation of Adjusted Net Income has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Management believes that Adjusted Net Income is helpful in highlighting trends because

Adjusted Net Income excludes the results of decisions that are outside the control of operating management. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of Adjusted Net Income may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

Adjusted Net Income is calculated as follows and reflects items net of taxes as applicable to the periods presented:

	Year Ended December 31,			Six Months Ended June 30,
(in millions after-tax)	2012	2013	2014	2014	2015
Net loss attributable to First Data	$(736)	$(952)	$(458)	$(235)	$(138)
Stock-based compensation(a)	8	38	50	34	19
Loss on debt extinguishment	36	79	274	3	—
Mark-to-market adjustment for derivatives and euro-denominated debt(b)	64	53	(82)	1	(33)
Amortization of acquisition intangibles(c)	532	721	657	332	275
Restructuring, impairment, litigation and other(d)	123	208	47	(22)	92

Adjusted Net Income	$27	$147	$488	$113	$215

(a)	Stock-based compensation expense recognized as selling, general, and administrative expense in the consolidated statements of operations included elsewhere in this prospectus.
(b)	Represents mark-to-market activity related to our undesignated hedges, ineffectiveness of our designated hedges, and mark-to-market activity on our euro-denominated debt held in the United States.
(c)	Represents amortization of intangibles established in connection with the 2007 Merger and acquisitions we have made since 2007.
(d)	Includes net restructuring, impairments, litigation and regulatory settlements, investment gains and losses, net divestitures, amortization of deferred financing costs, and integration costs, as applicable to the periods presented.

(10)	North America merchant transactions in our GBS segment include acquired Visa and MasterCard credit and signature debit, American Express and Discover, PIN-debit, electronic benefits transactions, processed-only, and gateway customer transactions at the POS. North America merchant transactions reflect 100% of alliance transactions.
(11)	International merchant transactions in our GBS segment include Visa, MasterCard, and other payment network merchant acquiring transactions for clients outside the United States and Canada. Transactions include credit, POS, POS gateway, and ATM transactions.
(12)	North America card accounts on file in our GFS segment reflect the average number of bankcard and retail accounts during the periods presented.
(13)	International card accounts on file in our GFS segment reflect bankcard and retail accounts outside the United States and Canada as of the end of the periods presented.
(14)	Network transactions include the debit issuer processing transactions, STAR Network issuer transactions, and closed loop and open loop POS transactions.

RISK FACTORS

An investment in our Class A common stock involves risk. You should carefully consider the following risks as well as the other information included in this prospectus, including “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes, before investing in our Class A common stock. Any of the following risks could materially and adversely affect our business, financial condition, or results of operations. The selected risks described below, however, are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, or results of operations. In such a case, the trading price of the Class A common stock could decline and you may lose all or part of your investment.

Business and Operational Risks

Global economic, political, and other conditions may adversely affect trends in consumer, business, and government spending, which may adversely impact the demand for our services and our revenue and profitability.

Financial services, payments, and technology industries in which we operate depend heavily upon the overall level of consumer, business, and government spending. A sustained deterioration in the general economic conditions (including distress in financial markets, turmoil in specific economies around the world, and additional government intervention), particularly in the United States or Europe, or increases in interest rates in key countries in which we operate may adversely affect our financial performance by reducing the number or average purchase amount of transactions involving payment cards. A reduction in the amount of consumer spending could result in a decrease of our revenue and profits.

Adverse economic trends may accelerate the timing, or increase the impact of, risks to our financial performance. Such trends may include, but are not limited to, the following:

•	Declining economies, foreign currency fluctuations, and the pace of economic recovery can change consumer spending behaviors, such as cross-border travel patterns, on which a significant portion of our revenues are dependent.

•	Low levels of consumer and business confidence typically associated with recessionary environments and those markets experiencing relatively high unemployment, may cause decreased spending by cardholders.

•	Budgetary concerns in the United States and other countries around the world could affect the United States and other specific sovereign credit ratings, impact consumer confidence and spending, and increase the risks of operating in those countries.

•	Emerging market economies tend to be more volatile than the more established markets we serve in the United States and Europe, and adverse economic trends may be more pronounced in such emerging markets.

•	Financial institutions may restrict credit lines to cardholders or limit the issuance of new cards to mitigate cardholder defaults.

•	Uncertainty and volatility in the performance of our clients’ businesses may make estimates of our revenues, rebates, incentives, and realization of prepaid assets less predictable.

•	Our clients may decrease spending for value-added services.

•	Government intervention, including the effect of laws, regulations, and/or government investments in our clients, may have potential negative effects on our business and our relationships with our clients or otherwise alter their strategic direction away from our products.

A weakening in the economy could also force some retailers to close, resulting in exposure to potential credit losses and declines in transactions, and reduced earnings on transactions due to a potential shift to large discount merchants. Additionally, credit card issuers may reduce credit limits and become more selective in their card issuance practices. Changes in economic conditions could adversely impact our future revenues and profits and result in a downgrade of our debt ratings, which may lead to termination or modification of certain contracts and make it more difficult for us to obtain new business. Any of these developments could have a material adverse impact on our overall business and results of operations.

Our ability to anticipate and respond to changing industry trends and the needs and preferences of our clients and consumers may affect our competitiveness or demand for our products, which may adversely affect our operating results.

Financial services, payments, and technology industries are subject to rapid technological advancements, new products and services, including mobile payment applications, evolving competitive landscape, developing industry standards, and changing client and consumer needs and preferences. We expect that new services and technologies applicable to the financial services, payments, and technology industries will continue to emerge. These changes in technology may limit the competitiveness of and demand for our services. Also, our clients and their customers continue to adopt new technology for business and personal uses. We must anticipate and respond to these changes in order to remain competitive within our relative markets. For example, our ability to provide innovative point-of-sale technology to our merchant clients could have an impact on our Global Business Solutions business. In addition, failure to develop value-added services that meet the needs and preferences of our clients could have an adverse effect on our ability to compete effectively in our industry. Furthermore, clients’ and their customers’ potential negative reaction to our products and services can spread quickly through social media and damage our reputation before we have the opportunity to respond. If we are unable to anticipate or respond to technological changes or evolving industry standards on a timely basis, our ability to remain competitive could be materially adversely affected.

Substantial and increasingly intense competition worldwide in the financial services, payments, and technology industries may materially and adversely affect our overall business and operations.

Financial services, payments, and technology industries are highly competitive and our payment solutions compete against all forms of financial services and payment systems, including cash and checks, and electronic, mobile, and eCommerce payment platforms. If we are unable to differentiate ourselves from our competitors, drive value for our clients and/or effectively align our resources with our goals and objectives, we may not be able to compete effectively. Our competitors may introduce their own value-added or other services or solutions more effectively than we do, which could adversely impact our growth. We also compete against new entrants that have developed alternative payment systems, eCommerce payment systems, and payment systems for mobile devices. Failure to compete effectively against any of these competitive threats could have a material adverse effect on us. In addition, the highly competitive nature of our industry could lead to increased pricing pressure which could have a material impact on our overall business and results of operations.

Potential changes in the competitive landscape, including disintermediation from other participants in the payments value chain, could harm our business.

We expect that the competitive landscape will continue to change, including:

•	Rapid and significant changes in technology, resulting in new and innovative payment methods and programs that could place us at a competitive disadvantage and that could reduce the use of our products.

•	Competitors, clients, governments, and other industry participants may develop products that compete with or replace our value-added products and services.

•	Participants in the financial services, payments, and technology industries may merge, create joint ventures, or form other business combinations that may strengthen their existing business services or create new payment services that compete with our services.

•	New services and technologies that we develop may be impacted by industry-wide solutions and standards related to migration to EMV chip technology, tokenization, or other safety and security technologies.

Failure to compete effectively against any of these competitive threats could have a material adverse effect on us.

The market for our electronic commerce services is evolving and may not continue to develop or grow rapidly enough for us to maintain and increase our profitability.

If the number of electronic commerce transactions does not continue to grow or if consumers or businesses do not continue to adopt our services, it could have a material adverse effect on the profitability of our business, financial condition, and results of operations. We believe future growth in the electronic commerce market will be driven by the cost, ease-of-use, and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain our profitability, consumers and businesses must continue to adopt our services, including our merchant suite, Clover, Perka, and Gyft solutions.

We depend, in part, on our merchant relationships and alliances to grow our Global Business Solutions business. If we are unable to maintain these relationships and alliances, our business may be adversely affected.

Our alliance structures take on different forms, including consolidated subsidiaries, equity method investments, and revenue sharing arrangements. Under our alliance program, a bank or other institution forms an alliance with us on an exclusive basis, either contractually or through a separate legal entity. Merchant contracts may be contributed to the alliance by us and/or the bank or institution. The banks and other institutions generally provide card association sponsorship, clearing, and settlement services and typically act as a merchant referral source when the institution has an existing banking or other relationship with such merchant. We provide transaction processing and related functions. Both we and our alliance partners may also provide management, sales, marketing, and other administrative services. The alliance structure allows us to be the processor for multiple financial institutions, any one of which may be selected by the merchant as its bank partner. We rely on the growth of our merchant relationships, alliances, and other distribution channels to support our business. There can be no guarantee that we will achieve this growth. In addition, our contractual arrangements with our merchants and merchant alliance partners are for fixed terms and may also allow for early termination upon the occurrence of certain events. There can be no assurance that we will be able to renew our contractual arrangements with these merchants or merchant alliance partners on similar terms or at all. The loss of merchant relationships or alliance and financial institution partners could negatively impact our business and result in a reduction of our revenue and profit.

Failure to obtain new clients or renew client contracts on favorable terms could adversely affect results of operations and financial condition.

Most of our sales involve long-term contracts, which generally require a notice period prior to their scheduled expiration if a client chooses not to renew. Some of these contracts may also allow for early termination upon the occurrence of certain events such as a change in control. While a vast majority of our contracts remain in effect through their scheduled expiration, we may face pricing pressure in obtaining and retaining our larger Global Business Solutions and Global Financial Solutions clients. Some of our competitors may offer more attractive fees to our current and prospective clients, or other services that we do not offer. Larger clients may be able to seek lower prices from us when they renew a contract, when a contract is extended, or when the client’s business has significant volume changes. They may also reduce services if they decide to move services in-house. Further, our SMB clients may exert pricing pressure due to pricing competition or other economic needs or pressures such clients experience from their customers. On some occasions, this pricing pressure results in lower revenue from a client than we had anticipated based on our previous agreement with that client. This reduction in revenue could result in an adverse effect on our business, operating results, and financial condition.

For potential clients of our Global Business Solutions and Global Financial Solutions segments, switching from one vendor of core processing or related software and services (or from an internally-developed system) to a new vendor is a significant undertaking. As a result, potential clients often resist change. We seek to overcome this resistance through strategies such as making investments to enhance the functionality of our software. However, there can be no assurance that our strategies for overcoming potential clients’ reluctance to change vendors will be successful, and this resistance may adversely affect our growth.

Security breaches or attacks on our systems may have a significant effect on our business.

In order to provide our services, we process, store, and transmit sensitive business information and personal consumer information, including, but not limited to, names, bankcard numbers, home or business addresses, Social Security numbers, driver’s license numbers, and bank account numbers. Under the card network rules and various federal and state laws, we are responsible for information provided to us by merchants, ISOs, third-party service providers, and other agents. The confidentiality of such sensitive business information and personal consumer information that resides on our systems is critical to our business because we require such information to approve merchant accounts, process transactions, and protect against fraud. We cannot be certain that the security measures and procedures we have in place to protect this sensitive data will be successful or sufficient to counter all current and emerging technology threats designed to breach our systems in order to gain access to confidential information. The increasing sophistication of cyber criminals may increase the risk of a security breach of our systems. A breach of our products or systems processing or storing sensitive business information or personal consumer information could lead to claims against us, reputational damage, loss of our financial institution sponsorship, loss of clients’ and their customers’ confidence, as well as imposition of fines and damages, or potential restrictions imposed by card networks on our ability to process transactions, all of which could have a material adverse effect on our revenues, profitability, financial condition, and future growth. In addition, as security threats continue to evolve we may be required to invest additional resources to modify the security of our systems, which could have a material adverse effect on our results of operations.

We may experience breakdowns in our processing systems that could damage client relations and expose us to liability.

Our core business depends heavily on the reliability of our processing systems. A system outage could have a material adverse effect on our business, financial condition, and results of operations. Not only would we suffer damage to our reputation in the event of a system outage, but we may also be liable to third parties. Many of our contractual agreements with financial institutions require us to pay penalties if our systems do not meet certain operating standards. To successfully operate our business, we must be able to protect our processing and other systems from interruption, including from events that may be beyond our control. Events that could cause system interruptions include, but are not limited to, fire, natural disaster, unauthorized entry, power loss, telecommunications failure, computer viruses, terrorist acts, and war. Although we have taken steps to protect against data loss and system failures, there is still risk that we may lose critical data or experience system failures. To help protect against these events, we perform the vast majority of disaster recovery operations ourselves, but we also utilize select third parties for certain operations, particularly outside of the United States. To the extent we outsource our disaster recovery, we are at risk of the vendor’s unresponsiveness or other failures in the event of breakdowns in our systems. In addition, our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

We may experience software defects, computer viruses, and development delays, which could damage client relations, our potential profitability and expose us to liability.

Our products are based on sophisticated software and computing systems that often encounter development delays, and the underlying software may contain undetected errors, viruses, or defects. Defects in our software products and errors or delays in our processing of electronic transactions could result in additional development costs, diversion of technical and other resources from our other development efforts, loss of credibility with current or potential clients, harm to our reputation, fines imposed by card networks, or exposure to liability claims. In addition, we rely on technologies supplied to us by third parties that may also contain undetected errors, viruses or defects that could have a material adverse effect on our business, financial condition and results of operations. Although we attempt to limit our potential liability for warranty claims through disclaimers in our software documentation and limitation-of-liability provisions in our license and other agreements with our clients, we cannot assure that these measures will be successful in limiting our liability.

Our merchants may be unable to satisfy obligations for which we may also be liable.

We are subject to the risk of our merchants being unable to satisfy obligations for which we may also be liable. For example, we and our merchants acquiring alliances may be subject to contingent liability for transactions originally acquired by us that are disputed by the cardholder and charged back to the merchants. If we or the alliance is unable to collect this amount from the merchant because of the merchant’s insolvency or other reasons, we or the alliance will bear the loss for the amount of the refund paid to the cardholder. We have an active program to manage our credit risk and often mitigate our risk by obtaining collateral. It is possible, however, that a default on such obligations by one or more of our merchants could have a material adverse effect on our business.

Fraud by merchants or others could have a material adverse effect on our business, financial condition, and results of operations.

We may be subject to potential liability for fraudulent electronic payment transactions or credits initiated by merchants or others. Examples of merchant fraud include when a merchant or other party knowingly uses a stolen or counterfeit credit, debit or prepaid card, card number, or other credentials to record a false sales transaction, processes an invalid card, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud would increase our chargeback liability or other liability. Increases in chargebacks or other liability could have a material adverse effect on our business, financial condition, and results of operations.

Future consolidation of financial institution clients or other client groups may adversely affect our financial condition.

In recent years, we have been negatively affected by the substantial consolidation in the bank industry. Bank industry consolidation affects existing and potential clients in our service areas, primarily in Global Business Solutions and Global Financial Solutions. Our alliance strategy could also be negatively affected by consolidations, especially where the banks involved are committed to their internal merchant processing businesses that compete with us. Bank consolidation has led to an increasingly concentrated client base, resulting in a changing client mix for Global Financial Solutions as well as increased price compression. Further consolidation in the bank industry or other client base could have a negative impact on us, including a loss of revenue and price compression.

We rely on various financial institutions to provide clearing services in connection with our settlement activities. If we are unable to maintain clearing services with these financial institutions and are unable to find a replacement, our business may be adversely affected.

We rely on various financial institutions to provide clearing services in connection with our settlement activities. If such financial institutions should stop providing clearing services we must find other financial institutions to provide those services. If we are unable to find a replacement financial institution we may no longer be able to provide processing services to certain clients, which could negatively impact our revenue and earnings.

Because we rely on third-party vendors to provide products and services, we could be adversely impacted if they fail to fulfill their obligations.

Our business is dependent on third-party vendors to provide us with certain products and services. The failure of these vendors to perform their obligations in a timely manner could adversely affect our operations and profitability. In addition, if we are unable to renew our existing contracts with our most significant vendors, we might not be able to replace the related product or service at the same cost, which would negatively impact our profitability.

Changes in card association and debit network fees or products could increase costs or otherwise limit our operations.

From time to time, card associations and debit networks increase the organization and/or processing fees (known as interchange fees) that they charge. It is possible that competitive pressures will result in us absorbing a portion of such increases in the future, which would increase our operating costs, reduce our profit margin, and adversely affect our business, operating results, and financial condition. In addition, the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital for other purposes.

Our business may be adversely affected by geopolitical and other risks associated with operations outside of the United States and, as we continue to expand internationally, we may incur higher than anticipated costs and may become more susceptible to these risks.

We offer merchant acquiring, processing and issuing services outside of the United States, including in the United Kingdom, Germany, Argentina, Greece, India, and Australia, where our principal non-U.S. operations are located. Our revenues derived from these and other non-U.S. operations are subject to additional risks, including those resulting from social and geopolitical instability and unfavorable political or diplomatic developments, all of which could negatively impact our financial results.

As we expand internationally and grow our non-U.S. client base, we may face challenges due to the presence of more established competitors and our lack of experience in such non-U.S. markets, and we may also incur higher than anticipated costs. For example, we expanded our presence in Brazil in the third quarter of 2014 by launching our acquiring solution developed specifically for Brazil. If we are unable to successfully manage expenses relating to the international expansion of our business, our financial position and results of operations could be negatively impacted.

Cost savings initiatives may not produce the savings expected and may negatively impact our other initiatives and efforts to grow our business.

In recent years, we have implemented certain measures aimed at improving our profitability and maintaining flexibility in our capital resources, including restructuring efforts to align the business with our strategic objectives and the introduction of cost savings initiatives. For example, in the fourth quarter of 2014, we began an off-shoring initiative to employ lower cost off-shore resources. We have forecasted cost savings from these initiatives based on a number of assumptions and expectations which, if achieved, would improve our profitability and cash flows from operating activities. However, there can be no assurance the expected results will be achieved. In addition, these and any future spending reductions, if any, may negatively impact our other initiatives or our efforts to grow our business, which may negatively impact our future results of operations and increase the burden on existing management, systems, and resources.

The ability to recruit, retain and develop qualified personnel is critical to our success and growth.

All of our businesses function at the intersection of rapidly changing technological, social, economic, and regulatory developments that requires a wide range of expertise and intellectual capital. For us to successfully compete and grow, we must retain, recruit, and develop the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. In addition, we must develop our personnel to provide succession plans capable of maintaining continuity in our business. The market for qualified personnel, however, is competitive and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability. We cannot assure that key personnel, including executive officers, will continue to be employed or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on us.

Acquisitions and integrating such acquisitions create certain risks and may affect our operating results.

We have actively acquired businesses and may continue to make acquisitions of businesses or assets in the future. The acquisition and integration of businesses or assets involves a number of risks. The core risks are valuation (negotiating a fair price for the business), integration (managing the process of integrating the acquired company’s people, products, technology, and other assets to extract the value and synergies projected to be realized in connection with the acquisition), regulation (obtaining necessary regulatory or other government approvals that may be necessary to complete acquisitions), and diligence (identifying undisclosed or unknown liabilities or restrictions that will be assumed in the acquisition).

In addition, acquisitions outside of the United States often involve additional or increased risks including, for example:

•	managing geographically separated organizations, systems and facilities;

•	integrating personnel with diverse business backgrounds and organizational cultures;

•	complying with non-U.S. regulatory requirements;

•	fluctuations in currency exchange rates;

•	enforcement of intellectual property rights in some non-U.S. countries;

•	difficulty entering new non-U.S. markets due to, among other things, consumer acceptance and business knowledge of these new markets; and

•	general economic and political conditions.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of our combined businesses and the possible loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with acquisitions and the integration of the two companies’ operations could have an adverse effect on our business, results of operations, financial condition or prospects.

Financial Risks

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our debt obligations.

We are highly leveraged. As of June 30, 2015, we had $21.0 billion of total debt. Our high degree of leverage could have important consequences, including:

•	increasing our vulnerability to adverse economic, industry, or competitive developments;

•	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use cash flow to fund our operations, capital expenditures, and future business opportunities;

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing such indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	making it more difficult for us to obtain network sponsorship and clearing services from financial institutions or to obtain or retain other business with financial institutions;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes; and

•	limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Our financial condition and results of operations are dependent in part upon our ongoing ability to refinance our maturing indebtedness at attractive interest rates.

Successful execution of our business strategy is dependent in part upon our ability to manage our capital structure to reduce interest expense and enhance free cash flow generation. Our senior secured revolving credit facility has $1.25 billion in commitments that are scheduled to mature in June 2020. In addition, approximately $3.5 billion of obligations under our existing senior notes are scheduled to mature prior to December 31, 2020. We may not be able to refinance our senior secured credit facilities or our other existing indebtedness at or prior to their maturity at attractive rates of interest because of our high levels of debt, debt incurrence restrictions under our debt agreements or because of adverse conditions in credit markets generally.

An increase in interest rates may negatively impact our operating results and financial condition.

Certain of our borrowings, including borrowings under our senior secured credit facilities to the extent the interest rate is not fixed by an interest rate swap, are at variable rates of interest. An increase in interest rates would have a negative impact on our results of operations by causing an increase in interest expense.

As of June 30, 2015, we had $8.6 billion aggregate principal amount of variable rate long-term indebtedness as well as $200 million of variable rate short-term indebtedness, of which interest rate swaps fix the interest rate on $5.0 billion in notional amount. As a result, as of June 30, 2015, the impact of a 100 basis point increase in interest rates would increase our annual interest expense by approximately $38 million.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

The agreements governing our indebtedness contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends on, repurchase, or make distributions in respect of, our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

A breach of any of these covenants could result in a default under one or more of these agreements, including as a result of cross-default provisions and, in the case of our senior secured revolving credit facility, permit the lenders to cease making loans to us. Upon the occurrence of an event of default under these agreements, the holders of our debt could elect to declare all amounts outstanding thereunder to be immediately due and payable and, in the case of our senior secured revolving credit facility, terminate all commitments to extend further credit. Such actions by these holders could cause cross-defaults under our other indebtedness. If we were unable to repay those amounts, the lenders under our senior secured credit facilities or holders of our senior secured notes could proceed against the collateral securing such debt. We have pledged a significant portion of our assets as collateral under our senior secured credit facilities and our senior secured notes. If the holders of our debt accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior secured credit facilities or any other debt that may become due as a result of that acceleration and we could experience a material adverse effect on our financial condition and results of operations.

Our consolidated balance sheet includes significant amounts of goodwill and intangible assets. The impairment of a significant portion of these assets would negatively affect our financial condition and results of operations.

Our consolidated balance sheet includes goodwill and intangible assets that represent approximately 60% of our total assets at June 30, 2015. These assets consist primarily of goodwill and client relationship intangible assets associated with our acquisitions. We also expect to engage in additional acquisitions, which may result in our recognition of additional goodwill and intangible assets. Under current accounting standards, we are required to amortize certain intangible assets over the useful life of the asset, while goodwill and certain other intangible assets are not amortized. On a regular basis we assess whether there have been impairments in the carrying value of goodwill and certain intangible assets. If the carrying value of the asset is determined to be impaired, then it is written down to fair value by a charge to operating earnings. An impairment of a significant portion of goodwill or intangible assets could have a material adverse effect on our financial condition and results of operations.

Our results of operations may be adversely affected by changes in foreign currency exchange rates.

We are subject to risks related to the changes in currency rates as a result of our investments in non-U.S. operations and from revenues generated in currencies other than the U.S. dollar. Revenue and profit generated by such non-U.S. operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. From time to time, we utilize foreign currency forward contracts or other derivative instruments to mitigate the cash flow or market value risks associated with foreign currency-denominated transactions. These hedge contracts may not, however, eliminate all of the risks related to foreign currency translation. In addition, we may become subject to exchange control regulations that restrict or prohibit the conversion of our other revenue currencies into U.S. dollars. Any of these factors could decrease the value of revenues and earnings we derive from our non-U.S. operations and have a material adverse impact on our business.

Unfavorable resolution of tax contingencies could adversely affect our results of operations and cash flows from operations.

Our tax returns and positions are subject to review and audit by federal, state, local, and international taxing authorities. An unfavorable outcome to a tax audit could result in higher tax expense, thereby negatively impacting our results of operations as well as our cash flows from operations. We have established contingency reserves for material, known tax exposures relating to deductions, transactions, and other matters involving some uncertainty as to the proper tax treatment of the item. These reserves reflect what we believe to be reasonable assumptions as to the likely final resolution of each issue if raised by a taxing authority. While we believe that the reserves are adequate to cover reasonably expected tax risks, there is no assurance that, in all instances, an issue raised by a tax authority will be finally resolved at a financial cost not in excess of any related reserve. An unfavorable resolution, therefore, could negatively impact our effective tax rate, financial position, results of operations, and cash flows in the current and/or future periods.

Regulatory and Legal Risks

Failure to comply with, or changes in, laws, regulations and enforcement activities may adversely affect the products, services, and markets in which we operate.

We and our clients are subject to laws and regulations that affect the electronic payments industry in the many countries in which our services are used. In particular, our clients are subject to numerous laws and regulations applicable to banks, financial institutions, and card issuers in the United States and abroad, and, consequently, we are at times affected by these federal, state, and local laws and regulations. The U.S. government has increased its scrutiny of a number of credit card practices, from which some of our clients derive significant revenue. Regulation of the payments industry, including regulations applicable to us and our clients, has increased significantly in recent years. Failure to comply with laws and regulations applicable to our business may result in the suspension or revocation of licenses or registrations, the limitation, suspension or termination of services, and/or the imposition of consent orders or civil and criminal penalties, including fines which could have an adverse effect on our results of operation and financial condition.

We are subject to U.S. and international financial services regulations, a myriad of consumer protection laws, economic sanctions, laws and regulations, and anti-corruption laws, escheat regulations and privacy and information security regulations to name only a few. Changes to legal rules and regulations, or interpretation or enforcement of them, could have a negative financial effect on us. In particular, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), significantly changed the U.S. financial regulatory system by, among other things, creating the Consumer Financial Protection Bureau (the “CFPB”) to regulate consumer financial products and services (including many offered by our clients), restrict debit card fees paid by merchants to issuer banks and allow merchants to offer discounts for different payment methods. CFPB rules, examinations, and enforcement actions may require us to adjust our activities and may increase our compliance costs. Changing regulations or standards in the area of privacy and data protection could also adversely impact us. In addition, certain of our alliance partners are subject to regulation by federal and state authority and, as a result, could pass through some of those compliance obligations to us.

Failure to comply with the U.S. Foreign Corrupt Practices Act, anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to penalties and other adverse consequences.

We operate our business around the world, including in certain foreign countries with developing economies, where companies often engage in business practices that are prohibited by U.S. and U.K. regulations, including the United States Foreign Corrupt Practices Act, (the “FCPA”) and the U.K. Bribery Act. Such laws prohibit improper payments or offers of payments to foreign governments and their officials and political parties by the U.S. and other business entities for the purpose of obtaining or retaining business. We have implemented policies to discourage such practices; however, there can be no assurance that all of our employees, consultants, and agents, including those that may be based in or from countries where practices that violate U.S. laws may be customary, will not take actions in violation of our policies, for which we may be ultimately responsible.

In addition, we are subject to anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA Patriot Act of 2001 (the “BSA”). Among other things, the BSA requires money services businesses (such as money transmitters and providers of prepaid access) to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and maintain transaction records. Our subsidiary Money Network Financial LLC provides prepaid access for various open loop prepaid programs for which it is the program manager and therefore must meet the requirements of the Financial Crimes Enforcement Network, the agency that enforces the BSA.

We are also subject to certain economic and trade sanctions programs that are administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC”) which prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, and terrorists or terrorist organizations.

Similar anti-money laundering and counter terrorist financing and proceeds of crime laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified in lists maintained by the country equivalents to OFAC lists in several other countries and require specific data retention obligations to be observed by intermediaries in the payment process. Our businesses in those jurisdictions are subject to those data retention obligations.

Failure to comply with any of these laws and regulations or changes in this regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government, may result in significant financial penalties, reputational harm, or change the manner in which we currently conduct some aspects of our business, which could significantly affect our results of operations or financial condition.

Changes in credit card association or other network rules or standards could adversely affect our business.

In order to provide our transaction processing services, several of our subsidiaries are registered with Visa and MasterCard and other networks as members or service providers for member institutions. As such, we and many of our clients are subject to card association and network rules that could subject us or our clients to a variety of fines or penalties that may be levied by the card associations or networks for certain acts or omissions by us, acquiring clients, processing clients, and merchants. Visa, MasterCard, and other networks, some of which are our competitors, set the rules and standards with which we must comply. The termination of our member registration or our status as a certified service provider, or any changes in card association or other network rules or standards, including interpretation and implementation of the rules or standards, that increase the cost of doing business or limit our ability to provide transaction processing services to or through our clients, could have an adverse effect on our business, results of operations, and financial condition.

Failure to protect our intellectual property rights and defend ourselves from potential patent infringement claims may diminish our competitive advantages or restrict us from delivering our services.

Our trademarks, patents, and other intellectual property are important to our future success. The First Data trademark and trade name and the STAR trademark and trade name are intellectual property rights which are individually material to us. These trademarks and trade names are widely recognized and associated with quality and reliable service. Loss of the proprietary use of the First Data or STAR trademarks and trade names or a diminution in the perceived quality associated with them could harm the growth of our businesses. We also rely on proprietary technology. It is possible that others will independently develop the same or similar technology. Further, we use open source architecture in connection with our solutions, in particular our Clover open architecture platform. Companies that incorporate open source platforms into their solutions have, from time to time, faced claims challenging the ownership of such platforms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. We cannot guarantee that we can protect our trade secrets, know-how, or other proprietary information. Our patents could be challenged, invalidated or circumvented by others, and may not be of sufficient scope or strength to provide us with any meaningful protection or advantage. If we are unable to maintain the proprietary nature of our technologies, we could lose competitive advantages and be materially adversely affected. Additionally, the laws of certain non-U.S. countries where we do business or contemplate doing business in the future may not recognize intellectual property rights or protect them to the same extent as do the laws of the United States. Adverse determinations in judicial or administrative proceedings could prevent us from selling our services or prevent us from preventing others from selling competing services, and thereby may have a material adverse effect on the business and results of operations. Additionally, claims have been made, are currently pending, and other claims may be made in the future, with regard to our technology allegedly infringing on a patent or other intellectual property rights. Unfavorable resolution of these claims could either result in us being restricted from delivering the related product or service or result in a settlement that could be materially adverse to us.

Failure to comply with state and federal antitrust requirements could adversely affect our business.

Through our merchant alliances, we hold an ownership interest in several competing merchant acquiring businesses while serving as an electronic processor for those businesses. In order to satisfy state and federal antitrust requirements, we actively maintain an antitrust compliance program. Notwithstanding our compliance program, it is possible that perceived or actual violations of state or federal antitrust requirements could give rise to regulatory enforcement investigations or actions. Regulatory scrutiny of, or regulatory enforcement action in connection with, compliance with state and federal antitrust requirements could have a material adverse effect on our reputation and business.

We are the subject of various legal proceedings which could have a material adverse effect on our revenue and profitability.

We are involved in various litigation matters. We are also involved in or are the subject of governmental or regulatory agency inquiries or investigations and make voluntary self-disclosures to government or regulatory agencies from time to time. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. If we are unsuccessful in our defense in these litigation matters, or any other legal proceeding, we may be forced to pay damages or fines, enter into consent decrees, and/or change our business practices, any of which could have a material adverse effect on our revenue and profitability.

Risks Related to this Offering and Ownership of Our Class A Common Stock

No market currently exists for our Class A common stock, and an active, liquid trading market for our Class A common stock may not develop, which may cause our Class A common stock to trade at a discount from the initial offering price and make it difficult for you to sell the Class A common stock you purchase.

Prior to this offering, there has not been a public market for our Class A common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, you may have difficulty selling any of our Class A common stock that you purchase. The initial public offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our Class A common stock may decline below the initial offering price, and you may not be able to sell your shares of our Class A common stock at or above the price you paid in this offering, or at all.

You will incur immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering.

Prior stockholders have paid substantially less per share of our common stock than the price in this offering. The initial public offering price of our Class A common stock will be substantially higher than the pro forma as adjusted net tangible book deficit per share of outstanding common stock prior to completion of the offering. Based on our pro forma net tangible book deficit as of June 30, 2015 and upon the issuance and sale of 160,000,000 shares of Class A common stock by us at an assumed initial public offering price of $19.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus), if you purchase our Class A common stock in this offering, you will pay more for your shares than the amounts paid by our existing stockholders for their shares and you will suffer immediate dilution of approximately $37.37 per share in pro forma as adjusted net tangible book value. Dilution is the amount by which the offering price paid by purchasers of our Class A common stock in this offering will exceed the pro forma as adjusted net tangible book deficit per share of our common stock upon completion of this offering. If the underwriters exercise their option to purchase additional shares, or if outstanding options to purchase our Class B common stock are exercised, you will experience additional dilution. You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase Class A common stock granted to our employees, executive officers, and directors under our 2015 Omnibus Incentive Plan or other equity compensation plans. See “Dilution.”

Our stock price may change significantly following the offering, and you may not be able to resell shares of our Class A common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in “—Business and Operational Risks” and the following:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•	technology changes, changes in consumer behavior or changes in clients relationships in our industry;

•	security breaches related to our systems or those of our clients, alliance partners, or competitors;

•	changes in economic conditions for companies in our industry;

•	changes in market valuations of, or earnings and other announcements by, companies in our industry;

•	declines in the market prices of stocks generally, particularly those of global payment companies;

•	strategic actions by us or our competitors;

•	announcements by us, our competitors or our alliance partners of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships, or capital commitments;

•	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the consumer spending environment;

•	changes in business or regulatory conditions;

•	future sales of our Class A common stock or other securities;

•	investor perceptions of the investment opportunity associated with our Class A common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	announcements relating to litigation or governmental investigations;

•	guidance, if any, that we provide to the public, any changes in this guidance, or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our stock;

•	changes in accounting principles; and

•	other events or factors, including those resulting from system failures and disruptions, natural disasters, war, acts of terrorism or responses to these events.

Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our Class A common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Class A common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because we have no plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A common stock for a price greater than your purchase price.

We do not expect to pay any cash dividends on our Class A common stock for the foreseeable future. We currently intend to retain any additional future earnings to finance our operations and growth, including the repayment of our outstanding indebtedness. Going forward, any decision to pay cash dividends or other distributions on our Class A common stock will be at the discretion of our Board and will depend on our earnings, financial condition, operation results, capital requirements, and contractual, regulatory and other restrictions on the payment of dividends by us or by our subsidiaries to us, and other factors that our Board deems relevant. See “Dividend Policy.”

As a result, you may not receive any return on an investment in our Class A common stock unless you sell our Class A common stock for a price greater than your purchase price.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our Class A common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts stop covering us or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Transformation into a listed public company will increase our costs and may disrupt the regular operations of our business.

Since 2007, we have operated as a privately owned company and we expect to incur additional legal, regulatory, finance, accounting, investor relations and other administrative expenses as a result of having publicly traded common stock. In addition, while we are currently in compliance with portions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), we will be required under the Sarbanes-Oxley Act, as well as rules adopted by the SEC and the NYSE, to implement specified corporate governance practices that currently do not apply to us as a private company.

We are currently a voluntary filer and not subject to the periodic reporting requirements of the SEC. Upon completion of this offering, we will become obligated to file with the SEC annual and quarterly information and other reports. We will also be required to ensure that we have the ability to prepare financial statements on a timely basis that fully comply with all SEC reporting requirements and maintain effective internal controls over financial reporting.

The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. In addition, failure to comply with any laws or regulations applicable to us as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage. Any of these effects could harm our business, financial condition and results of operations.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our Class A common stock to decline.

After this offering, the sale of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering, we will have outstanding a total of 160,000,000 shares of Class A common stock and 719,030,067 shares of Class B common stock that are convertible by the holders thereof into an equal number of shares of Class A common stock automatically upon transfer, subject to certain exceptions. Of the outstanding shares, the 160,000,000 shares sold in this offering (or 184,000,000 shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except that any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including our directors, executive officers and other affiliates (including KKR) may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”

The remaining 719,030,067 shares of Class B common stock, representing 82% of our total outstanding shares of common stock following this offering, will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale following the consummation of this offering. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.”

In connection with this offering, we, our directors and executive officers, and holders of substantially all of our common stock prior to this offering have each agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of both Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC. See “Underwriting (Conflicts of Interest)” for a description of these lock-up agreements.

In addition, 34,266,989 shares of Class B common stock, which automatically convert into an equal number of shares of Class A common stock upon transfer, subject to certain exceptions, will be eligible for sale upon exercise of vested options. As soon as practicable following this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options under the 2007 Equity Plan (as defined herein) and 71,182,033 shares and 6,327,292 shares of Class A common stock subject to issuance under the 2015 Omnibus Incentive Plan and the Employee Stock Purchase Plan, respectively, to be adopted in connection with this offering. Any shares of Class B common stock subject to outstanding awards granted under the 2007 Equity Plan that, after the effective date of the 2015 Omnibus Incentive Plan, are forfeited, terminated, cancelled, expire unexercised, withheld in payment of the exercise price or withheld to satisfy tax withholding obligations, which shares of Class B common stock will automatically be converted on a one-for-one basis into shares of Class A common stock, will also be subject to issuance under the 2015 Omnibus Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

Upon the expiration of the lock-up agreements described above, 545,913,661 shares would be subject to volume, manner of sale and other limitations under Rule 144. In addition, pursuant to the Registration Rights Agreement (as defined in “Certain Relationships and Related Party Transactions—Registration Rights Agreement”), we have granted KKR the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock it beneficially owns. By exercising its registration rights and selling a large number of shares, KKR could cause the prevailing market price of our Class A common stock to decline. Following completion of this offering, the shares covered by registration rights would represent approximately 61% of our total common stock outstanding (or 59%, if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding shares of our common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our shares of Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our Class A common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

The dual class structure of our common stock has the effect of concentrating voting control with KKR; this will limit or preclude your ability to influence corporate matters.

Our Class B common stock has ten votes per share, and our Class A common stock, which is the stock we are selling in this offering, has one vote per share. Stockholders who beneficially own shares of Class B common stock, including KKR and certain other stockholders, will together control approximately 98% of the voting power of our outstanding common stock following this offering. Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders so long as the shares of Class B common stock represent at least 10% of all outstanding shares of our Class A and Class B common stock. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected to permitted transferees or for estate planning or charitable purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. For a description of the dual class structure, see “Description of Capital Stock—Common Stock—Voting Rights.”

KKR controls us and its interests may conflict with ours or yours in the future.

Immediately following this offering of Class A common stock, KKR will not hold any of our Class A common stock, but will beneficially own 61% of our common stock through its beneficial ownership of our Class B common stock and, consequently, 73% of the combined voting power of our common stock. Each share of our Class B common stock will have ten votes per share, and our Class A common stock, which is the stock we are selling in this offering, will have one vote per share. As a result, KKR will have the ability to elect all of the members of our Board and thereby control our policies and operations, including the appointment of management, future issuances of our Class A common stock or other securities, the payment of dividends, if any, on our Class A common stock, the incurrence of debt by us, amendments to our amended and restated certificate of incorporation and amended and restated bylaws, and the entering into of extraordinary transactions and the interests of KKR may not in all cases be aligned with your interests.

In addition, KKR may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you. For example, KKR could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets. KKR is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our amended and restated certificate of incorporation will provide that none of KKR or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. KKR also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

So long as KKR continues to beneficially own a sufficient number of shares of Class B common stock, even if it beneficially owns significantly less than 50% of the shares of our outstanding common stock, it will continue to be able to effectively control our decisions. For example, if our Class B common stock amounted to 15% of our outstanding common stock, beneficial owners of our Class B common stock (including KKR), would collectively control 64% of the voting power of our common stock. The shares of our Class B common stock beneficially owned by KKR may be transferred to an unrelated third party if the holders of a majority of the shares of Class B common stock have consented to such transfer in writing in advance.

In addition, KKR will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of our Company or a change in the composition of our Board and could preclude any acquisition of our Company. This concentration of voting control could deprive you of an opportunity to receive a premium for your shares of Class A common stock as part of a sale of our Company and ultimately might affect the market price of our Class A common stock.

Certain provisions of Delaware law and anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•	a dual class common stock structure, which currently provides the holders of Class B common stock with the ability to control the outcome of matters requiring stockholder approval, so long as they continue to beneficially own a sufficient number of shares of Class B common stock, even if they own significantly less than 50% of the shares of our outstanding common stock;

•	a classified Board with staggered three-year terms;

•	the ability of our Board to issue one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	certain limitations on convening special stockholder meetings;

•	the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, once no shares of our Class B common stock remain outstanding; and

•	that certain provisions may be amended only by the affirmative vote of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class, once no shares of our Class B common stock remain outstanding.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock.”

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation will provide, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our ability to utilize net operating loss carryforwards could be limited if we were to experience an ownership change as defined in the Internal Revenue Code.

Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), contains rules that impose an annual limitation on the ability of a company with net operating loss carryforwards that undergoes an ownership change, which is generally any change in ownership of more than 50% of its stock (by value) over a three-year period, to utilize its net operating loss carryforwards in years after the ownership change. These rules generally operate by focusing on ownership changes among holders owning directly or indirectly 5% or more of the shares of stock of a company or any change in ownership arising from a new issuance of shares of stock by such company. If a company’s income in any year is less than the annual limitation prescribed by Section 382 of the Code, the unused portion of such limitation amount may be carried forward to increase the limitation (and net operating loss carryforward utilization) in subsequent tax years.

We do not believe that this offering will result in an ownership change for purposes of Section 382 of the Code. If, however, we were to undergo an ownership change as a result of future transactions involving our common stock, including a follow-on offering of our common stock or purchases or sales of common stock between 5% holders, our ability to use our net operating loss carryforwards would be subject to the limitations of Section 382 of the Code. As a result, a portion of our net operating loss carryforwards may expire before we would be able to use them. If we are unable to utilize our net operating loss carryforwards, there may be a negative impact on our financial position and results of operations.

In addition to the aforementioned federal income tax implications pursuant to Section 382 of the Code, most states follow the general provisions of Section 382 of the Code, either explicitly or implicitly resulting in separate state net operating loss limitations.

We will be a “controlled company” within the meaning of the rules of the SEC and the NYSE. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After completion of this offering, KKR will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board consist of “independent directors” as defined under the rules of the NYSE;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our nominating/corporate governance committee and compensation committee will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

In addition, on June 20, 2012, the SEC adopted Rule 10C-1 (“Rule 10C-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to implement provisions of the Dodd-Frank Act pertaining to compensation committee independence and the role and disclosure of compensation consultants and other advisers to the compensation committee. The national securities exchanges (including the NYSE) have since adopted amendments to their existing listing standards to comply with provisions of Rule 10C-1, and on January 11, 2013, the SEC approved such amendments. The amended listing standards require, among others, that

•	compensation committees be composed of fully independent directors, as determined pursuant to new and existing independence requirements;

•	compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel and other committee advisers; and

•	compensation committees be required to consider, when engaging compensation consultants, legal counsel or other advisers, certain independence factors, including factors that examine the relationship between the consultant or adviser’s employer and us.

As a “controlled company,” we will not be subject to these compensation committee independence requirements.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters we discuss in this prospectus may constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or similar expressions which concern our strategy, plans, projections, or intentions. Examples of forward-looking statements include, but are not limited to, all statements we make relating to revenue, EBITDA, earnings, margins, growth rates, and other financial results for future periods. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

There are a number of risks, uncertainties, and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Such risks, uncertainties, and other important factors include, among others, the risks, uncertainties and factors set forth above under “Risk Factors,” and the following risks, uncertainties, and factors:

•	adverse impacts from global economic, political, and other conditions affecting trends in consumer, business, and government spending;

•	our ability to anticipate and respond to changing industry trends, including technological changes and increasing competition;

•	our ability to successfully renew existing client contracts on favorable terms and obtain new clients;

•	our ability to prevent a material breach of security of any of our systems;

•	our ability to implement and improve processing systems to provide new products, improve functionality, and increase efficiencies;

•	our merchant alliance program which involves several alliances not under our sole control and each of which acts independently of the others;

•	credit and fraud risks in our business units and merchant alliances, particularly in the context of eCommerce and mobile markets;

•	consolidation among financial institution clients or other client groups that impacts our client relationships;

•	our ability to improve our profitability and maintain flexibility in our capital resources through the implementation of cost savings initiatives;

•	our ability to successfully value and integrate acquired businesses, including those outside of the United States;

•	our high degree of leverage;

•	adverse impacts from currency exchange rates or currency controls imposed by any government or otherwise;

•	changes in the interest rate environment that increase interest on our borrowings;

•	the impact of new laws, regulations, credit card association rules, or other industry standards; and

•	new lawsuits, investigations, or proceedings, or changes to our potential exposure in connection with pending lawsuits, investigations or proceedings.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements, including factors disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the risks, uncertainties, and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits, or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. All forward-looking statements in this prospectus apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $2.9 billion from the sale of 160,000,000 shares of our Class A common stock in this offering, assuming an initial public offering price of $19.00 per share, the mid-point of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions. If the underwriters exercise in full their option to purchase additional shares, the net proceeds to us will be approximately $3.4 billion.

We intend to use the net proceeds from this offering to redeem all $510 million aggregate principal amount of our 11.25% senior unsecured notes due 2021, approximately $2.0 billion aggregate principal amount of our 12.625% senior unsecured notes due 2021, and to pay applicable premiums and related fees and expenses, and for general corporate purposes. We have not yet determined whether we will repay such notes through tender offers, open market repurchases or redemption.

A $1.00 increase (decrease) in the assumed initial public offering price of $19.00 per share, based on the mid-point of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by $154 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions. An increase (decrease) of 1,000,000 shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price per share, the mid-point of the range on the cover of this prospectus, would increase (decrease) our net proceeds from this offering by $18 million. Any increase (decrease) in net proceeds will result in an increase (decrease) to the amount redeemed of our 12.625% notes.

DIVIDEND POLICY

We do not currently anticipate paying any dividends on our common stock immediately following this offering. Following this offering and upon repayment of our outstanding indebtedness, we may reevaluate our dividend policy. Any future determinations relating to our dividend policies and the declaration, amount and payment of any future dividends on our common stock will be at the sole discretion of our Board and, if we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. Our Board may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our Board may deem relevant.

We paid dividends to FDH totaling $28 million, $686 million, and $4 million in 2013, 2014, and the six months ended June 30, 2015, respectively. FDH used the proceeds from these dividends for the repayment of indebtedness (including a significant repayment in 2014), and the repurchase of equity from departing employees. FDH did not pay any dividends on its common stock in 2013, 2014 or the six months ended June 30, 2015.

Because a significant portion of our operations is through our subsidiaries, our ability to pay dividends depends in part on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. In addition, our ability to pay dividends is limited by covenants in our senior secured credit facilities and the indentures governing our senior notes. See “Description of Indebtedness” for a description of the restrictions on our ability to pay dividends.

DILUTION

If you invest in our Class A common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book deficit per share of our common stock after this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the book deficit per share attributable to the shares of common stock held by existing stockholders.

Our pro forma net tangible book deficit as of June 30, 2015 and after giving effect to the Reorganization and the 2015 Refinancing was approximately $(18.8) billion, or $(26.22) per share of our common stock. We calculate pro forma net tangible book deficit per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by the total number of shares of common stock outstanding.

After giving effect to (i) the Reorganization and the 2015 Refinancing, (ii) our sale of the shares in this offering at an assumed initial public offering price of $19.00 per share, the midpoint of the price range described on the cover of this prospectus, and (iii) the application of the net proceeds from this offering, our pro forma as adjusted net tangible book deficit on June 30, 2015 would have been $(16.4) billion, or $(18.37) per share of our common stock. This amount represents an immediate decrease in pro forma net tangible book deficit of $7.85 per share to existing stockholders and an immediate and substantial dilution in net tangible book value of $37.37 per share to new investors purchasing shares in this offering at the assumed initial public offering price.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share of Class A common stock		$19.00
Pro forma net tangible book value (deficit) per share as of June 30, 2015	$(26.22)
Increase in pro forma tangible book value (deficit) per share attributable to new investors	$7.85

Pro forma as adjusted net tangible book value (deficit) per share after this offering		$(18.37)

Dilution per share to new investors		$(37.37)

Dilution is determined by subtracting pro forma as adjusted net tangible book deficit per share of common stock after the offering from the initial public offering price per share of Class A common stock.

If the underwriters exercise in full their option to purchase additional shares, the pro forma as adjusted tangible book deficit per share after giving effect to the offering would be $(17.47) per share. This represents a decrease in pro forma as adjusted net tangible book deficit of $0.90 per share to the existing stockholders and results in dilution in pro forma as adjusted net tangible book value of $36.47 per share to new investors.

Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, a $1.00 increase or decrease in the assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover of this prospectus, would decrease or increase the pro forma as adjusted net tangible book deficit attributable to new investors purchasing shares in this offering by $0.15 per share and would increase or decrease the dilution to new investors by $0.85 per share.

The following table summarizes, as of June 30, 2015, the differences between the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors. As the table shows, new investors purchasing shares of Class A common stock in this offering will pay an average price per share substantially higher than our existing stockholders paid to acquire shares of Class B common stock. The table below assumes an initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover of this prospectus, for shares purchased in this offering and excludes underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Avg / Share
	Number	%	Amount	%
Existing stockholders	717,784,056	82%	$10,216,493,369	77%	$14.23
New investors	160,000,000	18%	3,040,000,000	23%	19.00

Total	877,784,056	100%	$13,256,493,369	100%

If the underwriters were to fully exercise the underwriters’ option to purchase 24,000,000 additional shares of our Class A common stock, the percentage of shares of our common stock held by existing stockholders would be 80% and the percentage of shares of our common stock held by new investors would be 20%.

Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, a $1.00 increase or decrease in the assumed initial public offering price of $19.00 per share, the midpoint of the range set forth on the cover of this prospectus, would increase or decrease total consideration paid by new investors and total consideration paid by all stockholders by approximately $160 million.

To the extent that outstanding options are exercised, outstanding restricted stock awards vest, outstanding restricted stock units settle, or other issuances of common stock, or grants of options, restricted stock awards, restricted stock units or other equity-based awards are made, there will be further dilution to new investors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2015:

•	on an actual basis;

•	on a pro forma basis to give effect to the Reorganization and the 2015 Refinancing; and

•	on a pro forma basis as adjusted to give effect to (1) the sale by us of approximately 160,000,000 shares of our Class A common stock in this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us; (2) the application of the estimated net proceeds from the offering at an assumed initial public offering price of $19.00 per share, the mid-point of the price range set forth on the cover page of this prospectus, as described in “Use of Proceeds;” and (3) the payment of the termination fee to KKR as described in “Certain Relationships and Related Party Transactions—Management Agreement” and other expenses related to this offering.

You should read this table in conjunction with the information contained in “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Indebtedness,” as well as the consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	As of June 30, 2015
	Actual	Pro Forma for the Reorganization and the 2015 Refinancing	Pro Forma As Adjusted
(in millions, except shares)
Cash and cash equivalents(1)	$348	$348	$325

Debt:
Senior secured credit facilities:
Revolving credit facility(2)	$204	$204	$204
Term Loans(3)	8,590	9,591	9,591
First Lien Notes(4)	3,502	2,607	2,607
Second Lien Notes(5)	3,000	3,000	3,000
Unsecured Notes(6)	4,040	4,040	1,551
Subordinated Notes(7)	1,609	1,609	1,609
Capital leases	193	193	193
Other existing debt(8)	27	27	27

Total debt	21,165	21,271	18,782

Stockholders’ equity (deficit):
Common Stock, $0.01 par value (1,000 shares authorized, issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted)	—	—	—
Class A common stock, $0.01 par value (no shares authorized, issued and outstanding, actual; 1,600,000,000 shares authorized, no shares issued and outstanding, pro forma; 1,600,000,000 shares authorized and 160,000,000 shares issued and outstanding, pro forma as adjusted)	—	—	2
Class B common stock, $0.01 par value (no shares authorized, issued and outstanding, actual; 800,000,000 shares authorized and 717,784,056 shares issued and outstanding, pro forma; 800,000,000 shares authorized and 731,480,761 shares issued and outstanding, pro forma as adjusted)	—	7	7
Additional paid-in capital	9,912	10,143	13,350
Accumulated loss	(9,689)	(9,927)	(10,689)
Accumulated other comprehensive loss	(1,050)	(1,050)	(1,050)

Total First Data Corporation stockholders’ deficit	(827)	(827)	1,620

Total capitalization	$20,338	$20,444	$20,402

(1)	Pro forma as adjusted reflects estimated fees and expenses (other than underwriting discounts and commissions) of $7 million incurred in connection with this offering and $16 million of cash bonuses which will be paid to certain executives in connection with this offering.
(2)	As of June 30, 2015, our senior secured revolving credit facility had commitments from financial institutions to provide approximately $1.25 billion of credit which matures on June 2, 2020, subject to certain conditions. As of June 30, 2015, approximately $1.0 billion remained available under this facility (giving effect to $41 million of outstanding letters of credit).
(3)	Represents the aggregate face amount of our March 2017 Term Loans, March 2018 Term Loans, September 2018 Term Loans and March 2021 Term Loans. Pro forma reflects the addition of the July 2022 Term Loans (includes face amount of €250 million estimated at $276 million).
(4)	Represents the aggregate face amount of our 7.375% senior secured first lien notes due 2019, 8.875% senior secured first lien notes due 2020, 6.75% senior secured first lien notes due 2020 and, pro forma, our 5.375% senior secured first lien notes due 2023 (collectively, the “first lien notes”). Pro forma reflects the issuance of the 5.375% notes and the redemption and/or repurchase of the 7.375% notes and 8.875% notes.
(5)	Represents the aggregate face amount of our 8.25% senior secured second lien notes due 2021 and 8.75% senior secured second lien notes due 2022 (collectively, the “second lien notes” and, together with the first lien notes, the “senior secured notes”).
(6)	Represents the aggregate face amount of our 12.625% senior unsecured notes due 2021, 11.25% senior unsecured notes due 2021, and 10.625% senior unsecured notes due 2021 (collectively, the “senior notes”). Pro forma as adjusted reflects the redemption of the outstanding amount of our 11.25% senior unsecured notes due 2021 and a portion of our 12.625% senior unsecured notes due 2021, as described in “Use of Proceeds.”
(7)	Represents the face amount of our 11.75% senior subordinated notes due 2021 (the “senior subordinated notes”).
(8)	Consists of $27 million of borrowings outstanding under lines of credit. As of June 30, 2015, we had approximately $302 million available under short-term lines of credit and other arrangements with foreign banks and alliance partners primarily to fund settlement activity. As of June 30, 2015, we had a $150 million committed line of credit for one of our U.S. alliances. The remainder of these arrangements is primarily associated with international operations and are in various functional currencies, the most significant of which are the Australian dollar, the Polish zloty, and the euro. Of the amounts outstanding as of June 30, 2015, $25 million was uncommitted.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

We derived the unaudited pro forma financial information set forth below by the application of pro forma adjustments to the audited and unaudited consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma consolidated statements of operations for the year ended December 31, 2014 and the six months ended June 30, 2015 have been presented on a pro forma basis giving effect to the following as of January 1, 2014:

•	the Reorganization, including the HoldCo Merger and the Reverse Stock Split, and the 2015 Refinancing and, for the pro forma consolidated statement of operations for the year ended December 31, 2014 only, the 2014 Equity Recapitalization and the repayment of all outstanding debt of FDH, which occurred during 2014; and

•	as further adjusted to give effect to the sale of 160,000,000 shares of our Class A common stock in this offering at an initial public offering price of $19.00 per share, the mid-point of the estimated offering price range set forth on the cover page of this prospectus, yielding net proceeds of approximately $2.9 billion which will be used as described in “Use of Proceeds.”

The unaudited pro forma consolidated balance sheet as of June 30, 2015 has been presented on a pro forma basis which gives effect to the following as of that date:

•	the Reorganization, including the HoldCo Merger and the Reverse Stock Split, and the 2015 Refinancing; and

•	as further adjusted to give effect to the sale of 160,000,000 shares of our Class A common stock in this offering at an initial public offering price of $19.00 per share, the mid-point of the estimated offering price range set forth on the cover page of this prospectus, yielding net proceeds of approximately $2.9 billion which will be used as described in “Use of Proceeds,” and $290 million in share-based compensation expense recognized as a result of this offering.

The unaudited pro forma consolidated statements of operations give effect to the pro forma adjustments as if they had occurred at the beginning of the periods presented. The notes to the unaudited pro forma financial statements provide a more detailed discussion of how such adjustments were derived and presented in the pro forma financial statements.

The pro forma adjustments set forth below were based on available information and certain assumptions made by our management and may be revised as additional information becomes available. The unaudited pro forma financial data is presented for informational purposes only, and does not purport to represent what our results of operations would actually have been if the transactions had occurred on the date indicated, nor does it purport to project our results of operations that we may achieve in the future. The pro forma adjustments do not include the impact of any non-recurring additional charges which are directly related to the completion of this offering.

The unaudited pro forma financial data and the accompanying notes should be read in conjunction with “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

FIRST DATA CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2014

(in millions, except shares and per share data)	Actual	Reorganization, 2015 Refinancing and 2014 Equity Recapitalization Adjustments		Pro Forma for the Reorganization, the 2015 Refinancing and the 2014 Equity Recapitalization	Offering Adjustments		Pro Forma As Adjusted
Revenues	$11,152			$11,152			$11,152
Expenses	9,714			9,714	$2	(d)	9,716

Operating profit	1,438			1,438	(2)		1,436
Interest income	11			11			11
Interest expense	(1,739)	$183	(a)	(1,556)	307	(e)	(1,249)
Loss on debt extinguishment	(274)	274	(b)	—			—
Other income	161			161			161

	(1,841)	457		(1,384)	307		(1,077)
(Loss) gain before income taxes and equity earnings in affiliates	(403)	457		54	305		359
Income tax expense	82			82			82
Equity earnings in affiliates	220			220			220

Net (loss) income	(265)	457		192	305		497
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	193			193			193

Net (loss) income attributable to First Data Corporation	$(458)	$457		$(1)	$305		$304

Net (loss) income per share:
Basic	$(458,000)			$(0.00)			$0.34
Diluted	$(458,000)			$(0.00)			$0.34
Weighted average common shares outstanding:
Basic	1,000			715,340,975			889,037,680	(f)
Diluted	1,000			715,340,975 (c)			897,337,046	(f)

FIRST DATA CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2015

(in millions, except shares and per share data)	Actual	Reorganization and 2015 Refinancing Adjustments		Pro Forma for the Reorganization and the 2015 Refinancing	Offering Adjustments		Pro Forma As Adjusted
Revenues	$5,567			$5,567			$5,567
Expenses	4,898			4,898	$1	(d)	4,899

Operating profit	669			669	(1)		668
Interest income	2			2			2
Interest expense	(813)	$29	(a)	(784)	154	(e)	(630)
Other income	11			11			11

	(800)	29		(771)	154		(617)
Loss before income taxes and equity earnings in affiliates	(131)	29		(102)	153		51
Income tax expense	13	5		18	15		33
Equity earnings in affiliates	114			114			114

Net (loss) income	(30)	24		(6)	138		132
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	108			108			108

Net (loss) income attributable to First Data Corporation	$(138)	$24		$(114)	$138		$24

Net (loss) income per share:
Basic	$(138,000)			$(0.16)			$0.03
Diluted	$(138,000)			$(0.16)			$0.03
Weighted average common shares outstanding:
Basic	1,000			717,694,463			891,391,168	(f)
Diluted	1,000			717,694,463 (c)			902,403,851	(f)

FIRST DATA CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2015

(in millions, except shares)	Actual	Reorganization and 2015 Refinancing Adjustments	Pro Forma for the Reorganization and the 2015 Refinancing	Offering Adjustments		Pro Forma As Adjusted
Assets
Total current assets	$10,520		$10,520	$(20	)(g)	$10,500
Property and equipment, net of accumulated depreciation of $1,316	931		931			931
Goodwill	16,955		16,955			16,955
Customer relationships, net of accumulated amortization of $5,085	2,383		2,383			2,383
Other intangibles, net of accumulated amortization of $2,044	1,772		1,772			1,772
Investment in affiliates	1,098		1,098			1,098
Other long-term assets	838		838	(3	)(h)	835

Total assets	$34,497		$34,497	$(23)		$34,474

Liabilities and Equity
Total current liabilities	$10,120		$10,120			$10,120
Long-term borrowings	20,721		20,721	$(2,470	)(i)	18,251
Long-term deferred tax liabilities	536		536			536
Other long-term liabilities	832		832			832

Total liabilities	32,209		32,209	(2,470)		29,739

Redeemable noncontrolling interest	78		78			78
First Data Corporation shareholder’s deficit:
Common Stock, $0.01 par value; (1,000 shares authorized, issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted)	—		—			—
Class A common stock, $0.01 par value (no shares authorized and outstanding, actual; 1,600,000,000 shares authorized, no shares issued and outstanding, pro forma; 1,600,000,000 shares authorized and 160,000,000 shares issued and outstanding, pro forma as adjusted)	—		—	2		2
Class B common stock, $0.01 par value (no shares authorized and outstanding, actual; 800,000,000 shares authorized and 717,784,056 shares issued and outstanding, pro forma; 800,000,000 shares authorized and 731,480,761 shares issued and outstanding, pro forma as adjusted)	—	$7	7			7
Additional paid-in capital	9,912	231	10,143	3,207	(j)	13,350
Accumulated loss	(9,689)	(238)	(9,927)	(762	)(k)	(10,689)
Accumulated other comprehensive loss	(1,050)		(1,050)			(1,050)

Total First Data Corporation shareholder’s deficit	(827)		(827)	2,447		1,620
Noncontrolling interests	3,037		3,037			3,037

Total equity	2,210		2,210	2,447		4,657

Total liabilities and equity	$34,497		$34,497	$(23)		$34,474

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

(a)	Represents net reduction of interest expense associated with the Reorganization, the 2015 Refinancing, the 2014 Equity Recapitalization, and the repayment of all outstanding debt of FDH, which occurred during 2014.

Reduction of interest expense (in millions)	Year Ended December 31, 2014	Six Months Ended June 30, 2015
Holdco Merger and the repayment of all outstanding debt of FDH (i)	$—	$—
2014 Equity Recapitalization (ii)	124	—
2015 Refinancing (iii)	59	29

Total	$183	$29

(i)	FDH’s interest expense in 2014 was $127 million. All debt was fully repaid in 2014.
(ii)	Represents net interest savings related to the 2014 Equity Recapitalization. Savings were calculated based on (1) the repayment of $753 million of the 6.75% notes, $285 million of the 10.625% notes, $275 million of the 11.25% notes and $866 million of the 11.75% notes that were redeemed using proceeds from FDH’s July 11, 2014 private equity issuance and (2) the net 0.5% reduction in interest rate on the term loans under our senior secured credit facility that were repriced on July 18, 2014, partially offset by an increase in interest obligations attributable to an increase in the principal amount of term loans as a result of the repricing.
(iii)	Represents interest savings related to the 2015 Refinancing executed on July 10, 2015 and August 11, 2015. On July 10, 2015, we entered into a joinder to our senior secured credit facilities providing for incremental term loans of $725 million and €250 million ($276 million), the proceeds of which were used to redeem $955 million of our 7.375% senior secured first lien notes due 2019. Savings were calculated based on the difference between the 7.375% annual interest rate of the notes being redeemed and the variable rate interest on the incremental term loans based on one month LIBOR rates plus 3.75% as of June 30, 2015, which resulted in annual interest rates of 3.991% for dollar-denominated term loans and 3.720% for euro-denominated term loans, partially offset by interest obligations on additional principal amounts of debt. A 0.125% change in interest rates would impact our interest expense by $1 million annually. On August 11, 2015, the Company issued and sold $1.2 billion aggregate principal amount of 5.375% senior secured first lien notes due 2023, the proceeds of which were used to (i) redeem and repurchase all of our outstanding 7.375% senior secured notes due 2019 and all of our outstanding 8.875% senior secured notes due 2020 and (ii) pay related fees and expenses. Savings were calculated based on the difference between the 7.375% and 8.875% annual interest rates of the notes repurchased and redeemed and the 5.375% annual interest rate of the new notes issued, partially offset by interest obligations on additional principal amounts of debt.

For the year ended December 31, 2014, on a pro forma basis for the combination of the Reorganization, 2014 Equity Recapitalization and full repayment of FDH debt in 2014 ($228 million in cash interest at FDC and $215 million in payment-in-kind interest expense at FDH), and 2015 Refinancing ($59 million in cash interest based on LIBOR at July 10, 2015 for the variable rate debt), as if each had occurred on January 1, 2014, cash and payment-in-kind interest would have been reduced by approximately $500 million relative to a full year when they were all outstanding.

(b)	Represents the reduction of call premiums and discounts for the 2014 Equity Recapitalization.

(c)	Unaudited pro forma diluted net loss per share excludes all outstanding options and unvested restricted stock from the calculation of diluted shares due to these securities being anti-dilutive because of the Company’s net loss attributable to First Data Corporation.

(d)

On September 28, 2015, we authorized the grant of restricted stock, restricted stock units, and options to certain executives in connection with this offering. These awards are expected to be valued at approximately $145 million based on the mid-point of the estimated price range set forth on the cover page of this prospectus, resulting in incremental unrecognized compensation expense. Two thirds of these grants will be subject to time-based vesting conditions over the next five years and one third will be subject to a performance-based vesting condition. Performance based awards have been excluded from the pro forma statement of operations because the performance condition is based on the Company’s stock price and is not readily determinable. In addition, we will pay $16 million of cash bonuses to certain executives in connection with this offering, which will be recognized over five years of service as described in “Management—Compensation Discussion and Analysis—Compensation Actions During 2015—Cash Bonuses in Connection with this Offering.”

(in millions)	Year ended December 31, 2014	Six months ended June 30, 2015
Estimated expense for time-based awards	$19	$10
Expense related to cash bonuses	3	1
Savings from automatic termination of Management Agreement with KKR	(20)	(10)

	$2	$1

(e)	Represents the net reduction in interest expense associated with the redemption of $510 million aggregate principal amount of our 11.25% senior unsecured notes due 2021 and approximately $2.0 billion aggregate principal amount of our 12.625% senior unsecured notes due 2021 with the net proceeds from this offering. We expect to incur $394 million in debt extinguishment costs ($359 million in call premiums, $19 million in write-off of discounts and $16 million in write-off of debt issuance costs associated with these transactions).

(f)	Amounts utilized in earnings per share computations for pro forma as adjusted are as follows:

	Year ended December 31, 2014		Six months ended June 30, 2015
Basic weighted-average shares	889,037,680	(i)	891,391,168	(i)
Common stock equivalents	8,299,366	(ii)	11,012,683	(ii)

	897,337,046		902,403,851

(i)	Includes 13.7 million shares of restricted stock that will vest either upon the completion of this offering or within the 180-day lock-up period after the date of this prospectus.

(ii)	Includes 5.9 million options that will vest either upon the completion of this offering or within the 180-day lock-up period after the date of this prospectus.

(g)	Represents $16 million of cash bonuses which will be paid to certain executives in connection with this offering and $7 million in expenses payable by us expected to be incurred in connection with this offering, offset by a current prepaid expense increase of $3 million related to the cash bonuses.

(h)	Represents $16 million in write-off of debt issuance costs associated with repayment of debt with the net proceeds of this offering, offset by a $13 million increase in long-term prepaid expenses associated with the cash bonuses discussed in note (g) above.

(i)	Represents the redemption of $510 million aggregate principal amount of our 11.25% senior unsecured notes due 2021 and approximately $2.0 billion aggregate principal amount of our 12.625% senior unsecured notes due 2021 with the net proceeds from this offering.

(j)	Represents the change to additional paid-in capital as a result of this offering as follows:

(in millions)
Gross proceeds (i)	$3,040
Share-based compensation expense to be recognized over the 180-day lock-up period	195
Share-based compensation expense to be recognized upon the completion of this offering	95
Underwriting discounts and commissions	(114)
Expenses expected to be incurred in connection with this offering	(7)
Par value of Class A common stock issued in connection with this offering	(2)

$3,207

(i)	Assumes an offering of 160,000,000 shares of our Class A common stock at an initial public offering price of $19.00 per share, the mid-point of the price range set forth on the cover of this prospectus.

(k)	Represents the change to accumulated loss as a result of this offering as follows:

(in millions)
Debt extinguishment costs associated with the reduction of debt with the net proceeds of this offering	$(394)
Share-based compensation expense to be recognized over the 180-day lock-up period after the date of this prospectus	(195)
Share-based compensation expense to be recognized upon the completion of this offering	(95)
Termination fee paid to KKR as described in “Certain Relationships and Related Party Transactions—Management Agreement”	(78)

$(762)

As of June 30, 2015, we had unrecognized stock-based compensation expense of $503 million, of which $195 million will be recognized in connection with this offering over the 180-day lock-up period after the date of this prospectus and $95 million will be recognized upon the completion of this offering. The amounts that will be recognized in connection with this offering were included as an adjustment to accumulated loss as discussed above. During the third quarter of 2015, we authorized the grant of restricted stock, restricted stock units, and options to certain executives in connection with this offering. These awards are expected to be valued at $145 million based on the mid-point of the estimated price range set forth on the cover page of this prospectus, resulting in incremental unrecognized compensation expense. The amortization of these time-based awards is included in the pro forma statement of operations as described in (d) above. The remaining unrecognized stock-based compensation expense, which is not included in the pro forma statement of operations, will be recognized over the requisite service period, generally over three to five years. See our audited and unaudited consolidated financial statements included elsewhere in this prospectus for additional information on stock compensation plans.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of the dates and for the periods indicated. The selected historical consolidated financial data as of December 31, 2013 and 2014 and for the years ended December 31, 2012, 2013 and 2014 have been derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. The selected historical consolidated financial data for the six month periods ended June 30, 2014 and 2015 and as of June 30, 2015 have been derived from our unaudited consolidated financial statements and related notes appearing elsewhere in this prospectus, which have been prepared on a basis consistent with our annual audited consolidated financial statements. The selected historical consolidated financial data as of December 31, 2010, 2011 and 2012 and for the years ended December 31, 2010 and 2011 have been derived from our audited consolidated financial statements and related notes thereto not included in this prospectus. The selected historical consolidated financial data as of June 30, 2014 have been derived from our unaudited consolidated financial statements and related notes thereto not included in this prospectus, which have been prepared on a basis consistent with our annual audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for these periods. The results of operations for the interim periods are not necessarily indicative of the results for the full year or any future period.

The results of operations for any period are not necessarily indicative of the results to be expected for any future period. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
(in millions, except shares and per share data)	2010	2011	2012	2013	2014	2014	2015
						(unaudited)
Statement of Operations Data:
Revenues	$10,380	$10,714	$10,680	$10,809	$11,152	$5,477	$5,567
Operating expenses(1)	9,782	9,728	9,578	9,629	9,701	4,803	4,878
Other operating expenses, net(2)	82	44	28	56	13	7	20
Interest expense	(1,797)	(1,833)	(1,896)	(1,867)	(1,739)	(927)	(813)
Net loss	(847)	(336)	(562)	(775)	(265)	(142)	(30)
Net loss attributable to First Data Corporation	(1,022)	(516)	(736)	(952)	(458)	(235)	(138)
Depreciation and amortization(3)	1,526	1,344	1,331	1,212	1,163	582	557
Historical:
Net loss per share:
Basic and diluted	$(1,022,000)	$(516,000)	$(736,000)	$(952,000)	$(458,000)	$(235,000)	$(138,000)
Weighted average common shares outstanding:
Basic and diluted	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Pro forma:(4)
Net income per share
Basic					$0.34		$0.03
Diluted					$0.34		$0.03
Weighted average common shares outstanding:
Basic					889,037,680		891,391,168
Diluted					897,337,046		902,403,851

	As of December 31,					As of June 30,
(in millions)	2010	2011	2012	2013	2014	2014	2015
						(unaudited)
Balance Sheet Data:
Total assets	$37,544	$40,276	$37,865	$35,178	$34,200	$37,168	$34,497
Total current and long-term settlement assets	7,059	10,839	9,228	7,557	7,558	9,810	8,031
Total liabilities	33,456	36,801	35,207	33,534	31,600	35,803	32,209
Settlement obligations	7,059	10,838	9,226	7,553	7,557	9,806	8,031
Long-term borrowings	22,439	22,522	22,549	22,614	20,760	22,678	20,721
Other long-term liabilities(5)	2,153	1,459	1,313	1,302	1,309	1,358	1,368
Redeemable noncontrolling interests	28	67	67	69	70	70	78
Total equity	4,060	3,408	2,591	1,575	2,530	1,295	2,210

(1)	Operating expenses include Cost of services; Cost of products sold; Selling, general and administrative; Reimbursable debit network fees, postage and other; and Depreciation and amortization.
(2)	Other operating expenses, net includes restructuring, net; impairments; and litigation and regulatory settlements, as applicable to the periods presented.
(3)	Includes amortization of initial payments for new contracts, which is recorded as a contra revenue within “Transaction and processing service fees” and amortization related to equity method investments, which is netted within “Equity earnings in affiliates” in our consolidated statements of operations.
(4)	Gives effect to the Reorganization, the 2015 Refinancing, this offering and the related use of proceeds, and, for the year ended December 31, 2014 only, the 2014 Equity Recapitalization, and the repayment of all outstanding debt of FDH, which occurred during 2014, as if each had occurred on January 1, 2014. See “Unaudited Pro Forma Consolidated Financial Statements.”
(5)	Other long-term liabilities include Long-term deferred tax liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion contains management’s discussion and analysis of our financial condition and results of operations and should be read together with “Prospectus Summary—Summary Historical Consolidated Financial Data,” “Selected Historical Consolidated Financial Data,” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties. Our actual results may differ materially from those anticipated in any forward-looking statements as a result of many factors, including those set forth under “Special Note Regarding Forward-Looking Statements,” “Risk Factors,” and elsewhere in this prospectus.

Executive Overview

First Data sits at the center of global electronic commerce. We believe we offer our clients the most complete array of integrated solutions in the industry, covering their needs across next generation commerce technologies, merchant acquiring, issuing, and network solutions. We serve our clients in 118 countries, reaching approximately 6 million business locations and over 4,000 financial institutions. We believe we have the industry’s largest distribution network, driven by our partnerships with many of the world’s leading financial institutions, our direct sales force, and a network of distribution partners. We are the largest merchant acquirer, issuer processor, and independent network services provider in the world, enabling businesses to accept electronic payments, helping financial institutions issue credit, debit and prepaid cards, and routing secure transactions between them. In 2014, we processed 74 billion transactions globally, or over 2,300 per second, and processed 28% of the world’s eCommerce volume. In our largest market, the United States, we acquired $1.7 trillion of payment volume, accounting for nearly 10% of U.S. GDP last year.

Our business is characterized by transaction related fees, multi-year contracts, and a diverse client base, which allows us to grow alongside our clients. Our multi-year contracts allow us to achieve a high level of recurring revenues with the same clients. While the contracts typically do not specify fixed revenues to be realized thereunder, they do provide a framework for revenues to be generated based on volume of services provided during such contract’s term. Our business also generally requires minimal incremental capital expenditures and working capital to support additional revenue within our existing business lines.

Our Segments

In the second quarter of 2015, we realigned our operating segments into three reportable segments: Global Business Solutions, Global Financial Solutions, and Network & Security Solutions. The realignment of our segments was designed to establish global lines of businesses that support our global client base and allow us to further globalize our solutions while working seamlessly with our teams across our regions (the United States and Canada (“North America”), Europe, Middle East and Africa (“EMEA”), Latin America (“LATAM”), and Asia Pacific (“APAC”)) and be supported by a corporate team focused on companywide issues. Following the realignment, we retroactively adjusted all segment information to reflect this new segmentation.

In examining our performance, management places particular focus on our Segment Revenue and Segment EBITDA, as well as the operating metrics described in “—Segment Results.”

Global Business Solutions

Our largest segment, Global Business Solutions, provides businesses of all sizes and types with a wide range of solutions at the point of sale, including merchant acquiring, eCommerce, mobile commerce, POS technology, and other business solutions. We serve approximately 4 million business locations in the United States and 2 million outside the United States. Our largest service in this segment is merchant acquiring, which facilitates the acceptance of commercial transactions at the point of sale, including retail transactions at physical business locations, mobile commerce transactions through mobile or tablet devices, or eCommerce transactions over the Internet. In 2014, we acquired $1.7 trillion of payment volume in the United States and $211 billion of payment volume outside the United States, up 2% and 14%, respectively, over 2013.

The Global Business Solutions segment generates approximately 77% of its revenues from clients in our North America region, 14% from clients in our EMEA region, 5% from clients in our APAC region, and 4% from clients in our LATAM region. The Global Business Solutions segment’s revenues and earnings are impacted by the number of transactions, payment volume, the mix of credit cards, debit cards, stored value cards, and checks at the POS, and the size of the client. GBS generally experiences increased POS activity during the traditional holiday shopping period in the fourth quarter, the back-to-school buying period in the third quarter, and certain holidays.

Global Financial Solutions

Our Global Financial Solutions segment provides financial institutions, which include bank and non-bank issuers such as retailers with proprietary card portfolios, with a broad range of solutions that enable them to offer financial products and solutions to their customers. We serve over 4,000 financial institutions globally and deliver value to clients through a variety of channels, including end-to-end outsourced processing, managed services, and various software delivery models utilizing our proprietary VisionPLUS application. Our solutions include credit, retail, commercial card and loan processing, and related supporting services. In 2014, we processed 6.5 billion transactions on our platforms.

The Global Financial Solutions segment generates approximately 55% of its revenues from clients in our North America region, 33% from clients in our EMEA region, 6% from clients in our LATAM region, and 6% from clients in our APAC region. Within the United States, revenues are diversified across financial institutions of all sizes, which are spread across the country. The Global Financial Solutions segment’s revenues and earnings are impacted by the number of consumer, commercial, and retail private label credit card accounts that are issued and actively in use. Revenue and profit growth comes primarily from increased card usage, issuance of new cards from growth in existing clients and sales to new clients, and the related account conversions.

Network & Security Solutions

Our Network & Security Solutions segment provides a wide range of network services and security, risk and fraud management solutions to business and financial institution clients in our GBS and GFS segments and independently to other financial institutions, businesses, governments, processors, and other clients. Our largest service in this segment is our STAR Network, which enables clients to encrypt, route, and decrypt various types of financial data, process debit and ATM transactions, and provide access to demand deposit accounts.

Our Network & Security Solutions segment is divided into four product lines: EFT Network, Stored Value Network, Security and Fraud, and Other.

Components of Revenue

We generate revenue by providing commerce-enabling solutions. Set forth below is a description of our revenues by segment and factors impacting total revenues.

Global Business Solutions

Our GBS segment revenues are primarily derived from processing credit and debit card transactions for business clients and also include fees for providing processing, loyalty and software services and sales and leases of POS devices. Revenues are generated from a variety of sources:

•	Discount fees charged to a merchant, net of credit and debit card interchange and assessment fees charged by the payment networks. The discount fee is typically either a percentage of the purchase amount or an interchange fee plus a fixed dollar amount;

•	Processing fees charged to our alliances;

•	Processing fees charged to merchant acquirers who have outsourced their transaction processing to us;

•	Sales and leases of POS devices;

•	Fees from providing reporting and other services; and

•	Software and software-as-a-service fees generated from the Clover App Market.

GBS revenue is presented net of interchange fees and assessments but includes reimburseable debit network fees and other, which is also included as an expense.

A substantial portion of our business within the GBS segment is conducted through merchant alliances between the Company and financial institutions. If we have majority ownership and management control over an alliance, then the alliance’s financial statements are consolidated with ours and the related processing fees are treated as an intercompany transaction and eliminated upon consolidation. If we do not have a controlling ownership interest in an alliance, we use the equity method of accounting to account for our investment in the alliance. As a result, our consolidated revenues include certain processing fees charged to alliances accounted for under the equity method.

A large portion of segment revenue is derived from transaction and processing related services. This business is dependent on macroeconomic consumer trends and global economic conditions that affect the volume of consumer spending and the use of electronic payments and changes in these factors have in the past impacted, and may in the future impact, our ability to grow this portion of the business. We have begun to implement recent initiatives, such as the introduction of several new products and expansion of our sales force, in an effort to grow this business versus prior periods.

Global Financial Solutions

Our GFS revenues are primarily derived from credit and retail card processing services, output, loyalty and software services provided to financial institutions. Revenues for GFS services are typically generated on the basis of number of accounts on file, statements/letters printed and mailed, and personalized plastics issued.

Network & Security Solutions

Our NSS revenues are primarily derived from network and card processing fees and also include security, risk and fraud management solutions and information services. Network access fees charged to businesses are assessed generally on a per transaction basis.

Recent Developments

New Products and Markets

We recently launched new products to help our clients grow their businesses. For example:

•	Clover Station—our tablet based integrated POS solution that simplifies the way SMBs operate.

•	Clover Mobile—allows our clients to accept payments wherever their business takes them.

•	Clover Mini—redefines the payment terminal. In addition to its sleek design, cloud-based software, elegant ease of use, and ability to accept most payment types (including swipe, PIN debit, EMV, and near-field communication (NFC) transactions), it provides access to the Clover App Market—designed to do for the small business owner what the smartphone did for the consumer. Clover has not yet had an opportunity to have a material impact on our financial performance to date, but we believe that Clover can play a significant role in our future growth.

•	Insightics—an innovative cloud-based software that unlocks the power of big data behind payment transactions to give SMBs the ability to monitor key business metrics affecting their business, better understand customers to engage effectively, and derive more value from marketing and loyalty programs to grow revenue.

•	Perka—a digital loyalty marketing platform, an alternative to traditional paper and plastic card-based incentive programs. With Perka, virtually any business can customize and launch a mobile loyalty program that works on all cell phones, creating customer loyalty and driving growth.

•	Gyft—a leading digital platform that enables consumers to buy, send, manage, and redeem gift cards using mobile devices. Gyft’s capabilities, combined with our long-standing experience in prepaid solutions, create a distinct combination in a rapidly growing market for virtual gift cards. Additionally, in October 2014 Gyft became the first gift card solution to enable consumers to buy virtual gift cards with Apple Pay’s in-app payment functionality.

We also recently announced a global alliance with a leading technology consultant to develop next generation payment technology software using our VisionPLUS platform.

Internationally, we expanded our presence in Brazil in the third quarter of 2014 with our launch of Bin, our Brazilian acquiring solution. Brazil is one of the fastest-growing payments markets in the world and our partnership with local banking cooperative, Bancoob, is providing access to an existing base of merchants and sponsorship to expand across Brazil.

In June 2015, we acquired Transaction Wireless, Inc. (TWI), a digital gift card distribution platform. TWI’s cloud-based, digital gift card distribution platform supports comprehensive open and closed loop prepaid, store-branded gift card program management, offering end-to-end card management and business to business and business to customer distribution solutions for retailers, distributors and resellers. TWI will be reported as part of our Network & Security Solutions segment.

Changes in Capital Structure

During 2014, we made significant changes to our capital structure to reduce our interest expense and increase our free cash flow. This included our parent company, FDH, completing a $3.5 billion private equity placement. Approximately $2.5 billion of the net proceeds were contributed to us as a capital contribution and used to strengthen our consolidated balance sheet by paying down approximately $2.2 billion of debt and $214 million in call premiums. Additionally, we repriced $5.7 billion of our 2018 Term Loans during 2014. As a result, as of December 31, 2014, we had a weighted average interest rate of 7.4% across our debt and approximately 80% of our debt was at a fixed rate, providing a measure of protection if interest rates begin to rise.

On June 2, 2015, we refinanced our senior secured revolving credit facility and increased the amount available under this facility to $1.25 billion. On July 10, 2015, we entered into a joinder agreement to our senior secured credit facilities providing for incremental term loans of $725 million and €250 million ($276 million), the proceeds of which were used to redeem $955 million of our 7.375% senior secured first lien notes due 2019. Associated with the redemption, we incurred approximately $43 million in interest and call premiums. Should interest rates remain stable, we anticipate that these transactions will reduce our cash interest expense going forward.

On August 11, 2015, we issued $1.2 billion of our 5.375% senior secured first lien notes due 2023. The proceeds of this offering were used to repurchase and redeem the remaining outstanding amounts of our 7.375% senior secured first lien notes due 2019 and our 8.875% senior secured first lien notes due 2020 and pay related fees and expenses. These transactions are anticipated to reduce our cash interest expense going forward.

In addition, we will use the proceeds of this offering to repay certain indebtedness.

We also plan to effect the Reorganization, which will change the structure of our capital stock. See “Prospectus Summary—Corporate History and Information” and “Description of Capital Stock.”

Factors and Trends Impacting Our Business and Results of Operations

We believe there are a number of factors that impact our business, results of operations and financial condition. In general, revenues across our Global Business Solutions, Global Financial Solutions and Network & Security Solutions segments are impacted by factors such as global economic and consumer spending trends, foreign exchange rates, geopolitical events, the pace of adoption of commerce-enablement and payment solutions, types and quantities of products and services provided to enterprises, timing and length of contract renewals, new enterprise wins, retention rates, mix of payment solution types employed by consumers, changes in interchange rates and size of enterprise served.

•	Additional factors impacting our Global Business Solutions segment include the mix of business vertical categories served and the pace of business creation and dissolution.

•	Additional factors impacting our Global Financial Solutions segment include the mix of financial institution types served, financial industry consolidation and regulatory changes.

•	Additional factors impacting our Network & Security Solutions segment include the mix of enterprise types served, the pace of business creation and dissolution, financial industry consolidation, regulatory changes, the occurrence of data breaches and cybersecurity threats.

We also believe our results of operations could be impacted by changes to our expense structure as a result of capital structure modifications, operational efficiencies, investments in new products and solutions, advancements in technology, foreign exchange rates, geographic expansion, acquisitions and divestitures.

Factors Affecting the Comparability of Our Results of Operations

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Key factors affecting the comparability of our results of operations are summarized below.

Currency Impact

A portion of our revenues and liabilities are in foreign currencies. As a result, changes in foreign currencies against the U.S. dollar can impact our results of operations. Additionally, we have substantial intercompany debts in foreign currencies, which impacts our results of operations. In recent periods, the U.S. dollar has appreciated significantly against most foreign currencies, which has negatively impacted our revenues generated in foreign currencies as presented in U.S. dollars in our consolidated financial statements. We have presented changes related to our segment results of operations on a constant currency basis in “—Segment Results.”

Interest Expense and Debt Extinguishment Costs

As a result of the 2014 Equity Recapitalization, we incurred substantial debt extinguishment costs, but lowered the average interest rate of our outstanding debt and thereby lowered our interest expense. In connection with the use of proceeds from this offering, we also expect to incur debt extinguishment costs, but expect to lower our ongoing interest expense. We also anticipate that the 2015 Refinancing will lower our ongoing interest expense.

Sale of Electronic Funds Source LLC

The sale of Electronic Funds Source LLC (EFS) in the second quarter of 2014 resulted in a pretax gain of $98 million and we no longer generate the revenues or EBITDA that were associated with the EFS business.

TeleCheck

The amount of revenue generated from our TeleCheck business continues to drop steadily. Our TeleCheck business involves the verification and guaranteeing of checks. The revenue generated by this business is decreasing with the general decline in the use of checks.

Stock-Based Compensation Expense

Most of our outstanding stock-based compensation awards vest upon the later of a service condition, a liquidity event, such as this offering, or termination of employment. In connection with this offering, we expect to incur $290 million in stock-based compensation expense, of which $195 million will be recognized over the 180-day lock-up period after the date of this prospectus and $95 million will be recognized upon the completion of this offering. Furthermore, we expect stock-based compensation to be higher in the future as our awards will be expensed over the requisite service period. See note 11 “Stock Compensation Plans” in the audited consolidated financial statements included elsewhere in this prospectus for additional information about our stock compensation plans.

Management Fee Expenses

In connection with this offering, our Management Agreement (as defined herein) with KKR will terminate and going forward, we will not incur annual expenses related to this agreement.

Results of Operations

Consolidated results should be read in conjunction with segment results and the Segment Information notes to our consolidated financial statements included elsewhere in this prospectus, which provides more detailed discussions concerning certain components of our consolidated statements of operations. All significant intercompany accounts and transactions have been eliminated within the consolidated results.

Consolidated Results for the Six Months Ended June 30, 2015 and 2014

	Six Months Ended June 30,		Percent Change
(in millions)	2015	2014
	(unaudited)
Statement of Operations Data:
Revenues	$5,567	$5,477	2%

Expenses:
Cost of services (exclusive of items shown below)	1,369	1,300	5%
Cost of products sold	161	160	1%
Selling, general and administrative	1,046	1,010	4%
Reimbursable debit network fees, postage and other	1,799	1,805	—%
Depreciation and amortization	503	528	(5)%
Other operating expenses, net	20	7	186%

Total expenses	4,898	4,810	2%

Operating profit	669	667	—%

Interest income	2	7	(71)%
Interest expense	(813)	(927)	(12)%
Loss on debt extinguishment	—	(3)	(100)%
Other income	11	83	(87)%

	(800)	(840)	(5)%

Loss before income taxes and equity earnings in affiliates	(131)	(173)	(24)%
Income tax expense	13	77	(83)%
Equity earnings in affiliates	114	108	6%

Net loss	(30)	(142)	(79)%

Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	108	93	16%

Net loss attributable to First Data	$(138)	$(235)	(41)%

Operating revenues overview

	Six months ended June 30,
(in millions)	2015	2014	Percent Change
Transaction and processing service fees	$3,233	$3,212	1%
Product sales and other	535	460	16%
Reimbursable debit network fees, postage, and other	1,799	1,805	—%

Total revenues	$5,567	$5,477	2%

Transaction and processing service fees revenue increased during the six months ended June 30, 2015 compared to the same period in 2014 driven by net volume increases, which includes organic growth and net lost business, of approximately $95 million and net rate increases of approximately $20 million that includes a timing benefit resulting from certain fee increases which only impacted the first quarter of 2015, partially offset by an incentive payment received during 2014 and negative foreign exchange rate movements. Foreign currency exchange rate movements negatively impacted the transaction and processing service fees revenue growth rates by approximately 3 percentage points for the six months ended June 30, 2015 compared to the same period in 2014. Refer to “Segment Results” within this prospectus for additional information on our growth drivers.

Product sales and other revenue increased for the six months ended June 30, 2015 compared to the same period in 2014 due to growth in equipment sales of $34 million and a $45 million increase in software sales, partially offset by negative foreign currency fluctuations.

Operating expenses overview

	Six months ended June 30,
(in millions)	2015	2014	Percent Change
Cost of services (exclusive of items shown below)	$1,369	$1,300	5%
Cost of products sold	161	160	1%
Selling, general, and administrative	1,046	1,010	4%
Reimbursable debit network fees, postage, and other	1,799	1,805	—%
Depreciation and amortization	503	528	(5)%
Other operating expenses, net (a)	20	7	186%

Total expenses	$4,898	$4,810	2%

(a)	Other operating expenses, net includes restructuring, net.

Cost of services expense increased for the six months ended June 30, 2015 compared to the same period in 2014 due to an increase in employee and contractor related expenses of $25 million as a result of product development initiatives. The first quarter of 2015 was negatively impacted by two customer related matters totaling $25 million. Additionally, in the first quarter of 2014, cost of services benefited by a combined $17 million from a tax recovery in Australia and a gain on the revaluation of settlement funds associated with the devaluation of the Argentina Peso. In addition, the rate of increase was impacted by a combined $18 million in expenses recognized during 2014 for uncollectible receivables and a legal reserve. The remaining difference is driven by numerous immaterial items.

Cost of products sold expense increased for the six months ended June 30, 2015 compared to the same period in 2014 due to growth in equipment sales, partially offset by lower expenses driven by the strength of the U.S. dollar, which lowered these expenses by 6%.

Selling, general, and administrative

	Six months ended June 30,
(in millions)	2015	2014	Percent Change
Salaries, wages, bonus, and other	$391	$381	3%
Independent sales organizations (ISO) commissions	308	285	8%
Outside professional services	105	105	—%
Internal sales commissions	75	68	10%
Other	167	171	(2)%

Selling, general, and administrative expense	$1,046	$1,010	4%

Selling, general, and administrative expense increased for the six months ended June 30, 2015 compared to the same period in 2014 due to increased commissions of $30 million driven by sales growth, marketing activity of $8 million and an increase in employee related expenses of $35 million. This increase was partially offset by a change in compensation programs of $19 million due to our shift toward equity compensation as well as a decrease in stock compensation expense of $11 million related to the departure of fewer executive officers in 2015.

Depreciation and amortization expense decreased for the six months ended June 30, 2015 compared to the same period in 2014 due to a decrease in the amortization of acquisition related intangible assets.

Other operating expenses, net includes restructuring. Refer to note 3 “Restructuring” to our unaudited consolidated financial statements included elsewhere in this prospectus for details regarding restructuring charges and our restructuring program. Pursuant to our recently announced expense management initiative, we are seeking to achieve $200 million in annualized savings by mid-2016. We expect to incur $75 million of restructuring charges of which we incurred $20 million during the six months ended June 30, 2015, related to severance costs. The first half of 2015 did not include any meaningful savings as a result of this program.

Interest income (expense)

	Six months ended June 30,
(in millions)	2015	2014	Percent Change
Interest income	$2	$7	(71)%
Interest expense	(813)	(927)	(12)%

Interest income decreased for the six months ending June 30, 2015 compared to the same period in 2014 due to liquidation of short-term investments during the first quarter of 2015.

Interest expense decreased for the six months ending June 30, 2015 compared to the same period in 2014 due to lower outstanding debt balances as a result of debt extinguishments, lower interest rates as a result of debt exchanges and refinancing, and lower financing fees amortization. Refer to note 5 “Borrowings” to our unaudited consolidated financial statements included elsewhere in this prospectus for additional information.

Loss on debt extinguishment

We incurred a $3 million loss on the extinguishment of debt during the first half of 2014.

Other income (expense)

	Six months ended June 30,
(in millions)	2015	2014
Investment gains	$—	$89
Derivative financial instruments losses	(16)	(4)
Divestitures, net gains	3	1
Non-operating foreign currency gains (losses)	24	(3)

Other income (expense)	$11	$83

Investment gains in the six months ended June 30, 2014 relate to the sale of our 30% minority interest in EFS resulting in a pretax gain of $89 million.

Derivative financial instruments losses increased for the six months ending June 30, 2015 compared to the same period in 2014 due to the fair value adjustments on our interest rate swaps and cross currency swaps that are not designated as accounting hedges.

Non-operating foreign currency gains and (losses) for the six months ended June 30, 2015 and 2014 relate to currency translations on our euro-denominated debt and our intercompany loans. The gain in the six months ended June 30, 2015 was driven by the U.S. dollar strengthening 8% against the euro.

Income taxes

	Six months ended June 30,
(in millions)	2015	2014
Income tax expense	$13	$77
Effective income tax rate	(77)%	(118)%

The effective tax rate for the six months ended June 30, 2015 was different from the statutory rate as a result of our inability to recognize tax benefits attributable to our domestic losses while at the same time recording tax expense on our foreign earnings. Our tax expense in all quarters was also impacted by us not recording tax expense on noncontrolling interests from pass through entities.

Our liability for unrecognized tax benefits was $242 million as of June 30, 2015. We anticipate that it is reasonably possible that the liability for unrecognized tax benefits may decrease by $0 to $124 million over the next twelve months beginning June 30, 2015 as a result of the possible closure of federal tax audits, potential settlements with certain states and foreign countries and the lapse of the statute of limitations in various state and foreign jurisdictions.

Equity earnings in affiliates

	Six months ended June 30,
(in millions)	2015	2014	Percent Change
Equity earnings in affiliates	$114	$108	6%

Equity earnings in affiliates increased for the six months ended June 30, 2015 compared to the same period in 2014 mostly due to higher volumes, pricing initiatives, and increased terminal revenues.

Net income attributable to noncontrolling interests and redeemable noncontrolling interest

	Six months ended June 30,
(in millions)	2015	2014	Percent Change
Net income attributable to noncontrolling interests and redeemable noncontrolling interest	$108	$93	16%

Net income attributable to noncontrolling interests and redeemable noncontrolling interest mostly relates to our consolidated alliances. Net income attributable to noncontrolling interests and redeemable noncontrolling interest increased for the six months ended June 30, 2015 compared to the same period in 2014 due to net volume growth including both organic growth and net lost business, partially offset by attrition. Refer to note 7 “Redeemable Noncontrolling Interests” to our unaudited consolidated financial statements included elsewhere in this prospectus for additional information.

Consolidated Results for the Years Ended December 31, 2014, 2013 and 2012

	Year Ended December 31,			Percent Change
(in millions)	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Revenues	$11,152	$10,809	$10,680	3%	1%

Expenses:
Cost of services (exclusive of items shown below)	2,668	2,723	2,781	(2)%	(2)%
Cost of products sold	330	328	330	1%	(1)%
Selling, general and administrative	2,043	1,980	1,913	3%	4%
Reimbursable debit network fees, postage and other	3,604	3,507	3,362	3%	4%
Depreciation and amortization	1,056	1,091	1,192	(3)%	(8)%
Other operating expenses, net	13	56	28	(77)%	100%

Total expenses	9,714	9,685	9,606	—%	1%

Operating profit	1,438	1,124	1,074	28%	5%

Interest income	11	11	9	—%	22%
Interest expense	(1,739)	(1,867)	(1,896)	(7)%	(2)%
Loss on debt extinguishment	(274)	(79)	(56)	247%	41%
Other income (expense)	161	(47)	(94)	N/A	(50)%

	(1,841)	(1,982)	(2,037)	(7)%	(3)%

Loss before income taxes and equity earnings in affiliates	(403)	(858)	(963)	53%	(11)%
Income tax expense (benefit)	82	105	(243)	(22)%	N/A
Equity earnings in affiliates	220	188	158	17%	19%

Net loss	(265)	(775)	(562)	(66)%	38%

Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	193	177	174	9%	2%

Net loss attributable to First Data	$(458)	$(952)	$(736)	(52)%	29%

Operating revenues overview

	Year ended December 31,			Percent Change
(in millions)	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Transaction and processing service fees	$6,510	$6,345	$6,330	3%	—%
Product sales and other	1,038	957	988	8%	(3)%
Reimbursable debit network fees, postage, and other	3,604	3,507	3,362	3%	4%

Total revenues	$11,152	$10,809	$10,680	3%	1%

Transaction and processing service fees revenue increased during 2014 compared to 2013 due to increased card services and merchant related services revenue. Revenue increased due to volume growth of approximately $190 million and net rate increases of approximately $20 million. As expected, check processing revenue declined $24 million from the prior year as we continue to experience decreases in check processing revenue as a result of lower overall check volumes due to a shift toward electronic payments. Refer to “Segment Results” within this prospectus for additional information on our growth drivers. Revenue increases were partially offset by negative foreign currency impact.

Transaction and processing service fees revenue remained flat in 2013 compared to 2012 as increases in merchant related services revenue were offset by decreases in card services and check services revenue. Revenue increased due to volume growth of approximately $75 million. Revenue increases were partially offset by negative pricing impact of approximately $25 million and negative foreign currency impact of approximately $20 million. Check services revenue declined $32 million as a result of lower overall check volumes and merchant attrition. Refer to “Segment Results” within this prospectus for additional information on our growth drivers.

Product sales and other revenue increased during 2014 compared to 2013 due to higher equipment sales of $8 million, higher software sales of $34 million, higher professional services sales of $14 million, and revenue streams with lower variable expenses such as portfolio growth in the leasing business of $20 million, including interest income and fees on terminal leases, and the $12 million sale of a merchant portfolio in Poland in the fourth quarter of 2014. During 2014, we recognized $5 million for contract settlements and waivers. Foreign currency exchange rate movements negatively impacted the product sales and other growth rate for 2014 compared to 2013 by approximately 3 percentage points.

Product sales and other revenue decreased in 2013 compared to 2012 due to a decline in domestic terminal sales of $7 million, including lower bulk sales, a decrease in international software license sales of $29 million and foreign currency exchange rates, partially offset by growth in professional services revenue of $12 million resulting from new projects. Foreign currency exchange rate movements negatively impacted the product sales and other growth rate in 2013 compared to 2012 by approximately 1 percentage point.

Reimbursable debit network fees, postage, and other revenue increased in 2014 and 2013 due to transaction and volume growth related to debit network fees partially offset by changes in regulated financial institution mix.

Reimbursable debit network fees, postage, and other revenue increased in 2013 compared to 2012 due to transaction and volume growth related to debit network fees, partially offset by rate decreases.

Operating expenses overview

	Year ended December 31,			Percent Change
(in millions)	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Cost of services (exclusive of items shown below)	$2,668	$2,723	$2,781	(2)%	(2)%
Cost of products sold	330	328	330	1%	(1)%
Selling, general, and administrative	2,043	1,980	1,913	3%	4%
Reimbursable debit network fees, postage, and other	3,604	3,507	3,362	3%	4%
Depreciation and amortization	1,056	1,091	1,192	(3)%	(8)%
Other operating expenses, net	13	56	28	(77)%	100%

Total expenses	$9,714	$9,685	$9,606	—%	1%

Cost of services expense decreased in 2014 compared to 2013 due to our focus on operational and processing efficiencies including lower headcount and changes in compensation programs which resulted in $60 million in savings, a $10 million tax recovery in Australia, lower credit card authorization expenses of $19 million, and positive foreign currency impact, partially offset by product development initiatives of $26 million and a $22 million reserve for uncollectible receivables in Latin America.

Cost of services expense decreased in 2013 compared to 2012 due to cost reduction initiatives offset by increases in product development costs.

Selling, general, and administrative

	Year ended December 31,			Percent Change
(in millions)	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Salaries, wages, bonus, and other	$741	$742	$700	—%	6%
ISO commissions	587	579	563	1%	3%
Outside professional services	216	196	199	10%	(2)%
Internal sales commissions	147	136	152	8%	(11)%
Other	352	327	299	8%	9%

Selling, general, and administrative expense	$2,043	$1,980	$1,913	3%	4%

Selling, general, and administrative expense increased in 2014 compared to 2013 largely due to growth in payments to independent sales organizations resulting from increased transactions and volumes, higher legal fees of $6 million, and expenses incurred throughout 2014 related to the transition of several corporate functions from Denver to Atlanta in the amount of $6 million. Other, which includes advertising and promotional expenses, business travel and entertainment expenses, and other selling expenses, increased mainly due to increased marketing expenditures of $22 million related to new products. Internal sales commissions expense increased due to increased sales.

Selling, general, and administrative expense increased in 2013 compared to 2012 largely due to expense related to increased sales staff of $9 million, litigation expense of $8 million, stock compensation expense of $26 million, additional non-payroll taxes of $3 million, and a $16 million increase in ISO commissions, partially offset by reduced internal sales commissions of $16 million due to lower payouts related to lower sales volume. The remaining difference is driven by numerous immaterial items included in other.

Reimbursable debit network fees, postage, and other expense increased in 2014 and 2013 due to transaction and volume growth related to debit network fees partially offset by changes in regulated financial institution mix.

Reimbursable debit network fees, postage, and other increased in 2013 compared to 2012 due to transaction and volume growth related to debit network fees, partially offset by rate decreases.

Depreciation and amortization expense decreased in 2014 and 2013 due to a decrease in the amortization of certain intangible assets that are being amortized on an accelerated basis and certain other assets that have become fully amortized, partially offset by amortization of new assets.

Other operating expenses, net includes restructuring, litigation and regulatory settlements, impairments, and other as applicable to the periods presented. Refer to Note 2 “Restructuring” to our audited consolidated financial statements included elsewhere in this prospectus for details regarding restructuring charges.

Interest income (expense)

	Year ended December 31,			Percent Change
(in millions)	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Interest income	$11	$11	$9	—%	22%
Interest expense	(1,739)	(1,867)	(1,896)	(7)%	(2)%

Interest expense decreased in 2014 compared to 2013 due to lower outstanding debt balances as a result of debt extinguishments, lower interest rates as a result of debt exchanges and refinancing, and lower financing fees amortization. Refer to Note 6 “Borrowings” to our audited consolidated financial statements included elsewhere in this prospectus.

Interest expense decreased slightly in 2013 compared to 2012 due to the de-designation of cash flow hedges, which resulted in the reclassification of $115 million of accumulated losses from other comprehensive income (OCI) into interest expense during 2012. This was substantially offset by increased interest expense related to higher interest rates resulting from debt modifications and amendments. As of December 31, 2014 and 2013, there were no amounts carried in OCI related to interest rate swaps. Refer to Note 5 “Derivative Financial Instruments” to our audited consolidated financial statements included elsewhere in this prospectus for additional information.

Loss on debt extinguishment

We incurred a $274 million, $79 million, and $56 million loss on the extinguishment of debt during the years ended December 31, 2014, 2013, and 2012, respectively. Refer to Note 6 “Borrowings—Debt Repurchase” to our audited consolidated financial statements included elsewhere in this prospectus for more information.

Other income (expense)

	Year ended December 31,
(in millions)	2014	2013	2012
Investment gains and (losses)	$100	$2	$(8)
Derivative financial instruments gains and (losses)	—	(24)	(91)
Divestitures, net	2	(5)	—
Non-operating foreign currency gains and (losses)	59	(20)	5

Other income (expense)	$161	$(47)	$(94)

Investment gains and (losses). Gains in 2014 relate to the sale of our 30% minority interest in EFS which resulted in a pretax gain of $98 million. The net investment losses in 2012 relate to the impairment of a strategic investment.

Derivative financial instruments gains and (losses). The net loss in 2013 was due to fair value adjustments for interest rate swaps and cross currency swaps that are not designated as accounting hedges while the loss in 2012 was driven by fair value adjustments related to interest rate swaps.

Non-operating foreign currency gains and (losses). Amounts represent net gains and losses related to currency translations on our intercompany loans and euro-denominated debt. The gain during 2014 was driven by the U.S. dollar strengthening against the Euro.

Income taxes

	Year ended December 31,
(in millions)	2014	2013	2012
Income tax expense (benefit)	$82	$105	$(243)
Effective income tax rate	(45)%	(16)%	30%

The effective tax rates in each year differ from the statutory rates as a result of recognizing tax expense in jurisdictions with pretax income while being precluded from recognizing deferred tax benefits on pre-tax losses in the U.S. and certain foreign jurisdictions that are subject to valuation allowances. In each year, the negative impact from the valuation allowance was partially offset by us not having to record tax expense attributable to the noncontrolling interest portion of pretax income from pass through entities.

Following the recognition of significant valuation allowances in 2012, we have regularly experienced substantial volatility in our effective tax rate in interim periods and across years. This is due to deferred income tax benefits not being recognized in several jurisdictions, and changes in the amount, mix, and timing of pretax earnings in tax paying jurisdictions that can have a significant impact on the overall effective tax rate. This interim and full year volatility is likely to continue in future periods until the valuation allowances can be released.

Since 2007, we have been and continue to be in a net operating loss position in the U.S. federal and combined state jurisdictions. These net operating losses caused our net deferred tax assets to exceed our net deferred tax liabilities as of December 31, 2014. This net deferred tax asset position, combined with the history of operating losses, is significant negative evidence that the more likely than not criteria requires us to record a valuation allowance against our net deferred tax assets. Further, we are not able to record a benefit related to tax losses in many separate filing states and certain foreign countries, requiring the establishment of valuation allowances.

Despite the net operating loss position discussed above, we continue to incur income tax expense in some states for which we file returns on a separate entity basis and in certain foreign countries. Generally, these foreign income taxes would result in a foreign tax credit in the United States. However, due to limitations placed by the U.S. foreign tax credit rules, we have also established a partial valuation allowance against our foreign tax credits.

We or one or more of our subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. As of December 31, 2014, we were no longer subject to income tax examination by the U.S. federal jurisdiction for years before 2005. State and local examinations are substantially complete through 2006. Foreign jurisdictions generally remain subject to examination by their respective authorities from 2008 forward, none of which are considered major jurisdictions. Refer to Note 15 “Income Taxes” to our audited consolidated financial statements included elsewhere in this prospectus for additional information.

Equity earnings in affiliates

	Year ended December 31,			Percent Change
(in millions)	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Equity earnings in affiliates	$220	$188	$158	17%	19%

Equity earnings in affiliates relate to the earnings of our merchant alliance partnerships and increased in 2014 and 2013 mostly due to higher volumes and pricing initiatives as well as a decrease in amortization. The sale of EFS in the second quarter of 2014 did not significantly impact these earnings.

Net income attributable to noncontrolling interests and redeemable noncontrolling interest

	Year ended December 31,			Percent Change
(in millions)	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Net income attributable to noncontrolling interests and redeemable noncontrolling interest	$193	$177	$174	9%	2%

Net income attributable to noncontrolling interests and redeemable noncontrolling interest relates to the interests of our merchant partners in our consolidated merchant alliances. Net income attributable to noncontrolling interests and redeemable noncontrolling interest increased in 2014 compared to 2013 due to organic growth, new revenue, and lower credit losses from our consolidated alliances.

Income increased in 2013 compared to 2012 due most significantly to increased profit by one of our merchant alliances driven by increased volumes and network routing incentives.

Segment Results

We classify our businesses into three segments: Global Business Solutions, Global Financial Solutions, and Network & Security Solutions. Our Corporate operations (as described below) are not discussed separately as any results that had a significant impact on operating results are included in the consolidated results discussion above.

The business segment measurements provided to and evaluated by the chief operating decision maker are computed in accordance with the principles listed below.

•	The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies.

•	Intersegment revenues are eliminated in the segment that sells directly to the end market.

•	Segment revenue excludes reimbursable debit network fees, postage, and other revenue.

•	Segment EBITDA includes equity earnings in affiliates and excludes depreciation and amortization expense, net income attributable to noncontrolling interests, other operating expenses, and other income (expense). Additionally, segment EBITDA is adjusted for items similar to certain of those used in calculating our compliance with debt covenants. The additional items that are adjusted to determine segment EBITDA are:

•	stock-based compensation and related expense is excluded;

•	official check and money order businesses’ EBITDA are excluded as these are winding down;

•	certain costs directly associated with the termination of the Chase Paymentech Solutions alliance in 2008 and expenses related to the conversion of certain Banc of America Merchant Services, LLC (BAMS) alliance merchant clients onto our platforms (excludes costs accrued in purchase accounting). Effective October 1, 2011, we and Bank of America N.A. jointly decided to have us operate the bank’s legacy settlement platform. Transition costs associated with the revised strategy are also excluded from segment EBITDA;

•	debt issuance costs are excluded and represent costs associated with issuing debt and modifying our debt structure; and

•	KKR related items including annual sponsor and other fees for management, consulting, financial, and other advisory services are excluded.

•	For significant affiliates, segment revenue and EBITDA are reflected based on our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, we include equity earnings in affiliates, excluding amortization expense, in segment revenue and EBITDA. In addition, our Global Business Solutions segment measures reflect revenue-based commission payments to ISOs and sales channels, which are treated as an expense in the consolidated statements of operations as contra revenue to be consistent with revenue share arrangements with other ISOs and sales channels that are recorded as contra revenue.

•	Corporate operations include corporate-wide governance functions such as our executive management team, aviation, tax, treasury, internal audit and corporate strategy and certain accounting, human resources and legal costs related to supporting the corporate function. Costs incurred by Corporate that are attributable to a segment are allocated to the respective segment.

Segment Results for the Six Months Ended June 30, 2015 and 2014

Global Business Solutions segment results

The following table displays total segment revenue and EBITDA and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue and EBITDA growth for the six months ended June 30, 2015.

	Six months ended June 30,		Change		Constant Currency Percent Change
(in millions)	2015	2014
Revenues:
Transaction and processing service fees	$1,612	$1,622	(1)%		2%
Product sales and other	390	347	12%		17%
Equity earnings in affiliates	16	15	7%		17%

Segment revenue	$2,018	$1,984	2%		5%

Segment EBITDA	$814	$837	(3)%		1%
Segment margin	40.3%	42.2%	(190	) bps

Global Business Solutions Segment revenue increased 2% during the six months ended June 30, 2015 versus the comparable period in 2014 driven by strong product sales and other growth. Total segment revenue was impacted by a strong U.S. dollar as foreign currency exchange rate movements negatively impacted total segment revenue growth by 3% in the first half of 2015 compared to the first half of 2014.

Transaction and processing service fees revenue

The following table displays total transaction and processing service fees revenue by segment region and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue growth.

	Six months ended June 30,		Percent Change	Constant Currency Percent Change
(in millions)	2015	2014
North America	$1,296	$1,286	1%	1%
EMEA	181	192	(6)%	11%
APAC	88	104	(15)%	(8)%
LATAM	47	40	18%	28%

Total transaction and processing service fees revenue	$1,612	$1,622	(1)%	2%

Key indicators:
North America merchant transactions (a)	21,005	20,438	3%
International merchant transactions (b)	3,244	2,848	14%

(a)	North American merchant transactions include acquired Visa and MasterCard credit and signature debit, American Express and Discover, PIN-debit, electronic benefits transactions, processed-only and gateway customer transactions at the point of sale (POS). North American merchant transactions reflect 100% of alliance transactions.
(b)	International transactions include Visa, MasterCard, and other payment network merchant acquiring transactions for clients outside the U.S. and Canada. Transactions include credit, signature debit, PIN-debit POS, POS gateway, and ATM transactions.

Transaction and processing service fees revenue decreased 1% during the six months ended June 30, 2015 compared to the same period in 2014 as growth in our North America, EMEA, and LATAM regions was more than offset by the impact of foreign currency fluctuations. North America revenue growth was driven by net pricing growth resulting in an increase of approximately $25 million, which includes a timing benefit resulting from certain fee increases which only impacted the first quarter of 2015, partially offset by an incentive payment received during 2014 and a decline in volume of approximately $10 million. On a constant currency basis growth in our EMEA and LATAM regions was driven by volume growth of approximately $25 million and margin improvement of approximately $15 million which were more than offset by the impact of a strong U.S. dollar which negatively impacted revenue growth in our international regions.

North America transaction growth in the first half of 2015 compared to the first half of 2014 was driven by growth in our distribution systems. International transaction growth in the first half of 2015 compared to the first half of 2014 outpaced revenue growth due to changes in transaction mix and the impact of foreign currency exchange rate movements.

Total product sales and other revenue

The following table displays total product sales and other revenue by segment region and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue growth.

	Six months ended June 30,		Percent Change	Constant Currency Percent Change
(in millions)	2015	2014
North America	$291	$243	20%	20%
EMEA	68	77	(12)%	4%
APAC	1	1	—%	—%
LATAM	30	26	15%	30%

Total product sales and other revenue	$390	$347	12%	17%

Product sales and other revenue increased 12% during the six months ended June 30, 2015 compared to the same period in 2014, due to a $32 million growth in equipment sales and a $18 million increase in software sales. Equipment sales increased as our clients continue to adopt our Europay, Mastercard and Visa (EMV) solutions. Software sales increased as a result of investments in our merchant suite of products. Foreign currency exchange rate movements negatively impacted the growth rate for product sales and other revenue for the six months ended June 30, 2015 compared to the same period in 2014 by 5 percentage points.

Global Business Solutions Segment EBITDA decreased 3% during the six months ended June 30, 2015 compared to the same period in 2014 driven by the revenue items noted above offset by higher expenses, due to product investment costs to support our new line of products such as Clover and Perka and sales and marketing costs to deliver solutions to our clients of $42 million, as well as further investments in Brazil and in our international sales force of $16 million on a constant currency basis. In addition, during the six months ended June 30, 2014, we received the benefit of a combined $17 million goods and services tax recovery in Australia and a gain on the revaluation of settlement funds associated with the devaluation of the Argentinian peso.

Global Financial Solutions segment results

The following table displays total segment revenue and EBITDA and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue and EBITDA growth for the six months ended June 30, 2015 and 2014.

	Six months ended June 30,		Change	Constant Currency Percent Change
(in millions)	2015	2014
North America	$417	$392	6%	6%
EMEA	204	240	(15)%	(2)%
APAC	38	42	(10)%	2%
LATAM	51	46	11%	20%

Segment revenue	$710	$720	(1)%	4%

Segment EBITDA	$243	$246	(1)%	4%
Segment margin	34.2%	34.2%	—
Key indicators:
North America card accounts on file (a)	726	697	4%
International card accounts on file (b)	137	125	10%

(a)	North America card accounts on file reflect the total number of bankcard and retail accounts as of the end of the periods presented.
(b)	International card accounts on file reflect total bankcard and retail accounts outside the United States and Canada as of the end of the periods presented.

Global Financial Solutions Segment revenue decreased 1% during the six months ended June 30, 2015 compared to the same period in 2014 as growth from new business in our North America region was more than offset by decreased revenue in our EMEA region. North America revenue increased driven by a $15 million increase in credit and retail card processing and a $12 million increase in output services revenue. Growth in output services was driven by growth in print volumes and plastics as a result of EMV card issuances. North America growth was partially offset by lost business of $21 million and price compression resulting in a decrease of $7 million.

EMEA revenue declined 15% during the six months ended June 30, 2015 compared to the same period in 2014 driven by negative currency fluctuations, as well as lost business in the United Kingdom of $7 million and price compression in Germany resulting in a decrease of $7 million, both on a constant currency basis, partially offset by volume growth.

Global Financial Solutions Segment EBITDA decreased during the six months ended June 30, 2015 compared to the same period in 2014 driven by revenue items noted above, partially offset by the negative impact of foreign currency exchange rate movements. Currency exchange rates negatively impacted segment EBITDA by 5 percentage points for the six month period ended June 30, 2015 compared to the prior year period.

Network & Security Solutions segment results

The following table displays total revenue by product. Our Network & Security Solutions segment is comprised of more than 99% domestic businesses with no material foreign exchange impact on reported results.

	Six months ended June 30,		Change
(in millions)	2015	2014
Revenues:
EFT Network	$238	$227	5%
Stored Value Network	156	160	(3)%
Security and Fraud	190	184	3%
Other	108	96	13%

Segment revenue	$692	$667	4%

Segment EBITDA	$286	$297	(4)%
Segment margin	41.3%	44.5%	(320	) bps
Key indicators:
Network transactions (EFT and Stored Value) (a)	9,167	8,486	8%

(a)	Network transactions include debit issuer processing transactions, Star Network issuer transactions, and closed loop and open loop transactions.

Network & Security Solutions revenue increased during the six months ended June 30, 2015 compared to the same period in 2014 driven by growth in our EFT Network, Security and Fraud, and Other business, partially offset by a decrease in our Stored Value Network business. EFT Network revenue increased due to growth from existing clients of $9 million and net new business of $9 million, partially offset by pricing changes resulting in a decrease of $5 million. Security and fraud revenue increased as growth of $18 million in our portfolio of security and fraud products was partially offset by a $13 million decline in check revenue. Other revenue increased due to growth from a new short-term Government contract that was awarded during the first quarter of 2015. Stored Value Network revenue decreased due to the disposition of a noncore transportation payments joint venture, EFS, in the second quarter of 2014 which had an approximate $20 million negative impact on segment revenue for the six months ended June 30, 2015. The impact of the EFS disposition was partially offset by higher payment volumes within the open loop payroll distribution program related to existing clients and new business.

Network & Security Solutions Segment EBITDA decreased 4% during the six months ended June 30, 2015 compared to the same period in 2014 due to the impact of the revenue items noted above, more than offset by increased operating expenses for new STAR Network functionality and the sale of EFS. The disposition of EFS had a negative impact of approximately $10 million on segment EBITDA during the six months ended June 30, 2015.

Segment Results for the Years Ended December 31, 2014, 2013 and 2012

Global Business Solutions segment results

The following table displays total segment revenue and EBITDA and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue and EBITDA growth.

	Year ended December 31,			Change			Constant Currency Percent Change
(in millions)	2014	2013	2012	2014 vs. 2013	2013 vs. 2012		2014 vs. 2013	2013 vs. 2012
Revenues:
Transaction and processing service fees	$3,250	$3,197	$3,090	2%	3%		3%	4%
Product sales and other	766	709	744	8%	(5)%		11%	(4)%
Equity earnings in affiliates	30	32	36	(6)%	(11)%		(10)%	(10)%

Segment revenue	$4,046	$3,938	$3,870	3%	2%		4%	2%

Segment EBITDA	$1,687	$1,644	$1,606	3%	2%		4%	3%
Segment margin	42%	42%	41%	—	100	bps

Global Business Solutions Segment revenue increased 3% in 2014 compared to 2013 driven by growth in our transaction processing business and strong product sales growth. Total segment revenue growth was partially offset by the impact of a strong U.S. dollar as foreign currency exchange rate movements negatively impacted total segment revenue growth in 2014 compared to 2013.

Global Business Solutions Segment revenue increased 2% in 2013 compared to 2012 driven by strong growth in our transaction and processing business, partially offset by declines in product sales and other. Total segment revenue growth was partially offset by the impact of a strong U.S. dollar as foreign currency exchange rate movements negatively impacted total segment revenue growth in 2013 compared to 2012.

Transaction and processing service fees revenue

The following table displays total transaction and processing service fees revenue by segment region and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue growth.

	Year ended December 31,			Percent Change		Constant Currency Percent Change
(in millions)	2014	2013	2012	2014 vs. 2013	2013 vs. 2012	2014 vs. 2013	2013 vs. 2012
North America	$2,571	$2,560	$2,496	—%	3%	1%	3%
EMEA	389	359	312	8%	15%	7%	13%
APAC	204	192	206	6%	(7)%	10%	(3)%
LATAM	86	86	76	—%	13%	30%	26%

Total transaction and processing service fees revenue	$3,250	$3,197	$3,090	2%	3%	3%	4%

Key indicators:
North America merchant transactions (a)	41,453	40,445	38,806	2%	4%
International merchant transactions (b)	6,030	5,338	4,867	13%	10%

(a)	North America merchant transactions include acquired Visa and MasterCard credit and signature debit, American Express and Discover, PIN-debit, electronic benefits transactions, processed-only, and gateway customer transactions at the POS. North America merchant transactions reflect 100% of alliance transactions.
(b)	International transactions include Visa, MasterCard, and other payment network merchant acquiring transactions for clients outside the United States and Canada. Transactions include credit, POS, POS gateway, and ATM transactions.

Transaction and processing service fees revenue grew 2% in 2014 compared to 2013 led by 8% growth in our EMEA region. EMEA growth was driven by growth in our merchant acquiring alliances business. Our North America segment growth was driven by net pricing increases resulting in an increase of approximately $20 million for regional merchants, and network routing incentives. In 2014, the U.S. dollar significantly strengthened in comparison to most major currencies negatively impacting revenue growth in our international regions.

North America transaction growth in 2014 compared to 2013 was driven by growth in our national and ISO merchants, partially offset by lost business at Walmart as they shifted from using us as their sole processor to a dual processor strategy in the first quarter of 2014. The Walmart shift resulted in a revenue decline of $16 million compared to the prior year. This decline was partially offset by volume growth from other clients. International transaction growth in 2014 compared to 2013 outpaced revenue growth due to changes in transaction mix and the impact of foreign currency exchange rate movements.

Transaction and processing service fees revenue increased 3% in 2013 compared to 2012 led by growth in our North America and EMEA regions. North America growth was driven by volume growth of approximately $15 million, net pricing increases resulting in an increase of approximately $15 million and network routing incentives of approximately $30 million. Revenue growth was particularly strong in our EMEA region, which accounted for approximately 50% of segment growth. Growth in our EMEA region was driven by volume growth, particularly in merchant acquiring alliances as well as direct sales channels in Ireland, the United Kingdom, and Poland. In addition, revenue in our APAC region decreased compared to 2012 due to lower ATM volumes in Australia. In 2013, the U.S. dollar strengthened in comparison to most major currencies negatively impacting our 2013 revenue growth.
International transaction growth in 2013 compared to 2012 outpaced revenue growth due to changes in transaction mix and the impact of foreign currency exchange rate movements.

Total product sales and other revenue

The following table displays total product sales and other revenue by segment region and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue growth.

	Year ended December 31,			Percent Change		Constant Currency Percent Change
(in millions)	2014	2013	2012	2014 vs. 2013	2013 vs. 2012	2014 vs. 2013	2013 vs. 2012
North America	$546	$500	$542	9%	(8)%	9%	(8)%
EMEA	165	147	141	12%	4%	11%	3%
APAC	3	4	6	(25)%	(33)%	(23)%	(32)%
LATAM	52	58	55	(10)%	5%	31%	25%

Total product sales and other revenue	$766	$709	$744	8%	(5)%	11%	(4)%

Product sales and other revenue increased 8% in 2014 compared to 2013 due to the impact of a $12 million sale of a merchant portfolio in Poland during the fourth quarter of 2014, portfolio growth in the leasing business of $15 million, including interest income and fees on terminal leases, and $25 million growth in software sales. In 2014, foreign currency exchange rate movements negatively impacted the growth rate for product sales and other revenue in 2014 compared to 2013.

Product sales and other revenue decreased 5% in 2013 compared to 2012 due to a decline in terminal sales of $18 million, including lower bulk sales, as well as a $25 million decline in software sales, partially offset by $12 million of growth in professional services revenue resulting from new projects.

Global Business Solutions Segment EBITDA increased 3% in 2014 compared to 2013 from the impact of the revenue items noted above as well as a $10 million tax recovery in Australia. Expenses were flat in 2014 compared to 2013 as a result of cost reduction efforts, primarily in operations costs, that were reinvested into product investment costs.

Global Business Solutions Segment EBITDA increased in 2013 compared to the same period in 2012 as a result of overall growth from the revenue items noted above, slightly offset by increased technology and operations costs including product investments.

Global Financial Solutions segment results

The following table displays total revenue by segment region and illustrates, on a percentage basis, the impact of foreign currency fluctuations on revenue growth.

	Year ended December 31,			Change				Constant Currency Percent Change
(in millions)	2014	2013	2012	2014 vs. 2013		2013 vs. 2012		2014 vs. 2013	2013 vs. 2012
North America	$815	$757	$725	8%		4%		8%	4%
EMEA	490	440	450	11%		(2)%		9%	(3)%
APAC	87	92	125	(5)%		(26)%		—%	(22)%
LATAM	97	95	106	2%		(10)%		20%	(2)%

Segment revenue	$1,489	$1,384	$1,406	8%		(2)%		9%	(1)%

Segment EBITDA	$529	$404	$370	31%		9%		32%	10%
Segment margin	36%	29%	26%	700	bps	300	bps
Key indicators:
North America card accounts on file (a)	714	692	676	3%		2%
International card accounts on file (b)	132	115	98	15%		17%

(a)	North America card accounts on file reflect the average number of bankcard and retail accounts during the periods presented.
(b)	International card accounts on file reflect bankcard and retail accounts outside the United States and Canada as of the end of the periods presented.

Global Financial Solutions Segment revenue grew 8% in 2014 compared to 2013 led by our North America and EMEA regions. North America revenue growth was driven by a $34 million increase in credit and retail card processing and a $26 million increase in output services revenue. North American output services revenue increased due to growth in both the print and plastics businesses. EMEA revenue increased due to new business from existing clients in the United Kingdom and Greece. In 2014, the U.S. dollar significantly strengthened in comparison to most major currencies negatively impacting revenue growth in our international regions.

North America card accounts on file increased in 2014 versus 2013 from net new account conversions and growth from existing clients. International accounts on file increased 2014 compared to 2013 due to new portfolios of existing clients in the United Kingdom.

Global Financial Solutions Segment revenue decreased 2% in 2013 compared to 2012 due to a decrease in our APAC, EMEA and LATAM regions. APAC revenue decreased due to a decline in card issuing business, due to lost business in Australia. EMEA revenue decreased due to a decline in software license sales partially offset by new account conversions and growth from existing clients of $12 million on a constant currency basis. LATAM declined due to significant deterioration of Latin American currencies against the U.S. dollar.

Revenue decreases internationally were offset by growth in North American credit card and retail card processing revenue of $31 million, along with growth in output services of $24 million, print, plastics and remittance processing businesses. Growth in North America was partially offset by disposed businesses, which negatively impacted North America’s revenue growth rate by approximately 3% in 2013.

North America card accounts on file increased in 2013 versus 2012 from net new account conversions and growth from existing clients. International card accounts on file increased in 2013 compared to 2012 due to new accounts in India and the United Kingdom.

Global Financial Solutions Segment EBITDA increased significantly in 2014 compared to 2013 due to the impact of the revenue items noted above as well as decreased operating expenses as a result of lower headcount and changes in compensation programs. EBITDA growth was partially offset by the impact of a strong U.S. dollar as foreign currency exchange rate movements negatively impacted segment EBITDA in 2014 compared to 2013 by 1 percentage point.

Global Financial Solutions Segment EBITDA increased in 2013 compared to 2012 due mostly to decreased operating expenses resulting from our cost reduction initiatives partially offset by declines in revenue noted above.

Network & Security Solutions segment results

The following table displays total revenue by product. Our Network & Security Solutions segment is comprised of more than 99% domestic businesses with no material foreign exchange impact on reported results.

	Year ended December 31,			Change
(in millions)	2014	2013	2012	2014 vs. 2013		2013 vs. 2012
Revenues:
EFT Network	$466	$449	$509	4%		(12)%
Stored Value Network	332	347	305	(4)%		14%
Security and Fraud	376	376	397	—%		(5)%
Other	195	190	195	3%		(3)%

Segment revenue	$1,369	$1,362	$1,406	1%		(3)%

Segment EBITDA	$608	$549	$585	11%		(6)%
Segment margin	44%	40%	42%	400	bps	(200	) bps
Key indicators:
Network transactions (EFT and Stored Value) (a)	17,435	16,763	16,299	4%		3%

(a)	Network transactions include the debit issuer processing transactions, STAR Network issuer transactions, and closed loop and open loop POS transactions.

Network & Security Solutions revenue increased 1% in 2014 compared to 2013 driven by a 4% growth in our EFT Network business, partially offset by a 4% decrease in our Stored Value Network business. Security and Fraud revenue remained flat as continued declines in check revenue of $24 million were offset by growth in our portfolio of fraud solutions products.

EFT Network revenue increased due to internal growth and a new transaction routing program that was introduced in the first quarter of 2014, which positively impacted growth by $17 million in 2014 compared to 2013. Stored Value Network revenue decreased due to the disposition of a noncore transportation payments joint venture, EFS, that occurred in late May 2014 and had an approximate $30 million negative impact on segment revenue. The impact of the EFS disposition was partially offset by higher payment volumes within the open loop payroll distribution program related to existing clients and new business.

Network & Security Solutions revenue decreased 3% in 2013 compared to 2012 driven by decreases in revenue in our EFT Network and Security and Fraud businesses, partially offset by increases in our Stored Value Network business.

EFT Network revenue decreased 12% due to net lost business, including the loss of a large financial institution that completed its final conversion in the third quarter of 2012 resulting in a $14 million decline in revenue from the prior period, and lower pricing, including both price compression on contract renewals and other net pricing incentives. Stored Value Network revenue increased 14% in 2013 compared to 2012 due to higher payment volumes within the open loop payroll distribution program related to new and existing business of $19 million, higher closed loop payment volumes of $8 million as well as higher card shipments of $5 million. In addition, Stored Value Network revenue increased 4 percentage points due to growth in one of our alliances, resulting from the acquisition of a payment solutions business that occurred in the fourth quarter of 2012. Security and Fraud revenue declined 5% due to continued decreases in check revenue of $32 million due to a shift towards electronic payments, partially offset by growth in our portfolio of fraud solutions products.

Network & Security Solutions Segment EBITDA increased in 2014 compared to 2013 due to the revenue items noted above as well as decreased operating expenses as a result of lower headcount and changes in compensation programs. In addition, the EFS disposition had a negative impact of approximately $15 million on segment EBITDA in 2014.

Network & Security Solutions Segment EBITDA decreased in 2013 compared to 2012 due to the revenue items noted above.

Quarterly Financial Data

The following tables set forth our summary unaudited consolidated statement of operations for each of the ten quarters in the period ended June 30, 2015. The summary unaudited quarterly consolidated statement of operations set forth below have been prepared on the same basis as our audited consolidated financial statements. Our historical results are not necessarily indicative of future operating results. Because the data in these tables are only a summary and do not provide all of the data contained in our consolidated financial statements, the information should be read in conjunction with the “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Three Months Ended
(in millions)	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	June 30,	Sep. 30,	Dec. 31,	Mar. 31,	June 30,
	2013				2014				2015
Revenues	$2,591	$2,709	$2,712	$2,797	$2,640	$2,837	$2,792	$2,883	$2,695	$2,872
Expenses	2,400	2,438	2,408	2,439	2,355	2,455	2,439	2,465	2,435	2,463

Operating profit	191	271	304	358	285	382	353	418	260	409
Net income (loss)	(339)	(193)	(177)	(66)	(165)	23	(188)	65	(63)	33
Net income (loss) attributable to First Data Corporation	(378)	(237)	(216)	(121)	(201)	(34)	(235)	12	(112)	(26)

Liquidity and Capital Resources

Our source of liquidity is principally cash generated from operating activities supplemented as necessary on a short-term basis by borrowings against our senior secured revolving credit facility. We believe our current level of cash and short-term financing capabilities along with future cash flows from operations are sufficient to meet the needs of the business.

Over the past few years, we completed various amendments and modifications to certain of our debt agreements in an effort to extend our debt maturities and lower interest rates. Details regarding our debt structure are provided in the “Borrowings” notes to our consolidated financial statements included elsewhere in this prospectus.

On July 11, 2014, FDH, our direct parent, completed the issuance of $3.5 billion of its Class B common equity in a private placement. Approximately $2.5 billion of the net proceeds from the private placement were contributed to us as a capital contribution and the funds were used to repay approximately $2.2 billion of debt and $214 million in call premiums.

Additionally, on July 18, 2014, we repriced approximately $5.7 billion of 2018 term loans, reducing the interest rate by 50 basis points, resulting in a decrease in annual interest expense of over $25 million. We estimate that the debt pay down from the equity contribution proceeds, combined with the repricing and other actions by us, has lowered annual cash interest payments by approximately $228 million per annum. We also plan to repay certain indebtedness with the proceeds of this offering. See “Use of Proceeds.”

On June 2, 2015, we terminated and replaced our previous $1.0 billion senior secured revolving credit facility maturing September 24, 2016 with a new $1.25 billion senior secured revolving credit facility maturing on June 2, 2020.

The following events occurred subsequent to June 30, 2015:

On July 10, 2015, we entered into an agreement to amend our senior secured credit facilities providing for incremental term loans of $725 million and €250 million ($276 million) at LIBOR plus 3.75%, the proceeds of which will be used to redeem $955 million of our 7.375% senior secured first lien notes due 2019. This action is estimated to reduce annual cash interest payments by an incremental $30 million per annum based on rates as of July 10, 2015.

On August 11, 2015, we issued $1.2 billion of 5.375% of senior secured first lien notes due 2023. Proceeds from this offering were used to redeem and repurchase outstanding amounts under our 7.375% senior secured first lien notes due 2019 and our 8.875% senior secured first lien notes due 2020 and pay related fees and expenses. On August 13, 2015, we completed a tender offer for a portion of the 7.375% notes and the 8.875% notes. We redeemed the remaining outstanding amounts of the 7.375% notes and 8.875% notes in September of 2015. These transactions are estimated to reduce our annual cash interest payments by an incremental $28 million per annum.

Cash and cash equivalents. Investments (other than those included in settlement assets) with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value. As of June 30, 2015 and December 31, 2014, we held $348 million and $358 million in cash and cash equivalents, respectively.

Included in cash and cash equivalents are amounts held by subsidiaries that are not available to fund operations outside of those subsidiaries. As of June 30, 2015 and December 31, 2014, the cash and cash equivalents held by these subsidiaries totaled $159 million and $152 million, respectively. All other domestic cash balances, to the extent available, are used to fund our short-term liquidity needs. A decrease in our credit ratings could affect our interest expense or our ability to access funding.

Cash and cash equivalents also includes amounts held outside of the United States, totaling $142 million and $171 million as of June 30, 2015 and December 31, 2014, respectively. As of June 30, 2015, there was approximately $45 million of cash and cash equivalents held outside of the United States that could be used for general corporate purposes. We plan to fund any international cash needs throughout the remainder of 2015 within our international operations with cash held by our international entities, but if necessary, could fund such needs using cash from the United States, subject to satisfying debt covenant restrictions.

For the Six Months Ended June 30, 2015 and 2014

Cash flows from operating activities

	Six months ended June 30,
Source/(use) (in millions)	2015	2014
Net loss	$(30)	$(142)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	557	582
Charges (gains) related to other operating expenses and other income	9	(73)
Other non-cash and non-operating items, net	(37)	(38)
(Decrease) increase in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Accounts receivable, current and long-term	(30)	42
Other assets, current and long-term	(5)	32
Accounts payable and other liabilities, current and long-term	37	(24)
Income tax accounts	(48)	10

Net cash provided by operating activities	$453	$389

Cash flows provided by operating activities for the periods presented resulted from normal operating activities and reflect the timing of our working capital requirements.

Our operating cash flow is significantly impacted by our level of debt. Approximately $746 million and $867 million in cash interest, net of swap settlements, was paid during the six months ended June 30, 2015 and 2014, respectively. The decrease in cash interest payments from 2014 is due to extinguishing debt in the third quarter of 2014, as well as $42 million cash received from the termination of a swap agreement during the second quarter of 2015 which is netted against cash interest payments disclosed above.

Cash flows from operating activities increased for the six months ended June 30, 2015 compared to the same period in 2014 due to a $112 million improvement in our net loss and a decrease in gains related to other income, relating to the disposition of a noncore transportation payments joint venture in the second quarter of 2014, partially offset by fluctuations in working capital.

We anticipate funding operations throughout the remainder of 2015 with cash flows from operating activities and by closely managing discretionary capital and other spending; however, any shortfalls would be supplemented as necessary by borrowings against our senior secured revolving credit facility.

Cash flows from investing activities

	Six months ended June 30,
Source/(use) (in millions)	2015	2014
Proceeds from dispositions, net of expenses paid	$3	$259
Additions to property and equipment	(134)	(133)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(150)	(111)
Acquisitions, net of cash acquired	(89)	—
Proceeds from sale of property and equipment	—	2
Purchase of investments	(17)	—

Net cash (used in) provided by investing activities	$(387)	$17

Acquisitions and dispositions. We finance acquisitions through a combination of cash flows from operating activities, reinvestment of proceeds from the sale of other assets, borrowings, and equity. We believe that these sources of funds will be adequate to meet our funding requirements as it relates to future acquisitions. Additionally, we continue to manage our portfolio of businesses and evaluate the possible divestiture of businesses that do not match our long-term growth objectives.

In June 2015, we acquired TWI, a provider of digital stored value products that offer gift card programs, loyalty incentives, and integrated marketing solutions for retailers, partners, and consumers. In addition to TWI, we also completed an acquisition to be used as a Clover add-on application as well as the acquisition of a wholesale independent sales organization. Refer to note 4 “Acquisitions” to our unaudited consolidated financial statements included elsewhere in this prospectus for additional information.

Capital expenditures (Additions to property and equipment and Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs). Capital expenditures are anticipated to be approximately $600 million in 2015 and are expected to be funded by cash flows from operations. If, however, cash flows from operating activities are insufficient, we will decrease our discretionary capital expenditures or utilize our senior secured revolving credit facility.

Cash flows from financing activities

	Six months ended June 30,
Source/(use) (in millions)	2015	2014
Short-term borrowings, net	$157	$12
Proceeds from issuance of long-term debt	—	845
Debt modification payments and related financing costs, net	—	(97)
Principal payments on long-term debt	(52)	(883)
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	(163)	(136)
Capital transactions with parent, net	(12)	(19)

Net cash used in financing activities	$(70)	$(278)

Short-term borrowings, net. The cash activity related to short-term borrowings in 2015 resulted from net borrowings on our senior secured revolving credit facility, partially offset by net paydowns on our international credit lines used to prefund settlement activity. The cash activity related to short-term borrowings in 2014 resulted from net borrowings on our international credit lines used to prefund settlement activity.

On June 2, 2015, we terminated and replaced our previous $1.0 billion senior secured revolving credit facility with a new $1.25 billion facility. The new revolving credit facility matures on June 2, 2020. In addition to the letters of credit discussed below, we had $204 million and $10 million outstanding against the facilities as of June 30, 2015 and December 31, 2014, respectively. As of June 30, 2015, $1.0 billion remained available under the facility. Excluding the letters of credit, the largest amount outstanding against the facilities during the six months ended June 30, 2015 was $462 million, while the average amount outstanding during the six months ended June 30, 2015 was $223 million.

We utilize our senior secured revolving credit facility to fund investing or operating activities when cash flows from operating activities are not sufficient. We believe the capacity under our senior secured revolving credit facility will be sufficient to meet our liquidity needs. Our senior secured revolving credit facility can be used for working capital and general corporate purposes.

There are multiple institutions that have commitments under this facility with none representing more than 25% of the remaining capacity.

Proceeds from issuance of long-term debt and Principal payments on long-term debt. During the first half of 2014, we received $845 million from the issuance of long-term debt, the proceeds of which were used to prepay existing long-term debt. Payments for capital leases totaled $42 million and $38 million for the six months ended June 30, 2015 and 2014, respectively.

Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest. Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest represent distributions of earnings. The activity in all periods presented was the result of distributions associated with the Banc of America Merchant Services, LLC (BAMS) alliance.

For the Years Ended December 31, 2014, 2013 and 2012

Cash flows from operating activities

	Year ended December 31,
Source/(use) (in millions)	2014	2013	2012
Net loss	$(265)	$(775)	$(562)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	1,163	1,212	1,331
Charges related to other operating expenses and other income	126	182	178
Other non-cash and non-operating items, net	3	(9)	(40)
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Accounts receivable, current and long-term	(61)	63	(50)
Other assets, current and long-term	70	31	294
Accounts payable and other liabilities, current and long-term	12	(1)	(35)
Income tax accounts	(13)	12	(313)

Net cash provided by operating activities	$1,035	$715	$803

Cash flows provided by operating activities for the periods presented resulted from normal operating activities and reflect the timing of our working capital requirements.

Our operating cash flow is significantly impacted by our level of debt. Approximately $1.7 billion, $1.8 billion, and $1.8 billion in cash interest, including interest on lines of credit and capital leases, was paid during 2014, 2013, and 2012, respectively. The decrease in cash interest in 2014 compared to 2013 is primarily due to extinguishing debt in the third quarter of 2014.

Using December 31, 2014 balances for variable rate debt and applicable interest rate swaps, a 100 basis point increase in the applicable LIBOR index on an annualized basis would increase our annual interest expense by approximately $44 million.

Our operating cash flows are impacted by fluctuations in working capital. Cash flows from operating activities in 2014 increased compared to 2013 due to a smaller net loss resulting from an increase in operating income and a decrease in cash interest payments. Cash flows from operating activities in 2013 decreased compared to 2012 due to a larger net loss resulting from a change in tax expense. The decrease was partially offset by sources of cash related to lower prefunding of settlement arrangements.

Cash flows from investing activities

	Year ended December 31,
Source/(use) (in millions)	2014	2013	2012
Proceeds from dispositions, net of expenses paid	$270	$18	$—
Additions to property and equipment	(308)	(194)	(193)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(259)	(185)	(177)
Acquisitions, net of cash acquired	(31)	(12)	(33)
Proceeds from sale of property and equipment	3	12	8
Contributions to equity method investments	—	—	(8)
Other investing activities	(4)	8	6

Net cash used in investing activities	$(329)	$(353)	$(397)

Acquisitions and dispositions. All acquisitions during the periods presented were funded from cash flows from operating activities or from the reinvestment of cash proceeds from the sale of other assets. Purchases of noncontrolling interests are classified as financing activities as noted below.

In August 2014, we acquired Gyft, a leading digital platform that enables consumers to buy, send, manage, and redeem gift cards using mobile devices.

In May 2014, we completed the sale of our 30% minority interest in a transportation payments business, Electronic Funds Source LLC, and received $264 million in cash.

In October 2013, we acquired 100% of Perka, a provider of a mobile marketing and consumer loyalty solution.

In December 2012, we acquired 100% of Clover Network, a provider of payment network services.

For a more detailed discussion on acquisitions and dispositions refer to Note 3 “Acquisitions and Dispositions” to our audited consolidated financial statements included elsewhere in this prospectus.

Capital expenditures (Additions to property and equipment and Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs). Capital expenditures in 2014 increased compared to 2013 due to upgrades to infrastructure related to next generation technology and international ATM and POS additions.

During the periods presented, net proceeds were received for the sale of certain assets, including buildings and equipment.

Cash flows from financing activities

	Year ended December 31,
Source/(use) (in millions)	2014	2013	2012
Short-term borrowings, net	$12	$(109)	$99
Proceeds from issuance of long-term debt	1,830	4,472	3,724
Debt modification (payments) proceeds and related financing costs	(355)	(111)	(97)
Principal payments on long-term debt	(3,751)	(4,506)	(3,730)
Proceeds from sale-leaseback transactions	—	—	14
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	(266)	(224)	(262)
Purchase of noncontrolling interest	(1)	(24)	(25)
Capital transactions with parent, net	1,788	(30)	(8)

Net cash used in financing activities	$(743)	$(532)	$(285)

Short-term borrowings, net. For all three years, the cash activity resulted from net borrowings and paydowns on our international credit lines used principally to prefund settlement activity.

As of December 31, 2014, our senior secured revolving credit facility, which has subsequently been terminated and replaced, had commitments from financial institutions to provide $1.0 billion of credit. Besides the letters of credit discussed below, we had $10 million outstanding as of December 31, 2014 and no amount outstanding as of December 31, 2013. As of December 31, 2014, $964 million remained available under this facility. Excluding the letters of credit, the maximum amount outstanding against this facility during 2014 was approximately $474 million while the average amount outstanding during 2014 was approximately $107 million.

Debt modification (payments) proceeds and related financing costs. In conjunction with issuing debt in November 2013, we received $55 million in cash related to accrued interest on the notes which were issued mid-coupon period, which was paid in the first quarter of 2014. Additionally, our debt extinguishments completed in 2013 and fully settled in the first quarter of 2014 resulted in a net effect on our cash of $35 million, including payment of capitalized fees, being reflected as a use or source of cash excluding certain fees included in our results of operations. Also, in July 2014, we incurred call premiums and deferred financing costs of $252 million in the third quarter of 2014 associated with certain debt repayments and new borrowings. Refer to Note 6 “Borrowings” to our audited consolidated financial statements included elsewhere in this prospectus.

Proceeds from issuance of long-term debt and Principal payments on long-term debt. In conjunction with the debt modifications and extinguishments discussed above, proceeds from the issuance of new notes were used to prepay portions of the principal balances of our long-term debt and the remaining cash was used for general corporate purposes.

Payments for capital leases totaled $79 million, $76 million, and $80 million for 2014, 2013, and 2012, respectively.

Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest. Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest primarily represent distributions of earnings.

Purchase of noncontrolling interest. In May 2014, we acquired the less than 1% of the equity we did not already own of First Data Polska S.A for $1 million. In April 2012, we acquired the remaining approximately 30 percent noncontrolling interest in Omnipay, a provider of card and electronic payment processing services to merchant acquiring banks, for approximately 37 million euro, of which 19 million euro ($25 million) was paid in April 2012 and the remaining 18 million euro ($24 million) was paid in April 2013.

Capital transaction with parent, net. FDH contributed $2.5 billion to us as a capital contribution and the funds were used to repay certain tranches of our debt. Payments to FDH for cash dividends totaled $686 million, $28 million, and $7 million for 2014, 2013, and 2012, respectively.

Letters, lines of credit, and other

	Total Available (a)		Total Outstanding
(in millions)	As of June 30, 2015	As of December 31, 2014	As of June 30, 2015	As of December 31, 2014
Letters of credit (b)	$250	$500	$41	$43
Lines of credit and other (c)	302	349	28	68

(a)	Total available without giving effect to amounts outstanding.
(b)	Outstanding letters of credit are held in connection with lease arrangements, bankcard association agreements and other security agreements. The largest amount of letters of credit outstanding was approximately $42 million during the six months ended June 30, 2015. All letters of credit expire on or prior to March 31, 2016 with a one-year renewal option. We expect to renew most of the letters of credit prior to expiration.
(c)	As of June 30, 2015, represents $277 million of committed lines of credit as well as certain uncommitted lines of credit and other agreements that are available in various currencies to fund settlement and other activity. We cannot use these lines of credit for general corporate purposes. Certain of these arrangements are uncommitted but, as of the dates presented, we had borrowings outstanding against them.

In the event one or more of the aforementioned lines of credit becomes unavailable, we will utilize our existing cash, cash flows from operating activities, or our senior secured revolving credit facility to meet our liquidity needs.

Guarantees and covenants

All obligations under the senior secured revolving credit facility and senior secured term loan facility are unconditionally guaranteed by most of our existing and future, direct and indirect, wholly owned, material domestic subsidiaries. The senior secured facilities contain a number of covenants that, among other things, restrict our ability to incur additional indebtedness; create liens; enter into sale-leaseback transactions; engage in mergers or consolidations; sell or transfer assets; pay dividends and distributions or repurchase our or our parent company’s capital stock; make investments, loans or advances; prepay certain indebtedness; make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing certain indebtedness; and change our lines of business. The senior secured facilities also require us to not exceed a maximum senior secured leverage ratio and contain certain customary affirmative covenants and events of default, including a change of control. The senior secured term loan facility also requires mandatory prepayments based on a percentage of excess cash flow generated by us. We do not currently expect to make any such mandatory prepayments. See “Description of Indebtedness—Senior Secured Credit Facilities—Prepayments” for a description of these prepayment requirements.

All obligations under the senior secured notes, senior notes, and senior subordinated notes are similarly guaranteed in accordance with their terms by each of our domestic subsidiaries that guarantee obligations under our senior secured term loan facility described above. These notes and facilities also contain a number of covenants similar to those described for the senior secured obligations noted above. We are in compliance with all applicable covenants as of June 30, 2015 and anticipate that we will remain in compliance in future periods.

Although all of the above described instruments of indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to numerous qualifications and exceptions, including the ability to incur indebtedness in connection with our settlement operations. We believe that the indebtedness that can be incurred under these exceptions as well as additional credit under the existing senior secured revolving credit facility are sufficient to satisfy our needs for the foreseeable future.

Covenant compliance. Under the senior secured revolving credit and term loan facilities, certain limitations, restrictions, and defaults could occur if we are not able to satisfy and remain in compliance with specified financial ratios. We have agreed that we will not permit the Consolidated Senior Secured Debt to Consolidated EBITDA (both as defined in the agreement (in this prospectus we refer to Consolidated EBITDA as Covenant EBITDA)) Ratio for any 12 month period (last four fiscal quarters) to be greater than 6.00 to 1.00.

The breach of this covenant could result in a default under the senior secured revolving credit facility and the senior secured term loan credit facility and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration could also result in a default under the indentures for the senior secured notes, senior notes, and senior subordinated notes. As of June 30, 2015, we were in compliance with all applicable covenants, including our sole financial covenant with Consolidated Senior Secured Debt of $12.0 billion, Covenant EBITDA of $3.1 billion and a Ratio of 3.88 to 1.00.

In determining Covenant EBITDA, EBITDA is calculated by reference to net income (loss) from continuing operations plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization. Covenant EBITDA is calculated by adjusting EBITDA to exclude unusual items as permitted in calculating covenant compliance under the credit facilities. Covenant EBITDA is further adjusted to add net income attributable to noncontrolling interests and redeemable noncontrolling interest of certain non-wholly owned subsidiaries and exclude other miscellaneous adjustments that are used in calculating covenant compliance under the agreements governing First Data’s senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Covenant EBITDA are appropriate to provide additional information to investors to demonstrate our ability to comply with our financing covenants. Because not all companies use identical calculations, this presentation of Covenant EBITDA may not be comparable to other similarly titled measures of other companies. See “Non-GAAP Financial Measures.”

The calculation of Covenant EBITDA under our senior secured facilities is as follows:

(in millions)	Last twelve months ended June 30, 2015
Net loss attributable to First Data Corporation	$(361)
Interest expense, net (1)	1,619
Income tax expense	18
Depreciation and amortization (2)	1,138

EBITDA	2,414
Stock based compensation (3)	39
Restructuring, net (4)	54
Non-operating foreign currency (gains) and losses (5)	(86)
Investment (gains) and losses (6)	(11)
Derivative financial instruments (gains) and losses (7)	12
Cost of alliance conversions and other technology initiatives (8)	13
KKR related items (9)	21
Litigation and regulatory settlements (10)	22
Projected near-term cost savings and revenue enhancements (11)	119
Net income attributable to noncontrolling interest and redeemable non-controlling interest (12)	208
Equity entities taxes, depreciation and amortization (13)	12
Loss on debt extinguishment (14)	271
Other (15)	20

Covenant EBITDA	$3,108

(1)	Includes interest expense and interest income.
(2)	Includes amortization of initial payments for new contracts which is recorded as a contra revenue within “Transaction and processing service fees” of $47 million and amortization related to equity method investments, which is netted within the “Equity earnings in affiliates” line of $60 million.
(3)	Stock-based compensation recognized as expense.
(4)	Restructuring charges in connection with management’s alignment of the business with strategic objectives and the departure of executive officers.
(5)	Represents net gains and losses related to currency translations on certain intercompany loans and euro-denominated debt.
(6)	Reflects investment gains and losses.
(7)	Represents fair market value adjustments for cross-currency swaps and interest rate swaps that are not designated as accounting hedges.
(8)	Represents costs directly associated with the strategy to have First Data operate Bank of America N.A.’s legacy settlement platform.
(9)	Represents KKR fees for management, consulting, financial and other advisory services.
(10)	Represents settlements of litigation or regulatory matters.
(11)	Reflects cost savings and revenue enhancements projected to be realized as a result of specific actions as if they were achieved on the first day of the period. Includes cost savings initiatives associated with the business optimization projects and other technology initiatives described in footnote (8), the BAMS alliance, operations, and technology initiatives, headcount reductions, and other addressable spend reductions. We may not realize the anticipated cost savings pursuant to our anticipated timetable or at all.
(12)	Net income attributable to noncontrolling interests and redeemable noncontrolling interest in restricted subsidiaries.
(13)	Represents our proportional share of income taxes, depreciation, and amortization on equity method investments.
(14)	Loss incurred due to extinguishment of debt.
(15)	Includes items such as impairments, litigation and regulatory settlements, investment gains and losses, non-operating foreign currency gains and losses, and other as applicable to the period presented.

Off-Balance Sheet Arrangements

During the six months ended June 30, 2015 and the years ended December 31, 2014, 2013 and 2012, we did not engage in any off-balance sheet financing activities other than those included in the “Contractual obligations” discussion below and those reflected in Note 9 “Commitments and Contingencies” to our audited consolidated financial statements included elsewhere in this prospectus.

Contractual Obligations

Our contractual obligations as of December 31, 2014 are as follows:

	Payments Due by Period
(in millions)	Total	Less than 1 year	1-3 years	3-5 years	After 5 years
Borrowings (a)	$29,743	$1,658	$4,485	$10,068	$13,532
Capital lease obligations (b)	229	83	126	10	10
Operating leases	303	60	97	69	77
Pension plan contributions (c)	77	14	16	15	32
Purchase obligations (d):
Technology and telecommunications (e)	498	266	220	9	3
All other (f)	446	213	154	79	—
Other long-term liabilities	114	16	92	6	—

	$31,410	$2,310	$5,190	$10,256	$13,654

(a)	Includes future principal and cash interest payments on long-term borrowings through scheduled maturity dates. Includes $4.4 billion of variable rate debt (including the impact of interest rate swaps). Borrowings and interest rate swaps are discussed in Note 6 “Borrowings” and Note 5 “Derivative Financial Instruments,” respectively, to our audited consolidated financial statements included elsewhere in this prospectus. Interest payments for the variable rate debt and the associated interest rate swaps were calculated using interest rates as of December 31, 2014.
(b)	Represents future payments on existing capital leases, including interest expense, through scheduled expiration dates.
(c)	Includes future pension plan contributions for all plans in 2015 and future contractual commitments for the United Kingdom plan through 2024 which are subject to change. The amount of pension plan contributions depends upon various factors that cannot be accurately estimated beyond a one-year time frame other than the U.K. plan.
(d)	Many of our contracts contain clauses that allow us to terminate the contract with notice, and with or without a termination penalty. Termination penalties are generally an amount less than the original obligation. Certain contracts also have an automatic renewal clause if we do not provide written notification of our intent to terminate the contract. Obligations under certain contracts are usage-based and are, therefore, estimated in the above amounts. Historically, we have not had any significant defaults of our contractual obligations or incurred significant penalties for termination of our contractual obligations.
(e)	Technology and telecommunications represents obligations related to hardware purchases, including purchases of ATMs and terminals, as well as software licenses, hardware and software maintenance and support, technical consulting services, and telecommunications services.
(f)	All other includes obligations related to materials, data, non-technical contract services, facility security, investor management fees, maintenance, and marketing promotions.

As of December 31, 2014, we had approximately $262 million of tax contingencies comprised of approximately $238 million reported in long-term income taxes payable in the “Other long-term liabilities” line of our consolidated balance sheets, including approximately $4 million of income tax liabilities for which The Western Union Company is required to indemnify us, and approximately $24 million recorded as an increase of our deferred tax liability. These amounts have been excluded from the table because the settlement period cannot be reasonably estimated. The timing of these payments will ultimately depend on the progress of tax examinations with the various tax authorities.

Critical Accounting Policies

Goodwill. Goodwill represents the excess of cost over the fair value of net assets acquired, including identifiable intangible assets, and has been allocated to reporting units. Our reporting units are businesses at the operating segment level or one level below the operating segment level for which discrete financial information is prepared and regularly reviewed by management.

We test goodwill annually for impairment, as well as upon an indicator of impairment, using a fair value approach at the reporting unit level. The fair value of our reporting units is based on a discounted cash flow models involving several assumptions. When appropriate we consider assumptions that we believe a hypothetical marketplace participant would use in estimating future cash flows. The key assumptions include Adjusted EBITDA growth and weighted average cost of capital (discount rate). We determined Adjusted EBITDA growth based on management estimates and business plans. Discount rate assumptions are based on an assessment of the risk inherent in future cash flows of the respective reporting unit as well as cost of debt and equity.

If it is determined that the fair value of the reporting unit is less than its carrying value, we would estimate the fair value of all of the reporting unit’s assets and liabilities and calculate an implied fair value of goodwill, which is the difference between the reporting unit’s fair value and the fair value of all its other assets and liabilities. If the implied fair value of goodwill is less than its carrying value, the shortfall is recognized as impairment. The methodology for estimating fair value varies by asset; however, the most significant assets are intangible assets. We estimate the fair value of the intangible assets using the excess earnings method, royalty savings method, or cost savings method, all of which are a form of a discounted cash flow analysis. An impairment charge of a reporting unit’s goodwill could have a material adverse effect on our financial results. An impairment charge may be caused by changes in the underlying business and economic conditions, the most relevant of which would be a deterioration in global economic conditions. Deterioration in global economic conditions could cause us to experience a decrease in our Adjusted EBITDA. Furthermore, volatility in the debt markets which impacted our debt yields, could affect these estimates used in the analysis discussed above, which in turn could affect the fair value of the reporting unit. Thus, it is possible for reporting units that record impairments to record additional impairments in the future. All key assumptions and valuations are determined by and are the responsibility of management. The factors used in the impairment analysis are inherently subject to uncertainty. We believe that we have made reasonable estimates and assumptions to determine the fair value of our reporting units, if actual results are not consistent with these estimates and assumptions, goodwill and other intangible assets may be overstated which could trigger an impairment charge.

As of December 31, 2014, the carrying value of goodwill was $17.0 billion, of which $14.3 billion was related to our GBS reporting unit. As of June 30, 2015, the most recent impairment analysis date, the fair value of our reporting units substantially exceeded their carrying value with the exception of our GBS reporting unit. Our GBS reporting unit’s carrying value exceeded fair value by 17%. Examples of events or circumstances that could reasonably be expected to negatively affect the underlying key assumptions and ultimately impact the estimated fair value of the aforementioned GBS reporting unit may include such items as the following:

•	Global economic, political, and other conditions may adversely affect trends in consumer, business, and government spending, which may adversely impact the demand for our services and our revenue and profitability.

•	Our ability to anticipate and respond to changing industry trends and the needs and preferences of our clients and consumers may affect our competitiveness or demand for our products, which may adversely affect our operating results.

•	Substantial and increasingly intense competition worldwide in the financial services, payments, and technology industries may materially and adversely affect our overall business and operations.

•	Potential changes in the competitive landscape, including disintermediation from other participants in the payments value chain, could harm our business.

•	The market for our electronic commerce services is evolving and may not continue to develop or grow rapidly enough for us to maintain and increase our profitability.

•	If we are unable to maintain merchant relationships and alliances, our business may be adversely affected.

•	Failure to obtain new clients or renew client contracts on favorable terms could adversely affect results of operations and financial condition.

•	Cost savings initiatives may not produce the savings expected and may negatively impact our other initiatives and efforts to grow our business.

See “Risk Factors” within this prospectus for additional risks which could reasonably be expected to negatively affect the key assumptions.

An additional analysis was performed for our GBS reporting unit, which sensitized the base discount rate by an additional 50 basis points with GBS passing by a margin of 7%. We also sensitized EBITDA growth by a reduction of 100 basis points with GBS passing by a margin of 14%. Refer to Note 1 “Summary of Significant Accounting Policies” to our audited consolidated financial statements included elsewhere in this prospectus for additional information regarding goodwill.

Intangible assets. We capitalize initial payments for new contracts, contract renewals, and conversion costs associated with client contracts and system development costs. Capitalization of such costs is subject to strict accounting policy criteria and requires management judgment as to the appropriate time to initiate capitalization. Capitalization of initial payments for contracts and conversion costs only occurs when management is satisfied that such costs are recoverable through future operations, contractual minimums, and/or penalties in case of early termination.

We develop software that is used in providing processing services to clients. To a much lesser extent, we also develop software to be sold or licensed to clients. Capitalization of internally developed software, primarily associated with operating platforms, occurs only upon management’s estimation that the likelihood of successful development and implementation reaches a probable level. Currently unforeseen circumstances in software development could require us to implement alternative plans with respect to a particular effort, which could result in the impairment of previously capitalized software development costs.

In addition to the internally generated intangible assets discussed above, we also record intangible assets as a result of business combinations and asset acquisitions. In these transactions, we typically acquire and recognize intangible assets such as client relationships, software, and trade names. In a business combination, each intangible asset is recorded at its fair value. In an asset acquisition, the cost of the acquisition is allocated among the acquired assets, generally by their relative fair values. We generally estimate the fair value of acquired intangible assets using the excess earnings method, royalty savings method, or cost savings method, all of which are a form of a discounted cash flow analysis. These estimates require various assumptions about the future cash flows associated with the assets, appropriate costs of capital, and other inputs such as an appropriate royalty rate. Changes to these estimates would materially impact the value assigned to the assets as well as the amounts subsequently recorded as amortization expense.

We test contract and conversion costs for recoverability on an annual basis by comparing the remaining expected undiscounted cash flows under the contract to the net book value. Any assets that are determined to be unrecoverable are written down to fair value. This analysis requires significant assumptions regarding the future profitability of the client contract during its remaining term. Additionally, contracts, conversion costs, and all other long lived assets (including client relationships) are tested for impairment upon an indicator of potential impairment. Such indicators include, but are not limited to: a current period operating or cash flow loss associated with the use of an asset or asset group, combined with a history of such losses and/or a forecast anticipating continued losses; a significant adverse change in the business, legal climate, market price of an asset or manner in which an asset is being used; an accumulation of costs for a project significantly in excess of the amount originally expected; or an expectation that an asset will be sold or otherwise disposed of at a loss.

The carrying value of the First Data trade name is $604 million as of December 31, 2014. Upon consideration of many factors, including the determination that there are no legal, regulatory or contractual provisions that limit the useful life of the First Data trade name, we determined that the First Data trade name had an indefinite useful life. As an indefinite lived asset, the First Data trade name is not amortized but is reviewed annually for impairment until such time as it is determined to have a finite life. For 2014, we elected not to begin the process with a qualitative assessment due to the significance of the First Data trade name to our financial statements. In step one of the impairment test, we estimate the fair value of the First Data trade name using a relief from royalty methodology in which a royalty rate is applied to our revenue streams to be reliant upon the First Data trade name in order to estimate the rent that we save by owning rather than leasing the asset. As of October 1, 2014, the most recent impairment analysis date, the fair value of the First Data trade name exceeded its carrying value.

Reserve for merchant credit losses and check guarantees. With respect to the merchant acquiring business, our merchant clients (or those of our unconsolidated alliances) have the liability for any charges properly reversed by the cardholder. In the event, however, that we are not able to collect such amounts from the merchants due to merchant fraud, insolvency, bankruptcy or another reason, we may be liable for any such reversed charges. Our risk in this area primarily relates to situations where the cardholder has purchased goods or services to be delivered in the future such as airline tickets.

Our obligation to stand ready to perform is minimal in relation to the total dollar volume processed. We require cash deposits, guarantees, letters of credit or other types of collateral from certain merchants to minimize this obligation. The amounts of collateral held by us and our unconsolidated alliances are as follows:

	As of December 31,
(in millions)	2014	2013
Cash and cash equivalents collateral	$440	$479
Collateral in the form of letters of credit	93	106

Total collateral	$533	$585

We also utilize a number of systems and procedures to manage merchant risk. Despite these efforts, we historically have experienced some level of losses due to merchant defaults.

Our contingent obligation relates to imprecision in our estimates of required collateral. A provision for this obligation is recorded based primarily on historical experience of credit losses and other relevant factors such as economic downturns or increases in merchant fraud. The following table presents the aggregate merchant credit losses incurred compared to total dollar volumes processed:

	Year ended December 31,
	2014	2013	2012
FDC and consolidated and unconsolidated alliances credit losses (in millions)	$63	$54	$50
FDC and consolidated alliances credit losses (in millions)	55	48	43
Total dollar volume acquired (in billions)	1,876	1,779	1,725

The reserve recorded on our consolidated balance sheets only relates to the business conducted by our consolidated subsidiaries. The reserve for unconsolidated alliances is recorded only in the alliances’ respective financial statements. We have not recorded any reserve for estimated losses in excess of reserves recorded by the unconsolidated alliances nor have we identified needs to do so. The following table presents the aggregate merchant credit loss reserves:

	As of December 31,
(in millions)	2014	2013
FDC and consolidated and unconsolidated alliances merchant credit loss reserves	$24	$27
FDC and consolidated alliances merchant credit loss reserves	20	24

The credit loss reserves, both for us and our unconsolidated alliances, are comprised of amounts for known losses and a provision for losses incurred but not reported (IBNR). These reserves primarily are determined by performing a historical analysis of chargeback loss experience. Other factors are considered that could affect that experience in the future. Such items include the general economy and economic challenges in a specific industry or those affecting certain types of clients. Once these factors are considered, we or the unconsolidated alliance establishes a rate (percentage) that is calculated by dividing the expected chargeback (credit) losses by dollar volume processed. This rate is then applied against the dollar volume processed each month and charged against earnings. The resulting reserve balance is then compared to requirements for known losses and estimates for IBNR items. Historically, this estimation process has proven to be materially accurate and we believe the recorded reserve approximates the fair value of the contingent obligation.

The majority of the TeleCheck business involves the guarantee of checks received by merchants. If the check is returned, TeleCheck is required to purchase the check from the merchant at its face value and pursue collection from the check writer. A provision for estimated check returns, net of anticipated recoveries, is recorded at the transaction inception based on recent history. The following table presents the accrued warranty and recovery balances:

	As of December 31,
(in millions)	2014	2013
Accrued warranty balances	$9	$9
Accrued recovery balances	25	27

We establish an incremental liability (and deferred revenue) for the fair value of the check guarantee. The liability is relieved and revenue is recognized when the check clears, is presented to TeleCheck, or the guarantee period expires. The majority of the guarantees are settled within 30 days. The incremental liability was approximately $1 million as of December 31, 2014 and 2013. The following table details the check guarantees of TeleCheck.

	Year ended December 31,
	2014	2013	2012
Aggregate face value of guaranteed checks (in billions)	$36	$39	$43
Aggregate amount of checks presented for warranty (in millions)	253	285	319
Warranty losses net of recoveries (in millions)	67	66	76

The maximum potential future payments under the guarantees were estimated by us to be approximately $1.2 billion as of December 31, 2014 which represented an estimate of the total uncleared checks at that time.

Income taxes. The determination of our provision for income taxes requires management’s judgment in the use of estimates and the interpretation and application of complex tax laws. Judgment is also required in assessing the timing and amounts of deductible and taxable items. We establish contingency reserves for material, known tax exposures relating to deductions, transactions, and other matters involving some uncertainty as to the proper tax treatment of the item. Our reserves reflect our judgment as to the resolution of the issues involved if subject to judicial review. Several years may elapse before a particular matter, for which we have established a reserve, is audited and finally resolved or clarified. While we believe that our reserves are adequate to cover reasonably expected tax risks, issues raised by a tax authority may be finally resolved at an amount different than the related reserve. Such differences could materially increase or decrease our income tax provision in the current and/or future periods. When facts and circumstances change (including a resolution of an issue or statute of limitations expiration), these reserves are adjusted through the provision for income taxes in the period of change. As the result of interest and amortization expenses that we incur, we are currently in a tax net operating loss position. Judgment is required to determine whether some portion or all of the deferred tax assets will not be realized. To the extent we determine that we will not realize the benefit of some or all of our deferred tax assets, then these assets are adjusted through our provision for income taxes in the period in which this determination is made.

We are currently in a tax net operating loss position in several jurisdictions in which we operate, including the United States federal jurisdiction, resulting in significant deferred tax assets. We establish a valuation allowance against our deferred tax assets when, based upon the weight of all available evidence, we believe it is more likely than not that some portion or all of the deferred tax assets will not be realized. We believe that a significant portion of the deferred tax assets will be realized because of the existence of sufficient taxable income within the carryforward period available under the tax law, but have established valuation allowances for those deferred tax assets that in our judgment will not be realized. In making this determination, we have considered the relative impact of all of the available positive and negative evidences regarding future sources of taxable income and tax planning strategies. However, there could be material impact to our effective tax rate if there is a significant change in our judgment. It is reasonably likely that our judgment would change with respect to the United States federal jurisdiction if our financial performance in that jurisdiction substantially improves. We do not believe that this is reasonably likely in the next 12 months. If and when our judgment changes, then the valuation allowances are adjusted through the provision for income taxes in the period in which this determination is made. Refer to Note 15 “Income Taxes” to our audited consolidated financial statements included elsewhere in this prospectus for additional information regarding our income tax provision.

Stock-based compensation. We have a stock incentive plan for certain employees of ours and our affiliates (stock plan). This stock plan is at the FDH level which owns 100% of our equity interests. The stock plan provides the opportunity for certain employees to purchase shares in FDH and then receive a number of stock options or restricted stock based on a multiple of their investment in such shares. The plan also allows for us to award shares and options to certain employees. The expense associated with this plan is recorded by us. We use the Black-Scholes option pricing model to measure the fair value of stock option awards. We chose the Black-Scholes model based on our experience with the model and the determination that the model could be used to provide a reasonable estimate of the fair value of awards with terms such as those issued by FDH. Option-pricing models require estimates of a number of key valuation inputs including expected volatility, expected dividend yield, expected term, and risk-free interest rate. Certain of these inputs are more subjective due to FDH being privately held and thus not having objective historical or public information. The most subjective inputs are the expected term, expected volatility and determination of share value. The expected term is determined using probability weighted expectations and expected volatility is determined using a selected group of guideline companies as surrogates for FDH.

Periodically, we estimate the fair value of FDH common stock. We rely on the results of a discounted cash flow analysis but also consider the results of a market approach. The discounted cash flow analysis is dependent on a number of significant management assumptions regarding the expected future financial results of ours and FDH as well as upon estimates of an appropriate cost of capital. A sensitivity analysis is performed in order to establish a narrow range of estimated fair values for the shares of FDH common stock. The market approach consists of identifying a set of guideline public companies. Multiples of historical and projected EBITDA determined based on the guideline companies is applied to FDH’s EBITDA in order to establish a range of estimated fair value for the shares of FDH common stock. We consider the results of both of these approaches. The concluded range of fair values is also compared to the value determined by the Board for use in transactions, including stock sales and repurchases. After considering all of these estimates of fair value, we then determine a single estimated fair value of the stock to be used in accounting for stock-based compensation.

As of December 31, 2014, time-based options were outstanding under the stock plan. The time options have a contractual term of 10 years. Time options vest equally over a three to five year period from the date of issuance. The options also have certain accelerated vesting provisions upon a change in control, a qualified public offering, or certain termination events.

The assumptions used in estimating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, stock-based compensation expense could be different in the future.

These valuations and estimates will not be necessary after the completion of this offering. Once we are public, we will rely on the public market price to determine the value of our common stock and any related stock-based compensation expense.

In connection with the HoldCo Merger, all Holdings stock option awards, Holdings restricted stock awards and Holdings restricted stock unit awards will be converted into awards on shares of our Class B common stock. For additional information regarding Holdings stock options and Holdings restricted stock, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards—Equity Awards.”

Refer to Note 11 “Stock Compensation Plans” to our audited consolidated financial statements included elsewhere in this prospectus for details regarding our stock-based compensation plan.

New Accounting Guidance

In May 2014, the Financial Accounting Standards Board (FASB) issued guidance that requires companies to recognize revenue to depict the transfer of goods or services to clients in amounts that reflect the consideration to which the company expects to be entitled in an exchange for those goods or services. It also requires enhanced disclosures about revenue, provides guidance for transactions that were not previously addressed comprehensively, and improves guidance for multiple-element arrangements. The guidance applies to any entity that either enters into contracts with clients to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance is effective for public companies for annual periods beginning after December 15, 2016 as well as interim periods within those annual periods using either the full retrospective approach or modified retrospective approach. Early adoption is not permitted. On July 9, 2015, the FASB deferred the effective date by one year to December 15, 2017 for annual reporting periods beginning after that date. The FASB also permitted early adoption of the standard, but not before the original effective date of December 15, 2016. The Company is currently evaluating the impacts of the new guidance on its consolidated financial statements.

In April 2015, the FASB issued guidance that requires companies to present debt issuance costs related to a recognized debt liability on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. Debt issuance costs will continue to be amortized to interest expense using the effective interest method. The guidance is effective for public companies for annual periods beginning after December 15, 2015 as well as interim periods within those annual periods using the retrospective approach. We plan to adopt the new standard effective January 1, 2016.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are exposed to market risk from changes in interest rates. Our assets include cash equivalents as well as both fixed and floating rate interest-bearing securities. These investments arise primarily from settlement funds held by us pending settlement.

Our interest rate-sensitive liabilities are our debt instruments. Our senior secured term loan facility is subject to variable interest rates. We have interest rate swaps on $5.0 billion of the variable rate debt that convert it to fixed rates that expire in September 2016. Therefore, as of June 30, 2015, we had approximately $3.8 billion of variable rate debt that is not subject to a fixed rate swap.

Based on the June 30, 2015 balances, a 10% proportionate increase in short-term interest rates on an annualized basis compared to the interest rates as of June 30, 2015, which for the three month LIBOR was 0.2832%, and a corresponding and parallel shift in the remainder of the yield curve, would result in no change to pretax income. The effect to pretax income (due to a 10% increase in variable rates as of June 30, 2015) is due to a $1 million increase in interest expense related to our balance of variable interest rate debt, net of interest rate swaps and a $1 million increase in interest income associated with operating cash balances, settlement related cash balances, and investment position. Conversely, a corresponding decrease in interest rates would result in no change to pretax income. Actual interest rates could change significantly more than 10%. There are inherent limitations in the sensitivity analysis presented, primarily due to the assumption that interest rate movements are linear and instantaneous. As a result, the analysis is unable to reflect the potential effects of more complex market changes that could arise, which may positively or negatively affect income.

Foreign Currency Risk

We are exposed to changes in currency rates as a result of our investments in foreign operations, revenues generated in currencies other than the U.S. dollar and foreign currency-denominated loans. Revenue and profit generated by international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. Refer to Note 5 “Derivative Financial Instruments” to our audited consolidated financial statements included elsewhere in this prospectus for additional information regarding the changes in foreign currency exchange rates.

A hypothetical uniform 10% weakening in the value of the U.S. dollar relative to all the currencies in which our revenues and profits are denominated would result in an increase to pretax income of approximately $17 million. The increase results from a $56 million increase related to foreign exchange on intercompany loans and a $18 million increase related to foreign exchange on foreign currency earnings, assuming consistent operating results as the twelve months preceding June 30, 2015. This increase is partially offset by a $57 million decrease related to a euro-denominated term loan held by us. There are inherent limitations in the sensitivity analysis presented, primarily due to the assumption that foreign exchange rate movements are linear and instantaneous. As a result, the analysis is unable to reflect the potential effects of more complex market changes that could arise, which may positively or negatively affect income.

BUSINESS

Our Company

First Data sits at the center of global electronic commerce. We believe we offer our clients the most complete array of integrated solutions in the industry, covering their needs across next-generation commerce technologies, merchant acquiring, issuing, and network solutions. We serve our clients in 118 countries, reaching approximately 6 million business locations and over 4,000 financial institutions. We believe we have the industry’s largest distribution network, driven by our partnerships with many of the world’s leading financial institutions, our direct sales force, and a network of distribution partners. We are the largest merchant acquirer, issuer processor, and independent network services provider in the world, enabling businesses to accept electronic payments, helping financial institutions issue credit, debit and prepaid cards, and routing secure transactions between them. In 2014, we processed 74 billion transactions globally, or over 2,300 per second, and processed 28% of the world’s eCommerce volume. In our largest market, the United States, we acquired $1.7 trillion of payment volume, accounting for nearly 10% of U.S. GDP last year.

Our company is organized around three primary lines of business:

•	Global Business Solutions (GBS) – This segment provides retail point-of-sale merchant acquiring and eCommerce services as well as next-generation offerings such as mobile payment services, webstore-in-a-box solutions, and our cloud-based Clover point-of-sale operating system, which includes a marketplace for proprietary and third-party business apps.

•	Global Financial Solutions (GFS) – This segment provides credit solutions for bank and non-bank issuers. These include credit and retail private-label card processing within the United States and international markets, as well as licensed financial software systems, such as our VisionPLUS bank processing application, and lending solutions. GFS also provides financial institutions with a suite of related services including card personalization and embossing, statement printing, client service, and remittance processing.

•	Network & Security Solutions (NSS) – This segment provides a wide range of value-added solutions that we sell to clients in our GBS and GFS segments, smaller financial institutions, and other enterprise clients. These solutions include our EFT network solutions, such as our STAR Network, our debit card processing solutions, our stored value network solutions, such as Money Network, ValueLink, Gyft, and Transaction Wireless, and our security and fraud solutions, such as TransArmor and TeleCheck. This segment also supports our other digital strategies, including online and mobile banking, and our business supporting mobile wallets.

Our business is characterized by transaction related fees, multi-year contracts, and a diverse client base, which allows us to grow alongside our clients. Our multi-year contracts allow us to achieve a high level of recurring revenues with the same clients. While the contracts typically do not specify fixed revenues to be realized thereunder, they do provide a framework for revenues to be generated based on volume of services provided during such contract’s term. Our business also generally requires minimal incremental capital expenditures and working capital to support additional revenue within our existing business lines.

In 2014, we generated $11.2 billion of revenue, $1.4 billion of operating profit, and had a net loss attributable to First Data of $458 million, reflecting an increase of 3%, 28% and 52% (decrease of loss), respectively, over 2013. For the same period, we generated segment revenues (which exclude reimbursable fees and other items) of $6.9 billion, Adjusted EBITDA of $2.7 billion, and Adjusted Net Income of $488 million, reflecting an increase of 3%, 9% and 232%, respectively, over 2013. For additional information regarding our segment revenues and non-GAAP financial measures, including a reconciliation of Adjusted EBITDA and Adjusted Net Income to net income attributable to First Data, see “Prospectus Summary—Summary Historical Consolidated Financial and Other Data.”

Our Distribution Platform

We deliver our solutions around the world through a broad set of distribution channels. We believe these channels, collectively, give us one of the largest sales forces in our industry, enabling us to reach clients of all sizes, types, and industry verticals in a cost-effective manner. Our large distribution platform often makes us an attractive partner for established and emerging commerce solution providers.

For GBS, we believe we have the industry’s largest network of bank partnerships for merchant acquiring, including equity alliances with eight large banks around the world in which we have a controlling or material equity stake, and over 80 revenue sharing partnerships. Our bank partnerships include some of the largest financial institutions in the world, such as Bank of America Corporation, Wells Fargo, The PNC Financial Services Group, Citigroup, SunTrust Banks, Lloyds Banking Group, Allied Irish Banks, ICICI Bank, and ABN AMRO Group.

In addition, we have a large direct sales force, and we partner with over 1,100 third parties who actively re-sell our solutions, including independent sales agents, ISOs, PSPs, ISVs, and VARs who often have specialized sales capabilities to reach into local communities, small businesses, eCommerce channels, or specific industry verticals. We also have over 1,600 referral arrangements with bank and non-bank partners.

For GFS, we have a large direct sales force and reach a broad base of smaller financial institutions through GSPs.

For NSS, we leverage the distribution platforms of GBS and GFS, and also distribute through a direct sales force.

Our Transformation

In 2013, we began transforming our business by investing in next-generation commerce solutions aimed at helping our clients grow their businesses, investing in our client-facing teams to enhance their reach and effectiveness, and recruiting a new group of experienced leaders into critical positions across the Company.

We have moved beyond payment processing. We believe our long-term success will be driven by focusing on helping our clients grow their businesses by providing them with a suite of new commerce-enabling technologies as well as our broad set of existing solutions. Our focus on innovation – combined with the direct relationships we enjoy with many businesses and financial institutions, and the critical nature of the services we already provide many clients – positions us well to quickly develop, commercialize and deliver new commerce solutions to our clients.

We have many opportunities, in our view, to sell our expanded set of commerce solutions. We intend to sell these products to new clients through all of our major existing distribution channels, often through more enhanced product bundling. In addition, given the large size of our existing client base, we believe we have an outsized opportunity to sell our new solutions to existing clients, many of whom may not be aware of the availability of our next-generation commerce solutions nor that these solutions are designed to easily integrate into their existing First Data solutions.

First Data’s focus on innovation has accelerated. In the last three years, we have acquired six commerce-focused technology start-ups: Clover, Perka, Gyft, SpreeCommerce, EasyWay Ordering, and Transaction Wireless; we now employ nearly 200 employees in Silicon Valley and Silicon Alley; and we have partnered with some of the world’s leading technology companies to deliver commerce-enabling solutions.

Since 2013, we have launched many innovative solutions. For example, we launched Clover, a tablet-based integrated POS system that can harness the creativity of third-party developer solutions, to target the SMB market; with Clover we aim to create the largest open architecture operating system for commerce-enabling solutions and applications for business owners. Recognizing the growing desire for analytics, we launched Insightics, an innovative cloud-based software solution that unlocks the power of big data behind payment transactions for the SMB market. Seeing the growing need for security solutions, we launched TransArmor, an encryption and tokenization solution for business owners, and we partnered with a leading chip technology company to build a comprehensive EMV solution for card issuers. Seeing the growing interest in the virtualization of payment cards, we acquired Gyft and Transaction Wireless, significantly increasing our capabilities in the issuance and distribution of virtual cards. Finally, we launched a web / mobile-enabled version of our VisionPLUS software application with improved features for multi-currency, multi-wallet, and prepaid cards, and we commercialized functionality for enabling consumer alerts and card controls on our U.S. issuing platform.

We are investing to enhance our client-facing teams. We believe we can grow our business and serve our clients better by investing to improve the effectiveness of our client-facing teams. Given our now-expanded solution suite, we believe we have more opportunities to conduct enterprise selling to new and existing clients, and more opportunities to sell new innovations into our large existing base of clients. For example, we are building out enterprise coverage teams, and we believe initiatives like these should help drive new sales and increase client loyalty and retention.

We have also focused heavily on adding new executive talent to First Data. Led by Chairman and CEO Frank Bisignano, our Management Committee has been significantly reconstituted and expanded, bringing to First Data deep expertise from leading global organizations in technology, financial services, payments, cyber-security, operations, and controls. Beyond the Management Committee, over two thirds of our top 150 executives have joined First Data since May 2013, injecting a significant level of new talent into the Company’s leadership.

Benefitting from Industry Trends

We believe First Data is strongly positioned to take advantage of several global industry trends:

•	Consumer payments are continuing to shift from cash to electronic;

•	Consumer shopping continues to shift from brick and mortar locations to online;

•	SMB owners are increasingly demanding next-generation technology such as tablet-based POS systems and devices that accept mobile payments;

•	Given recent payment data breaches, clients are increasingly demanding robust security and fraud solutions; and

•	Financial institutions continue to outsource and leverage technology providers given their constrained budgets and growing industry complexity.

We believe First Data is well positioned to take advantage of all of these trends given the breadth of our solutions and our global operating scale.

Industry Background

Overview of Our Industry

Our industry is comprised of technology solution providers with different areas of expertise, specialized capabilities, and proprietary technologies. These providers are positioned across the value-chain of solutions that enable businesses and financial institutions to conduct commerce. Together, these providers help facilitate approximately $43 trillion of annual personal consumption expenditures and approximately $120 trillion of annual commercial consumption expenditures, according to The World Bank data obtained in 2015 and an April 2015 industry trends report prepared by Visa Inc., respectively.

These providers include payment processors, core bank processors, information services providers, hardware vendors, software developers, web developers, marketing-program managers, security and risk management solutions vendors, card manufacturers, and business process outsourcers, among others. These providers sell their solutions to businesses or financial institutions across 15 general service categories, as illustrated below.

The Value-Chain of Commerce-Enabling Solutions Providers

The providers in our industry that sell solutions to businesses and financial institutions include:

1.	Point-of-Sale Technology – Providers of hardware and software systems that enable businesses to perform a range of front and back office functions. Basic POS technologies, such as card terminals, help read credit and debit card information to initiate payment transactions, while more advanced systems, such as integrated POS (IPOS), enable business owners to operate more sophisticated software applications to perform functions that help them manage their enterprise from a PC, tablet, or mobile device that is integrated with transaction processing capabilities.

2.	Business Loyalty Programs – Program managers that offer businesses the ability to run discrete retention campaigns, membership agreements and reward programs designed to encourage specific customer behaviors such as increased visit frequency, longer customer life, and higher spending.

3.	Business Management Software – Software developers that create applications to help businesses manage front and back-office operations, allowing users to engage with customers more effectively, manage employees, monitor key operational metrics, and perform accounting and finance functions.

4.	Compliance Solutions – Providers of services and solutions that help business owners ensure their enterprise practices and processes adhere to and remain compliant with various industry standards, such as payment card industry (PCI) compliance, government standards, such as 1099 reporting, and technical requirements, such as EMV acceptance.

5.	Merchant Acquiring – Providers of services and solutions that help businesses accept, process, and settle electronic payment transactions across retail POS, online and mobile POS environments. The merchant acquirer sells payment acceptance services to the business client and underwrites the risk associated with each transaction. A few merchant acquirers, with proprietary technology platforms, provide processing in-house, but most outsource these functions to a merchant processor. See “—Overview of Payment Processing” for more detail.

6.	Merchant Processing – Providers of proprietary technology platforms that facilitate the processing of electronic transactions and other related functions on behalf of merchant acquirers that do not have in-house capabilities. For example, there are 76 merchant acquirers in the United States according to The Nilson Report dated March 2015, but we believe fewer than 20 own end-to-end processing platforms. See “—Overview of Payment Processing” for more detail.

7.	Encryption / Tokenization Technology – Providers of security solutions that protect payment and other sensitive data at-rest and in-transit from theft and misuse. These solutions encrypt and decrypt commercial transaction data or replace it with an electronic token. These vendors may also provide solutions to protect businesses and financial institutions from external data breaches.

8.	Network Services – Payment networks such as Visa and MasterCard and EFT networks, such as STAR, NYCE and Pulse that connect, secure and transmit transactions between merchant acquirers and issuers to facilitate payment authorization, clearing and settlement. See “—Overview of Payment Processing” for more detail.

9.	Fraud / Security Technology – Providers of solutions that help businesses and financial institutions effectively manage risk and protect themselves from external data breaches, maintain control over internal access to data, and defend against fraudulent transactions.

10.	Information / Core Bank Services – Providers of proprietary software applications and technology platforms that help financial institutions open and manage deposit accounts, process deposits and withdrawals, facilitate the origination, processing and servicing of consumer loans, and provide online access to financial accounts, at bank teller stations, ATMs and through online and mobile banking solutions.

11.	Issuer Processing – Providers of proprietary technology platforms that facilitate the management and processing of electronic transactions and other related functions on behalf of card issuers, such as banks and retailers, which do not have in-house capabilities. These providers can sell their solutions as a complete suite of processing and related functions, discrete applications on a customized basis or as a hosted or licensed software solution. See “—Overview of Payment Processing” for more detail.

12.	Output Services – Providers of outsourcing services that help card issuers procure, produce, design and emboss their credit, debit, prepaid, EMV-enabled, contactless and private-label plastic cards, and deliver cards to account holders. These providers also help design, print and mail statements and letters on behalf of clients and send customer communications through other channels, such as electronic.

13.	FI Account Management Software – Software developers that create applications to help financial institutions optimize their card portfolios, such as specialized administration portals, data mining and analytical tools, and strategy evaluation software, and manage certain front and back-office operations, such as customer relationship management and dispute resolution functions.

14.	FI Loyalty Programs – Solutions that enable financial institutions to run discrete rewards programs to help drive customer acquisition, engagement and retention, through loyalty processing platforms, rewards portals, the design and marketing of offers and incentives, campaign management and analytical tools, and communication services.

15.	FI Products and Services – Providers of services and solutions that help smaller banks cost-effectively offer a full suite of consumer-facing products and services to their account holders, such as revolving credit lines, credit and commercial cards, and access to ATM services.

Overview of Payment Processing

A subset of the technology solution providers in our industry are Payment Processors, which help facilitate specific services within the value chain of commerce-enabling solutions. These providers include merchant acquirers, merchant processors, network services providers and issuer processors. Traditional payment processing services include the authorization and settlement of electronic payments, such as credit and debit card transactions, which continue to exhibit strong growth trends around the world. For example, according to The Nilson Report dated January 2015, general purpose credit and debit card transactions are projected to grow significantly from 2013 to 2023, as shown in the table below.

Key Metrics for General Purpose Credit and Debit Cards	2013	2023 Projected	Compound Annual Growth Rate from 2013 to 2023
Global Purchase Volume	$16.3 trillion	$49.1 trillion	12%
Global Purchase Transactions	187 billion	469 billion	10%
U.S. Purchase Volume	$4.5 trillion	$10.0 trillion	8%
U.S. Purchase Transactions	82 billion	163 billion	7%

The processing of a traditional card transaction includes two sub-processes: (1) capture and authorization and (2) clearing and settlement. Below is an illustrative diagram of the flow of a typical card transaction and an explanation of each step in the process.

Capture and Authorization

In the capture and authorization process, the business obtains approval for payment from the card issuing bank. This process includes the following steps:

1.	Once the consumer is ready to make a purchase, he or she presents their card for payment;

2.	The card is swiped in the POS device at the business location, which captures the account information contained on the card’s magnetic stripe or EMV-compliant chip;

•	In a mobile commerce transaction facilitated by a mobile wallet, such as Apple Pay, the appropriate card details are stored virtually on an application on the phone and transmitted to the POS device through a chip equipped with near-field communication (NFC) technology;

•	In an eCommerce transaction, the POS device is replaced by a virtual terminal application and the consumer types the card number into the check-out page of the online storefront. In some circumstances, an online wallet, such as PayPal, may be used to transmit the appropriate payment credentials;

3.	The customer’s card details are transmitted from the POS to the merchant acquirer, or the merchant acquirer’s processor, via an internet connection or a phone line;

•	In an eCommerce transaction, the information is encrypted and then transmitted to the merchant acquirer, or merchant acquirer’s processor, via an online gateway;

4.	The merchant acquirer, or the merchant acquirer’s processor, identifies the appropriate payment network affiliated with the card, such as Visa, MasterCard, or STAR, and forwards the card details to the appropriate network;

5.	The payment network receives the request for payment authorization, identifies the appropriate card issuing bank, and routes the transaction to the bank or its issuer processor;

6.	The card issuing bank, or its issuer processor, receives the request and then executes a series of inquiries into its account systems to assess the potential risk of fraud for the transaction, establish that the account is in good standing, and verify that the cardholder has sufficient credit or adequate funds to cover the amount of the transaction;

7.	The card issuing bank, or its issuer processor, approves or declines the transaction and sends back the response to the payment network. In this example the transaction is approved;

8.	The payment network receives the approval and forwards the authorization to the merchant acquirer, or merchant acquirer’s processor; and

9.	The merchant acquirer, or merchant acquirer’s processor, sends the authorization back to the POS device at the business location, which provides an approval confirmation and prints a receipt;

•	In a mobile commerce transaction, the approval confirmation and receipt may also be transmitted to the consumer’s mobile wallet application or to the consumer via email;

•	In an eCommerce transaction, the authorization is sent to the online storefront, which communicates the approval to the consumer on the screen, and may provide the receipt for printing online or via email.

Clearing and Settlement

In the clearing and settlement process, a request for payment is initiated, funds are transferred and the transaction is posted to the business owner’s and the consumer’s account statements. The clearing and settlement process includes the following steps:

10.	Typically at the end of the day, the business submits a batch of all of its approved authorizations to the merchant acquirer, or the merchant acquirer’s processor, through a function on its POS device;

•	In the case of an eCommerce business, the online storefront’s gateway sends the batch to the merchant acquirer, or to the merchant acquirer’s processor;

11.	The merchant acquirer, or the merchant acquirer’s processor, receives the batch, notes the final amounts due for settlement and routes the batch of approved authorizations to each applicable payment network;

12.	Each payment network sends the batch of approved authorizations to the applicable card issuing bank, or its issuer processor, which posts the transaction to the consumer’s statement;

13.	Typically within 48 hours, the payment network calculates net settlement positions for the merchant acquirer and the card issuing bank, sends advisements to the merchant acquirer and card issuing bank and submits a fund transfer order to a settlement bank; and

14.	The settlement bank facilitates the exchange of funds between the merchant acquirer and the card issuing bank; and the merchant acquirer transfers the funds to the business owner’s account.

Key Trends

Our industry is impacted by several significant trends that are driving growth and changing the way commerce is being conducted and facilitated around the world.

These trends include:

•	Shift to Electronic Commerce – Consumers, businesses, financial institutions, and government entities around the world are continuing to shift their commercial activities and transactions to electronic forms. According to The Nilson Report dated December 2014, in the United States from 2013 to 2018, cash and check purchase volumes are projected to decline by 34% and 46%, respectively, while credit and debit card purchase volumes are projected to increase by 65% and 49%, respectively.

•	Migration to Online Channels – Over the past 20 years, the combination of the growth of the Internet, the decreasing costs of technology used to access the Internet, and the increasing adoption of electronic payments has driven the migration of commerce to online channels such as eCommerce and mobile commerce. We believe this migration will continue as market demographics shift to newer generations of consumers who use the Internet and mobile smartphones more heavily. According to the eMarketer Report, global eCommerce spending as a percentage of global retail spending is projected to increase from 6% in 2013 to 9% in 2018.

•	Globalization of Commerce – Commerce is evolving from a primarily local or regional activity to a multi-national or global activity due to several factors, including: (1) population growth rates and changes in socio-economic demographics in developing markets are creating large addressable markets for commerce; (2) large businesses and financial institutions are expanding across geographic borders as they seek to grow their own operations or serve customers who are expanding internationally; and (3) businesses of all sizes are conducting more commerce on the Internet, where online customers are not constrained by geographic distance. According to The Nilson Report dated January 2015, from 2013 to 2023, the percentage of global purchase transactions conducted in the United States and Canada will decline from 48% to 38%, while the percentage of transactions conducted in Asia and Latin America will increase from 27% to 38%, and the percentage of transactions conducted in the Europe, Middle East and Africa region will remain relatively flat, moving from 25% to 24%.

•

Adoption of New Technologies – The technology landscape around the world has changed significantly over the past decade and has become more accessible to consumers and smaller enterprises. The costs of traditional technology products and services, such as computer hardware, enterprise software, and telecommunications have declined materially, while Internet access speeds and the development of new social media have increased significantly. As a result, a significant amount of innovation has produced new, lower-cost technologies that are rapidly gaining adoption, such as mobile tablets, smartphones, cloud-based marketplaces, mobile apps, person-to-person networks, mobile wallets, and virtual currencies. The adoption of these technologies is also driving more spending on commerce-enabling solutions, such as business management software for SMBs, integrated POS systems and industry vertical-specific applications. According to a Hospitality Technology study in December 2014 on purchasing plans for 2015, 19% of restaurant businesses surveyed reported plans to install a POS system from a new vendor, 38% planned to develop or deploy a mobile POS solution, 38% planned to test and research new POS solutions, and 67% planned to add new functionality, features and/or modules to current POS software.

•	Increasing Use of Data and Analytics – As consumers and enterprises migrate to online channels and adopt new technologies, they are accessing and using more data. This information is being synthesized into new applications to empower consumers, such as location-based services or price-comparison search engines, and empower enterprises, such as audience measurement and market information solutions. Businesses and financial institutions are also increasingly investing in new analytical tools that enable them to access, mine, categorize, synthesize and analyze new data from their own operations and the marketplace to run their enterprises more efficiently and effectively. According to the IDC Report, global spending on big data analytics will reach $125 billion in 2015 and the number of large organizations in the United States that purchase external data will increase from 70% to 100% from 2014 to 2019.

•	Convergence of Commerce Channels – The migration to online channels, expansion into new geographies, adoption of new technologies, and the increase in the use of data is driving a convergence of commerce channels to a multi-channel environment. Whether consumers engage in commercial activities at a physical location, online from a personal computer, or remotely through a mobile device, they are increasingly demanding access to similar: (1) commercial information, such as inventory selection, menus, or financial accounts; (2) commercial incentives, such as promotional offers, savings discounts, and rewards; and (3) commercial engagement, such as client service and support. In response, businesses and financial institutions are increasingly looking for integrated technology solutions that can be used across all of their channels with enterprise-level functionality, controls, data management, analytical capabilities, and reporting tools.

•	Rise in Security Breaches – As the shift to electronic commerce, migration to online channels, and use of data increase, larger amounts of sensitive information are being stored and transmitted electronically by an increasing number of companies. As a result, a growing amount of information is being exposed and compromised around the world, causing a greater number of security breaches. According to the Global State of Information Security Survey dated September 30, 2014 by PricewaterhouseCoopers, the total number of information security incidents detected around the world increased to 42.8 million in 2014, which was the equivalent of 117,339 attacks per day. This total represents a 48% increase over 2013 and a 66% compound annual growth rate since 2009, when approximately 3.4 million information security incidents were reported.

Industry Challenges and Demands

As a result of these trends, we believe businesses and financial institutions are facing several challenges, which also have significant implications for providers of commerce-enabling technology solutions. These include:

•	Operational Complexity – Enterprises are facing an increasingly complex operating environment and set of choices as they develop strategies to migrate to new channels, expand into new markets, adopt new technologies, use data in new ways, and try to understand the implications of these decisions. In addition, new industry standards, regulatory changes, and increasing security requirements are compounding this complexity. As a result, we believe enterprises are seeking technology partners with: (1) the trust and expertise to help them manage through these complex transitions; (2) the breadth and depth of products and services to meet all of their needs; (3) the ability to integrate disparate functions into solutions that are easy and convenient to manage; and (4) the high quality client service to advise and support them when they need help.

•	Global Capabilities – Businesses and financial institutions that are looking to expand into new geographic markets are typically faced with the difficult, expensive and time-consuming option of selecting and integrating with different technology solutions providers in each market or region. As a result, we believe these enterprises are seeking technology partners with the capabilities to partner with them in multiple markets and regulatory environments.

•	Specialized Functionality – The proliferation of new technologies and available data are creating a growing demand for technology applications with increasingly specialized features and functions. Enterprises are looking to automate business practices and processes that are unique to their industry vertical and integrate these into their commercial activities. As a result, we believe enterprises are seeking technology partners with the ability to collaborate with software developers and integrate their specialized applications into their commerce-enabling solutions.

•	Real-Time Information – The growth of the Internet, proliferation of new technologies, and increasing use of data are also creating a growing demand for faster processing and analysis to deliver detailed, real-time information across multiple channels. As a result, we believe enterprises are seeking technology partners with fast, multi-channel processing capabilities and powerful analytical tools to deliver the most amount of value-added information in the shortest amount of time.

•	Service and Support Levels – All of these new trends and technological changes are increasing businesses’ and financial institutions’ demand for 24/7 access to high-quality client service and support personnel that have the experience and resources to help them in an increasingly complex and real-time operating environment. As a result, we believe enterprises are seeking trusted and dependable technology partners with global support capabilities and a strong track record of service in the marketplace.

•	Security Concerns and Capabilities – As larger amounts of data are transmitted electronically around the world and the number of information security breaches increases, we believe consumers, businesses, financial institutions, and government entities are becoming increasingly concerned about the protection of their data. In addition, new industry security standards are creating additional considerations and complexity for businesses and financial institutions. For example, in the United States, the major networks—Visa, MasterCard, Discover and American Express—are mandating that the liability for point-of-sale fraud will shift in October 2015 to the party, either the issuing financial institution or the business, which has not adopted the EMV security standard. As a result, financial institutions are reissuing new payment cards that have embedded EMV-compliant chips, and businesses are looking to replace their POS terminals or IPOS technologies with new devices that accept EMV cards. As a result, we believe businesses and financial institutions are seeking technology partners with established market leadership, powerful security solutions, robust fraud management resources and infrastructure, and expertise to manage risk around the world.

•	Regulatory Scrutiny – The intensity and scope of regulatory initiatives has increased significantly over the past few years around the world, particularly for financial institutions. This change has been driven by an increasing demand for operational transparency, an understanding and assessment of overall business risks, and consumer protection initiatives. As a result, we believe enterprises are seeking technology partners with the infrastructure to help them manage their regulatory compliance demands across multiple markets and the expertise to advise them on new initiatives and alternative strategies.

Opportunities for the Future

We believe these trends and the rapid pace of change in commerce are creating a complex operating environment for businesses and financial institutions, who will increasingly seek trusted technology partners to help them develop new solutions for how they run their enterprises, interact with their customers, and secure their data. We believe commerce-enabling technology solution providers will need to position themselves effectively in the future to address many new market demands and will need to demonstrate: (1) industry expertise and thought leadership; (2) genuine concern for their clients and quality customer support; (3) a strong understanding of global markets and the capabilities to operate in multiple geographies; (3) a broad suite of solutions that can be integrated across channels and markets depending on the client’s changing needs; (4) large scale and powerful processing and data analysis capabilities; and (5) a strong track record of security and risk management.

Our Competitive Strengths

We believe First Data has many competitive advantages that position us favorably in the global marketplace and will help us drive growth in the future.

Our Industry Leadership and Large Scale Give Us Operating Advantages

Based on our size, scale, and global footprint, we are a leading provider in our industry, having processed 74 billion transactions globally in 2014. Our clients include some of the largest and best known global retail and financial institutions, as well as millions of smaller businesses and banks across the world. We are:

•	#1 in Global Merchant Acquiring – In 2014, we served approximately 6 million business locations worldwide, including 4 million in the United States. According to The Nilson Report dated March 2015, First Data is the largest merchant acquirer in the world. In 2014, we acquired 11% of global credit and debit purchase volume and 39% of U.S. credit and debit purchase volume.

•	#1 in Global Issuer Processing – We have direct relationships with over 4,000 financial institutions, which we believe makes us the largest card issuer processor in the world for credit, debit, prepaid and private-label cards. In 2014, we had 785 million card accounts on file in the United States and 938 million globally versus 617 million reported by our closest competitor.

•	#1 in Independent Network Services – We own the STAR Network, the largest payments network in the world that is not owned entirely or in-part by issuing banks or a government entity. The STAR Network is accepted at over 1 million POS and ATM locations in the United States and processed 3.6 billion PIN debit and ATM transactions in 2014.

•	A World Leader in Global eCommerce – We provide eCommerce processing for large enterprise clients, SMBs and third-party payment services providers. We processed $418 billion of eCommerce volume around the world in 2014, representing 28% of the $1.5 trillion in total global eCommerce volume reported by the eMarketer Report.

Our scale enables us to cost-effectively leverage our fixed technology and operations infrastructure, helping us to produce high operating margins, incur low marginal capital expenditures, and generate strong operating cash flow.

Our scale also allows us to efficiently develop, acquire, and commercialize next-generation technologies globally. We believe this provides us with a competitive advantage over smaller industry participants, and this advantage will become even more pronounced as clients require solutions that enable them to operate in an increasingly complex technology, security, and regulatory environment.

We Deliver Integrated Solutions Across the Commerce Value Chain

We believe we offer our clients the most complete array of integrated solutions in the industry, covering their needs across next-generation commerce technology, merchant acquiring, issuing, and network solutions. We believe this differentiates us from our competition and will continue to drive growth in the future.

Our suite of commerce-enabling solutions includes a range of products for businesses and financial institutions of all sizes and types that help our clients grow their business, interact with their customers, and manage their operations.

•	For Our Business Clients – We provide a wide array of commerce-enabling solutions to small, medium, large and multi-national businesses. For example, we may provide an SMB client with POS, mobile and online payment acceptance, the Clover operating system, STAR Network acceptance, gift card solutions, the Perka loyalty system, Insightics information software, and our webstore-in-a-box solution. For large and multi-national businesses, we may offer many of these solutions, as well as others more tailored to their needs, such as enterprise security solutions, retail private label card processing, dynamic currency conversion, and payroll solutions.

•	For Our Financial Institution Clients – We provide a full suite of issuer processing and related services for financial institutions of all sizes. For example, for a community bank, we may provide debit processing, STAR Network as a debit and ATM network option, and online banking. For a large financial institution, we may also offer credit processing, retail private label processing, statement and card production, and outsourced client service.

We Have a Large and Diverse Distribution Platform

We sell our commerce-enabling solutions to approximately 6 million business locations and over 4,000 financial institutions through a combination of channels that provide us with a large, global distribution platform. Our distribution channels allow us to reach clients of all types and sizes. Uniquely, we have a wide network of bank relationships that exclusively provide us or our equity alliances with referrals to their customers and access to their combined global branch network of over 36,000 locations, which can sell First Data solutions. Our distribution platform includes:

•	Equity Alliances – We currently have equity alliances with eight large banks around the world in which we have a controlling or material equity ownership stake, including 3 of the top 6 acquiring banks. These alliances are stand-alone entities, but leverage the trusted brands, customer relationships, and distribution capabilities of our partners to sell our solutions.

•	Revenue Sharing Alliances – We have entered into over 80 partnership alliances with large and mid-sized banks which resell our solutions in exchange for a share of the revenues generated by these sales. Similar to our equity alliances, our revenue sharing alliances leverage the trusted brands, customer relationships, and distribution capabilities of our partners.

•	Referral Partnerships – We partner with over 400 banks and over 1,200 non-bank entities which refer us to their customers in exchange for various forms of compensation. These partners leverage their individual market positions, domain expertise, and customer bases to identify new sales opportunities on our behalf.

•	Direct Sales – We employ approximately 2,300 relationship managers and sales people who service leads from revenue sharing alliances, referral partnerships, and other sources. Our sales force utilizes a customized consultative approach to understand the needs of our business and financial institution clients in order to identify and offer them the best First Data solutions to meet their needs.

•	Indirect Sales – We partner with over 1,100 third parties who actively re-sell our solutions. These parties include independent sale agents, ISOs, PSPs, ISVs, and VARs who often have specialized sales capabilities to reach into local communities, small businesses, eCommerce channels, or specific industry verticals.

We believe that over the past 20 years, First Data has built significant expertise in successfully structuring and operating different types of distribution partnerships around the world. We believe this is a significant competitive advantage, and has helped us broaden our distribution platform over time.

We Have a Global Footprint Enabling Us to Reach Clients Around the World

We have operations in 36 countries and serve clients in 118 countries around the world directly and indirectly. We have well-established businesses and partnerships to serve clients in large developed economies such as the United States, the United Kingdom, Germany, and Australia where the penetration of electronic payments is high and the use of commerce-enabling technologies is common.

We have also made strategic investments and developed key partnerships in fast-growing emerging markets where the penetration of electronic payments is lower. For example, in India, we have a merchant acquiring joint venture with ICICI, the country’s largest private-sector bank, and in Brazil, we serve various financial institutions with our VisionPLUS software and established a new merchant acquiring business, named Bin, in 2014.

We believe our global breadth is an increasing competitive advantage as multi-national organizations, such as retailers, restaurant chains, and financial institutions, want to work with a single trusted technology partner across multiple geographies to deploy various solutions. We also engage local business and financial institution clients around the world who are seeking to adopt next-generation solutions from a global leader in electronic commerce, rather than the often less-advanced offerings of local competitors.

Our Broad-Based Client Service Capabilities Differentiate Us

Most clients view their payments systems as mission-critical infrastructure for their businesses. In addition, our clients around the world are also facing increasing operating complexity due to new technologies, such as mobile payments, and the implementation of new regulations and standards, such as the EMV liability shift in the United States beginning in October 2015. Our ability to provide our clients with broad-based client service is a major competitive advantage, especially against emerging companies that often lack deep client service capabilities.

We Have Powerful, Proprietary Technology Platforms

We own and operate proprietary technology platforms which give us a wide range of capabilities that distinguish First Data in the global marketplace and provide us with significant competitive advantages. Our powerful technology platforms are strategically positioned around the world to meet the different technical needs of our large, diversified client base and support our global operations. We also offer clients significant choice in how we deploy these platforms, including through end-to-end outsourcing, licensing of our technology, providing managed services, and offering software-as-a-service. These platforms enable us to provide a best-in-class suite of commerce-enabling solutions, in a large number of different markets, with a varied set of regulatory requirements, across multiple sales channels.

Our technology platforms provide a range of functions, including: (1) hosting and management of our proprietary software solutions and our cloud-based business applications; (2) end-to-end processing of our clients’ commercial transactions, including front-end functions to facilitate the capture and authorization of payment transactions, the network connectivity services to route certain types of transactions, and the back-end functions to facilitate clearing and settlement of funds; (3) risk management functions to help prevent and detect fraud and the security functions to protect our clients’ data; and (4) data management functions to help our clients organize, analyze, and synthesize data.

We develop and maintain our platforms in-house, which enables us to ensure they are highly stable, secure, and scalable with substantial excess capacity to expand our capabilities without the need for material new investment. This allows us to improve operating margins as we add incremental processing volumes and launch new technologies to address emerging opportunities in a rapidly changing market.

We Have a Strong Controls Operation

We have built a strong controls operation that helps us manage our risks and work collaboratively with our clients on control-related issues. We have invested significantly, hiring control professionals from leading, highly-regulated global organizations with deep experience in technology, financial services, payments, cyber-security and related fields. This provides us with a stable controls environment around enterprise risk management, underwriting and credit risk, third-party risk, and regulatory compliance, among other areas. It also makes us an attractive third-party provider for all of our clients, but particularly for our financial institution clients and partners, who are under intense regulatory scrutiny. We are a trusted partner who can speak credibly on control-related matters and who can work collaboratively to find solutions. We believe these capabilities help us retain and win clients.

Our Experienced, World-Class Management Team Has a Track Record of Execution

Beginning with the hiring of Frank Bisignano, our Chairman and Chief Executive Officer and the former co-chief operating officer of JPMorgan Chase & Co., in April 2013, we have built a world-class management team as part of our transformation efforts. Beyond the Management Committee, over two thirds of our top 150 management executives have been hired since May 2013, bringing with them extensive operating experience in the financial services, payments, and technology industries and a track record of execution at leading public companies. Our new management team has already had a significant impact on First Data’s performance, launching numerous new products including our new Clover operating system, completing the development of several strategic partnerships, and significantly strengthening our capital position.

Our Strategies

Our competitive strengths have positioned us favorably to pursue a variety of opportunities around the world. We plan to grow our business and improve our operations by executing on the following strategies.

Help Our Clients Grow Their Businesses Through Our Expanded Set of Solutions

We believe our success will be driven by our focus on helping our clients grow their businesses. We intend to achieve this by providing our clients with innovative, next-generation commerce solutions along with our broad set of existing solutions. Our focus on innovation — combined with the direct relationships we enjoy with many businesses and financial institutions, and the critical nature of the services we already provide to many clients — positions us well, in our view, to quickly develop, commercialize, and deploy new commerce innovation to our clients.

We have many opportunities, in our view, to sell our expanded set of commerce solutions. We intend to sell these products to new clients through all of our major existing distribution channels, often through more enhanced product bundling. In addition, given the large size of our existing client base, we believe we have an outsized opportunity to sell our new solutions to existing clients, many of whom may not be aware of the availability of our next generation commerce solutions nor that these solutions are designed to easily integrate into their existing First Data solutions.

Continue Our Greater Focus on Innovation

We drive innovation through a combination of building organically, partnering with other technology innovators, and selectively pursuing acquisitions — all approaches in which we have significant experience. We believe we are an attractive partner and often the acquirer-of-choice for next-generation commerce technology companies, who seek to leverage our large distribution network and existing client base to deploy their solutions.

Within the past three years, we acquired and are commercializing the solutions of six commerce-focused technology start-ups: Clover, Perka, Gyft, SpreeCommerce, EasyWay Ordering, and Transaction Wireless. We also partner with many leading technology companies to deliver commerce-enabling solutions.

Our innovation investments are focused on helping our clients attract new customers, interact in more innovative ways with their customers, understand their customers better, and protect their and their customers’ data and other information.

Since 2013, we have launched many innovative solutions. For example, targeting the SMB market, we launched Clover, a tablet-based integrated POS system that can harness the creativity of third-party developer solutions; with Clover we aim to create the largest open architecture platform for commerce-enabling solutions and applications for business owners. Recognizing the growing desire for analytics, we launched Insightics, an innovative cloud-based software that unlocks the power of big data behind payment transactions for the SMB market. Seeing the growing need for security solutions, we launched TransArmor, an encryption and tokenization solution for business owners, and we built a comprehensive EMV solution for card issuers. Seeing the growing interest in the virtualization of payment cards, we acquired Gyft and Transaction Wireless, significantly increasing our capabilities in the issuance and distribution of virtual gift cards. Finally, given our position as a leading issuer processor, we are creating a functionality to target the alternative lending market.

Enhance Our Client-Facing Teams

We believe we can grow our business and serve our clients better by investing in our client-facing personnel. Given our now-expanded solution suite, we believe we have more opportunities to conduct enterprise selling to new and existing clients, and more opportunities to sell new innovations into our large existing base of clients. We believe these initiatives should help drive new sales and increase client loyalty and retention.

We are undertaking key initiatives to enhance the effectiveness of our client-facing teams, including:

•	Expand Our Sales Force – In the fifteen months ended June 30, 2015, we expanded our sales force by more than 20% and we are building our enterprise coverage teams.

•	Focusing on New Verticals – We are deepening our focus on select attractive industry verticals, such as government, gaming, sports and entertainment, and healthcare, among others. In order to increase our penetration in these verticals, we plan to deepen our specialist sales capabilities, enter into new distribution partnerships, and create targeted promotions and incentives.

•	Expand our Distribution Partnerships – Our sales force is also increasing its focus on signing new partnership agreements with third-party resellers who typically desire easy technical integration with our systems. We have invested in next-generation customer boarding tools, easy-to-use application program interfaces (APIs) and software developer toolkits (SDKs), and our new AccessOne portal, which provides ISOs, PSPs, VARs, and ISVs with specialized sales tools.

Grow Our eCommerce Business

Our leading eCommerce presence positions us well to continue to capitalize on this fast-growing segment. We are focused on improving the eCommerce technical capabilities we provide our clients, expanding our relationships with businesses whose presence is primarily online, and increasing sales of eCommerce to brick and mortar businesses.

We plan to strengthen our core eCommerce technical capabilities and global reach through significant ongoing investments, allowing us to provide our clients: (1) a single, simple connection path to our gateways through our Rapid Connect universal integration messaging solution; (2) improved risk and fraud management solutions; (3) access to a greater number of alternative payment services which have been developed for specific customer segments and geographic markets; and (4) more effective global eCommerce gateways. In addition to these investments, we intend to continue to support our PSP clients as they grow and expand into new countries and customer segments by enabling them to establish new relationships with our network of financial institution partners, and by leveraging the global capabilities of our OmniPay eCommerce processing platform.

We are also focused on expanding our relationships with businesses whose presence is primarily online. We plan to widen our integration with shopping carts, web design firms, and other eCommerce infrastructure partners. We have also launched Payeezy, an all-in-one eCommerce solution for SMBs that includes web and mobile storefront development, payment processing, security and fraud management, together with new integration tools and APIs that are convenient and easy to use.

We also plan to increase the penetration of eCommerce sales to existing brick and mortar businesses, which will be achieved through solutions such as Payeezy, increased bundling of eCommerce with other First Data solutions, and selling eCommerce solutions to clients who currently lack an online presence.

Expand Our Clover Operating System

We acquired Clover, an open architecture, integrated POS operating system, in December 2012. At the time of acquisition, Clover had less than a dozen employees, none or only partially developed software, hardware options, and distribution strategy. Since then, we have grown Clover to 53 engineers, launched three versions — Clover Station, Clover Mobile and Clover Mini — and built a robust open architecture platform that can service a broad array of business clients. Within Clover, we also offer a cloud-based Clover App Market for business applications.

Our goal with Clover is to create the largest open architecture platform of commerce-enabling solutions and applications for business owners. We believe we can achieve this goal by leveraging the breadth and scale of our distribution channels, and selling into our large existing client base. The recently launched Clover Mini, for example, will compete in the high-volume traditional POS terminal space, and will, over time, likely become First Data’s preferred terminal solution for acquiring clients. We are still in the early stages of this journey, so Clover has not yet had an opportunity to have a material impact on our financial performance to date, but we believe that Clover can play a significant role in our future growth.

In addition to enhancing our ability to drive core acquiring sales, Clover allows us to earn incremental revenue from business clients. Currently, certain versions of Clover charge a recurring software-as-a-service fee, and we also generate revenue from the Clover App Market, where we typically have a revenue share arrangement on paid applications with the application developer.

We also believe Clover can help enhance client retention because it will become core to our clients’ businesses, and position First Data as a value-added partner. For example, business owners may use applications in the Clover App Market to manage their employees’ work schedules, operate customer loyalty programs, integrate transaction information directly into their accounting software, and gain analytical insight into their business.

We believe it will be challenging for potential competitors to replicate Clover, particularly because of its open application marketplace. One of the primary drivers of success of an open application marketplace is the ability to attract third-party application developers, who are often motivated to have their applications deployed on platforms with the broadest reach. We believe our Clover App Market is uniquely positioned to attract many of these third-party developers given First Data’s distribution strength into business clients.

Expanding the STAR Network’s Capabilities

We intend to drive the STAR Network’s growth by expanding its functionality and by cross-selling it more effectively with other First Data solutions. We have already expanded STAR’s available card holder verification methods from PIN to now also include PIN-less. We are also investing in more advanced fraud capabilities for STAR, and we will continue to consider additional enhancements to STAR’s capabilities. We believe financial institutions, businesses, and commerce technology companies are increasingly looking for additional network options. This, coupled with the expanded array of solutions we sell to these business and financial services client bases, creates more opportunities for us to cross-sell STAR issuance and STAR acceptance with our other issuing and acquiring solutions.

Expand Our Global Footprint and Offerings

We have operations in 36 countries and serve clients in 118 countries across North America, Latin America, Europe, the Middle East and Africa, and the Asia Pacific region. We have expanded globally over the past 15 years, including recently in India and Brazil, and we intend to continue to expand our global footprint by making strategic investments and developing key partnerships in attractive new markets. This strategy allows us to expand our offerings by selling many of our integrated solutions, including several recently developed next-generation products, to our non-U.S. client base in existing and new markets. The realignment of our operating segments into GBS, GFS and NSS in the second quarter of 2015 was designed to establish global lines of businesses that support our client base and allow us to further globalize our solutions while working seamlessly with our teams across our regions.

We may enter a new geographic region or country in several ways, including establishing a new office and hiring local salespeople, creating a new distribution partnership, and acquiring local assets or a business. We are selective in determining which markets to enter and typically consider a range of factors before entering a new country or region, including local market size, growth, profitability, commerce and technology trends, regulatory and other risks, required investments, management resources, and the potential return on investment.

Continue to Enhance Our Operating Efficiencies

Our focus on cost optimization will remain a persistent part of our culture. We will leverage the deep operating expertise of our management team to identify opportunities to improve our operating efficiencies, plan to and continue to leverage our fixed technology and operations infrastructure as our business grows. We will execute on this strategy by implementing various initiatives, including:

•	Operational Excellence – We utilize an ongoing program to identify and implement opportunities for productivity improvements through process redesign, capacity analysis and optimization, automation, organizational effectiveness, and technology rationalization. As part of this program, we are rolling out a “Global Process Head” model to ensure visibility on the performance of our end-to-end processes across global sites to identify opportunities for optimization.

•	Procurement Excellence – We have launched an initiative to optimize our approximately $2 billion of annual non-compensation expenses by reviewing our inventory of vendors, optimizing terms, and enhancing our demand management processes.

•	Location Strategy – We are implementing a location strategy program to improve workforce effectiveness and reducing costs through the consolidation of various satellite facilities into larger, but more efficient regional hubs.

•	Offshoring and Outsourcing – We have client service support delivered through partners in India, Dominican Republic, and the Philippines, providing time zone flexibility and resiliency. We are strengthening our current offshoring and outsourcing programs by building a captive site for operations processing within our India entity, creating two technology collaboration centers in India, and partnering with select third parties to improve quality, productivity, and cost.

Manage Our Capital Structure to Enhance Free Cash Flow Generation

We intend to proactively manage our capital structure to reduce our interest expense and increase our free cash flow, which could be used to further de-leverage our consolidated balance sheet. For example, since July 2014, giving effect to this offering, the 2014 Equity Recapitalization, and the 2015 Refinancing, we will have raised $6.5 billion in equity capital to reduce debt and reduced our annual interest expense by approximately $800 million (including the effect of the full repayment of debt of FDH in 2014).

We believe refinancing opportunities can further enhance free cash flow generation. After this offering, we will have approximately $18.4 billion of long-term borrowings outstanding with a weighted average cost of approximately 6.71%. In the current market environment, we believe there may be material refinancing opportunities of our debt at lower interest rates. Over $10.0 billion of our notes become callable on more favorable terms over the 12 months commencing August 31, 2015 (before giving effect to the use of proceeds from this offering), with approximately $1.4 billion in the second half of 2015 and $8.6 billion in the first half of 2016. For example, in the third quarter of 2015, we refinanced our $1.6 billion aggregate principal amount of 7.375% senior secured first lien notes and $510 million of 8.875% senior secured first lien notes that became callable on more favorable terms in June and August of 2015, respectively, with $1.0 billion of term loans priced at LIBOR plus 375 basis points and $1.2 billion of new 5.375% senior secured first lien notes.

Our Segments and Solutions

We provide a range of solutions to businesses and financial institutions across the value chain of commerce-enabling services and technologies. We create our value-added solutions from a suite of proprietary technology products, software, cloud-based applications, processing services, security offerings and customer support programs that we configure to meet our clients’ individual needs. We provide these in three operating segments: Global Business Solutions, Global Financial Solutions, and Network & Security Solutions, as illustrated below.

Global Business Solutions

Our largest segment, Global Business Solutions, provides businesses of all sizes and types with a wide range of solutions at the point of sale, including merchant acquiring, eCommerce, mobile commerce, POS, and other business solutions. We serve approximately 4 million business locations in the United States and 2 million outside the United States. Our largest service in this segment is merchant acquiring, which facilitates the acceptance of commercial transactions at the point of sale, whether a retail transaction at a physical business location, a mobile commerce transaction through a mobile or tablet device, or an eCommerce transaction over the Internet. In 2014, we acquired $1.7 trillion of payment volume in the United States and $211 billion of payment volume outside the United States, up 2% and 14%, respectively, over 2013.

We employ a variety of go-to-market strategies in our GBS segment. We operate direct sales teams and also partner with indirect non-bank sales forces, such as independent sales agents, ISOs, ISVs, VARs, and PSPs to sell our commerce solutions to SMBs. In addition, we leverage the powerful sales capabilities of our bank partners to go to market through several structures, including joint venture equity alliances, revenue sharing alliances, and referral partnerships. For more detail on our large, global distribution capabilities, see “—Our Sales and Distribution.”

The Global Business Solutions segment generates approximately 77% of its revenues from clients in our North America region, 14% from clients in the EMEA region, 5% from clients in our APAC region, and 4% from clients in our LATAM region. The Global Business Solutions segment’s revenues and earnings are impacted by the number of transactions and payment volume, the mix of consumer usage of credit cards, debit cards, stored value cards, and checks written at the POS, and the size of the business. GBS generally experiences increased POS activity during the traditional holiday shopping period in the fourth quarter, the back-to-school buying period in the third quarter, and certain holidays.

Our GBS segment revenues are primarily derived from processing credit and debit card transactions for business clients and also include fees for providing processing, loyalty and software services and sales and leases of POS devices. Revenues are generated from a variety of sources:

•	Discount fees charged to a merchant, net of credit and debit card interchange and assessment fees charged by the payment networks. The discount fee is typically either a percentage of the purchase amount or an interchange fee plus a fixed dollar amount;

•	Processing fees charged to our alliances;

•	Processing fees charged to merchant acquirers who have outsourced their transaction processing to us;

•	Sales and leases of POS devices;

•	Fees from providing reporting and other services; and

•	Software and software-as-a-service fees generated from the Clover App Market.

Merchant Acquiring and Processing Solutions

Our largest service in the Global Business Solutions segment is merchant acquiring, which enables our business clients to accept electronic payments, such as credit, debit, stored-value, and loyalty cards. These services include transaction capture, payment authorization, funds settlement, charge-back handling, and Internet-based gateway encryption and routing. The vast majority of these services pertain to transactions which are routed through a payment network (such as Visa or MasterCard), an EFT network (such as the STAR Network, which is owned by us), or other payment issuer networks (such as American Express and Discover). Merchant acquiring revenues are generated from a variety of sources, including (1) discount fees charged to a merchant, net of credit and debit card interchange and assessment fees charged by the payment networks, which is typically either a percentage of the purchase amount or an interchange fee plus a fixed dollar amount; (2) processing fees charged to our alliances; (3) processing fees charged to merchant acquirers who have outsourced their transaction processing to us; (4) sales and leases of POS devices; (5) monthly or annual fees from providing reporting, compliance, security, and other services; and (6) software-as-a-service fees generated from the Clover App Market.

We typically provide these services as part of a broader commerce-enabling solution to our business clients across multiple channels, including:

•	Retail Point-of-Sale – Physical businesses or storefront locations, such as retailers, supermarkets, restaurants and petroleum stations, with brick and mortar facilities, which we refer to as Retail POS;

•	Mobile Point-of-Sale – Physical businesses with remote or wireless storefront locations, such as small retailers and service providers that use mobile devices to accept electronic payments, which we refer to as Mobile POS; and

•	Online Point-of-Sale – Online businesses or website locations, such as retailers, digital content providers, and mobile app developers with Internet-based storefronts that can be accessed through a personal computer or a mobile device, which we refer to as eCommerce.

Our Clover Operating System

We acquired Clover, an open architecture, integrated POS operating system, in December 2012 and invested in the technology to significantly enhance and expand its capabilities. Our goal with Clover is to create for business owners the largest open architecture platform of commerce-enabling solutions and applications in the world. We have expanded the family of Clover products to include the Clover Station, Clover Mobile and Clover Mini, and each device provides a broad range of next-generation features and software applications designed to help business clients conduct commerce. Within Clover, we also offer a cloud-based Clover App Market for business applications. Our software marketplace is designed specifically to provide business clients with integrated software applications that they can download and install quickly and easily on their Clover devices. Business applications can be developed internally by First Data, such as Perka, Gyft, and Insightics or by third-party developers. As of June 30, 2015, the Clover App Market has 106 active business applications and 277 in development.

In addition to enhancing our ability to drive core acquiring sales, Clover allows us to earn incremental revenue from business clients. Currently, certain versions of Clover charge a recurring software-as-a-service fee, and we also earn economics from the Clover App Market, where we typically have a revenue share arrangement on paid applications with the application developer.

We also believe Clover can help enhance client retention because we believe it will become core to our clients’ businesses, and position First Data as a value-added partner. For example, business owners may use applications in the Clover App Market to manage their employees’ work schedules, operate customer loyalty programs, integrate transaction information directly into their accounting software, and provide analytics on their business.

Summary of GBS Solutions

The following table provides additional detail of select solutions provided by our Global Business Solutions segment.

Category	Service	Description	Benefits
Card Acceptance Solutions	Core Acquiring Solutions, Credit/Debit/ Electronic Benefits Transfer Acceptance	Integrated solutions that enable businesses to accept a wide range of payment types simply and securely, including credit, debit, check, gift, and Electronic Benefits Transfer in magnetic stripe, chip card, and mobile form factors.

•  Fast, intelligent, secure, and compliant core acquiring solution

•  Increased operating efficiency and reduced risk of fraud

•  Acceptance of international payment types

•  Seamless integration with POS software and IPOS systems

	GlobalChoice™ Dynamic Currency Conversion	Enables online businesses to transact with international buyers in their home currencies.

•  Attract new customers to increase overall sales

•  Earn additional revenue from every transaction processed in a foreign currency

•  Eliminate exposure to foreign exchange rate risk

•  Reduce the cost of accepting payment cards issued in foreign countries

•  Reduce shopping cart abandonment and increase sales conversion rates

Acquirer Processing	OmniPay	Global provider of card and electronic payment processing services enabling financial institution acquirers and their customers to accept payment transactions for face-to-face and online transactions.

•  Single, global platform

•  Acceptance and processing for a wide range of payment types in 192 currencies

•  Simplify and reduce costs of maintaining compliance with international card network rules

•  Streamline domestic regulatory payment network compliance when operating in multiple markets

	Acquirer Processing Solutions	Payment transaction processing and related back-office services provided to financial institution acquirers.

•  Scalable, secure processing platform with connectivity to major international and domestic payment networks

•  Support for client service and back-office operations under the financial institution’s brand

Category	Service	Description	Benefits

eCommerce Solutions	Payeezy™ eCommerce Solution	A full-featured Internet gateway that enables payment acceptance on SMB websites and offers developer-friendly payment integration tools for web and mobile commerce applications.

•  Accept a wide array of online payments securely

•  Eliminate the need for multiple payment service providers

•  Cutting-edge data protection technology

•  Allow payments on mobile devices in customers’ home currencies

	Online Payment Solutions	Robust payment solutions that enable businesses to offer a seamless eCommerce experience across international borders and electronic devices.

•  Accept a wide range of payment types, including eCheck and mobile wallets

•  Single, simple point of integration to all of First Data’s platforms

•  Advanced security for end-to-end data protection and PCI/EMV compliance

•  Reporting capabilities that yield valuable insights

	Alternative Payment Options	Enable online businesses to accept alternative payment types such as PayPal, PayPal Credit, Google Wallet, mobile wallets such as Apple Pay, checks, and gift cards.	• Attract new customers and reduce online shopping cart abandonment • Increase average order value • Manage chargeback liability with advanced fraud tools

	Global ePricing	Enables businesses to display pricing and accept payments in more than 140 foreign currencies while receiving funds in U.S. dollars.

•  Attract new international customers and increase sales with an “in-country” shopping experience

•  Collect payments in U.S. dollars regardless of customers’ home currency

•  Manage currency conversion exposures through an integrated, low-risk managed exchange rate

•  Minimize cost of international payment acceptance

Category	Service	Description	Benefits
Business Management Solutions	Clover Operating System

Clover is a proprietary, cloud-based, all-in-one, point-of-sale operating system that helps businesses manage their sales and daily operations. The Clover system is available in multiple integrated point-of-sale devices, including the Clover Station, Clover Mobile, and Clover Mini.

Clover provides an open platform for third-party developers to create new business applications, which business owners can download to fully customize their solution to meet their evolving needs.

Available with a broad range of software configurations, from traditional terminal management via our First Data 2000 software suite, to our most comprehensive First Data Pro software, which incorporates a full range of applications to support all business management processes.

•  Easy-to-use out of the box, with no lengthy manuals or tutorials required

•  Available in a variety of form factors to suit the needs of individual businesses

•  Configurable to meet business owners’ unique technology and software needs

•  Automatic software and security updates, including our integrated TransArmor payment security system

•  Accept EMV and contactless cards

•  Customizable with proprietary and third-party business management apps that can be downloaded through the Clover App Market

•  Track inventory, manage employees, and review customer analytics remotely

•  Cloud-based software with access to reports and dashboards that can be accessed from any Internet connection

•  Integrated with customer relationship management tools and insightful reports from First Data applications such as Insightics, Gyft digital gift cards, and Perka mobile marketing

	Insightics (Advanced Business Intelligence)	Powerful, simple-to-use, cloud-based solution to help SMBs grow their businesses with unique, actionable insights that make smarter marketing simple by understanding customer spending patterns, the impact of marketing efforts, and the performance of their business compared to similar businesses.

•  Gain valuable insights based on actual sales data with the Insightics app for Clover

•  Easily monitor business performance on a weekly, monthly, or annual basis

•  Measure the ROI of marketing programs across channels and segments

•  Bring in new customers and understand individual customer behavior

•  Identify key areas for effective marketing by understanding where customers live and shop

Category	Service	Description	Benefits

Marketing Solutions	Perka	Sophisticated mobile marketing tools made simple and accessible for SMBs, enabling them to offer customized rewards programs, send special offers directly to customers’ mobile phones via the Perka app, identify the most devoted customers in-store, and deliver a special and personalized shopping experience.

•  Professional-caliber, customizable marketing program at a lower cost than alternatives

•  Increase customer engagement and sales

•  Enable businesses to identify high-value customers and deliver personalized experiences or perks

•  Social media promotional features that can help reach new customers

•  Tools that enable businesses to market directly to customers’ mobile phones, even when they are not in the store

Mobile Commerce Solutions	Mobile Payments Acceptance	Acceptance of contactless payments initiated from mobile phones, including Apple Pay. Available with Clover, traditional First Data terminals, and non-First Data hardware.	• Accept a wide range of payment methods preferred by customers • Increase transaction security and speed at the point of sale
	First Data Mobile Pay (Mobile Terminal Solutions)	Enables businesses to accept payment cards safely and reliably, anywhere and anytime, on mobile phones and tablets.

•  Accept payments safely and simply outside of a fixed store location

•  Accept mobile payments with minimal up-front investment in equipment and technology

•  Simple, transparent pricing

•  View transactions and add or delete account users in real-time

	Digital Commerce	Enables petroleum and quick-service restaurant businesses to allow customers to pre-order food, activate a pump, or receive time-sensitive offers prior to reaching the point of sale.	• Increase customer loyalty and engagement • Increase efficiency and speed of business operations • Reach customers through a range of interaction channels

Category	Service	Description	Benefits
POS Solutions	Integrated Payment Systems and POS Software	All-in-one solutions tailored for retail, services, and restaurant businesses, including POS systems and business management applications.

•  Accept payments securely

•  Manage business operations with integrated applications (e.g., inventory, table management, loyalty)

•  Check prices, inventory availability, and stock location

•  Track customer visits and purchase histories to offer more personalized service and promotional offers

	POS Terminals and Peripherals	Reliable, high-performance, high-speed point-of-sale payment acceptance hardware solutions.	• Broad range of products to meet a variety of payment acceptance needs • Acceptance of magnetic stripe, EMV, contactless, and mobile payments • Highly reliable devices with multi-layered security

	POS Terminal Management	Deployment management for POS terminals and other related accessories (e.g., PIN pads and label printers), including procurement, warehousing and inventory control, terminal programming and key injection, deployment, set-up and telephone training, equipment service, repair and replacement, remote terminal software updates, technical support, customized reporting, and conversions.

•  Full support for supply chain, servicing, and maintenance of POS equipment

•  Manage POS programs with fewer dedicated personnel and less up-front investment

•  Streamline upgrades of POS equipment, particularly for large, multi-store businesses

Other Business Solutions	Global Leasing	Cost-effective leasing of point-of-sale equipment.	• No upfront investment costs • High approval rates • Flexible terms including low, fixed monthly payments • State-of-the-art POS solutions and equipment, including Clover Station and Clover Mobile

Category	Service	Description	Benefits

	Merchant Cash Advance	Working capital financing for businesses.

•  Simple one-page application with no application fees

•  Receive funds in as few as three to five days

•  No fixed term or monthly payment

•  Automatic repayment through partial withholding of daily card sales

Alternative Markets	PayLucky Solutions	Suite of payment solutions for online gaming operators and land-based casinos to enable funds collection and payouts.	• Broad range of payment solutions for funds-in and payouts • Immediate player access to funds • Advanced analytics to minimize risk

Global Financial Solutions

Our Global Financial Solutions segment provides financial institutions, which include bank and non-bank issuers such as retailers with proprietary card portfolios, with a broad range of solutions that enable them to offer financial products and solutions to their customers. We serve over 1,200 financial institutions globally and deliver value to clients through a variety of channels, including end-to-end outsourced processing, managed services, and various software delivery models utilizing our proprietary VisionPLUS application. Our services include credit card and loan processing, commercial payments, and related supporting products. In 2014, we processed 6.5 billion transactions on our platforms. In 2014, GFS managed 694 million card accounts on file in the United States, up 4% over 2013 and 153 million card accounts on file outside the United States, up 7% over 2013.

Our GFS clients include some of the world’s largest financial institutions, which we serve across 90 countries. Our largest service in this segment is issuer processing, which helps banks and non-bank issuers provide credit, commercial, and retail card programs to their account holders. We also provide licensed and managed platforms for processing activities to financial institutions globally. Depending on the market, our solutions are often bundled with related offerings, such as output services for statement printing and personalization of plastic cards, settlement and back office support, outsourced billing, remittance processing, and customer support call center services. As part of these solutions, we also provide custom programming and development to clients.

The Global Financial Solutions segment generates approximately 55% of its revenues from clients in our North America region, 33% from clients in the EMEA region, 6% from clients in the APAC region, and 6% from clients in the LATAM region. Within the United States, revenues are diversified across financial institutions of all sizes and are spread across the country. Global Financial Solutions’ revenues and earnings are impacted by the number of consumer, commercial, and retail private label credit card accounts that are issued and actively in use. Revenue and profit growth is primarily driven by increased card usage, issuance of new cards from growth in existing clients and sales to new clients, and the related account conversions.

Our GFS revenues are primarily derived from credit and retail card processing services, output, loyalty and software services provided to financial institutions. Revenues for GFS services are typically generated on the basis of number of accounts on file, statements/letters printed and mailed, and personalized plastics issued.

Processing Services and Licensing

Processing services and licensing provide solutions to financial institutions and other issuers of credit, such as banks, group service providers, retailers, consumer finance companies, and credit unions that enable these issuers to process transactions on behalf of customers. Depending on our clients’ needs, we deliver these solutions through our proprietary outsourced services platforms, software application licenses, or software-as-a-service hosted in the cloud. Services in our proprietary platform include transaction authorization and posting, account maintenance, and settlement. Our VisionPLUS software is used globally as both a processing solution and a licensed software solution that enables clients to process their own transactions, depending on the market. We also enable merchants and financial institutions to offer next generation payment solutions to their clients, such as Apple Pay.

Revenues for card issuing processing services are derived from fees payable under contracts that depend primarily on the number of cardholder accounts on file. More revenue is derived from active accounts (those accounts on file that had a balance or any monetary posting or authorization activity during a specified period) than inactive accounts. Revenues are also derived from licensing fees for our VisionPLUS application, as well as cardholder and data transactions and professional services such as programming.

Account Support Services

Along with our processing and licensing solutions, we provide a variety of supporting services throughout the life cycle of each account. Services include processing a card application, initiating service for the cardholder, accumulating the card’s transactions into a monthly billing statement, and posting cardholder payments. Other services provided include customized communications to cardholders, plastics personalization and mailing, information verification associated with granting credit, debt collection, remittance processing, and client service on behalf of financial institutions. We also provide programming and customization to enhance and tailor our solutions to clients’ needs through professional services.

Summary of GFS Solutions

The following table provides additional detail of select solutions provided by our Global Financial Solutions segment that enable financial institutions to do business with their customers.

Category	Service	Description	Benefits
Processing Solutions	Credit and Retail Private Label Processing	Core solution to support the entire process of credit card and retail private label card issuance, from underwriting new accounts to authorizing transactions and managing delinquencies.

•  Efficient credit card processing, with near real-time approvals

•  Online management tools to view reports, retrieve statements, and develop marketing materials

•  Ability to assess risk on new accounts through our proprietary systems

	Commercial Card Solutions	Enable financial institution clients to offer business, corporate, and purchasing cards and cash management services (for example, ACH and wire payments) to their customers.	• Customized card processing workflows • Detailed reporting and control with First Data 360Control system • Multiple billing and payment options to enhance cash flow management

Category	Service	Description	Benefits
	Consumer Loan Processing	Loan processing solution using a single processing platform that supports unsecured lending and installment loans, home equity and other lines of credit, student lending, and healthcare financing.

•  Enable clients to manage their loan portfolios and card portfolios on the same platform

•  Support for regulatory reporting and compliance

•  Reduced risk using fraud and credit scoring tools

•  Flexibility and control of loan terms and pricing

Vision Payment Solutions	VisionPLUS	Business software application for processing large payment portfolios, with support for issuing and acquiring of credit, debit, prepaid, and private label consumer and commercial cards issued under the American Express, JCB, UnionPay, MasterCard, and Visa brands.

•  Highly configurable and flexible; available as both a processing solution in some markets, as well as a licensed solution

•  Scalability to add new product functionality and capabilities

•  Easy to integrate and upgrade

•  Support for multiple currencies and languages

•  Support for customers’ access through online and mobile channels

	VisionPLUS Flex	Our VisionPLUS solution tailored to run on midrange servers, for cost-effective deployment targeted towards small and mid-size financial institutions.	• Ability to deploy VisionPLUS quickly on cost-effective midrange servers • Support for multiple currencies and languages • Support for customers’ access through online and mobile channels
Account Support Services	Plastic Card Services	Card plastics personalization, embossing, printing, carrier printing, and mailing of plastic cards, including EMV chip cards.

•  Full-color, digital card printing to support card programs and designs

•  Card activation services to enable account holders to activate their cards

•  Online access to perform various functions, including managing inventory and modifying production requests

•  Low cost through scale

•  Provide EMV cards, which increase security and fraud protection

Category	Service	Description	Benefits

	Statement and Document Management Services	End-to-end services for financial institutions to communicate with their customers through mailed or electronic document delivery, including a composition platform with advanced document formatting capabilities and full-color printing for account statements, letters, and other notices.	• Client-branded statements and communications • Multiple delivery channels • Low cost through scale
	eMessenger	Electronic messaging and delivery system enabling financial institutions to deliver content-rich, interactive communications directly to their customers, including communications for fraud notification, account updates, and collections via automated voice messaging, SMS, and email.	• Replace costly paper communications • Offer alerts and notification based on customer requests • Seamlessly integrate with online banking services
	Biller Payments	Multi-channel payment solution for the receipt and posting of cardholder payments, including lockbox services, business process outsourcing for value-added keying, EFT enrollment and address change keying, customer service, and reporting.	• Lower costs by maximizing conversion to electronic remittance processing • Secure storage of sensitive customer information in our data center • Visibility and control across the remittance workflow
	PayPoint	A bill payment gateway that integrates with other First Data products to provide a comprehensive bill payment solution.

•  A simple way to offer online bill pay to customers, covering multiple payment methods and channels

•  One point for authorization and settlement

•  Support many integration options

•  Secure payment processing

	Loyalty and Rewards	Supports client-branded loyalty programs, including a reward calculation and management engine, communication tools to inform customers via direct mail, email, in-store or web, and personalized offers from well-known retail partners.

•  Increase customer acquisition

•  Flexible reward options, including points, cash rebates, and online rewards catalog

•  Easy implementation and low maintenance

•  Configurable website for loyalty fulfillment and retail offers

•  Enhance rewards programs with business-funded rewards

Category	Service	Description	Benefits
	Back-Office Outsourcing	Comprehensive fraud research and investigation services, dispute resolution services, and chargeback management.

•  End-to-end solution from the point of dispute through documentation

•  Reduced expenses and operational complexity for financial institutions

•  Minimized fraud losses through cardholder challenges, charge-backs and investigative efforts

•  Support and adapt to network regulation changes

	Programming and Development	Full-service team that supports custom programming and development requests from financial institutions to tailor our solutions to their needs.	• Customizable products, solutions, and tools for clients

Network & Security Solutions

Our Network & Security Solutions segment provides a range of network solutions and security, risk and fraud management solutions to business and financial institution clients in our GBS and GFS segments, and independently to financial institutions, businesses, governments, processors, and other clients. This segment also includes our Data and Analytics Solutions, Online and Mobile Banking Solutions, Healthcare Solutions and Government Solutions, and serves clients in the United States and outside the United States. Our largest service in this segment is our STAR Network, which enables clients to encrypt, route, and decrypt various types of financial data, process debit and ATM transactions, and provide access to demand deposit accounts. In 2014, our STAR Network routed 3.6 billion transactions in the United States, up 3% over 2013.

Network Solutions

We provide a range of network solutions to business and financial institutions clients. Our EFT Network Solutions manage debit card and account processing solutions and facilitate EFT commerce, such as PIN debit, PIN-less debit, and ATM transactions. Our Stored Value Network Solutions facilitate stored value commerce, such as (1) closed-loop prepaid transactions, which are initiated by various types of prepaid cards issued by enterprises, such as retailers, that issue enterprise-branded cards that can generally be used only at the enterprise issuing the card or account, and (2) open-loop prepaid transactions, which are initiated by various types of prepaid cards issued by a bank and carry a network association brand, such as Visa or MasterCard, enabling them to be used at multiple merchant locations.

Our EFT Network Solutions enable our business and financial institution clients to route secure, encrypted data between themselves on our STAR Network to facilitate PIN and PIN-less debit and ATM transactions. Our STAR Network is connected to over 3,800 financial institutions and community banks, over 1 million POS and ATM locations, and numerous third-party payment processors, ATM processors, and card processors that participate in the network. When a business, a merchant acquirer, or an ATM owner acquires a STAR Network transaction, it sends the transaction data to the network switch, which is operated by us, which in turn routes the encrypted information to the appropriate financial institution for authorization. To be routed through the STAR Network, a transaction must be initiated with a card participating in the STAR Network at an ATM or POS device also participating in the STAR Network.

Revenues related to the STAR Network are derived from fees payable under contracts and negotiated rate structures, but are driven more by the data transactions processed than by accounts on file. In a situation in which a debit transaction uses our network and we are the debit card processor for the financial institution as well as the merchant acquirer for the business, we are eligible to receive one or more of the following: (1) a fee from the card issuing financial institution for running the transaction through the STAR Network; (2) a fee from the card issuer for obtaining the authorization; (3) a fee from the business for acquiring the transaction, recognized in the GBS segment; and (4) a network acquirer fee from the business for accessing the STAR Network. There are other possible configurations of transactions that result in us receiving multiple fees for a transaction, depending on the role we play.

Our Stored Value Network Solutions provide a range of services to facilitate commercial and digital prepaid transactions, which are similar to debit payments, but the funds used to settle these payments are funded in advance by the account or card holder. Our commercial prepaid offerings are primarily sold to businesses and are comprised of:

•	ValueLink – Provides card and account issuing, program management, and transaction processing services for a range of prepaid card programs. Our closed-loop prepaid programs include gift, incentive, and rebate cards. We serve over 200 brands globally and several thousand SMBs. Our programs include reloadable and non-reloadable prepaid cards, and may be used with a variety of mobile applications.

•	Money Network – Provides open-loop electronic payroll distribution solutions that reduce or eliminate an employer’s expense associated with traditional paper paychecks and helps employees without bank accounts avoid check cashing fees. The solution also provides important employee security as the funds are stored on the account, not as cash that can be lost or stolen. Money Network accounts can be used at any business location that accepts Visa or MasterCard branded cards, includes a packet of checks to be used to pay bills and avoid the cost of money orders, and offers a web portal to track account activity.

•	Gyft – A leading digital platform that enables consumers to buy, send, manage, and redeem virtual closed-loop cards using mobile devices. The Gyft solution, combined with our leadership in prepaid issuing solutions, creates a unique combination to support growth in a rapidly expanding market for virtual cards.

•	Transaction Wireless – A leading digital platform that enables businesses to sell virtual gift cards online, either to consumers through an integration with their eCommerce storefront, or to other businesses through a proprietary business-to-business solution.

Security Solutions

We provide a range of security, risk, and fraud management solutions that help businesses and financial institutions securely run and grow their business by protecting their data, managing risk, and preventing fraud. Our solutions include TransArmor, our encryption, tokenization, and PCI compliance solution for POS data in-transit, Fraud Predictor Plus, our solution to detect fraud at the POS through a machine-learning based predictive model, and TeleCheck, the industry-leading database of check-writers activity. TeleCheck provides check verification, settlement, and guarantee services using our proprietary data-based system. Businesses can use this system to lower the risk of check acceptance or to have all checks guaranteed if approved. Revenues for our security solutions are earned on a licensed basis or per transaction.

Our NSS revenues are primarily derived from network and card processing fees and also include security, risk and fraud management solutions and information services. Network access fees charged to businesses are assessed generally on a per transaction basis.

Summary of NSS Solutions

The following table provides additional detail of select solutions provided by our Network & Security Solutions segment.

Category	Service	Description	Benefits
Network Solutions	STAR Network	Enable businesses and financial institution clients to encrypt and route EFT data transactions such as debit, ATM, and person-to-person transfers through one of the most recognized independent debit networks.	• 99.999% uptime ensures consistent account access • Reduced transaction cost for issuers on PIN and PINless debit transactions • Cost-effective gateway to all leading payment networks

	STAR PINless	Eliminate the need for cardholder verification for transactions under $50.

•  Increase transactions with a seamless cardholder checkout experience through lower transaction abandonment rates

•  Integration with First Data Smart RoutingSM enables choice and priority for acquirers and businesses with more than 1 million annual PIN transactions

	Debit Processing	End-to-end management of PIN-secured and signature debit card issuing programs for financial institutions, available as both turn-key and customized solutions.

•  Continuous availability and world-class transaction speed for clients

•  Consolidation of end-to-end services with a single provider

•  Highly accurate, real-time fraud detection to reduce losses

•  Web-based management tools to enhance efficiency

ATM Processing

End-to-end ATM management solution, including transaction processing, ATM driving and monitoring, performance management tools to remotely manage ATM programs, personalization tools to allow cardholders to set transaction preferences, and targeted marketing campaigns.

• Differentiate ATM programs with innovative services and features • Improve operational efficiency and ensure full compliance • Grow profitability of ATM program

	ValueLink	Provides card and account issuing, program management, and transaction processing services for a range of prepaid card programs.	• Accurate, timely net settlement of gift cards with easy-to-use reporting • Enable businesses to manage their gift card program and increase brand exposure and gift card sales

Category	Service	Description	Benefits

	Money Network Payroll Cards	Comprehensive, paperless paycheck delivery options that enable businesses to improve control over their costs and give employees safe, convenient access to their wages.	• Enable electronic paycheck delivery through widely accepted Visa, MasterCard, Discover and STAR cards • Reduce costs through electronic delivery of pay stub details

•  Provide employees with benefits such as online bill pay and balance alerts

•  Pay final wages to terminated employees in a timely and compliant manner

•  Follow complex payroll laws in all 50 states

•  Manage payroll program with online reporting tools

	Advanced Marketing Solutions and Gift Cards	Comprehensive enterprise-branded pre-paid gift card program management for national and global businesses, including planning and forecasting, order management, design consultation, and inventory and fulfillment services.

•  Increase customer engagement, purchases, and retention

•  Increase brand exposure and boost gift card sales by expanding the number of channels for card distribution

•  Lower total cost of payment acceptance for businesses

•  Simple, web-based solution enabling customers to reload funds onto gift or spending cards in real-time from a credit card or checking account

•  Accurate, timely net settlement and easy-to-use reporting

	Gyft	Leading mobile digital gift card platform that enables consumers to buy, reload, or re-gift their cards, and offers businesses a simple and effortless direct-to-consumer digital distribution channel.

•  Single solution to sell mobile gift cards, track balances, issue store credits, and create promotions

•  Create loyalty programs that reward customer purchases

•  Run focused marketing campaigns to target sought-after demographic groups

•  Drive purchase behavior through social media platforms

Category	Service	Description	Benefits

	Transaction Wireless	Enables businesses to sell virtual gift cards online, either to consumers through an integration with their eCommerce storefront, or to other businesses through a proprietary business-to-business portal.

•  Enable rapid implementation of digital card sales on client’s existing eCommerce site

•  Support bulk distribution and sale of gift cards for businesses

•  Provide tools and a dashboard for businesses to manage their digital card program

	Retail Online Banking	Full-service web and mobile suite of traditional and online banking services, including balance inquiries, transfers, personal financial manager, online bill payment, online deposits, cash management for business banking, and interactive voice response (IVR).

•  Single, flexible platform with mobile integration, branded by the financial institution

•  Intuitive user interface with single sign-on and 24/7 Internet access

•  Easy and fast online account opening

•  Simple integration using SaaS technology

•  Strong fraud protection and data encryption capabilities

Security Solutions	TransArmor	Unique cyber security solution that protects sensitive card payment data from the moment of swipe throughout the entire transaction, regardless of the merchant’s acquirer.

•  Avoid the impact of a potential data breach, including fines, liability, cost of remediation, and reputational damage

•  Encryption that permits safe storage of card data after transaction authorization

•  Easier PCI compliance and analytics through tokenization, which replaces sensitive account numbers with proxy data

•  Ability to implement independent of the merchants chosen acquirer

Category	Service	Description	Benefits
Fraud Solutions	Fraud Protection Solutions – DefenseEdge, RiskShield	Advanced fraud protection that enables financial institutions to reduce fraud levels and costs by detecting fraud on monetary and non-monetary transactions (e.g., change of address, request for new PIN) based on customized business rules.

•  Real-time, critical non-monetary decisioning capability

•  Easy customization with robust rule-creation features

•  Allow clients to define their own decision elements and calculations (specific to fraud on their portfolio)

•  Ability to identify true fraud and reduce false positives

•  Help prepare for future fraud detection issues (new technology such as mobile and EMV)

	PCI Rapid Comply	Online tool that helps businesses achieve and maintain PCI compliance more quickly and easily.	• Comprehensive support to complete the required annual PCI questionnaire
	Integrated Token Services	Solution that enables financial institution issuers to have their card accounts enabled within mobile wallets (including Apple Pay) through the creation of a token stored on the device.

•  Enable financial institutions to participate in high profile mobile wallets

•  Increase transaction security using state-of-the-art tokenization technology

•  Reduce the risk of a data breach and fraud losses

•  Increase customer choice of payment methods and technologies

	TeleCheck	Fast, safe, and flexible payment option that enables businesses to lower the risk of check acceptance, or eliminate that risk entirely with a guarantee solution.

•  Convert checks to electronic transactions at the POS to streamline processing

•  Save time and reduce expenses by depositing checks electronically

•  Reduce risk of returned checks

•  Enable customers to make secure payments over the phone from their checking accounts

•  Protect customers’ personal information from identity theft

•  Set up customers’ pre-arranged recurring payments from their checking account

•  Significantly lower processing costs compared to other payment types

Category	Service	Description	Benefits
Healthcare Solutions	Electronic Claims Payments and Time Management	Electronic claims payment system for reimbursements from a health insurer and/or a consumer to a healthcare provider via a virtual card, credit, debit, eCheck, or ACH payment. Solutions to manage healthcare service provider time and attendance.

•  Faster transfer of payments to healthcare providers

•  Streamlined reconciliation of healthcare claims and payments received

•  Compliance with 2016 electronic payment requirements of the U.S. Affordable Care Act

	Benefit Card Solutions	Solutions that enable businesses to manage their employee-based healthcare programs electronically.

•  Support a single account that stores multiple healthcare fund balance types that can be tracked and accessed separately

•  Customer-controlled business rules that enable unique benefit debit card programs to be launched quickly

•  Customer-defined authorization and posting rules for fund balances and lines of credit

•  State-of-the art security and fraud solutions

Government Solutions	remitONE Online Tax Payments	Allows businesses to pay all of their federal, state and local payments through a single online service.

•  Scalable, multi-channel, modular payment service with low customer transaction cost

•  Web-based tool requiring no software installation

•  Flexibility to use the client’s own brand and embed into their website

	StateEFT Online Tax Payments	Provides states with an electronic interface (IVR, Web, or file upload) to make ACH debit payments directly to a state’s financial institution.

•  Reduce paper processing and risk of associated errors

•  Reduce costs related to check processing and postage

•  More convenient than paper coupons, while ensuring compliance with mandates established by taxing entities

•  Allow for faster response times to inquiries regarding the status of tax payments

•  Robust security features

Category	Service	Description	Benefits
	Independent IT Consulting Services	Comprehensive consulting and strategic staffing services, including strategic planning, acquisition support, business transformation, project management, and quality assurance for Federal, state, and municipal government clients.

•  Technical know-how and programmatic expertise to solve complex government challenges

•  Increased quality of planning, including business and technical requirements assessment, feasibility studies, worker and facility readiness audits, and business process re-engineering

•  Improve the performance of government agency solutions and reduce risk

Our Global Regions

Over the past 15 years, we have established a global leadership position. We currently have operations in 36 countries and serve businesses and financial institutions in 118 countries around the world as illustrated on the following map.

We are well positioned to serve our clients in developed and developing economies and to benefit from the different growth trends in each type of market. We have well-established businesses and partnerships to serve clients in large developed economies such as the United States, the United Kingdom, Germany, and Australia where the penetration of electronic payments is high and the use of commerce-enabling technologies is common. In these markets, we continue to see growth and we offer a broad range of solutions that address the diverse needs of businesses and financial institutions of all sizes and types and satisfy the increasing demand for more advanced capabilities. We also continue to find opportunities in developed economies to partner with financial institutions and technology providers to deliver innovative solutions to clients.

We have also made strategic investments and developed key partnerships in fast-growing emerging markets such as India and Brazil where the penetration of electronic payments is lower and the use of more advanced commerce-enabling technologies is still nascent. In these markets, we have positioned ourselves to benefit from the rapid adoption of electronic payments by offering core solutions, such as merchant acquiring and card issuer processing, which we differentiate versus local vendors by utilizing our global scale, broad capabilities and deep industry expertise. In addition, we are leveraging the advanced features and functionality of the solutions we have created for our clients in developed markets to offer new commerce-enabling solutions to our clients in emerging markets that empower them with next-generation technology and capabilities to grow their businesses. We believe these imported capabilities are highly differentiated versus the often less-advanced offerings of local competitors.

We employ a variety of go-to-market strategies across all of our geographic regions based on specific market dynamics, which can vary significantly based on the competitive landscape, the regulatory environment, and local market preferences. In our GBS segment, we frequently partner with financial institutions through joint venture equity alliances, revenue sharing alliances, and referral partnerships to source new business leads via their retail branch networks. In some markets we also operate direct sales teams or partner with non-bank sales channels, such as independent sales agents, ISOs, ISVs, VARs, and PSPs to sell our commerce solutions to large, medium and small businesses. In our GFS and NSS segments, we frequently utilize a direct sales model given the longer sales cycles and the greater diversity of needs between clients, and we leverage strategic referral partners, such as group service providers, like industry associations, system integrators, and IT consultancies, who recommend First Data’s solutions to members and clients that they are advising on related projects. For more detail on our distribution capabilities, see “—Our Sales and Distribution.”

North America

North America (the United States and Canada) is our largest region, accounting for $5.3 billion of revenue and $2.2 billion of EBITDA in 2014 (including Corporate expenses). We are the largest merchant acquirer, issuer processor, independent network services provider in the region. The United States is our largest market in the world and accounts for the majority of our activity in the region. In 2014, we processed approximately 64 billion commercial transactions and acquired $1.7 trillion of payment volume in the United States, accounting for nearly 10% of U.S. GDP. We provide our full range of technology solutions across all three of our business segments and have established a strong leadership position in all of our core businesses. We utilize all of our direct and indirect distribution channels in the United States, including three of our largest equity alliances, Bank of America Merchant Services, Wells Fargo Merchant Services and PNC Merchant Services, and our largest revenue sharing alliance, Citi Merchant Services.

In the United States, we serve large businesses, such as national retail, supermarket and restaurant chains, as well as regional SMBs that are positioned across a wide range of industry verticals. In 2014, we served approximately 4 million business locations in the United States and acquired 39% of U.S. credit and debit purchase volume according to The Nilson Report dated February 2015. We also serve financial institutions of all sizes and types including national and regional banks, community banks, credit unions and non-bank issuers of retail private label cards. In the United States, we served approximately 3,900 financial institutions and had 785 million card accounts on file in 2014. To help route transactions between businesses and financial institutions, we own and operate the STAR Network, which is the largest independent PIN debit and ATM network in the United States. In 2014, STAR processed 3.6 billion transactions. The network serves our clients separately from our Global Business Solutions and Global Financial Solutions segments and often facilitates transactions that are routed by our merchant acquiring competitors.

In Canada, we serve similar types of clients and provide our core merchant acquiring, issuer processing, and eCommerce solutions by utilizing our U.S. platforms. We sell our commerce-enabling solutions to businesses through two First Data-owned entities, POSNET and UNPS, and through various distribution partners. We sell our solutions to financial institutions primarily through our direct sales force. The Canadian market is relatively small compared to the United States, but we believe it is subject to many of the same favorable trends and growth opportunities.

While the adoption of electronic payments is significant in this region, we believe there are various attractive industry verticals, client segments, and transaction categories that remain relatively underpenetrated and represent a significant growth opportunity, including: (1) the government, gaming, sports and entertainment, and healthcare verticals; (2) the small business and micro-merchant client segments; and (3) the eCommerce, mobile commerce, prepaid, person-to-person, and commercial transaction categories.

In addition, we believe our growth in North America will benefit as many of the businesses and financial institutions who have already adopted electronic payments migrate to more sophisticated commerce-enabling technologies. We believe this trend represents a significant growth opportunity in the region to further penetrate our existing client base and to win new clients as business and financial institutions: (1) adopt new business management solutions such as IPOS systems and software apps to manage and grow their enterprises more effectively; (2) migrate more of their commerce online, driving more eCommerce volumes and greater online banking activity; (3) increasingly digitize their payment products to be used in next-generation mobile wallets, such as Apple Pay, and digital stored-value marketplaces, such as Gyft; (4) move to multi-channel commerce-solutions that enable them to engage with their customers across physical, online and mobile storefronts in an integrated manner; (5) increasingly use next-generation analytics solutions that help them unlock the power of their enterprise data and identify new opportunities for growth; and (6) upgrade to new security and risk management solutions that help protect their enterprises in the wake of widely publicized data breaches and a market shift to EMV technology.

Europe, Middle East and Africa

The Europe, Middle East and Africa is our second largest region, accounting for $1.1 billion of revenue and $340 million of EBITDA in 2014 (excluding NSS). We have operations in 18 countries and serve clients in 65 countries in this region. We are a leading acquirer processor in EMEA and provide our suite of next-generation commerce-enabling solutions to businesses and financial institutions of all sizes and types. We entered the region in 1991 through the establishment of an equity alliance with Lloyds Bank to provide merchant acquiring services in the United Kingdom. Since then, we have expanded our presence across EMEA by establishing a direct presence in certain markets, developing new alliances and distribution partnerships, and executing a series of acquisitions over the past 15 years.

In Western Europe, we have established a footprint in the United Kingdom, Ireland, Switzerland, Germany, Austria, Italy, Greece, Belgium, and the Netherlands and serve clients in other markets from our operations in these countries. We have established various wholly-owned entities in the region, which enable us to sell our solutions directly through locally based relationship managers and business consultants. We have also created various distribution alliances with banks and referral agreements with third-party resellers, such as ISOs and PSPs, to leverage their strong customer relationships and acquired several companies to expand our reach in the region. In the United Kingdom, we have an equity alliance with Lloyds Bank named Cardnet Merchant Services. In Ireland, we have established an equity alliance with Allied Irish Banks named Allied Irish Banks Merchant Services. In the Netherlands and Belgium, we have established a joint venture with ABN AMRO named European Merchant Services, and in Italy, we have established an equity alliance with BNP Paribas named BNL POSitivity. In Germany, we sell our business solutions through TeleCash, which we acquired in 2003, and our clients include ConCardis, which is the largest German merchant acquirer, according to The Nilson Report dated June 2015.

We have used similar strategies to establish a footprint in Central and Eastern Europe and the Middle East and Africa. In Central and Eastern Europe, we have established a footprint in Poland, the Czech Republic, Slovakia, Hungary, Romania, the Baltics, the Balkans and Greece. Our largest business in this region is our wholly-owned entity in Poland named Polcard, which we acquired in 2007. In the Middle East and Africa, we have established a footprint in the United Arab Emirates, Saudi Arabia, Qatar, Egypt, and we recently launched our acquiring business in South Africa.

We believe our EMEA business will continue to benefit from several industry and regulatory trends. We believe the shift to electronic payments will continue to drive growth in the region, particularly as more commerce moves online and businesses and financial institutions in Central and Eastern Europe and the Middle East and Africa continue to develop and mature. Similar to the United States and Canada, we believe the penetration of new industry verticals, small businesses, online and mobile commerce, prepaid products, and commercial transactions will continue to drive core growth in the region, while the adoption of more advanced commerce-enabling solutions, such as IPOS, business management software apps, and data and analytics solutions, will fuel a second wave of growth among more established businesses.

In the European Union, we believe there are also several regulatory initiatives which could help drive new growth opportunities for First Data. We believe the implementation of the E.U. Regulation on Multilateral Interchange Fees, which caps interchange fees at 30 basis points for credit transactions and 20 basis points for debit transactions, could help incentivize more businesses, particularly smaller ones, to accept electronic payments and adopt complementary commerce-enabling solutions. Since the European Union also has a proportionally high use of debit cards, we believe this regulation could also drive financial institutions to seek new sources of revenue through the issuance of new payment products, technology innovation and the adoption of other commerce-enabling solutions, which we are well positioned to help them achieve.

We believe the implementation of the E.U. Revised Directive on Payment Services (PSD2) will also provide a new catalyst for growth. This regulatory initiative expands on prior efforts to open and harmonize the European payments industry and allows non-bank entities to offer certain payment services, including issuing and merchant acquiring, across all E.U. countries through a single payment institution license. We have obtained this license and believe it will help us pursue new expansion opportunities and drive incremental growth across the region.

Latin America

The Latin America region accounted for $235 million of revenue and $46 million of EBITDA in 2014 (excluding NSS). We have operations in 8 countries and serve clients in 32 countries in this region. We are a leading merchant acquirer, issuer processor, and eCommerce processor to businesses and financial institutions of all sizes and types in the region and have begun to introduce other commerce-enabling solutions in selected markets. We entered LATAM in 2001 in Puerto Rico. Since then, we have expanded First Data’s services and now conduct business in Argentina, Brazil, Colombia, Panama, Mexico, Uruguay, Central America, and the Caribbean.

In Brazil, we opened an office in 2002 and primarily provided issuer processing services through the licensing of our VisionPLUS solution to large local banks. Over the past few years, we made significant investments in our personnel, infrastructure, and technology in Brazil and launched our first merchant acquiring business in 2014 called Bin. We are building our distribution capabilities through partnerships with banks and non-bank partners to penetrate the market, and we plan to launch our Clover operating system, eCommerce services, and other commerce-enabling solutions in 2015 and 2016.

In Mexico, First Data established a revenue sharing alliance with Scotiabank in 2003 named ScotiaPOS to provide merchant acquiring services across the country. Since then, the base of business clients and their billings have grown double digits and expanded acceptance in segments such as Education and Health. ScotiaPOS will continue to grow its merchant base by cross-selling products to current bank clients and expanding to new sales channels to penetrate segments with low card acceptance.

In Argentina and Uruguay, we expanded our footprint through the acquisition of Argencard in 2006, which provided a full range of services to businesses and financial institutions. We are the sole acquirer for MasterCard products in those markets, serve a range of issuers, and have continued to enhance our capabilities in these countries to provide point-of-sale services, through POSNET in Argentina and POS 2000 in Uruguay. We also made significant investments in a new data center and our hosted card issuing platforms so that we could address new cost-effective processing opportunities. This facilitated our expansion throughout the Latin America region.

We entered the Colombian market in 2014, taking advantage of the changes in the regulatory market that opened up new opportunities to expand our footprint, and are currently serving the two largest financial groups in this market.

In Central America and the Caribbean, we serve the acquiring and issuing processing needs of our local, regional, and multinational clients either directly or through Procesa, our joint venture with Banco General of Panama.

We believe our business in Latin America will benefit from several industry trends similar to those in the United States and EMEA, including the shift to electronic payments, the penetration of new industry verticals and customer segments, and the adoption of new payment types and channels such as prepaid and eCommerce. In addition, the region is benefitting from regional trends, such as:

•	Financial inclusion, which consists of (1) the reduction in cost and increase in the effectiveness of social and welfare programs by shifting their distribution from paper-based vouchers to debit and stored-value cards and (2) the formalization of the economy and increase in tax collection by providing rebates of the value-added tax to the consumer when payments are made through debit and stored-value cards. Brazil, Argentina and Uruguay are some of the countries that have run transformative programs that have produced an increase in debit card transactions.

•	The emergence of a consumer middle class with greater spending power, which we believe will continue to drive strong transaction growth trends that will fuel further investment in commerce-enabling solutions by businesses and financial institutions. We believe the adoption of more advanced technology solutions will also drive growth in larger markets, such as Brazil and Mexico, where the telecommunications infrastructure and access to the Internet is more developed and the adoption of enterprise software and new technologies by businesses and financial institutions is more prevalent.

We also believe regulatory reforms will continue to favorably impact our business in Latin America. For example, in Brazil the government eliminated acquiring exclusivity in 2010 and appointed the Central Bank of Brazil to regulate the payments industry in 2013. In Mexico, the government began granting payment licenses to non-bank acquirers in 2014, which we believe will stimulate growth in the acceptance of electronic payments and the investment in POS solutions. Similar regulatory initiatives across the region could open up markets to new competition versus incumbent providers, which we believe are often local industry utilities with limited capabilities. These competitors typically only provide basic services and may not have the ability to invest material capital in innovation and new technology solutions given their consortium governance structures.

Asia Pacific

The Asia Pacific region accounted for $295 million of revenue and $100 million of EBITDA in 2014 (excluding NSS). We have operations in 8 countries and serve clients in 19 countries in this region. We are a leading merchant acquirer, issuer processor, ATM services provider, and eCommerce processor to businesses and financial institutions of all sizes and types in the region and have begun to introduce other commerce-enabling solutions in selected markets. We have significant operations in Australia, South Korea, Singapore, India, and China.

We entered the region in 1992 when First Data began providing issuer processing services in Australia, which is our largest market in the region. We expanded our footprint by licensing our VisionPLUS solution and providing managed services to support bank clients. We also have a growing merchant acquiring business.

We entered China in 1995, becoming one of the first non-Chinese companies with permission to build a data center in mainland China. We have maintained our operations in China, expanded into Hong Kong, Taiwan, and Macau, and currently provide a range of commerce-enabling solutions to businesses and financial institution clients in all three markets. In 2001, we established operations in South Korea and in 2005 acquired Korea Mobile Payment Services, a leading provider of value-added network services, which manage POS terminals and route transactions to Korean banks.

In 2009, we formed an equity alliance in India with ICICI Bank, one of the country’s leading banks, named ICICI Merchant Services, which provides merchant acquiring, mobile POS, and eCommerce solutions to businesses across India. We also have a growing issuer processing business providing managed services to our bank clients through our VisionPLUS solution. We recently launched First Data India Ventures, which is focused on identifying, investing, and incubating next-generation commerce companies.

We have also built a footprint across South East Asia, establishing operations in Singapore, Malaysia, Brunei, and New Zealand and providing services to clients in Indonesia, Thailand, Vietnam, and the Philippines. We provide merchant acquiring services and eCommerce solutions directly to businesses across the region through First Data Merchant Solutions. To address the diverse needs of issuers in the APAC region, we operate a VisionPLUS center of excellence in Singapore and India that provides custom development and other professional services to our financial institution clients.

We believe our business in the APAC region will benefit from several industry trends, including the shift to electronic payments driven in part by government incentives, the penetration of new industry verticals and customer segments, and the adoption of new payment types and channels such as prepaid, eCommerce, and mobile commerce. In addition, we believe the fast economic growth, maturation of the financial services industry in many countries, favorable consumer demographics, and the emergence of a consumer middle class with greater spending power in the region will continue to drive strong transaction growth trends and investment in commerce-enabling solutions by businesses and financial institutions.

Our Sales and Distribution

We sell our commerce-enabling solutions to approximately 6 million business locations and over 4,000 financial institutions through a combination of channels that provide us with a large, global distribution platform. Uniquely, we have a wide network of bank relationships that exclusively provide us or our equity alliances with referrals to their customers. These banks include Bank of America Corporation, Wells Fargo, the PNC Financial Servicer Group, Citigroup, SunTrust Banks, Lloyds Banking Group, Allied Irish Banks, ICICI Bank, ABN AMRO Group and over 300 other banks with a combined global branch network of over 36,000 locations which can sell First Data solutions. We believe that this combination provides us with one of the largest sales forces in our industry and one of the largest business-to-business sales forces in the world, enabling us to reach clients of all sizes, types, and industry verticals.

As part of our transformation, we have expanded and upgraded our sales force. In the fifteen months ended June 30, 2015, we expanded our sales force by more than 20% to enhance the capabilities and increase the reach of our sales force by broadening coverage in certain geographies, hiring more sales specialist for certain products and verticals, and growing our telesales capabilities.

Our Sales and Distribution Channels

Our global sales capabilities are highly diverse and are comprised of five types of distribution channels, including:

•	Equity Alliances – We currently have equity alliances with eight large banks around the world in which we have a controlling or material equity ownership stake, including 3 of the top 6 acquiring banks in the United States. These alliances, listed in the table below, are stand-alone entities, but leverage the trusted brands, customer relationships, and distribution capabilities of our partners to sell our solutions.

Region	Joint Venture	Partner	Countries Served	First Data Ownership
North America	Bank of America Merchant Services	Bank of America	United States	51%

	Wells Fargo Merchant Services	Wells Fargo	United States	40%

	PNC Merchant Services	PNC	United States	40%

EMEA	Cardnet	Lloyds Bank	United Kingdom	49.9%

	AIB Merchant Services	Allied Irish Banks	Ireland	50.1%

	European Merchant Services	ABN AMRO	Netherlands, Belgium	51%

	BNL POSitivity	BNP Paribas	Italy	49%

APAC	ICICI Merchant Services	ICICI Bank	India	81%

•	Revenue Sharing Alliances – We have entered into over 80 partnership alliances with large banks, such as Citibank and SunTrust Bank in the United States, and midsized banks, as well as partnerships outside of the United States, such as Scotiabank in Mexico, and with several non-bank entities, such as SAM’s Club, Restaurant Depot, and FedEx in the United States. A revenue sharing alliance is a contractual arrangement that allows our partner to resell our merchant acquiring services. First Data also provides a professional sales force within the alliance partner’s geographic footprint to sell merchant acquiring services to revenue sharing alliance referrals. Similar to our equity alliances, our revenue sharing alliances leverage the trusted brands, customer relationships, and distribution capabilities of our partners. In connection with these alliances, First Data provides our merchant acquiring services, including customer support and service, underwriting and risk management, terminal help desk, branded marketing materials, equipment deployment and programming, merchant training and activation, and online transaction information.

•	Referral Partnerships – We partner with over 400 banks and 1,200 non-bank entities that refer us to their clients in exchange for a commission. These partners leverage their individual market positions, domain expertise, and client relationships to identify new sales opportunities on our behalf.

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Direct Sales – We employ approximately 2,300 full-time relationship managers and business consultants who service leads from revenue sharing alliances, referral partnerships, and other sources. Our sales force utilizes our customized consultative sales program, The First Data Way, to engage with our clients and partners as trusted technology advisors, collaborate with them to assess their specific needs, and develop an integrated, commerce-enabling solution that works best for their situation and goals. We believe this program will enable our sales force to approach our clients in a differentiated way and work with them to create enterprise-wide strategies and solutions that empower them to grow their businesses, rather than just offering discrete services at the lowest marketable price point.

•	Indirect Sales – We partner with over 1,100 third parties who actively re-sell our solutions. These parties include independent sales agents, ISOs, PSPs, ISVs, VARs and GSPs who often have specialized sales capabilities to reach into local communities, small businesses, eCommerce channels, or specific industry verticals.

Our alliances and referral partnerships enable us to provide our solutions through multiple financial institutions, leveraging their respective branch networks and brand loyalty to reach more businesses and increase client retention. These partnerships provide us with high-quality leads that our bank partners generate through their treasury services relationships or customer visits to their branches. These leads are provided, in most cases, exclusively to First Data in several ways, depending on our partnership arrangements.

For example, when a business customer visits the branch of one of our bank partners to open a new account, a branch representative will assess the customer’s needs to operate their business and either refer the customer directly to a First Data business consultant or offer a range of First Data solutions on behalf of the bank, including (1) point-of-sale technology, (2) card acceptance services, (3) business loyalty programs, and (4) other commerce-enabling solutions.

Together with our partners, we may contribute management, sales, marketing, and other administrative services to each alliance that we participate in depending on its needs. We also use various advertising methods to market our solutions in both our direct and indirect sales channels, including branch advertising, websites, industry conferences and trade shows, and social media.

Our Industry Verticals

Our sales force and distribution partners sell our solutions to nearly all types and sizes of business, financial institution and government clients. However, we also target and provide solutions for specific industry verticals through dedicated resources, such as specialized relationship managers and sales programs, and through our distribution partners. These industry verticals are listed in the following table:

Industry Verticals Served	Description
Airlines	Global airlines, small and midsize carriers and major airport locations

Education	Educational institutions from grades K-12 and higher education

Entertainment	Broad range of companies including print media, television, movie theaters, and theme parks

Gaming	Broad range of companies including casinos, lottery, racetrack, and online gaming

Government	All federal, state, and local agencies and services

Grocery	Grocery and drug store chains

Healthcare	Healthcare systems, hospitals, physicians’ offices, and dental care offices

Hotels	Hotel chains and groups

Industrials	Manufacturing and other industrial verticals, such as pharmaceuticals

Insurance	Broad range of insurance companies

Non-Profit	Non-profit and charitable organizations

Petroleum	Traditional petroleum companies, such as refining companies, and other firms associated with petroleum, such as engineering, distribution and services, such as gas stations and convenience stores

Professional Services	Broad range of service providers, such as consulting companies and system integrators

Real Estate	Broad range of companies including REITs, construction companies, building management firms, and engineering and design firms.

Restaurants	Restaurants chains and groups, including quick service restaurants

Retail	Broad range of companies with a retail presence, such as department stores, specialty retail chains and retail services

Sports	Sporting leagues and their associated teams, stadiums, and associated companies

Technology	Broad range of technology companies from digital start-ups to global internet services and multi-national hardware and software firms

Transportation and Logistics	Broad range of companies specializing in transportation and logistics services, such as railroads and shipping

Other Travel and Leisure	Rental car companies and vacation clubs

Utilities	Utility companies that provide a range of services, such as energy, water and sewage maintenance

Wholesale Trade	Broad range of companies that provide wholesale supplies, food and equipment to other companies, such as food services, produce, restaurant equipment, and durable medical equipment

Our Operations

Our operations include a wide range of client service and processing functions that enable us to serve and support our clients across all of First Data’s business segments. Led by our Chief Operations Officer, the team consists of over 11,500 employees globally and focuses on:

•	Delivering a high-quality, end-to-end client service experience across our suite of commerce-enabling solutions;

•	Executing our internal operating cost and productivity improvement strategies; and

•	Establishing a control environment that helps to ensure business continuity, minimize operational risks, and maintain an effective risk governance framework.

We have developed an operational excellence program that supports our cost and productivity improvement strategies by helping our management review processes to drive down the demand for resources, reduce expenses, and drive greater value for our clients. We have also developed a Global Process Head program to optimize the effectiveness of our operations organization. The Global Process Head team is comprised of senior managers responsible for the performance of end-to-end processes across global sites. The team (1) determines strategic priorities for technology development supporting key projects and service excellence, (2) analyzes and monitors operating metrics globally, (3) enhances the level of service performance delivered to clients, and (4) delivers operating efficiencies across processes.

Our operations and support services include:

•	New Client Onboarding – Our new client onboarding team works closely with the sales force to deliver a seamless transition from sales to implementation to ongoing client services. Our client onboarding team is responsible for setting up business and financial institution clients on the appropriate platforms and managing the activation process, including communicating to and educating our clients about how to successfully provision their solutions.

•	Client Service / Account Management – Our contact center team handles in-bound client service calls ranging from basic account maintenance requests to emergency technical service calls. We offer various levels of support for our clients and partners, including multi-lingual and 24/7 support. We also are increasingly providing self-service tools that put our clients in control to address service requests quickly or on their own time. Our account management team, which is assigned specifically to large business and financial institution accounts, also regularly reaches out to clients to assess their service needs and proactively improve their client experience. In some instances, individual large accounts have fully dedicated account management and client service teams.

•	Settlement Operations – Our settlement and funding team is responsible for setting the guidelines that determine the speed at which our businesses receive funds for electronic payment transactions processed. We also manage the settlement, clearing and reconciliation process with financial institutions and payment card networks.

•	Disputes / Chargebacks – Our disputes and chargebacks team provides case management support on behalf of our clients when disputed charges are filed. We work with the payment card networks and card issuing banks involved in disputed transactions to determine whether fraud occurred by collecting and analyzing relevant information and records from the merchant, such as signed receipts, to determine liability. As appropriate, we also initiate collection processes to ensure our business clients get reimbursed for certain disputed charges. We also provide chargeback services to some issuing clients.

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Terminal Distribution / Supply Chain Management – Our terminal distribution team manages the deployment of POS devices and related accessories, such as PIN pads and label printers. We provide a variety of services such as: procurement, warehousing and inventory control; terminal programming and key injection; deployment, set-up and telephone training; equipment services; repair and replacement; remote terminal software updates; technical support; customized reporting; and conversions. We provide these services to our direct and indirect channel merchants.

•	Output Services – Our output services team manages the printing and mailing of cardholder statements and other communications, such as account notices, as well as the printing, embossing, personalization and mailing of plastic cards. This includes full support of newer payment technologies such as EMV.

•	Remittance Processing – Our remittance team provides lockbox processing services in 8 state-of-the-art facilities throughout the United States. We support processing of all methods of payment to banks and corporations, such as card issuers and telecommunications companies, who receive payment remittances by postal mail from their clients.

Our Controls Organization

We face a range of strategic, reputational, financial, operational, and compliance risks inherent in our business. The objective of our controls organization is to understand those risks and effectively manage, mitigate, and/or monitor those risks to protect First Data, our clients, and our partners, as well as meet regulatory obligations. Reporting to the CEO, the Chief Control Officer (the CCO) leads our Controls Organization and provides regular reporting on the state of controls to the Risk and Audit Committees of the Board. We have made significant investments in strengthening controls. Our model includes three lines of defense:

First Line of Defense

Business unit ownership. Our business unit, shared services and function executives are responsible for identifying, assessing, managing, and controlling the risks they take or are exposed to while conducting their activities. Additionally, we assign control officers for each business, who are responsible for monitoring risk, advising on planned mitigation strategies, and monitoring corrective actions to address process and control deficiencies.

Second Line of Defense

Oversight of the organization. Our compliance, anti-money laundering, OFAC, anti-bribery and corruption, privacy, third-party risk management, enterprise risk management, operation risk, and credit risk functions all report to our CCO. These functions facilitate and monitor the implementation of effective risk management practices. They are responsible for providing oversight to the business as well as independent guidance and advice to the business in implementing risk policies. The second line of defense is also accountable for owning and developing the risk and control frameworks, which the first line of defense uses to discharge its responsibilities.

Third Line of Defense

Assurance through Audit. Our internal Audit functions, which provide independent assurance over the key risks to the organization, including an independent annual assessment of the risk management and internal control systems to the Audit Committee of the Board of Directors. Our Chief Auditor reports to the Chair of the Audit Committee of the Board.

We have increased headcount in these areas and enhanced our capabilities by recruiting leaders from a variety of industries, such as financial services, with diversified backgrounds and extensive experience in controls. We are also continuously improving our controls-related processes by making significant investments in technology and managing a dedicated technology team to support our efforts. Some key elements of our controls organization include:

•	Enterprise Risk Management Program – Our enterprise risk management framework reflects a methodology comprised of six key components: (1) risk governance and culture, (2) risk strategy and appetite, (3) risk assessment and measurement, (4) risk management and monitoring, (5) risk reporting and communications, and (6) risk data technology and infrastructure. We have established a Risk Committee of the Board and an executive level risk committee. These are responsible for articulating our risk appetite and determining an acceptable level based on the tradeoff of assumed risk versus the expected value of the opportunity. The enterprise risk management program is integrated with the strategic planning process and is aimed at identifying the risks associated with our strategic objectives and related objectives, such as operational, financial reporting, and compliance.

•	Underwriting and Credit Risk Management – Our credit risk management team defines our underwriting policies and standards for prospective new business and financial institution clients and performs the initial client risk assessment to determine creditworthiness and acceptable credit terms, which may include funding delay or collateral requirements. We continuously monitor the risk profile of our client portfolio to determine adherence to our credit policy and assessment of the clients’ business model relative to our risk appetite, and remediate problematic clients as warranted. Our risk scoring models and rules consider such factors as how long a client has been on file, dispute history, credit utilization, deposit patterns and trends, industry vertical, payment history, account delinquency, financial safety and soundness, and compliance with regulations.

•	Regulatory Compliance – We have established and maintain a regulatory compliance program and framework, as a second line-of-defense, that is designed to (1) identify and establish an understanding of First Data’s regulatory compliance responsibilities; (2) train owner associates; (3) achieve compliance with regulatory requirements and internal regulatory compliance policies; (4) review operations to verify responsibilities are carried out and requirements are met; (5) take corrective and timely action when necessary; and (6) provide timely and effective management information on the state of regulatory compliance to internal and external stakeholders. We have tailored the program to the business strategy and needs of First Data by creating line-of business groups that provide dedicated compliance coverage to our three business segments globally. The program also includes subject-specific areas of coverage, including: privacy, ethics, antitrust, anti-money laundering, government sanctions, and anti-bribery and corruption.

•	Internal Audit – Our internal audit team provides management and the Audit Committee with independent, objective assurance and consulting activities designed to add value and improve our operations. We do this through a systematic, risk-based, disciplined approach to evaluate and improve the effectiveness of risk management, control and governance processes. Our annual plan is aligned to our objectives and the results of our audits are shared with management and the Audit Committee. The internal audit department reports directly to the Chair of the Audit Committee and to management through the CCO.

•	Third-Party Risk Management – Our third-party risk management team establishes policies and practices used in managing and overseeing third-party risks to us and our clients, necessary for meeting regulatory requirements, client contract obligations and industry best practices. This team manages third-party related audits, performs due diligence reviews, targeted risk assessment analysis and ongoing monitoring activities of third-parties to identify and address potential patterns or trends which may pose enhanced risk.

•	Third-Party Oversight – Our third-party oversight team establishes the risk management framework utilized in assessing and managing risks associated with third-party relationships entered into by the firm for goods or services, with enhanced focus on third-party vendor relationships involving critical activities that directly or indirectly support our clients. The third-party oversight program performs comprehensive risk management reviews throughout each stage of the third-party life-cycle, which includes initial planning, due diligence, contract review, ongoing monitoring and relationship termination. Risk assessment reviews cover a wide range of risk factors, including information security, operational and technology, financial, regulatory and compliance, reputational, physical security, country risk, fourth party risk, and resilience. Additionally, the third-party oversight team performs continuous ongoing monitoring activities of third-party relationships by means of onsite reviews, third-party score-cards, and periodic risk assessment analysis.

In addition to providing First Data with a strong controls system, we believe our Controls Organization represents a strategic advantage to First Data as it enables us to work more effectively with our many clients who have complex regulatory and risk environments and to customize our solutions to fit their specific needs.

Our Technology

Platforms

We run a series of high performance, low latency platforms to power commerce across the globe. Our top priority is the reliability of all software, infrastructure, and operations that process and drive our clients’ business. With a relentless focus on the continuous improvement of our operating environment, we have increased our strategic investments in technology over the past two years. These investments have driven technology development efforts that have fundamentally changed the way we, and our clients, do business across brick-and-mortar, eCommerce, and mobile channels.

We have optimized the technology and business processes that we use to onboard businesses, serve financial institutions, and deliver solutions globally. Our implementations and conversions team leverages internal technology tools used to board and manage large global clients to provide our SMB clients with the same low latency of our “always-on” authorizations platforms. Our scalability framework, developed with virtualization and cloud computing, enables us to continue onboarding new clients, and increase business with existing clients, quickly and with limited additional expense. We have also developed a proprietary set of APIs and SDKs to make it easier for our clients to connect and integrate with us. These improvements have helped us manage the increase in our base of business and financial institution clients effectively and efficiently.

We are in the first year of a three-year transformation process to improve the software driving our solutions and our integrated set of core engines. We are also leveraging our significant and secure infrastructure to continue to invest in our software-as-a-service model, our internal service oriented architecture, and its functional components. We believe these capabilities will have a significant impact on First Data, as we increase our percentage of shared software resources across the firm. We believe our clients will also benefit from: (1) our highly scalable transaction capacity, (2) our platform agility that provides for updates in a timely manner, (3) our processing speeds that are at or exceed market standards, (4) our strong transaction security, (5) the breadth of functionality that we provide, and (6) the numerous technology driven innovations we bring to market.

Our Technology and Infrastructure

First Data has long been known as a company of innovative industry firsts grounded and enabled by a superior core of technology. Our technology core has allowed us to scale to a large global footprint capable of handling the changing and complex business and regulatory environments across 118 countries. We have assembled a team of over 1,800 infrastructure and technology operations specialists worldwide with a diverse set of backgrounds, ranging from large-scale Internet providers, the payments industry, financial services, and telecommunications, who continue to evolve our platforms and drive transformation today. The primary attributes of our technology and infrastructure include:

•	Globalized Scale and Agility – The ever-changing business and regulatory landscape around the world demands an agile technology platform capable of adjusting to a myriad of changing requirements. Our platforms can quickly and seamlessly scale and adapt to those demands.

•	Worldwide Presence – First Data has 14 go-forward primary data centers located around the world focused on delivering its products and services. In addition to these facilities, there are also 18 smaller regional technology centers focused on the storage, security, and regulatory compliance of regional data governance requirements.

•	Worldwide Reach – First Data’s global backbone spans every continent except Antarctica. In addition to our data center locations, we provide numerous client access points to allow for quick, cost-effective client onboarding.

Our Infrastructure Modernization Initiatives

Over the past 18 months, we have invested over $180 million into our Architecture Modernization Program (AMP), which has already begun to produce material results. We are currently midway into our 36-month program to complete a technology refresh of our core network infrastructure, security infrastructure, customer connectivity network, and North American and European mainframe environments. To date, this initiative has enabled us to:

•	Refresh 95% of our mechanical data center infrastructure and 70% of our electrical data center infrastructure in North America;

•	Refresh 50% of all midrange computer platforms worldwide;

•	Refresh significant portions of our storage environments;

•	Begin moving all of the firm’s call centers to Voice over IP (VOIP) technology, resulting in significant operational efficiencies worldwide;

•	Virtualize nearly 70% of our existing server footprint; and

•	Develop a platform where 65% of all new builds are virtualized from the start.

This infrastructure has been fully integrated with our mainframe and midrange computer environments to create a powerful product and services engine.

Results of Our Initiatives

We have combined our AMP program initiatives with an aggressive operating regimen, an acute attention to operational detail, and a focus on security to drive operational excellence. Some of the results from these initiatives include:

•	Data Center Consolidations – We have de-commissioned and consolidated five primary data center facilities over the last 18 months. These facilities include two locations in the United States, and three locations in Australia, Italy, and Argentina. We are scheduled to close five additional primary data center locations, one location in North America, three locations in Europe, and one location in South America within the next 18 months. These moves will result in greater operational and cost efficiencies for the business.

•	Data Center Optimization – We have removed approximately 60 tons of IT equipment from our data centers worldwide. This has resulted in the recapture of 15% of our global data center capacity, without the need for significant capital and operating expenditures.

•	Improved Availability – We have introduced and improved high-availability programs resulting in a 78% time reduction in our return-to-operations metrics across our top North American platforms, with a greater than 20% increase across other infrastructure.

•	Operational and Cost Efficiency – We have achieved significant efficiencies through a number of key efforts including: (1) global telecommunication renegotiations resulting in almost $6 million in annual savings; (2) operating tool rationalization, which simplifies the management and operations of our internal infrastructure, yielding approximately $8 million in annual savings; and (3) the doubling of our speed to remediate security vulnerabilities as they occur.

Security

First Data is committed to providing a secure technology environment. Our proprietary security technologies power our risk management solutions to help prevent and detect fraud and the security functions to protect our clients’ data and our systems.

Our security team consists of a wide variety of top cyber security and fraud management experts with diverse backgrounds ranging from former domestic and international law enforcement, financial services, security technology, military veterans and cyber threat analysis experts. This team’s primary function is to protect First Data’s core operations. However, we also leverage their talent and expertise to advise our clients on security related matters, and share relevant information with anti-fraud groups across the financial services industry and with law enforcement entities around the world.

Over the past two years, our investments in security and fraud management have nearly doubled, enabling us to expand our capabilities significantly. We have also partnered with leading security and fraud analytics firms to increase the inspection of, and advance our level of insight into, the millions of transactions that we process every day. These investments include a multi-layered 24/7 security monitoring capability created by the combination of dedicated cyber security experts and additional layers of monitoring provided by top tier expert industry partners. This combination provides a merged protection model that is designed to allow for rapid detection, response, and containment of internal and external threats.

Our Competition

We compete with a variety of companies that provide similar technology offerings, including hardware and software vendors, payment processors, program managers, and financial institutions. In many cases, we also compete with in-house solutions developed by our business and financial institution clients.

Global Business Solutions

Our Global Business Solutions segment competes with merchant acquirers that include Vantiv, Worldpay, Global Payments, and Heartland Payment Systems, in addition to financial institutions that provide acquiring and processing services to businesses on their own, such as Chase Paymentech Solutions, Elavon (a subsidiary of U.S. Bancorp), and Barclaycard. In many cases our alliance and commercial partners compete against each other. Additionally, payment networks such as Visa and MasterCard are increasingly offering products and services that compete with our suite of solutions. Competitors of our next-generation services include PayPal, Braintree (a subsidiary of PayPal), CyberSource (a subsidiary of Visa Inc.), Adyen, and Stripe, along with integrated point of sale providers such as Micros, NCR, Square, ShopKeep, Revel, and others.

The primary competitive factors impacting this segment are brand, data security, breadth of features and functionality, ease of technological integration, strength of financial institution partnerships, price, and servicing capability. Other factors impacting this segment include consolidation among large businesses and financial institutions, the pace of integrated point of sale solution development, and the creation of new payment methods and related technologies.

Global Financial Solutions

Our Global Financial Solutions segment competes with card issuer processors, such as Total System Services, Vantiv, Fidelity National Information Services, Fiserv, Worldline, Equens, and SIX Payment Services, as well as the card issuer processing businesses of the global payment networks such as UnionPay Data. In addition, we compete with various software or custom-designed solutions that some financial institutions use to perform these services in-house.

The primary competitive factors impacting this segment are system performance and reliability, data security, breadth of features and functionality, disaster recovery capabilities and business continuity preparedness, platform scalability and flexibility, price, and servicing capability. Another factor impacting this segment is financial institution consolidation.

Network & Security Solutions

Our Network & Security Solutions segment competes with networks such as Visa, MasterCard, and Discover for debit network services, and with Fidelity National Information Services for debit network and check verification and guarantee services. We also face competition from regional operators of debit networks. Our portfolio of analytics, information, security and risk management solutions competes with a wide range of providers across multiple disciplines, including Visa, MasterCard, Voltage, Verisk, Equifax, Experian, TransUnion, and Fair Isaac.

The primary competitive factors impacting this segment are system performance and reliability, data security, breadth of features and functionality, platform scalability and flexibility, price, and financial institution consolidation. Other factors impacting this segment include increasingly powerful and affordable technology capacity, improved data management and analytic tools, and emergence of cloud-based delivery models.

Regulation

Various aspects of our service areas are subject to U.S. federal, state, and local regulation, as well as regulation outside the United States. Failure to comply with regulations may result in the suspension or revocation of licenses or registrations, the limitation, suspension or termination of service, and/or the imposition of civil and criminal penalties, including fines. Certain of our services also are subject to rules promulgated by various payment networks and banking authorities as more fully described below.

The Dodd-Frank Act

In July 2010, the Dodd–Frank Act was signed into law in the United States. The Dodd-Frank Act has resulted in significant structural and other changes to the regulation of the financial services industry. Among other things, Title X of the Dodd-Frank Act established a new, independent regulatory agency known as the CFPB to regulate consumer financial products and services (including some offered by our clients). The CFPB may also have authority over us as a provider of services to regulated financial institutions in connection with consumer financial products. Separately, under the Dodd-Frank Act, debit interchange transaction fees that a card issuer receives and are established by a payment card network for an electronic debit transaction are now regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), and must be “reasonable and proportional” to the cost incurred by the card issuer in authorizing, clearing, and settling the transaction. Effective October 1, 2011, the Federal Reserve Board capped debit interchange rates for card issuers operating in the United States with assets of $10 billion or more at the sum of $0.21 per transaction and an ad valorem component of 5 basis points to reflect a portion of the issuer’s fraud losses plus, for qualifying issuers, an additional $0.01 per transaction in debit interchange for fraud prevention costs. In addition, the new regulations contain non-exclusivity provisions that ban debit payment card networks from prohibiting an issuer from contracting with any other payment card network that may process an electronic debit transaction involving an issuer’s debit cards and prohibit card issuers and payment networks from inhibiting the ability of merchants to direct the routing of debit card transactions over any network that can process the transaction. Beginning April 1, 2012, all debit card issuers in the United States were required to participate in at least two unaffiliated debit payment card networks. On April 1, 2013, the ban on network exclusivity arrangements became effective for prepaid card and healthcare debit card issuers, with certain exceptions for prepaid cards issued before that date.

Effective July 22, 2010, merchants were allowed to set minimum dollar amounts (not to exceed $10) for the acceptance of a credit card (while federal governmental entities and institutions of higher education may set maximum amounts for the acceptance of credit cards). They were also allowed to provide discounts or incentives to entice consumers to pay with an alternative payment method, such as cash, checks or debit cards. In addition, the Dodd-Frank Act created a new entity, the Financial Stability Oversight Council, and authorized it to require that a nonbank financial company that is deemed to pose a systemic risk to the U.S. financial system become subject to consolidated, prudential supervision by the Federal Reserve Board. At this point it is unclear whether we would be subject to additional systemic risk related oversight.

Association and Network Rules

We are subject to rules of MasterCard, Visa, INTERAC, PULSE, and other payment networks. In order to provide processing services, a number of our subsidiaries are registered with Visa and/or MasterCard as service providers for member institutions. Various subsidiaries of ours are also processor level members of numerous debit and electronic benefits transaction networks or are otherwise subject to various network rules in connection with processing services and other services we provide. As such, we are subject to applicable card association, network, and national scheme rules that could subject us to fines or penalties. We are also subject to network operating rules promulgated by the National Automated Clearing House Association relating to payment transactions processed by us using the Automated Clearing House Network and to various state and federal laws regarding such operations, including laws pertaining to electronic benefits transaction.

Cashcard Australia Limited (Cashcard) is a member of the Australian Consumer Electronic Clearing System (CECS), which is a debit payment system regulated by network operating rules established and administered by Australian Payments Clearing Association Limited, and is a member of the ATM Access Australia Limited and the eftpos Access Australia Limited that administer reciprocal access and interchange arrangements for ATMs and Electronic Funds Transfer at Point of Sale (eftpos), respectively, in Australia. The network operating rules, ATM Access Code and eftpos Access Code impose a variety of sanctions, including suspension or termination of membership and fines for non-compliance. Cashcard also operates its own network of members, regulated by rules promulgated by Cashcard. To enable Cashcard to settle in CECS directly with banks and financial institutions, Cashcard maintains an Exchange Settlement Account which is supervised by the Reserve Bank of Australia (RBA), and that requires Cashcard to adhere to conditions imposed by RBA.

Our subsidiary in Germany, TeleCash GmbH & Co. KG, is certified and regulated as a processor for domestic German debit card transactions by the Deutsche Kreditwirtschaft (DK), the German banking association. Failure to comply with the technical requirements set forth by the DK may result in suspension or termination of services.

Banking Regulations

Because a number of our subsidiary businesses provide data processing services for financial institutions, we are subject to examination by the Federal Financial Institutions Examination Council, which examines large data processors in order to identify and mitigate risks associated with significant service providers.

FDR Limited is authorized and regulated in the United Kingdom by the Financial Conduct Authority, one of the two principal financial markets regulators in the United Kingdom. FDR Limited is authorized by the Financial Conduct Authority to arrange and advise on certain insurance contracts for the purpose of arranging insurance taken out by its issuer clients’ cardholders. FDR Limited is also required to obtain permission from the Financial Conduct Authority by March 31, 2016 in respect of certain consumer credit related activities in order to continue to carry on such activities after that date for the purposes of its issuer services and merchant terminal leasing businesses. FDR Limited has applied for this permission and, in the meantime, the Financial Conduct Authority has granted FDR Limited an interim consumer credit permission effective April 1, 2014 (being the date when the Financial Conduct Authority took over as the regulatory body for consumer credit). As a firm authorized by the Financial Conduct Authority, FDR Limited is required to comply with certain prudential, conduct of business and reporting requirements.

As a result of the implementation of the Payment Services Directive (2007/64/EC) in the European Union, a number of our subsidiaries in the Global Business Solutions segment hold payment institution licenses in the European Union member states in which such subsidiaries do business. As payment institutions, we are subject to regulation and oversight in the applicable European Union member state, which includes (amongst other obligations) a requirement to maintain specified regulatory capital. In July 2013, the European Commission proposed legislation in two parts, covering a wide range of proposed regulatory reforms affecting the payments industry across the European Union. The first part was a proposed European Union-wide regulation on interchange fees for card-based payment transactions (the “Interchange Fee Regulation”). The Interchange Fee Regulation (2015/751) was published in May 2015 and entered into effect in June 2015. The second part consisted of a recasting of the Payment Services Directive. The European Commission’s PSD2 proposal has been considered by the two other main European Union legislative institutions, the Council of the European Union and the European Parliament. The Council of the European Union published its final compromise proposal on the PSD2 in June 2015.

First Data Trust Company, LLC (FDTC) engages in trust activities previously conducted by the trust department of a former banking subsidiary of ours and is subject to regulation, examination, and oversight by the Division of Banking of the Colorado Department of Regulatory Agencies. Since FDTC is not a “bank” under the Bank Holding Company Act of 1956, as amended (BHCA), our affiliation with FDTC does not cause us to be regulated as a bank holding company or financial holding company under the BHCA.

TeleCheck Payment Systems Limited (TPSL) in Australia holds an Australian Financial Services License under Chapter 7 of the Australian Corporations Act 2001, which regulates the provision of a broad range of financial services in Australia. The license, issued by the Australian Securities and Investments Commission, entitles the Australian operations of TPSL to deal in and provide general financial product advice about its check guarantee and check verification product and requires that TPSL’s Australian operations issue product documents that comply with specific content requirements and follow prescribed procedures.

Further, several subsidiaries provide services such as factoring or settlement that make them subject to regulation by local banking agencies, including the National Bank of Slovakia, the National Bank of Poland and the German Federal Financial Supervision Agency.

Privacy and Information Security Regulations

We provide services that may be subject to various state, federal, and foreign privacy laws and regulations, including, among others, the Gramm-Leach-Bliley Act and Directive 95/46/EC, the Australian Privacy Act, the Personal Information Protection and Electronic Documents Act in Canada, the Personal Data (Privacy) Ordinance in Hong Kong, the Malaysian Data Protection Act 2010, and the Singapore Data Protection Act 2012. These laws and their implementing regulations restrict certain collection, processing, storage, use, and disclosure of personal information, require notice to individuals of privacy practices, and provide individuals with certain rights to prevent use and disclosure of protected information. These laws also impose requirements for the safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. Certain federal and state laws impose similar privacy obligations and, in certain circumstances, obligations to notify affected individuals, state officers, the media, and consumer reporting agencies, as well as businesses and governmental agencies that own the information, of security breaches affecting personal information. In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social Security and driver’s license numbers. In February 2013, the European Commission proposed additional European Union-wide legislation regarding cyber security in the form of the proposed Network and Information Security Directive (the “NIS Directive”). The NIS Directive is currently being considered by the two other main European Union legislative institutions, the Council of the European Union and the European Parliament. On June 29, 2015, the Council of the European Union announced that agreement had been reached in informal negotiations on the main principles of the NIS Directive.

Credit Reporting and Debt Collections Regulations

TeleCheck is subject to the Federal Fair Credit Reporting Act and various similar state laws based on TeleCheck’s maintenance of a database containing the check-writing histories of consumers and the use of that information in connection with its check verification and guarantee services.

The collection business within TRS Recovery Services, Inc. (TRS) is subject to the Federal Fair Debt Collection Practices Act and various similar state laws. TRS has licenses in a number of states in order to engage in collection in those states. In the United Kingdom, FDR Limited has a license under the Consumer Credit Act of 1974 (CCA) to enable it to undertake, among other things, credit administration and debt collections activities on behalf of its card issuing clients through calls and correspondence with the cardholders. FDR Limited is also licensed under the CCA to carry on the activity of a consumer hire business for the purpose of leasing devices to merchants.

TeleCheck and TRS are subject to regulation, supervision, and examination from the CFPB. Further regulations may be imposed in the future as state governments and federal agencies identify and consider supplementary consumer financial protection, including laws regulating activities with respect to current or emerging technology such as automated dialers or pre-recorded messaging or calls to cellular phones, which could impair the collection by TRS of returned checks and those purchased under TeleCheck’s guarantee services. Moreover, reducing or eliminating access to and use of information on drivers licenses, requiring blocking of access to credit reports or scores, mandating score or scoring methodology disclosure and proscribing the maintenance or use of consumer databases could reduce the effectiveness of TeleCheck’s risk management tools or otherwise increase its costs of doing business.

In addition, several of our subsidiaries are subject to comparable local laws regarding collection activities and obtaining credit reports.

Unfair Trade Practice Regulations

We and our clients are subject to various federal, state, and international laws prohibiting unfair or deceptive trade practices, such as Section 5 of the Federal Trade Commission Act. Various regulatory enforcement agencies, including the Federal Trade Commission (FTC) and state attorneys general, have authority to take action against parties that engage in unfair or deceptive trade practices or violate other laws, rules, and regulations and to the extent we are processing payments for a client that may be in violation of laws, rules, and regulations, we may be subject to enforcement actions and incur losses and liabilities that may impact our business. For example, TeleCheck and TRS are subject to a consent decree with the FTC which, among other items, addresses the timeliness of certain actions that they take.

Anti-Money Laundering, Anti-Bribery, Sanctions, and Counter-Terrorist Regulations

We are subject to anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (collectively, the “BSA”). Among other things, the BSA requires money services businesses (such as money transmitters, issuers of money orders and official checks, and providers of prepaid access) to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity, and to maintain transaction records. Our subsidiary Money Network Financial LLC provides prepaid access for various open loop prepaid programs for which it is the program manager and therefore must meet the requirements of the Financial Crimes Enforcement Network, the agency that enforces the BSA.

We are also subject to anti-corruption laws and regulations, including the FCPA and other laws, that prohibit the making or offering of improper payments to foreign government officials and political figures and includes anti-bribery provisions enforced by the Department of Justice and accounting provisions enforced by the SEC. The FCPA has a broad reach and requires maintenance of appropriate records and adequate internal controls to prevent and detect possible FCPA violations. Many other jurisdictions where we conduct business also have similar anticorruption laws and regulations. We have policies, procedures, systems, and controls designed to identify and address potentially impermissible transactions under such laws and regulations.

We are also subject to certain economic and trade sanctions programs that are administered by OFAC, which prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, and terrorists or terrorist organizations. Other group entities may be subject to additional local sanctions requirements in other relevant jurisdictions.

Similar anti-money laundering and counter terrorist financing and proceeds of crime laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified in lists maintained by the country equivalents to OFAC lists in several other countries and require specific data retention obligations to be observed by intermediaries in the payment process. Our businesses in those jurisdictions are subject to those data retention obligations. In the European Union, for example, certain of our businesses are subject to requirements under the Third Money Laundering Directive (2005/60/EC) (MLD3) as implemented in relevant European Union member states. MLD3 was repealed and replaced by the Fourth Money Laundering Directive ((EU) 2015/849) (MLD4), when the latter entered into force on June, 25 2015. European Union member states are required to implement MLD4 into national law by June 26, 2017.

Money Transmission and Payment Instrument Licensing and Regulations

We are subject to various U.S. federal, state, and foreign laws and regulations governing money transmission and the issuance and sale of payment instruments, including some of our prepaid products.

In the United States, most states license money transmitters and issuers of payment instruments. Many states exercise authority over the operations of our services related to money transmission and payment instruments and, as part of this authority, subject us to periodic examinations. Many states require, among other things, that proceeds from money transmission activity and payment instrument sales be invested in high-quality marketable securities before the settlement of the transactions. Such licensing laws also may cover matters such as regulatory approval of consumer forms, consumer disclosures and the filing of periodic reports by the licensee, and require the licensee to demonstrate and maintain levels of net worth. Many states also require money transmitters, issuers of payment instruments, and their agents to comply with federal and/or state anti-money laundering laws and regulations.

Escheat Regulations

We are subject to unclaimed or abandoned property (escheat) laws both in the United States and abroad that require us to turn over to certain government authorities the property of others held by us that has been unclaimed for a specified period of time such as, in the Integrated Payment Systems business, payment instruments that have not been presented for payment or, in the Global Business Solutions segment, account balances that cannot be returned to a merchant following discontinuation of its relationship with us. A number of our subsidiaries hold property subject to escheat laws and we have an ongoing program to comply with those laws. We are subject to audit by individual U.S. states with regard to our escheatment practices.

Indirect Regulatory Requirements

A number of our clients are financial institutions that are directly subject to various regulations and compliance obligations issued by the CFPB, the Office of the Comptroller of the Currency and other agencies responsible for regulating financial institutions. While these regulatory requirements and compliance obligations do not apply directly to us, many of these requirements materially affect the services we provide to our clients and us overall. To remain competitive, we expend significant resources to assist our clients in meeting their various compliance obligations, including the cost of updating our systems and services as necessary to allow our clients to comply with applicable laws and regulations, and the cost of dedicating sufficient resources to assist our clients in meeting their new and enhanced oversight and audit requirements established by the CFPB, the Office of the Comptroller of the Currency and others. The banking agencies, including the Office of the Comptroller of the Currency, also have imposed requirements on regulated financial institutions to manage their third-party service providers. Among other things, these requirements include performing appropriate due diligence when selecting third-party service providers; evaluating the risk management, information security, and information management systems of third-party service providers; imposing contractual protections in agreements with third-party service providers (such as performance measures, audit and remediation rights, indemnification, compliance requirements, confidentiality and information security obligations, insurance requirements, and limits on liability); and conducting ongoing monitoring of the performance of third-party service providers. Accommodating these requirements applicable to our clients imposes additional costs and risks in connection with our financial institution relationships. We expect to expend significant resources on an ongoing basis in an effort to assist our clients in meeting their legal requirements.

Other

Stored-value services we offer to issuers in the United States and internationally are subject to various federal, state, and foreign laws and regulations, which may include laws and regulations related to consumer and data protection, licensing, escheat, anti-money laundering, banking, trade practices and competition, and wage and employment. These laws and regulations are evolving, unclear, and sometimes inconsistent and subject to judicial and regulatory challenge and interpretation, and therefore the extent to which these laws and rules have application to, and their impact on, us, financial institutions, merchants or others is in flux.

At this time we are unable to determine the impact that the clarification of these laws and their future interpretations, as well as new laws, may have on us, financial institutions, merchants or others in a number of jurisdictions. These services may also be subject to the rules and regulations of the various international, domestic and regional schemes, networks, and associations in which we and the card issuers participate.

In addition, the Housing Assistance Tax Act of 2008 included an amendment to the Internal Revenue Code that requires information returns to be made for each calendar year by merchant acquiring entities and third-party settlement organizations with respect to payments made in settlement of payment card transactions and third-party payment network transactions occurring in that calendar year. Reportable transactions are also subject to backup withholding requirements. We could be liable for penalties if we are not in compliance with these rules.

Legal Proceedings

From time to time, we are involved in various litigation matters arising in the ordinary course of our business. None of these matters, individually or in the aggregate, currently is material to us.

Our Intellectual Property

We own a global portfolio of many trademarks, trade names, patents, and other intellectual property that are important to our future success. The only intellectual property rights that are individually material to us are the First Data trademark and trade name, and the STAR trademark and trade name. The STAR trademark and trade name are used in the Network & Security Solutions segment. The First Data trademark and trade name are associated with quality and reliable electronic commerce and payments solutions. Financial institutions and merchants associate the STAR trademark and trade name with quality and reliable debit network services and processing services. Loss of the proprietary use of the First Data or STAR trademarks and trade names or a diminution in the perceived quality associated with these names could harm the growth of our businesses.

Our Employees

As of December 31, 2014, we employed approximately 23,000 persons, approximately 97% of which were full-time employees. The majority of the employees of our subsidiaries outside of the United States are subject to the terms of individual employment agreements. One of our wholly owned subsidiaries has approximately 1,600 employees in the United Kingdom, a portion of whom are members of the Unite trade union. Employees of our subsidiaries in Vienna, Austria; Frankfurt, Germany; and Nürnberg, Germany are also represented by local works councils. The Vienna workforce and a portion of the Frankfurt workforce are also covered by a union contract. Certain employees of our Korean subsidiary are represented by a Labor-Management council. In Brazil, every single employee is unionized and covered by the terms of industry-specific collective agreements. Employees in certain other countries are also covered by the terms of industry-specific national collective agreements. None of our employees are otherwise represented by any labor organization in the United States. We believe that our relations with our employees and the labor organizations identified above are in good standing.

Our Facilities

As of December 31, 2014, we and our subsidiaries owned or leased 62 domestic properties and 90 international properties. These facilities are used for operational, sales and administrative purposes, and are substantially all currently being utilized.

	Leased Facilities		Owned Facilities
	No.	Sq. Ft.	No.	Sq. Ft.
Facilities in the United States	45	2,216,955	17	2,194,962
International Facilities	80	925,776	10	410,011

Global Business Solutions’ principal operations are conducted in New York; Coral Springs, Florida; Hagerstown, Maryland; London; São Paulo; and Marietta, Georgia. The principal operations for Global Financial Solutions are located in Omaha, Nebraska; Chesapeake, Virginia; Wilmington, Delaware; and Maitland, Florida. Our principal international operations are located in Basildon, United Kingdom; Frankfurt, Germany; Buenos Aires, Argentina; Athens (Kryoneri), Greece; Thane, India; and Sydney, Australia. Our Corporate facilities include New York, New York; Atlanta, Georgia; and Greenwood Village, Colorado.

We believe that our facilities are suitable and adequate for our current business; however, we periodically review our space requirements and may acquire new space to meet the needs of our businesses or consolidate and dispose of or sublet facilities which are no longer required.

MANAGEMENT

Below is a list of our executive officers and directors and their respective ages as of June 30, 2015 and a brief account of the business experience of each of them.

Name	Age	Position
Frank J. Bisignano	55	Chairman and Chief Executive Officer
Joseph J. Plumeri	71	Vice Chairman
Joe W. Forehand	67	Director
Henry R. Kravis	71	Director
Heidi G. Miller	62	Director
James E. Nevels	63	Director
Scott C. Nuttall	42	Director
Tagar C. Olson	37	Director
Cynthia A. Armine-Klein	54	Executive Vice President, Chief Control Officer
Daniel J. Charron	50	Executive Vice President, Head of Global Business Solutions
Guy Chiarello	55	President
Sanjiv Das	53	Executive Vice President, Co-Head of Global Financial Solutions and Head of EMEA and APAC Regions
Christopher Foskett	57	Executive Vice President, Head of Corporate and Business Development
Andrew Gelb	44	Executive Vice President, Co-Head of Global Financial Solutions
Jeffrey I. Hack	50	Executive Vice President, Chief Operating Officer (Global Business Solutions)
Thomas Higgins	57	Executive Vice President, Chief Administrative Officer
Christine E. Larsen	54	Executive Vice President, Chief Operations Officer
Gustavo Marin	57	Executive Vice President, Head of LATAM Region
Anthony S. Marino	52	Executive Vice President, Head of Human Resources
Barry C. McCarthy	51	Executive Vice President, Head of Network & Security Solutions
Michael K. Neborak	58	Executive Vice President, Director of Finance
Himanshu A. Patel	40	Executive Vice President, Chief Financial Officer
Adam L. Rosman	50	Executive Vice President, General Counsel and Secretary

Directors

Frank J. Bisignano has been Chairman of our Board since March 2014 and Chief Executive Officer and a member of our Board since April 2013. Before joining us, Mr. Bisignano was the Co-Chief Operating Officer for JPMorgan Chase & Co. from July 2012 to April 2013, CEO of Mortgage Banking at JPMorgan Chase & Co. from February 2011 until December 2012, and Chief Administrative Officer of JPMorgan Chase & Co. from 2005 until July 2012. From 2002 to 2005, Mr. Bisignano served as the chief executive officer for Citigroup’s Global Transactions Services business and a member of Citigroup’s Management Committee.

Joseph J. Plumeri has been a member of our Board and a Senior Advisor of KKR since August 2013 and our Vice Chairman since May 2014. Mr. Plumeri was also our Head of Client Delivery, Innovation and Marketing from June 2014 until June 2015. Before joining us, Mr. Plumeri was Chief Executive Officer of Willis Group Holdings plc from October 2000 to January 2013 and Chairman of its board of directors from 2001 to July 2013. Before joining the Willis Group, Mr. Plumeri spent 32 years as an executive with Citigroup Inc. and its predecessors, where his responsibilities included overseeing the 450 North American retail branches of Citigroup’s Citibank unit. Before that, Mr. Plumeri served as Chairman and Chief Executive Officer of Citigroup’s Primerica Financial Services from 1995 to 1999. In 1994, Mr. Plumeri was appointed Vice Chairman of Citigroup’s predecessor, Travelers Group Inc. In 1993, Mr. Plumeri became the President of a predecessor of Citigroup’s Salomon Smith Barney unit after overseeing the merger of Smith Barney and Shearson and serving as the President and Managing Partner of Shearson since 1990. He also serves on the boards of the National

Center on Addiction and Substance Abuse; Mount Sinai Medical Center; the Intrepid Sea, Air & Space Museum; the Jackie Robinson Foundation and the Churchill Centre and Museum at the Cabinet War Rooms in London.

Joe W. Forehand has been a member of our Board since September 2009 and was Chairman of the Board from March 2010 to March 2014. Mr. Forehand was our interim Chief Executive Officer from March 2010 until October 2010. In his more than 30 years with Accenture Ltd., Mr. Forehand served as the CEO from 1999 until 2004, Before that, as chief executive of the Communications and High Technology Operating Group, and as Chairman of the board of directors of Accenture Ltd. from 2001 until 2006. Mr. Forehand is a Senior Advisor of KKR and has also been involved with KKR’s growth and emphasis on the technology industry sector. He is a board member of Aricent Inc.

Henry R. Kravis has been a member of our Board since September 2009. Mr. Kravis, a pioneer of the private equity industry, co-founded KKR in 1976 and is its Co-Chairman and Co-Chief Executive Officer. He is actively involved in managing KKR and serves on its regional Private Equity Investment and Portfolio Management Committees. In addition to serving on the board of the general partner of KKR & Co. L.P., Mr. Kravis currently serves on the board of China International Capital Corporation Limited. He also serves as a director, chairman emeritus or trustee of several cultural, professional and education institutions, including The Business Council, Claremont McKenna College, Columbia Business School, Mount Sinai Hospital, Partnership for New York City, Partnership Fund for New York City, Sponsors for Educational Opportunity, Rockefeller University, and Tsinghua University School of Economics and Management. He earned a B.A. from Claremont McKenna College in 1967 and a M.B.A. from the Columbia Business School in 1969. Mr. Kravis has more than four decades of experience financing, analyzing, and investing in public and private companies, as well as serving on the boards of a number of KKR portfolio companies in the past.

Heidi G. Miller has been a member of our Board since April 2014. Prior to retiring in 2012, Ms. Miller had been president of JPMorgan International, a division of JPMorgan Chase & Co., since June 2010. She served as Executive Vice President, Chief Executive Officer - Treasury and Securities Services of JPMorgan Chase & Co. from January 2004 to June 2010. From 2002 to 2004, Ms. Miller served as Executive Vice President and Chief Financial Officer of Bank One Corporation. Previously, she had been Chief Financial Officer of Citigroup Inc. She is a director of General Mills Inc. and HSBC Holdings plc. and previously served as a director of Progressive Casualty Insurance Company. Ms. Miller graduated from Princeton University with a bachelor’s degree in history and completed her doctorate in Latin American History at Yale University.

James E. Nevels has been a member of our Board since November 2014. Mr. Nevels is Chairman of The Swarthmore Group, a minority-owned investment advisory firm that he founded in 1991. He is also Lead Independent Director of The Hershey Company and a director of Hershey Trust Company, WestRock Company, Mead Westvaco Corporation and the board of managers of Milton Hershey School. In 2004, Mr. Nevels was appointed by the President of the United States to a three-year term on the advisory committee to the Pension Benefit Guaranty Corporation, where he served as Chairman from 2005 to 2007. In 2001, he was appointed by the Governor of Pennsylvania as Chairman of the Philadelphia School Reform Commission overseeing the turnaround of the Philadelphia School System, at that time the ninth-largest school district in the United States. Mr. Nevels has been a member of the board of directors of the Federal Reserve Bank of Philadelphia since January 2010, and served as its Deputy Chairman from January 2012 until his appointment as Chairman in January 2014. Mr. Nevels was formerly a director of Tasty Baking Company from May 2005 to May 2011. He holds a bachelor’s degree, cum laude and Phi Beta Kappa, in political science and philosophy from Bucknell University, a Masters of Business Administration degree from the Wharton School of the University of Pennsylvania and a Juris Doctor degree from the University of Pennsylvania Law School.

Scott C. Nuttall has been a member of our Board since September 2007 and is a Member of KKR. Mr. Nuttall joined KKR in 1996 and is head of KKR’s Global Capital and Asset Management Group, which includes Credit, Hedge Funds, KKR Capital Markets and KKR’s Client and Partner Group. He has played a significant role in several of KKR’s private equity investments. Before joining KKR, he was with the Blackstone Group where he was involved in numerous merchant banking and merger and acquisition transactions. He received a B.S., summa cum laude, from the University of Pennsylvania.

Tagar C. Olson has been a member of our Board since September 2007. Mr. Olson joined KKR in 2002 and is a Member and Head of KKR’s Financial Services industry team. Mr. Olson is on the board of directors of Alliant Insurance Services, Sedgwick, Inc., Visant Corporation, and WMI Holdings Corp. and is also involved with KKR’s investment in Nephila Capital Ltd. Before joining KKR, Mr. Olson was with Evercore Partners Inc., where he was involved in a number of private equity transactions and mergers and acquisitions. He holds a B.S. and B.A.S., summa cum laude, from the University of Pennsylvania.

Executive Officers

Cynthia A. Armine-Klein has been our Executive Vice President, Chief Control Officer since May 2014. Before joining us, Ms. Armine-Klein was Executive Vice President and Chief Compliance Officer for JPMorgan Chase & Co. from July 2012 to May 2014. Before joining JPMorgan Chase & Co., she spent 31 years at Citigroup and its predecessor firms and was Citigroup’s Global Chief Compliance Officer from 2008 until 2012.

Daniel J. Charron has been our Executive Vice President, Head of Global Business Solutions since February 2015. Before joining us, Mr. Charron spent 14 years with Chase Paymentech, the global payment processing business of JPMorgan Chase & Co., most recently as its President from May 2013 until December 2014. From March 2013 to May 2013, Mr. Charron was acting head of Chase Paymentech and before that, he served as Executive Vice President, Head of Client Services from November 2008 until March 2013.

Guy Chiarello has been our President since July 2013. Before joining us, Mr. Chiarello was the Chief Information Officer of JPMorgan Chase & Co. for the prior five and a half years and served in various technology roles for Morgan Stanley for 23 years before that.

Sanjiv Das has been our Executive Vice President, Co-Head of Global Financial Solutions and Head of EMEA and APAC Regions since June 2015. He joined us in May 2014 as Executive Vice President and Chief of Staff and was appointed Head of International Regions in October 2014. Previously, Mr. Das was the CEO and President of CitiMortgage, Inc. from July 2008 until May 2013. Before joining Citi, Mr. Das was Managing Director at Morgan Stanley Institutional Securities (Equities) Division from October 2000 to June 2008. Mr. Das previously served as Chairman of Citicorp Trust Bank and as a director of the Council for Financial and Applied Research for Washington University, St. Louis.

Christopher Foskett joined us in May 2014 as Head of Global, Strategic & National Accounts and has been our Executive Vice President, Head of Corporate and Business Development since June 2015. Before joining us, Mr. Foskett served as the Managing Director, Head of North American Treasury Services and Global Head of Sales for Treasury Services at JPMorgan Chase Bank from 2011 to April 2014. He was Managing Director, Global Head of Financial Institutions at National Australia Bank from 2009 to 2011. Previously, Mr. Foskett was a Managing Director in Citigroup’s Corporate & Investment Bank leading several global businesses from 1991 to 2008. He has been a member of the Board of Directors of Verisk Analytics, Inc. since 1999, where he serves on the Finance Committee and as Chairman of the Audit Committee.

Andrew Gelb has been our Executive Vice President, Co-Head of Global Financial Solutions since June 2015. He joined us in November 2014 as Executive Vice President and Head of Financial Services. Previously, Mr. Gelb spent 17 years at Citigroup Inc. and was Managing Director and Head of North America Treasury and Trade Solutions business from June 2012 until July 2014. Previously, Mr. Gelb was Head of Securities & Fund Services for EMEA (Europe, Middle East & Africa) of Citigroup Inc. from June 2008 until June 2012.

Jeffrey I. Hack joined us in September 2013 as head of Product Management & Client Solutions for our Merchant Solutions business and has been our Executive Vice President, Chief Operating Officer (Global

Business Solutions) since January 2015. He also oversees firm-wide areas including Pricing, Sales Training, Client Management Reporting & Analysis, and Enterprise Programs. Before joining us, Mr. Hack was the Chief Operating Officer of Morgan Stanley Smith Barney from April 2011 until August 2013. Previously, Mr. Hack served as Chief Operating Officer of Treasury & Securities Services, Chief Operating Officer of Global Private Bank & Private Client Services and head of Corporate Strategy during his 7 years at JPMorgan Chase & Co. from June 2004 until April 2011.

Thomas Higgins joined us in December 2013 and has been our Executive Vice President, Chief Administrative Officer since May 2014. Before joining us, he was the head of Operational Control at JPMorgan Chase & Co. from January 2011 until December 2013. In 2010, Mr. Higgins retired after a 24-year career with the U.S. Government. He worked in the national security and foreign policy areas and was a member of the Senior Executive Service.

Christine E. Larsen joined us as Executive Vice President, Chief Operations Officer in June 2013. Before joining us, she was Executive Vice President of JPMorgan Chase & Co. since January 2012 responsible for firm-wide process improvement and enterprise program management, with a focus on control and integration efforts. From 2006 to January 2012, she was responsible for various senior operations and technology roles at JPMorgan Chase & Co.

Gustavo Marin joined us as our Executive Vice President, Head of LATAM Region since February 2015. Before joining us, Mr. Marin spent 32 years with Citibank, most recently as Senior Advisor from July 2012 until July 2013. He was CEO of Citibank Argentina, Brazil, Paraguay and Uruguay from 2001 until 2012 and Country and Business Manager of Citibank Peru from 1996 to 1998. Mr. Marin served on the Conselho de Desenvolvimento Economico e Social, the advisory body of the Presidency of the Republic, and as a member of the Board of Directors of the Brazilian Federation of Banks. He also served on the Advisory Board of the Brazilian Futures Exchange and as a member of the International Advisory Board of Thomson Reuters.

Anthony S. Marino joined us in March 2015 as Executive Vice President, Head of Human Resources. Before joining us, Mr. Marino was Executive Vice President and Chief Human Resources Officer for The Guardian Life Insurance Company from September 2014 until February 2015. Previously, he was Chief Human Resources Officer and General Manager at Bank of Tokyo-Mitsubishi UFJ from January 2011 until September 2014. From September 2007 until December 2010, Mr. Marino was Chief Human Resources Officer at Ally Financial.

Barry C. McCarthy has been our Executive Vice President, Head of Network & Security Solutions since June 2015. Previously, Mr. McCarthy was Executive Vice President, Head of Consumer and Network Solutions from November 2014 until June 2015 and president of our U.S. Financial Services segment from February 2013 until October 2014. Mr. McCarthy joined us in 2004 and has served in various roles of increasing responsibility including head of the merchant product organization, new technologies and general manager of our Asia-Pacific merchant business. Before joining us, he co-founded MagnaCash, a Silicon Valley-based micropayments company, and held various executive roles at VeriSign, Wells Fargo Bank, and Procter & Gamble.

Michael K. Neborak has been our Executive Vice President, Director of Finance since July 2014. Previously, Mr. Neborak was Group Chief Financial Officer of Willis Group Holdings plc from July 2010 to June 2014. Mr. Neborak also served as Chief Financial Officer of MSCI Inc. from 2006 to 2010. Earlier in his career, from 1982 to 2006, Mr. Neborak served in roles of increasing responsibility within business units of Citigroup and its predecessor companies. He began his career with Arthur Andersen & Co.

Himanshu A. Patel has been our Executive Vice President, Chief Financial Officer since September 2015. Mr. Patel previously was our Executive Vice President, Strategy, Planning and Business Development and served in that role since joining us in June 2013. Before joining us, he served in various roles at JPMorgan

Chase & Co. since 1997, including as a Managing Director from 2011 to 2013 leading strategy for the mortgage banking division and as a Senior Equity Analyst from 2001 to 2011.

Adam L. Rosman has been our Executive Vice President, General Counsel and Secretary since October 2014. Before joining us, Mr. Rosman served as Group General Counsel of Willis Group Holdings plc from May 2012 until September 2014. He joined Willis Group in 2009, serving as Deputy Group General Counsel until May 2012. Previously, Mr. Rosman was Senior Vice President and Associate General Counsel at Cablevision Systems Corporation in Bethpage, New York, and before that he was a partner at the Washington D.C.-based law firm of Zuckerman Spaeder LLP. Between 1997 and 2003, Mr. Rosman was an Assistant United States Attorney in Washington, D.C. He also worked in 2000 and 2001 as Deputy Assistant to the President and Deputy Staff Secretary for President Clinton.

Composition of the Board

Our business and affairs are managed under the direction of our Board. Our Board currently consists of Messrs. Bisignano, Forehand, Kravis, Nevels, Nuttall, Olson, Plumeri and Ms. Miller. In connection with this offering, we will be amending and restating our certificate of incorporation to provide for a classified board of directors, with three directors in Class I (expected to be Messrs. Bisignano and Kravis and Ms. Miller), three directors in Class II (expected to be Messrs. Forehand, Nuttall and Plumeri) and two directors in Class III (expected to be Messrs. Nevels and Olson). See “Description of Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law—Classified Board.”

Background and Experience of Directors

Our Governance, Compensation and Nominations Committee currently identifies individuals qualified to become members of our Board and recommends to our Board that such individuals be appointed to our Board. Following our initial public offering, our Governance, Compensation and Nominations Committee will recommend to our Board nominees for election as directors at each annual meeting of stockholders and nominees to fill vacancies on our Board from time to time.

Our Board seeks to ensure that it is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow our Board to satisfy its oversight responsibilities effectively. More specifically, in identifying candidates for membership on our Board, the Governance, Compensation and Nominations Committee takes into account (1) individual qualifications, such as industry knowledge or business experience, strength of character and mature judgment, and (2) any other factors it considers appropriate, including the ability and willingness to make a commitment to us.

When considering whether our directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, our Governance, Compensation and Nominations Committee and our Board focused primarily on the information discussed in each of the directors’ individual biographies set forth above. With regard to Mr. Bisignano, our Board considered his many years of executive experience in the financial industry. With regard to Mr. Forehand, our Board considered his many years of experience at a publicly held consulting and technology services company, including service as Chairman of our Board. With regard to Mr. Kravis, our Board considered his significant experience and expertise in private equity investments. With regard to Ms. Miller, our Board considered her executive experience in the financial services industry and her service as a director of a publicly held company. With regard to Mr. Nevels, our Board considered his expertise in the securities and investment industry with decades of experience in finance, law and corporate governance. With regard to Mr. Nuttall, our Board considered his broad perspective brought by his involvement in KKR’s diverse investments and his extensive knowledge of our business and capital structure through his involvement with our Company since the 2007 Merger. With regard to Mr. Olson, our Board considered his expertise in the financial services industry and his extensive knowledge of our business and capital structure through his involvement with our Company since the 2007 Merger. With regard to Mr. Plumeri, our Board considered his many years of experience as chief executive officer and chairman of the board of a publicly held company.

Role of Board in Risk Oversight

The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit Committee and the Risk Committee. The Risk Committee represents the Board by overseeing our risk governance structure, risk assessment, and risk management practices, and making recommendations to the Board regarding our willingness to accept risks and strategies related to key risks. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our consolidated financial statements, the surveillance of administrative and financial controls and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, and internal audit functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Our Chief Executive Officer and other executive officers will regularly report to the non-executive directors and the Audit, the Governance, Compensation and Nominations and the Risk Committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. The Head of Internal Audit will report administratively to our Chief Control Officer and directly to the Audit Committee. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities given the controlling interests held by KKR.

Controlled Company Exception

After the completion of this offering, KKR will not hold any of our Class A common stock, but will beneficially own 61% of our common stock through its beneficial ownership of our Class B common stock and, consequently, 73% of the combined voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under such corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the Board consist of independent directors, (2) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (4) the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees. Following this offering, we intend to utilize these exemptions. As a result, following this offering, we will not have a majority of independent directors on our Board; and we will not have a nominating and corporate governance committee or a compensation committee that is composed entirely of independent directors. Also, such committee will not be subject to annual performance evaluations. Accordingly, stockholders of the Company will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the corporate governance rules of the NYSE.

Board Committees

Our Board currently has, and upon the consummation of this offering will have, an Audit Committee, a Risk Committee, and a Governance, Compensation and Nominations Committee.

Audit Committee

Our Audit Committee currently consists of Mr. Olson (Chair), Ms. Miller, and Mr. Nevels. Ms. Miller and Mr. Nevels qualify as independent directors under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Exchange Act. We expect a third new independent member to be placed on the Audit Committee to replace Mr. Olson within one year of the completion of this offering so that all of our Audit Committee members will be independent as such term is defined in Rule 10A-3(b)(i) under the Exchange Act and under the rules of the NYSE. Our Board has determined that each of Mr. Olson, Ms. Miller, and Mr. Nevels qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The purpose of the Audit Committee will be to assist our Board in fulfilling its oversight responsibilities with respect to the quality and integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, performance and independence and the performance of our internal auditing department. The Audit Committee will also prepare the audit committee report required by the SEC to be included in our proxy statement.

Upon completion of this offering, the amended Audit Committee charter will be available on our website.

Risk Committee

Our Risk Committee consists of Ms. Miller (Chair) and Mr. Nevels. The purpose of the Risk Committee is to oversee the management of risks to the Company. The Risk Committee oversees our risk governance structure, risk assessment, and risk management practices. It will oversee and make recommendations to the Board regarding our willingness to accept risks and strategies related to key risks. The Risk Committee also will oversee the appointment and, if necessary, replacement of the Company’s Chief Control Officer.

Governance, Compensation and Nominations Committee

Our Governance, Compensation and Nominations Committee consists of Messrs. Nuttall (Chair), Kravis, and Forehand. The purpose of the Governance, Compensation and Nominations Committee is to oversee our governance policies, nominate directors (other than KKR directors) for election by stockholders, recommend committee chairpersons and, in consultation with the committee chairpersons, recommend directors for membership on the committees of the Board. In addition, the Governance, Compensation and Nominations Committee will assist our Board with the development of our Corporate Governance Guidelines.

The Governance, Compensation and Nominations Committee is also responsible for approving, administering and interpreting our compensation and benefits policies, including our executive officer incentive programs. It will review and make recommendations to our Board to ensure that our compensation and benefit policies are consistent with our compensation philosophy and corporate governance guidelines. The Governance, Compensation and Nominations Committee will also be responsible for establishing the compensation of our executive officers and directors.

Upon completion of this offering, the Governance, Compensation and Nominations Committee charter will be available on our website.

Compensation Committee Interlocks and Insider Participation

None of our Governance, Compensation and Nominations Committee members has been one of our executive officers or employees at any time, except for Joe W. Forehand who served as interim Chief Executive

Officer during 2010. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Committee. We are parties to certain transactions with KKR described in the “Certain Relationship and Related Transactions” section below.

Code of Ethics

We are amending our Employee Code of Conduct that applies to all of our officers and employees, and our Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer and principal accounting officer, to comply with the rules and regulations governing a public company. We are also adopting a Directors’ Code of Ethics. Upon completion of this offering, each of these documents will be available on our website. Our Employee Code of Conduct and Code of Ethics for Senior Financial Officers will each be a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that our website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

Compensation Discussion and Analysis

Introduction

Our executive compensation philosophy is designed to attract and retain individuals with the qualifications to manage and lead the Company as well as to motivate them to develop professionally and contribute to the achievement of our financial goals and ultimately create and grow our equity value.

Our named executive officers (the “NEOs”) for 2014 were:

•	Frank J. Bisignano, our Chairman and Chief Executive Officer;

•	Michael K. Neborak, our Executive Vice President, Director of Finance;

•	Ray E. Winborne, our former Executive Vice President and Chief Financial Officer; and

•	our three other most highly compensated executive officers who served in such capacities as of December 31, 2014, namely:

•	Cynthia A. Armine-Klein, our Executive Vice President, Chief Control Officer;

•	Sanjiv Das, our Executive Vice President, Co-Head of Global Financial Solutions and Head of EMEA and APAC Regions; and

•	Joseph J. Plumeri, our Vice Chairman.

Prior to this offering, our executive compensation program was determined and approved by the Boards of Directors and Governance, Compensation and Nominations Committees of each of the Company and Holdings. The Company’s Board and Governance, Compensation and Nominations Committee is comprised of the same individuals as are members of the Holdings’ Board of Directors and Governance, Compensation and Nominations Committee. Except where the context requires otherwise, the terms “Board” and “Committee” as used in this “Compensation Discussion and Analysis” section refer to the Board of Directors and Governance, Compensation and Nominations Committee of each of the Company and Holdings.

Leadership Developments in 2014

During 2014, we continued to broaden and deepen our talent pool to best position ourselves for future growth and for advancing the mission of providing solutions to help our clients succeed. On March 5, 2014,

Mr. Bisignano was voted Chairman of our Board. Mr. Bisignano assumed the role from Mr. Forehand, who had served as our Chairman since March 2010. Although Mr. Forehand is no longer Chairman of our Board, he continues to serve as a member of our Board. On April 17, 2014, we announced the departure of Mr. Winborne, our former Executive Vice President and Chief Financial Officer and on May 13, 2014, our Board appointed Mr. Plumeri as Vice Chairman of the Company.

Additions to our leadership team in 2014 also included: Cynthia Armine-Klein, Executive Vice President, Chief Control Officer, on May 12, 2014; Sanjiv Das, Executive Vice President, Co-Head of Global Financial Solutions and Head of EMEA and APAC Regions, on April 21, 2014; and Michael K. Neborak, Executive Vice President, Director of Finance, on July 14, 2014.

In concert with our compensation philosophy based on wealth-creation via equity value creation, the compensation packages of both new and continuing executives in 2014 were structured to be predominantly in the form of Holdings equity. Our compensation practice that includes a significant Holdings equity component also ensures executive alignment with the long-term interests of our Company, clients and shareholders. The total compensation for our new executives was set at a level reflecting their established positions and their decisions to forgo other professional opportunities.

In connection with the HoldCo Merger, all Holdings stock option awards, Holdings restricted stock awards and Holdings restricted stock unit awards will be converted into awards of shares of our Class B common stock. For additional information regarding Holdings stock options and Holdings restricted stock, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards—Equity Awards.” Information in this “Compensation Discussion and Analysis” gives effect to the Reorganization, including the Reverse Stock Split.

Financial Highlights in 2014

2014 was a foundational year for our Company, with a number of significant accomplishments. Holdings, our parent company prior to its merger with the Company in connection with this offering, completed a $3.5 billion capital raise, and contributed approximately $2.5 billion of capital to our Company to strengthen our consolidated balance sheet. Many of our businesses experienced growth in revenue and profitability during 2014, including credit and retail private label processing, output services, STAR Network, Money Network, and TransArmor. New innovative and powerful products designed to help clients grow their businesses — Clover Station and Insightics — were launched. The acquisitions of Gyft and Perka further expanded our suite of innovative products for consumers and businesses. We also participated in and supported the launch of Apple Pay by enabling the technology for merchants and financial institutions.

Role of the Governance, Compensation and Nominations Committee

During 2014, the Committee was comprised of Messrs. Forehand, Kravis, and Nuttall (Chairperson). Presently, the Committee reviews and approves all aspects of our compensation programs for our executive officers. Specifically, under its current charter, the Committee:

•	establishes the Company’s compensation philosophy in consultation with management and oversees management’s development and implementation of our compensation and benefits policies;

•	evaluates performance and sets compensation for our executive officers;

•	oversees regulatory compliance with respect to compensation matters; and

•	delegates to and monitors various subcommittees with responsibility for administrative and legal compliance for retirement and benefit plans.

Prior to this offering, the equity compensation provided to our senior executives, including our NEOs, was approved by the Holdings Governance, Compensation and Nominations Committee (the “Holdings

Committee”). The Company Committee will assume sole responsibility for establishing, maintaining and administering all of our compensation policies, including overseeing the equity compensation provided to our senior executives, following this offering.

Role of Management

Our Chief Executive Officer, General Counsel and Head of Human Resources generally provide information, data, analysis, updates, and compensation recommendations to the Committee. Specifically, they provide recommendations to the Committee on compensatory arrangements for executive officers other than themselves as well as the design of all material compensation and benefit plans.

Executive Compensation Program Objectives

Executive Compensation Philosophy

The Company’s executive compensation philosophy and corresponding pay practices are designed to attract and retain individuals with the qualifications to manage and lead the Company as well as to motivate them to develop professionally and contribute to the achievement of our financial goals and ultimately create and grow our equity value. Our compensation philosophy aligns our executives with our growth objectives via equity compensation and annual incentive compensation, the value of which is driven by our performance over the long and short term, respectively. All of our NEOs, including those hired in 2014, maintain a significant equity stake in the Company.

When considering the design of the Company’s compensation plans, incentive plan funding schemes, and individual compensation decisions, the Committee considers several principles:

•	Focus on total compensation, rather than individual pay components;

•	Align realized compensation with Company performance;

•	Emphasize equity ownership as largest component of compensation; and

•	Pay at a competitive market position in order to attract and retain the best available talent.

Focus on Total Compensation

We have a strong commitment to rewarding all executives, and all employees, on a total compensation basis. When considering the total compensation package for our executive officers, we review market data and aim to provide competitive total compensation opportunities. For executives, management and the Committee believe that a large majority of these total compensation opportunities should be delivered via an equity-based compensation component. This philosophy is reflected in the hiring packages for new executives and other 2014 compensation decisions described below.

Align Realized Compensation with Company Performance

The Committee places a great emphasis on the alignment of compensation with Company performance and shareholder value. Our executives should see their realized compensation increase or decrease based on the performance of our Company. With a significant portion of compensation opportunities derived from equity, the linkage between compensation value and our performance has been very strong. Additionally, our annual cash incentive plan for executives, the Senior Executive Incentive Plan (the “SEIP”), rewards our NEOs primarily for our financial performance during the prior year.

Emphasize Equity Ownership

The Committee provides equity-based compensation and equity investment opportunities so that executives have a significant equity stake in our Company to ensure strong alignment with shareholders, significant correlation between Company performance and executive compensation, and complete focus on our goals.

The 2007 Stock Incentive Plan for Employees of First Data Corporation and its Affiliates (formerly the 2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates), as amended from time to time (the “2007 Equity Plan”), facilitates significant equity ownership by executive officers. All executive officers have either directly purchased shares of Holdings equity or received grants of Holdings equity-based awards as a result of relinquishing equity of their former employer. The Committee believes that by requiring a personal investment in Holdings, the 2007 Equity Plan is a powerful mechanism to facilitate equity ownership and closely align executive and shareholder interests. To ensure equity remains the predominant compensation component for executives and to strengthen long-term alignment, executives also receive annual equity-based grants.

As a further demonstration of the Committee’s commitment to equity ownership as a path to align the interests of our employees with the long-term success of the Company and our clients, the Committee approved broad-based equity grants in the first quarter of both 2014 and 2015. Management and the Committee believe that creating a strong culture of ownership will benefit its clients, employees, and shareholders.

Pay at a Competitive Market Position

The Committee ensures that incoming and incumbent executives are paid competitively. In order to successfully attract and retain top performing executives, our Human Resources Department annually reviews market data and aims to provide our executives with competitive total compensation opportunities. In light of our recent hiring of executives, the Company and the Committee have gained significant insight into current executive compensation practices and have leveraged this information along with peer group analysis in making pay decisions.

The Chief Executive Officer, Human Resources Department and the Committee periodically review our executive compensation practices against a peer group of companies. Our peer group is comprised of direct competitors, frequently identified peer companies to our direct competitors, and other companies deemed comparable to us in terms of industry, pay practices, revenue and market value. The peer group includes the following 21 companies:

• Accenture plc • Capital One Financial Corporation • eBay Inc. • Fiserv, Inc. • Science Applications International Corporation • SunTrust Banks, Inc. • Visa Inc.	• ADP, LLC • Computer Sciences Corporation • Fidelity National Information Services • MasterCard Incorporated • SLM Corporation • Symantec Corporation • The Western Union Company	• The American Express Company • Discover Financial Services, Inc. • Fifth Third Bancorp • PNC Financial Services Group, Inc. • State Street Corporation • Total System Services • Yahoo! Inc.

The total compensation opportunity for each of our executive officers is created by utilizing available information disclosed in proxy statements of these companies in combination with generally available market compensation survey information. It is important to note that compensation data from non-peer group companies is also given significant consideration since we also recruit talent from organizations outside the payments industry.

Elements of Compensation

Compensation for our NEOs is delivered through:

•	base salary;

•	bonuses;

•	long-term incentive compensation; and

•	benefits and perquisites.

Base Salary

Base salary compensates our executives for performing the requirements of their positions and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Committee believes that base salaries for executives should reflect market competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role, pay relative to peers within the Company, and base pay in previous roles outside of the Company. Initial base salaries for our NEOs are agreed with the NEO at the time of hiring. Each executive officer is reviewed annually and is eligible for a discretionary annual merit increase. Base salaries may also be adjusted at other times to deal with competitive pressures or changes in job responsibilities. Mr. Bisignano’s salary was not increased in 2015. The following table reflects our NEOs base salaries as of December 31, 2014.

Base Salary as of December 31, 2014
Frank J. Bisignano, Chairman and Chief Executive Officer	$1,500,000
Michael K. Neborak, Executive Vice President, Director of Finance	600,000
Cynthia A. Armine-Klein, Executive Vice President, Chief Control Officer	500,000
Sanjiv Das, Executive Vice President, Co-Head of Global Financial Solutions and Head of EMEA and APAC Regions	750,000
Joseph J. Plumeri, Vice Chairman	1,200,000

Bonuses

Annual Cash Incentives

In order to motivate our NEOs to achieve short-term performance goals and tie a portion of their cash compensation to actual performance, each NEO is eligible for an annual discretionary cash bonus award under our SEIP based on the achievement of our strategic growth objectives and individual performance in meeting those objectives. Consistent with First Data’s overall compensation philosophy, discretionary cash bonus awards are generally a small percentage relative to equity-based awards for executives.

For fiscal 2014, the Board, with input from management, established the strategic growth objectives for the Company, which included the expansion of the VisionPLUS platform and information security products, enhanced client experiences through sales and service, international expansion, revenue and adjusted EBITDA growth, enhanced cyber security controls, development of a robust compliance, audit and third party oversight function and the creation of more efficiency between different parts of our organization. During the year, the Board added an additional objective relating to the completion of FDH’s $3.5 billion private equity placement. The Committee also considers each individual’s performance and contribution in meeting the Company’s strategic objectives. The Committee considers a number of factors, including:

•	the performance of the executive;

•	the effective management of expenses;

•	the effective management of risk;

•	demonstration of leadership, teamwork and innovation; and

•	the extent of accomplishment of the Company’s strategic objectives.

The size of awards for meeting our strategic growth objectives, taking into account individual performance in meeting those objectives, are based primarily on our financial performance during the year. To best accomplish this, the Committee approved a fully discretionary funding structure for 2014 for the SEIP. This structure was deemed most appropriate to ensure the Committee maintained the discretion and ability to appropriately reward the performance of each NEO.

At the time of hiring, Ms. Armine-Klein and Mr. Das were each offered a minimum cash incentive, but both subsequently agreed to waive a portion of their minimum cash incentive for 2014 prior to the Committee making its discretionary cash bonus determination because they wanted the form of their total compensation package to be consistent with the form of total compensation being received by other members of our management who had recently realigned their total compensation package to include a greater percentage of compensation in the form of equity. As a result, Ms. Armine-Klein and Mr. Das waived a portion of their minimum cash incentive and received the value of the waived portion of compensation in the form of equity. For 2015, no NEOs have been offered any minimum cash incentive amounts and all awards will be completely performance-based. The Committee has approved discretionary cash bonuses for the 2014 plan year as follows:

2014 SEIP Payout
Frank J. Bisignano	$1,140,000
Michael K. Neborak	400,000
Cynthia A. Armine-Klein	625,000
Sanjiv Das	625,000
Joseph J. Plumeri	540,000

Sign-On Bonuses

From time to time, the Committee may award sign-on bonuses in connection with the commencement of an NEO’s employment with us. Sign-on bonuses are used only when necessary to attract highly skilled individuals to the Company. Generally they are used to incentivize candidates to leave their current employers, or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers. In 2014, in order to attract Ms. Armine-Klein to the position of Executive Vice President, Chief Control Officer and Mr. Das to the position of Executive Vice President, Co-Head of Global Financial Solutions and Head of EMEA and APAC Regions, the Committee awarded Ms. Armine-Klein a sign-on bonus of $3,000,000 and Mr. Das a sign-on bonus of $1,500,000 in connection with the commencement of their employment with us. Mr. Das will be required to repay a pro-rated portion of the sign-on bonus if he resigns or is terminated for cause within 24 months following his commencement date and Ms. Armine-Klein will be required to repay a portion of the sign-on bonus if her employment terminates for any reason within 36 months following her commencement date.

Long-Term Incentive Compensation

As described above, equity compensation is at the heart of our compensation philosophy. Prior to this offering, Holdings granted long-term equity-based awards to our executives which were designed to promote our interests by providing our executives with the opportunity to acquire equity interests as an incentive for remaining in our service and aligning the interests of our executives with those of our ultimate equity holders. The long-term incentive awards were granted to our NEOs in the form of Holdings restricted stock and stock options. The Committee determined that granting our NEOs Holdings restricted stock, restricted stock units and stock options would meet our goals of fostering a culture of performance and commitment to our Company. Restricted stock serves as a retention tool for us and stock options serve as components of performance-based compensation because they only provide value to our NEOs if the value of Holdings stock appreciates. All equity-based awards were granted under the 2007 Equity Plan. Following this offering, all equity-based awards will be granted by us.

Fiscal 2014 Grants

On February 10, 2014, annual grants of Holdings stock options were made to Messrs. Bisignano and Winborne and annual grants of Holdings restricted stock were made to Messrs. Bisignano, Plumeri and Winborne, with amounts determined in the sole discretion of the Holdings Committee after considering a variety of factors, including their existing equity holdings, the vesting dates/terms of such existing holdings, the size of annual equity grants awarded to similarly situated executive officers based on market data and our recent experience in hiring executives and a desire to provide awards to our executive officers that would be reasonable and equitable in light of their respective roles and responsibilities within the Company. The Holdings Committee did not use any specific formula in determining the sizes of Holdings restricted stock and stock options granted to our named executive officers or assign any particular relative weightings to the various factors it considered but awarded long-term equity incentives in amounts that it believed were fair and reasonable in light of the factors listed above and would ensure that our executive officers have a continuing stake in our long-term success. Subject to continued employment through the applicable vesting date, these Holdings stock options vest 33% per year on each of the first three anniversaries of the date of grant and these Holdings restricted stock awards vest on the later of January 1, 2017 and the expiration of any underwriter-imposed transfer restrictions in connection with a Qualified Public Offering.

A Qualified Public Offering is defined in the Management Stockholder Agreement to which all restricted shares granted to NEOs are subject as an initial public offering (1) for which aggregate cash proceeds to be received by Holdings (or any successor thereto, including the Company following the merger of Holdings with the Company) from such offering (or series of offerings) (without deducting underwriter discounts, expenses and commissions) are at least $400,000,000, or (2) pursuant to which at least 35% of the outstanding shares of Class B common stock are sold by Holdings (or any successor thereto, including the Company following the merger of Holdings with the Company).

On May 13, 2014, Ms. Armine-Klein and Mr. Das received special equity grants in the form of Holdings restricted stock and Holdings stock options in connection with the commencement of their employment and to replace equity holdings forfeited due to departing their previous employer. Subject to continued employment through the applicable vesting date, these Holdings stock options vest 20% per year on each of the first five anniversaries of the date of grant and these Holdings restricted stock awards will vest on the later of May 13, 2017 with respect to Mr. Das and May 31, 2016 with respect to Ms. Armine-Klein and the expiration of any underwriter-imposed transfer restrictions in connection with a Qualified Public Offering.

Also on May 13, 2014, Mr. Plumeri received a grant of Holdings stock options as a one-time option match for each share of Holdings stock he purchased, which options vest 33% per year on each of the first three anniversaries of the date of grant, subject to continued employment through each applicable vesting date. Mr. Plumeri made a personal investment to purchase 395,455 shares of Holdings stock in 2014, which further aligned his financial interests with those of our ultimate equity holders. In addition, Mr. Plumeri also received a restricted stock grant in 2014 based on his contributions to our Company during 2013 as a senior advisor, which restricted stock awards vest on the later of January 1, 2017 and the expiration of any underwriter-imposed transfer restrictions in connection with a Qualified Public Offering, subject to continued employment through the applicable vesting date.

In 2014, in connection with the commencement of his employment Mr. Neborak also received two separate Holdings stock option grants. One grant was to replace equity holdings forfeited due to departing his previous employer and the other was as a one-time option match for each share of Holdings stock he purchased. Mr. Neborak made a personal investment to purchase 158,182 shares of Holdings stock in 2014, which further aligned his financial interests with those of our ultimate equity holders. Both awards of Holdings stock options granted to Mr. Neborak vest 20% per year on each of the first five anniversaries of the date of grant, subject to his continued employment through each applicable vesting date.

Benefits and Perquisites

While our compensation philosophy is to focus on performance-based forms of compensation while providing only minimal executive benefits and perquisites, we provide to all of our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security, which include:

•	a 401(k) savings plan; and

•	medical, dental, vision, life and disability insurance coverage, and dependent care and healthcare flexible spending accounts.

In 2014, all of our employees in the United States were eligible to participate in the First Data Corporation Incentive Savings Plan (the “ISP”). The Company maintains the ISP to allow employees to save for their retirement on a pre-tax basis. The ISP allows for Company contributions to help employees build retirement savings. Beginning on January 1, 2014, the Company match was suspended for all employees, including NEOs. We do not currently offer defined benefit pension benefits or non-qualified retirement benefits to our NEOs.

We also provide our NEOs with limited perquisites and personal benefits that are not generally available to all employees such as reimbursement for relocation, housing and moving expenses. NEOs are also authorized to use the corporate aircraft for personal purposes in limited instances. The financial planning benefit previously offered to all executives was terminated in 2013. Per his employment agreement, Mr. Bisignano is provided with use of a car and driver and is eligible for financial planning assistance; however, this benefit was only partially used in 2014 and is reported in perquisites. In addition, from time to time, we provide tax gross-ups on perquisites we provide in order to allow our NEOs to enjoy the full benefit of the perquisite we are providing.

Severance and Change in Control Agreements

The Company believes that reasonable and appropriate severance and Change in Control benefits are necessary in order to be competitive in the Company’s executive attraction and retention efforts. The First Data Corporation Severance/Change in Control Policy (Management Committee Level) (the “Policy”) provides for certain payment, rights and benefits to the NEOs (other than Mr. Bisignano) upon an involuntary termination of employment without cause from the Company with or without a Change in Control. Under the Policy, no benefits (other than excise tax gross-up payments) are provided based solely on a Change in Control. As a condition to receiving severance payments and benefits under the Policy, all participating NEOs are required to release the Company and its employees from all claims they may have against them and agree to a number of restrictive covenants which are structured to protect the Company from potential loss of customers or employees and to prohibit the release of confidential company information.

On November 12, 2014, the Committee adopted amendments to the Policy, which were effective commencing on January 1, 2015. Under the new terms, the cash severance payment for all eligible participants is equal to one year’s base pay plus the cash bonus paid to the NEO, if any, for the year immediately preceding the year in which the termination occurs and a prorated portion of the cash bonus paid to the NEO, if any, for the year immediately preceding the year in which the termination occurs based on time worked during the year of termination.

Tax and Accounting Considerations

During 2014, Internal Revenue Code Section 162(m) limitations on tax deductibility of compensation did not apply to the Company as none of its common stock was registered or publicly-traded. The Committee has not considered Internal Revenue Code Section 162(m) deductibility limitations in the planning of 2015 compensation since they do not apply.

Compensation Actions During 2015

In January 2015, the Committee granted the following annual equity-based awards to the NEOs under the 2007 Equity Plan.

	Grant Date	Stock Options Granted	Restricted Stock Granted
Frank J. Bisignano Michael K. Neborak Cynthia A. Armine-Klein Sanjiv Das Joseph J. Plumeri	1/28/2015 1/14/2015 1/14/2015 1/28/2015 1/28/2015	360,655 42,181 65,909 65,909 170,836	540,983 63,272 98,863 98,863 256,255

The options will vest in equal annual installments, 33% per year, over a three year period, subject to continued employment through each applicable vesting date. Subject to continued employment through the applicable vesting dates, the restricted stock will vest as follows:

•	upon the later of: (1) January 1, 2016; and (2) the expiration of any underwriter imposed transfer restrictions in connection with a Qualified Public Offering, twenty percent (20%) of the shares will vest;

•	upon the later of: (1) January 1, 2017; and (2) the expiration of any underwriter imposed transfer restrictions in connection with a Qualified Public Offering, an additional forty percent (40%) will vest; and

•	upon the later of: (1) January 1, 2018; and (2) the expiration of any underwriter imposed transfer restrictions in connection with a Qualified Public Offering, the remaining forty percent (40%) will vest.

The terms and conditions of these awards (other than with respect to vesting as noted above) are substantially similar to those awards granted in 2014.

Equity-Based Grants in Connection with this Offering

In connection with this offering, we expect to make equity-based retention grants under the 2015 Omnibus Incentive Plan to all of our executive officers, including all of our named executive officers (other than Mr. Plumeri), which will provide a mix of non-qualified stock options and restricted stock (which restricted stock awards entitle the holder thereof to the rights and privileges of a stockholder other than dividend rights which do not begin to accrue until the shares are vested). Mr. Patel, who was appointed as our Chief Financial Officer on September 11, 2015, will also be receiving equity-based retention grants in connection with this offering. Two thirds of each grant of stock options and restricted stock will be subject to time-based vesting conditions and one third of each grant of stock options and restricted stock will be subject to performance-based vesting conditions. Subject to the recipient’s continued service with the Company through each applicable vesting date, one fourth of the shares subject to time-vesting stock options and time-vesting restricted stock will vest on each of December 31, 2017, December 31, 2018, December 31, 2019 and December 31, 2020. Subject to the recipient’s continued service with the Company through the applicable vesting event, shares subject to performance-based stock options and performance-based restricted stock will fully vest on the date immediately following the date on which the closing trading price of a share of Class A common stock on the NYSE or other such primary exchange on which shares of Class A common stock are listed and traded has equaled or exceeded two times the per share price to the public in this offering for ten consecutive trading days.

If the recipient’s employment is terminated by us without cause, by the recipient for good reason, or as a result of the recipient’s death or disability, any outstanding and unvested time-vesting stock options and time-vesting restricted stock that would have vested on the next vesting date will vest pro rata based on the recipient’s completed number of months of employment with us since the vesting date immediately preceding the recipient’s termination. Upon any other termination of employment, all unvested time-vesting stock options and time-vesting restricted stock will be forfeited. If the recipient’s employment is terminated prior to the date on which the performance-vesting stock options or performance-vesting restricted stock vests, any outstanding and unvested performance-vesting stock options and performance-vesting restricted stock will be forfeited.

On a “change in control,” any outstanding and unvested time-vesting stock options and time-vesting restricted stock will become fully vested and any outstanding and unvested performance-vesting stock options and performance-vesting restricted stock will become fully vested if the consideration received by holders of our Class A common stock in cash or marketable securities in such change in control transaction equals or exceeds two times the per share price to the public in this offering. To the extent the performance-vesting stock options and performance-vesting restricted stock do not vest as a result of the change in control, such unvested performance-vesting stock options and performance-vesting restricted stock will be forfeited as of the date of such change in control.

The recipient is subject to a covenant not to disclose confidential information while employed and for an indefinite period thereafter and covenants not to compete and not to solicit employees and customers while employed and for a two-year period following the recipient’s termination of employment for any reason.

If the recipient has engaged in or engages in any “detrimental activity” (as defined in our 2015 Omnibus Incentive Plan), then the Committee may, in its sole discretion, take any action permitted under our 2015 Omnibus Incentive Plan, including (1) cancelling the recipient’s stock options or unvested restricted stock or (2) requiring the recipient to forfeit any gain realized on the vesting of the recipient’s restricted stock, the exercise of stock options or the disposition of shares of common stock received upon the exercise of stock options and, in each case, repay such gain to the Company. To the extent that a recipient receives any amount in excess of the amount that the recipient should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the recipient will be required to repay any such excess amount to the Company.

The following table illustrates the number of shares of restricted stock and number of shares subject to option to be granted:

	Stock Options (#)	Restricted Stock (#)
Frank J. Bisignano	2,214,552	949,094
Michael K. Neborak	79,091	79,091
Cynthia A. Armine-Klein	237,273	237,273
Sanjiv Das	474,547	316,365
Himanshu A. Patel	632,729	316,365

Cash Bonuses in Connection with this Offering

In connection with this offering, we expect to grant cash bonuses to Messrs. Bisignano, Das, and Patel and certain of our other executive officers, payable in a lump sum cash payment on the first regularly scheduled payroll date immediately following the closing of this offering subject to the recipient’s continued service with the Company through the payment date and the recipient not having tendered a notice of resignation prior to the payment date.

If the recipient’s employment is terminated by us for cause or by the recipient without good reason, in each case, prior to the fifth anniversary of the date of the closing of this offering, the recipient will be required to repay to the Company an amount equal to the product of the after-tax amount of the cash bonus and a fraction, the numerator of which is 60 less the number of full months of service the recipient has provided to the Company between the date of the closing of this offering and the recipient’s termination date, and the denominator of which is 60.

The following table illustrates the cash bonuses to be granted:

Cash Bonus ($)
Frank J. Bisignano	5,000,000
Sanjiv Das	4,000,000
Himanshu A. Patel	2,000,000

Ownership Guidelines

In connection with this offering, we have adopted an equity retention policy for our directors and members of our Management Committee, which requires these individuals to maintain a minimum share ownership level of our stock. Members of our Management Committee (other than the Chief Executive Officer) are required to retain at least 75% of the stock they acquire through our equity compensation plans (net of amounts required to pay taxes, transaction costs and charitable donations) as long as they are employed by us. Our Chief Executive Officer and directors are similarly required to retain at least 90% of the stock they acquire through our equity compensation plans (net of amounts required to pay taxes, transaction costs and charitable donations) as long as they are either employed by us or serve as a director on our Board. “Stock acquired through compensation plans” includes vested restricted stock, restricted stock units, stock held after exercising options and vested equity contributed to qualified or non-qualified retirement plans, but does not include unvested restricted stock, unvested restricted stock units or vested or unvested stock options.

Exceptions to this policy may be granted by the Chief Executive Officer, in consultation with the chairperson of the Governance, Compensation and Nominations Committee, as appropriate, as follows:

•	where the retention commitment would create a financial hardship on the director or management committee member (in such instances, the Governance, Compensation and Nominations Committee may also approve an alternative ownership plan that reflects both the intention of the policy and the individual’s circumstances); or

•	other situations that the Chief Executive Officer deems appropriate.

If the Chief Executive Officer or a director is requesting an exception, the chairperson of the Governance, Compensation and Nominations Committee must grant such exception.

Director Compensation for Fiscal 2014

The following table summarizes all compensation for our non-employee directors for fiscal 2014. Non-employee directors of the Company do not receive any compensation for their service on the Company’s Board, but they do receive compensation for service on the Board of Directors of Holdings.

Name	Fees Earned or Paid in Cash ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Joe W. Forehand	318,333	125,000	1,076,000	—	—	20,806	(6)	1,540,139
Henry R. Kravis	40,000	—	—	—	—	—		40,000
Heidi Miller(1)	56,250	125,000	1,045,500	—	—	—		1,226,750
James Nevels(2)	18,750	125,000	1,147,500	—	—	—		1,291,250
Scott C. Nuttall	40,000	—	—	—	—	—		40,000
Tagar C. Olson	40,000	—	—	—	—	—		40,000

(1)	Ms. Miller’s annual retainer for 2014 was prorated based on her appointment to our Board and the Holdings Board of Directors on April 14, 2014.
(2)	Mr. Nevels’ annual retainer for 2014 was prorated based on his appointment to our Board and the Holdings Board of Directors on November 12, 2014.
(3)	Messrs. Kravis, Nuttall, and Olson, and Ms. Miller elected to defer their annual cash retainer earned in 2014 and Mr. Forehand deferred $75,000 of his annual cash retainer in 2014.
(4)	Amounts reported reflects the grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 for the 9,886 restricted stock awards granted to each of Mr. Forehand, Ms. Miller and Mr. Nevels, respectively, on July 3, 2014, April 14, 2014 and November 12, 2014, respectively. The aggregate number of unvested restricted stock owned by our non-employee directors at December 31, 2014 was as follows: Mr. Forehand, 141,810 shares of unvested restricted stock; Ms. Miller, 9,886 shares of unvested restricted stock; and Mr. Nevels, 9,886 shares of unvested restricted stock.
(5)	Amounts reported reflect the grant date fair value computed in accordance with FASB ASC Topic 718 for the 158,182 options granted to each of Mr. Forehand, Ms. Miller and Mr. Nevels, respectively, on July 3, 2014, April 14, 2014 and November 12, 2014, respectively. For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of stock option awards contained in Note 11 to our audited consolidated financial statements included elsewhere in this prospectus. The aggregate holdings of stock options owned by our non-employee directors at December 31, 2014 was as follows: Mr. Forehand, 1,044,003 stock options; Ms. Miller, 158,182 stock options; and Mr. Nevels, 158,182 stock options.
(6)	Mr. Forehand also had $20,806 in corporate aircraft usage. The calculation of incremental cost for personal use of the corporate aircraft includes the average hourly variable costs of operating the aircraft for the year attributed to Mr. Forehand’s personal flight activity.

Description of Director Compensation

This section contains a description of the material terms of our compensation arrangements for our non-employee directors prior to March 2015.

KKR Directors. Each non-employee director of Holdings associated with KKR, received an annual cash retainer of $40,000 for their services on the Holdings Board.

Joe W. Forehand. While serving as our Chairman of the Holdings Board, Mr. Forehand was entitled to receive a cash retainer of $800,000 a year and he was also provided with an $800,000 discretionary bonus opportunity based primarily on our performance during the year. During 2014, Mr Forehand received a cash retainer of (1) $133,000 for his service as Chairman of the Holdings Board prior to March 5, 2014, (2) a cash bonus of $110,000 in recognition of the work and leadership he provided as Chairman of the Holdings Board prior to March 5, 2014, (3) a $75,000 cash retainer for service as a director on the Holdings Board following March 5, 2014, and (4) a grant on March 5, 2014 of 158,182 options to purchase shares of common stock of Holdings pursuant to the 2007 Equity Plan and a grant of 9,886 shares of Holdings restricted stock for his service as a director on the Holdings Board following March 5, 2014. The restricted stock will vest upon the later of the end of lockup period following an initial public offering, and three years from the grant date. The options will vest in equal annual installments, 33% per year, over a three year period from the grant date and have a ten-year term.

Heidi Miller. Ms. Miller received a $75,000 cash retainer for her service on the Holdings Board and a grant of 158,182 options to purchase shares of common stock of Holdings pursuant to the 2007 Equity Plan and a grant of 9,886 shares of Holdings restricted stock. The restricted stock will vest upon the later of the end of lockup period following an initial public offering, and three years from the grant date. The options will vest in equal annual installments, 33% per year, over a three year period from the grant date and have a ten-year term.

James Nevels. Mr. Nevels received a $75,000 cash retainer for his service on the Holdings Board and a grant of 158,182 options to purchase shares of common stock of Holdings pursuant to the 2007 Equity Plan and a grant of 9,886 shares of Holdings restricted stock. The restricted stock will vest upon the later of the end of lockup period following an initial public offering, and three years from the grant date. The options will vest in equal annual installments, 33% per year, over a three year period from the grant date and have a ten-year term.

All directors are eligible to defer their annual cash retainer in the First Data Holdings Inc. 2008 Non-Employee Director Deferred Compensation Plan (the “Director Deferred Comp Plan”). Deferrals under the Director Deferred Comp Plan track the value of shares of Holdings and are payable to participants only upon separation from service or death.

Reimbursements

Directors are reimbursed for their expenses incurred in attending Board, committee and shareholder meetings, including those for travel, meals and lodging. Directors are also reimbursed for their expenses incurred in attending director education programs. The Company also provided office space and administrative support for Mr. Plumeri in support of performance of his duties as a senior advisor from January 2014 through May 2014.

Indemnification

The Company’s amended and restated certificate of incorporation provides that the Company shall indemnify and hold harmless each director to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware.

Non-Employee Director Compensation for 2015

On February 24, 2015, the Holdings Committee approved cash and equity compensation to our non-employee directors, which superseded and replaced the existing agreements with our non-employee directors.

Each non-employee director of Holdings associated with KKR will receive an annual cash retainer of $40,000, payable in semi-annual installments.

Each director of Holdings not employed by Holdings or KKR will receive the following:

•	At the time of their appointment, a one-time grant of 158,182 options to purchase shares of common stock of Holdings pursuant to the 2007 Equity Plan, with a strike price equal to the fair market value at the time of grant to vest in equal annual installments on the first three anniversaries of the grant date.

•	An annual grant of restricted stock of Holdings equivalent in value to $125,000, both at the time of their appointment and during the first quarter of each subsequent calendar year during which they continue to serve pursuant to the 2007 Equity Plan on the following terms:

•	20% vesting upon later of end of lockup period following an initial public offering, and one year from the grant date;

•	40% vesting upon later of end of lockup period following an initial public offering, and two years from the grant date;

•	40% vesting upon later of end of lockup period following an initial public offering, and three years from the grant date;

•	Forfeiture of unvested awards upon termination of Board service for any reason other than death or disability; and

•	In the event of death or disability, Holdings shall exercise call rights and pay 100% of the fair market value for unvested awards.

•	Annual cash retainer of $75,000 to be paid in quarterly installments on the first day of each calendar quarter.

All cash compensation may be deferred under the Director Deferred Comp Plan based upon the election made prior to each calendar year by each director. All amounts deferred will accrue earnings based on the performance of Holdings common stock and be paid to the director upon termination of the director’s service, subject to acceleration of the payout under certain circumstances.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our NEOs for services rendered to us during 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Frank J. Bisignano, Chairman and Chief Executive Officer	2014 2013	1,500,000 1,045,839	1,140,000 3,704,161	4,500,000 20,000,002	1,629,000 50,994,285	533,199 635,234	9,302,199 76,379,521

Michael K. Neborak, Executive Vice President, Director of Finance	2014	279,615	400,000	—	2,680,000	1,183	3,360,798

Ray E. Winborne, former Executive Vice President and Chief Financial Officer	2014 2013 2012	506,250 662,500 600,000	— 1,000,000 510,000	656,252 675,000 249,999	237,563 795,728 265,667	2,088,435 14,386 30,926	3,488,500 3,147,614 1,656,592

Cynthia A. Armine-Klein, Executive Vice President, Chief Control Officer	2014	320,192	3,625,000	3,000,000	1,003,000	673	7,948,865

Sanjiv Das, Executive Vice President, Co-Head of Global Financial Solutions and Head of EMEA and APAC Regions	2014	523,077	2,125,000	2,000,000	2,006,000	1,288	6,655,365

Joseph J. Plumeri, Vice Chairman	2014	1,239,288	540,000	3,000,000	4,012,000	6,273	8,797,561

(1)	Salary for Mr. Plumeri includes consulting income of $639,288 earned while acting as senior advisor to the Company prior to being hired as Vice Chairman and Head of Client Delivery, Innovation and Marketing on June 1, 2014. The amounts reported in this column for all NEOs other than Messrs. Bisignano and Winborne were pro-rated to reflect the portion of their base salary earned in fiscal 2014 from the date they commenced employment with the Company.
(2)	Amounts reported represent the discretionary 2014 bonus payouts under the SEIP paid to our NEOs and, with respect to Mr. Das and Ms. Armine-Klein, a cash sign-on bonus of $1,500,000, and $3,000,000, respectively.
(3)	Amounts reflect aggregate grant date fair value of all restricted stock granted in 2014 under the 2007 Equity Plan, calculated in accordance with FASB ASC Topic 718.
(4)	Amounts reflect the grant date fair value of all stock options awarded under the 2007 Equity Plan, calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of stock option awards contained in Note 11 to our audited consolidated financial statements included elsewhere in this prospectus.
(5)	Full explanation of All Other Compensation for 2014 is provided in the Perquisite and Personal Benefits Table and accompanying footnotes.

Perquisite and Personal Benefits

Name	Financial Planning($)	Defined Contribution Plans($)	Life Insurance (1)($)	Tax Gross-Up Payments (2)($)	Severance Payments (3)($)	Relocation Benefits (4)($)	Other Compensation (5)($)	Total ($)
Frank J. Bisignano	18,812	265	4,902	270,017	—	52,384	186,819	533,199
Michael K. Neborak	—	—	1,183	—	—	—	—	1,183
Ray E. Winborne	—	—	984	1,683	2,085,768	—	—	2,088,435
Cynthia A. Armine-Klein	—	—	673	—	—	—	—	673
Sanjiv Das	—	—	1,288	—	—	—	—	1,288
Joseph J. Plumeri	—	—	—	1,831	—	—	4,442	6,273

(1)	Includes the value of imputed income on life insurance premiums paid by the Company.
(2)	Mr. Bisignano received tax gross-ups based on imputed income from relocation benefits $78,691; car lease and driver $8,787; ex-spouse health insurance coverage and life/disability coverage for Mr. Bisignano $46,106; $132,181 for personal aircraft usage; $3,082 for travel to President’s Club; $1,145 for auto gross-up; and $25 for a benefits correction. Messrs. Plumeri and Winborne received tax gross-ups in the amounts of $1,831 for travel to President’s Club and $1,683 for personal aircraft usage, respectively.
(3)	On August 5, 2014, Mr. Winborne entered into a separation agreement whereby he received a pro-rated 2014 bonus of $600,000, semi-monthly payments for one year totaling $1,475,000 and benefits coverage for one year valued at $10,768.
(4)	Mr. Bisignano received temporary living expenses in the amount of $52,384.
(5)	Mr. Bisignano received reimbursement for a vehicle lease in the amount of $21,970, health insurance coverage for his ex-spouse of $3,954, insurance premiums of $49,204 and personal use of corporate aircraft valued at $109,080. Messrs. Bisignano and Plumeri each received $2,611 for spouse’s expenses related to company functions. The calculation of incremental cost for personal use of the corporate aircraft includes the average hourly variable costs of operating the aircraft for the year attributed to the NEO’s personal flight activity.

Grants of Plan-Based Awards in 2014

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)($)

Frank J. Bisignano	2/10/2014	355,910	—	—	4,500,000
	2/10/2014	—	237,273	12.65	1,629,000

Michael K. Neborak	7/14/2014	—	158,182	12.65	1,072,000
	8/11/2014	—	237,273	12.65	1,608,000

Ray E. Winborne	2/10/2014	51,903	—	—	656,252
	2/10/2014	—	34,602	12.65	237,563

Cynthia A. Armine-Klein	5/13/2014	237,273	—	—	3,000,000
	5/13/2014	—	158,182	12.65	1,003,000

Sanjiv Das	5/13/2014	158,182	—	—	2,000,000
	5/13/2014	—	316,364	12.65	2,006,000

Joseph J. Plumeri	2/10/2014	237,273	—	—	3,000,000
	5/13/2014	—	632,729	12.65	4,012,000

(1)	Grants reflected in this column are grants of restricted stock made under the 2007 Equity Plan. Grants made to Messrs. Bisignano, Plumeri and Winborne vest upon the later of January 1, 2017 and the expiration of any underwriter-imposed transfer restriction in connection with a Qualified Public Offering, subject to continued employment through the applicable vesting date. Grants made to Ms. Armine-Klein and Mr. Das vest upon the later of May 13, 2017 with respect to Mr. Das and May 31, 2016 with respect to Ms. Armine-Klein and the expiration of any underwriter-imposed transfer restriction in connection with a Qualified Public Offering, subject to continued employment through the applicable vesting date.
(2)	Grants reflected in this column are grants of stock options made under the 2007 Equity Plan. The exercise price was determined at the time of the grant by the Board, pursuant to its authority under the plan, to be $12.65. The grants, dated February 10, 2014, to Messrs. Bisignano and Winborne vest in substantially equal annual installments, one-third per year, over a three year period from the grant date, subject to continued employment through the applicable vesting date and have a ten-year term. The grant, dated May 13, 2014, to Mr. Plumeri vests in equal substantially equal annual installments, one-third per year, over a three year period from the grant date, subject to continued employment through the applicable vesting date and have a ten-year term. The grants, dated May 13, 2014, to Ms. Armine-Klein and Mr. Das vest in equal annual installments, 20% per year, over a five year period from the grant date subject to continued employment through the applicable vesting date and have a ten-year term.
(3)	Grant date fair value for restricted stock and stock options is based on their valuation for financial reporting purposes at the time of grant. These grants are subject to all terms and conditions of the Management Stockholders Agreement.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards

Summary of NEO Employment Agreements

In general, the Company does not enter into employment agreements with employees, including the NEOs, except in the case of Mr. Bisignano. A description of this agreement is provided below. All current NEOs serve at the will of the Board.

Employment Agreement with Mr. Bisignano

The Company entered into an employment agreement with Mr. Bisignano, effective as of September 18, 2015 (the “Employment Agreement”), which replaces Mr. Bisignano’s prior employment agreement with the Company and Holdings, dated April 28, 2013. The Employment Agreement provides for an initial term beginning on September 18, 2015 and ending on December 31, 2020. Beginning January 1, 2021, the term will be automatically extended for successive one-year periods unless terminated by either party with prior written notice.

Under the terms of the Employment Agreement, Mr. Bisignano will earn an annual base salary of $1,500,000, which base salary may be increased but not decreased; and, with respect to the 2015 fiscal year and each full fiscal year commencing with the 2016 fiscal year, is eligible to receive a discretionary annual incentive payment in such amount as determined in the sole discretion of the Committee, based upon its assessment of Mr. Bisignano’s performance, payable in the form of cash, equity-based awards or a combination thereof.

Mr. Bisignano is eligible to receive executive perquisites, fringe and other benefits consistent with what is provided to other executive officers of the Company. In addition, he is eligible to receive use of a car and driver, financial planning and use of private aircraft. Mr. Bisignano is also eligible to participate in the Company’s 401(k), medical, dental, short and long-term disability, and life insurance plans.

Pursuant to the terms of the Employment Agreement, Mr. Bisignano is subject to covenants not to (1) disparage the Company or interfere with existing or prospective business relationships, (2) disclose confidential information, (3) solicit customers and certain employees of the Company, and (4) compete with the Company. In the event of an alleged material breach of the covenant not to solicit certain employees of the Company and not to compete, any unpaid severance amounts will be suspended until a final determination has been made that Mr. Bisignano has in fact materially breached such covenants at which time the right to any further payment is forfeited.

Terms of Equity Awards

General Provisions for Options and Shares under the Management Stockholder’s Agreements

If an NEO’s employment with the Company terminates for any reason, all stock and vested options, to the extent not forfeited, are subject to call rights by Holdings until a Change in Control, as defined in the 2007 Equity Plan and Management Stockholder Agreement.

If an NEO’s employment terminates due to death or Disability (as defined in the Management Stockholder’s Agreement) or the NEO’s employment is terminated by the NEO for Good Reason (as defined in the Management Stockholder’s Agreement) or by the Company without Cause (as defined in the Management Stockholder’s Agreement), call rights may be exercised by Holdings on vested options at the fair market value share price, less the exercise price. In this event, shares, including those issued upon exercise of an options, may be repurchased at the fair market value share price. In the event of death or Disability prior to a Change in Control, the NEO has a put right on stock and vested options for fair market value in the case of stock and for the difference between the fair market value and the option exercise price in the case of vested options.

If the NEO’s employment is terminated voluntarily without Good Reason, all outstanding options whether vested or unvested automatically terminate (other than in the case of Mr. Bisignano). In this event, shares issued upon exercise of an option may be called at the lesser of the original purchase price and fair market value per share price and all other shares may be called at fair market value per share unless the NEO is in violation of the restrictive covenants in the Management Stockholder’s Agreement (or, in the case of Mr. Bisignano, the Employment Agreement) on the date that the call notice is sent, in which case the shares may be called at the lesser of the fair market value per share price or the original purchase price. These provisions greatly enhance the retention of executives who participate in the 2007 Equity Plan by eliminating all potential option gains for executives who voluntarily terminate prior to a Change in Control.

In the case of a termination of the NEO’s employment by the Company for Cause or in the case of a an impermissible transfer, all outstanding options whether vested or unvested automatically terminate and call rights may be exercised on shares, including those issued upon exercise of an option, at the lesser of the fair market value per share price or the original purchase price.

Under Mr. Bisignano’s employment agreement, if a Change in Control occurs within 180 days after the date for determining the price for the exercise of Holdings’ call right upon a termination due to death or Disability, by Mr. Bisignano for Good Reason or by the Company without Cause, the call price will be adjusted so that Holdings will pay Mr. Bisignano a per share price equal to the per share price paid in such Change in Control.

An initial public offering or sale of the Company (other than a Change in Control) has no impact on options or restricted stock vesting unless KKR sells or otherwise disposes of at least 90% of the maximum number of shares of common stock in the Company, beneficially owned, directly or indirectly, by KKR from time to time. If such transaction occurs, then all options granted in 2011 and later and all shares of restricted stock become 100% vested. If the sale of the Company results in a Change in Control all call rights are eliminated, options granted in 2011 and forward become 100% vested and all shares of restricted stock become 100% vested.

Holdings has a right of first refusal if an NEO proposes to sell his or her purchased stock prior to a Change in Control or a Qualified Public Offering.

Pursuant to the terms of the Management Stockholder Agreement, the NEOs are subject to covenants not to (1) disclose confidential information, (2) solicit customers and certain employees of the Company, and (3) compete with the Company. In the event of a breach of any of such covenants, the NEO is required to pay to the Company any amounts actually paid to him or her by the Company in respect of any repurchase by the Company of any stock options held by such NEO and, with respect to any stock, the NEO is required to pay to the Company such amounts, if any, that the NEO received in excess of the price paid by the NEO in acquiring such stock, on a net after-tax basis.

Outstanding Equity Awards at 2014 Fiscal Year End

Option Awards							Stock Awards
Name	Grant Date	Company	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable (1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Frank J. Bisignano	5/7/2013	Holdings	1,663,173	6,652,695	11.07	5/7/2023	—	—
	2/10/2014	Holdings	—	237,273	12.65	2/10/2024	—	—
	2/10/2014	Holdings	—	—	—	—	355,910	5,062,500

Michael K. Neborak	7/14/2014	Holdings	—	158,182	12.65	7/14/2024	—	—
	8/11/2014	Holdings	—	237,273	12.65	8/11/2024	—	—

Ray E. Winborne	6/23/2010	Holdings	14,236	3,559	9.49	6/23/2020	—	—
	2/1/2011	Holdings	112,309	28,077	9.49	2/1/2021	—	—
	3/8/2011	Holdings	50,618	—	9.49	3/8/2021	—	—
	3/8/2011	Holdings	—	—	—	—	25,309	360,000
	3/3/2012	Holdings	35,151	17,575	9.49	3/3/2022	—	—
	3/3/2012	Holdings	—	—	—	—	26,363	374,999
	3/5/2013	Holdings	40,675	81,350	11.07	3/5/2023	—	—
	3/5/2013	Holdings	—	—	—	—	61,013	867,857
	2/10/2014	Holdings	—	—	—	—	51,903	738,284
	2/10/2014	Holdings	—	34,602	12.65	2/10/2024	—	—

Cynthia A. Armine-Klein	5/13/2014	Holdings	—	158,182	12.65	5/13/2024	—	—
	5/13/2014	Holdings	—	—	—	—	237,273	3,375,000

Sanjiv Das	5/13/2014	Holdings	—	316,364	12.65	5/13/2024	—	—
	5/13/2014	Holdings	—	—	—	—	158,182	2,250,000

Joseph J. Plumeri	10/12/2013	Holdings	105,454	210,909	11.07	10/12/2023	—	—
	5/13/2014	Holdings	—	632,729	12.65	5/13/2024	—	—
	2/10/2014	Holdings	—	—	—	—	237,273	3,375,000

(1)	Grants reflected in this column are grants of stock options made under the 2007 Equity Plan. All stock options listed that were granted during and prior to 2010 are time-based and vest in equal annual installments 20% each year over a five year period; stock options granted in 2011 and later are time-based and vest in substantially equal annual installments of one-third per year over three years, in each case, subject to continued employment on each applicable vesting date, except as noted below in the section entitled “Termination and Change in Control Payments and Benefits.” Stock option grants for Mr. Bisignano in 2013 and for Ms. Armine-Klein and Mr. Das in May 2014 vest in equal annual installments 20% each year over a five year period, subject to continued employment on each applicable vesting date, except as noted below in the section entitled “Termination and Change in Control Payments and Benefits.”
(2)	All grants reflected in this column are awards of restricted stock made under the 2007 Equity Plan. All restricted shares granted in 2011, 2012 and 2013 to Mr. Winborne will vest upon the later to occur of the third anniversary of the grant date and the end of the lock-up period following a Qualified Public Offering, or if earlier, upon a Liquidity Event or a Change in Control except as noted below in the section entitled “Separation Agreement with Mr. Winborne.” Other restricted stock award vesting terms are described in footnote 1 of the Grants of Plan-Based Awards Table. Market value of the shares is based on the per share price of $14.23 as of December 31, 2014, as determined by the Board of Directors for purposes of the 2007 Equity Plan.

Option Exercises and Stock Vested in 2014

During 2014, no NEOs exercised options or had any restricted stock units or restricted stock awards which vested.

Pension Benefits

During 2014, no NEOs participated in either a tax-qualified or non-qualified defined benefit plan sponsored by the Company.

Non-Qualified Deferred Compensation for 2014

During 2014, no NEOs participated in a non-qualified deferred compensation plan sponsored by the Company.

Severance and Change in Control Agreements

We have adopted the First Data Corporation Severance/Change in Control Policy (the “Policy”).

The Policy provides for certain payments, rights and benefits to executive officers, including our NEOs, other than Mr. Bisignano, in connection with a termination of employment by the Company without Cause (other than due to death or Disability) or by the executive officer for Good Reason, in each case, with or without a Change in Control. Under the Policy, no payment, rights or benefits are provided based solely on a Change in Control (other than the Gross-Up Payment discussed below). The Policy provides for the following payments, rights and benefits:

(1)	For executive officers appointed on or prior to May 1, 2011, or appointed after May 1, 2011 and having 5 years or more service in such a position: total cash payments equal to two times the executive officer’s base pay plus prior year’s bonus;

For executive officers appointed after May 1, 2011 and having 2 or more but less than 5 years of service in such a position: total cash payments equal to 1.5 times the executive officer’s base pay plus prior year’s bonus; or

For executive officers appointed after May 1, 2011 and having less than 2 years of service in such a position: total cash payments equal to one times the executive officer’s base pay;

(2)	A cash payment equal to the executive officer’s prior year’s bonus pro-rated for the year of termination;

(3)	Continuation of medical, dental and vision benefits coverage for one to two years depending on the severance multiplier, with a portion of the costs of the benefits paid by the executive officer;

(4)	Continued vesting of outstanding cash incentive awards granted to the executive officer that vest and are payable solely contingent upon continued employment and the passage of time, notwithstanding the executive officer’s earlier termination of employment; and

(5)	A “Gross-Up Payment” is made if it is determined that any Code Section 280G parachute payments provided by the Company to or, on behalf of, an eligible executive would be subject to the excise tax imposed by Code Section 4999. The Gross-Up Payment is an amount so that after payment of all taxes, the eligible executive retains an amount equal to the excise tax imposed by Code Section 4999. However, if it is determined that the executive officer is entitled to a Gross-Up Payment but the payments to the executive officer do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any excise tax, then no Gross-Up Payment will be made and the payments will be reduced so as to not give rise to the excise tax.

Executive officers are eligible for this payment regardless of whether their employment is terminated in connection with a Change in Control.

However, the provision in the Policy regarding “Gross-Up Payments” will not apply with respect to any payment that would otherwise be subject to the excise tax if such excise tax would be avoided by obtaining stockholder approval of the payment in the manner prescribed by Code Section 280G.

In addition, in the Committee’s sole discretion, executive officers may also be eligible for outplacement services selected by the Company.

As a condition to receiving severance payments and benefits under the Policy, all employees are required to release the Company and its affiliates from all claims they may have against them and agree to a number of restrictive covenants which are structured to protect the Company from potential loss of customers or employees and to prohibit the release of confidential company information. Severance payments under the Policy that are not subject to Code Section 409A may be paid in installments or a lump sum payment and severance payments that are subject to Code Section 409A are paid in installments.

The Company has reserved the right to amend or terminate the Policy at any time in its sole discretion, provided, however, that during the period commencing on the closing of the 2007 Merger and ending on the 36 month anniversary of a Change in Control (other than the 2007 Merger), the Company is not permitted to amend or terminate the Policy without the consent of each affected executive officer.

On November 12, 2014, the Committee adopted amendments to the plan which were effective commencing on January 1, 2015. Under the new terms, the cash severance payment for all eligible participants is equal to one year’s base pay plus the cash bonus paid to the NEO for the year immediately preceding the year in which the termination occurs and a prorated portion of the cash bonus paid to the NEO for the year immediately preceding the year in which the termination occurs based on time worked during the year of termination and the continuation of medical, dental and vision benefits coverage is for one year.

Termination and Change in Control Payments and Benefits

Name	Cash Severance Payments ($)(1)	Post- Termination Health & Welfare Benefits ($)(2)	Financial Planning ($)(3)	Unvested Stock Options ($)(4)	Unvested Restricted Stock ($)(5)	Estimated 280G Tax Gross-Up ($)(6)	($)Total
Frank J. Bisignano
Termination due to non-renewal by the Company of the Employment Term	10,640,000	267,500	40,000	—	—	—	10,947,500
Termination without Cause or for Good Reason	10,640,000	267,500	40,000	5,361,310	1,406,000	—	17,714,810
Termination due to death	10,640,000	—	—	5,361,310	1,406,000	—	17,407,310
Termination without Good Reason	—	267,500	—			—	267,500
Termination due to Disability	10,640,000	267,500	—	5,361,310	1,406,000	—	17,674,810
Change in Control	—	—	—	21,403,572	5,062,500	—	26,466,072

Michael K. Neborak
Termination without Cause (other than due to death or Disability) or termination for Good Reason	600,000	9,474	—	45,834	—	—	655,308
Termination due to death or Disability	—	—	—	45,834	—	—	45,834
Change in Control	—	—	—	625,000	—	—	625,000

Cynthia A. Armine-Klein
Termination without Cause (other than due to death or Disability) or termination for Good Reason	500,000	9,891	—	29,167	—	—	539,058
Termination due to death or Disability	—	—	—	29,167	—	—	29,167
Change in Control	—	—	—	250,000	3,375,000	—	3,625,000

Sanjiv Das
Termination without Cause (other than due to death or Disability) or termination for Good Reason	750,000	5,779	—	58,333	437,500	—	1,251,612
Termination due to death or Disability	—	—	—	58,333	437,500	—	495,833
Change in Control	—	—	—	500,000	2,250,000	—	2,750,000

Joseph J. Plumeri
Termination without Cause (other than due to death or Disability) or termination for Good Reason	1,200,000	9,249	—	250,000	937,500	—	2,396,749
Termination due to death or Disability	—	—	—	250,000	937,500	—	1,187,500
Change in Control	—	—	—	1,666,667	3,375,000	—	5,041,667

(1)	Upon termination of Mr. Bisignano’s employment by the Company without “cause” (as defined in the Employment Agreement), by Mr. Bisignano for “good reason” (as defined in the Employment Agreement), due to Mr. Bisignano’s death or “disability” (as defined in the Employment Agreement) or due to the Company’s non-renewal of the employment term, conditioned upon the execution and effectiveness of a release of claims against the Company and its affiliates and in addition to certain accrued amounts, Mr. Bisignano will be entitled to receive (1) payment, in installments ratably over a 24 month period (the “Severance Period”), of an amount equal to the greater of (X) $9.5 million or (Y) two times the sum of his base salary and the average of his annual incentive payments paid in cash in respect of the two fiscal years prior to the date of his termination (provided, that if Mr. Bisignano’s employment is terminated by him for “good reason” following a “change of control” (within the meaning of Section 409A of the Code) within two years following such “change of control”, the payment will be made in a lump sum cash payment) and (2) a pro rata portion of the annual incentive payment, if any, that would have otherwise been payable in respect of such year if he had remained employed through such year.

For all other NEOs, reflects cash severance payable under the Policy as in effect on January 1, 2015, assuming a termination date of December 31, 2014.

(2)

Upon termination of Mr. Bisignano’s employment by the Company without “cause”, by Mr. Bisignano for “good reason”, due to Mr. Bisignano’s “disability” or due to the Company’s non-renewal of the employment term, Mr. Bisignano is entitled to receive health insurance, excess disability and life insurance coverage until his death, unless earlier terminated in accordance with the Employment Agreement (the “Retiree Benefits”). In addition, upon termination of Mr. Bisignano’s employment with the Company by Mr. Bisignano without “good reason”, in addition to certain accrued amounts, Mr. Bisignano will be entitled to receive the Retiree Benefits. The Retiree Benefits in this table assumes Mr. Bisignano dies at age 80 and benefits are not terminated before then.

With respect to the other NEOs, represents the Company-paid portion of medical, dental and vision benefits for each executive for a period of one year under the Policy.

(3)	Upon termination of Mr. Bisignano’s employment by the Company without “cause”, by Mr. Bisignano for “good reason”, or due to the Company’s non-renewal of the employment term, Mr. Bisignano is entitled to receive payment, in installments over the Severance Period of an amount equal to financial planning benefits for two years following his termination of employment.

(4)	Mr. Bisignano’s 2013 stock option agreement provides that, in the event of a termination of employment due to death or “disability,” by him for Good Reason or by the Company without Cause, the unvested options that would have otherwise vested during the 12 month period following such termination will immediately vest and become exercisable.

Other than as specifically provided in Mr. Bisignano’s 2013 stock option agreement, with respect to all other outstanding stock options held by the NEOs, in the event of a termination of an NEO’s employment due to death or “disability”, by the NEO for “good reason” or by the Company without “cause”, the unvested options that would have vested on the next anniversary of the grant date will vest pro-rata as determined by multiplying the number of shares of common stock subject to the option that would have so vested by a fraction, the numerator of which corresponds to the number of completed months of employment since the anniversary of the grant date immediately preceding the date of the termination of employment and the denominator of which is 12.

In addition, in the event of a Change in Control, all unvested options become fully vested.

(5)	The terms of restricted stock awards issued to NEOs (other than Ms. Armine-Klein) in 2014 provide that, if the NEO’s employment terminates due to death or disability or is terminated by the Company without cause or by the NEO for good reason, awards will vest based on the number of full months completed since the grant date divided by 36 months.

With respect to Ms. Armine-Klein’s restricted stock, her award agreement provides that if her employment terminates for any reason other than for cause prior to the vesting date, the restricted stock will vest 50% if her termination is 12-23 months after her commencement date or 100% if the termination is 24 months or more after her commencement date.

In addition, in the event of a Change in Control, all unvested shares of restricted stock will become fully vested.

(6)	Pursuant to the terms of Mr. Bisignano’s Employment Agreement, the Company agreed that during the term of the Employment Agreement and for a period of two years thereafter, it would continue for his benefit the tax-gross up provided under the Policy as in effect as of the date of the Employment Agreement.

Pursuant to the terms of the Policy, a “Gross-Up Payment” is made if it is determined that any Code Section 280G parachute payments provided by the Company to or, on behalf of, an eligible executive would be subject to the excise tax imposed by Code Section 4999. The Gross-Up Payment is an amount so that after payment of all taxes, the eligible executive retains an amount equal to the excise tax imposed by Code Section 4999. However, if it is determined that the executive officer is entitled to a Gross-Up Payment but the payments to the executive officer do not exceed 110% of the amount which is one dollar less than the smallest amount that would give rise to any excise tax, then no Gross-Up Payment will be made and the payments will be reduced so as to not give rise to the excise tax. Executive officers are eligible for this payment regardless of whether their employment is terminated in connection with a Change in Control.
However, the provision in the Policy regarding “Gross-Up Payments” will not apply with respect to any payment that would otherwise be subject to the excise tax if such excise tax would be avoided by obtaining stockholder approval of the payment in the manner prescribed by Code Section 280G. As of December 31, 2014, the excise tax could have been avoided by obtaining stockholder approval pursuant to Code Section 280G. Accordingly, no amounts are reflected above.

Separation Agreement with Mr. Winborne

On August 5, 2014, the Company and Holdings entered into a separation agreement with Mr. Winborne. As part of the agreement, in exchange for a release of claims against the Company and its affiliates, Mr. Winborne received a pro rata bonus in respect of 2014 of $600,000, is entitled to receive semi-monthly payments of $61,458 which payments commenced in October 1, 2014 and continue until September 30, 2015, and is entitled to continue to receive coverage under the Company’s medical, dental and vision plans until September 30, 2015. Holdings agreed to allow all of the options and restricted stock grants previously made by Holdings to continue to vest until December 31, 2015. As of such date, any yet unvested options and restricted stock will be forfeited on a pro-rated basis, based on full months elapsed since the grant date. In addition, if no Qualifying Public Offering is completed by that time, Holdings agreed to exercise its rights to purchase all of the equity then held by Mr. Winborne at the then-current fair market value. Under the terms of the Separation Agreement, Mr. Winborne was required to enter into a customary restrictive covenant agreement.

Equity Plan

2007 Equity Plan

Holdings’ Board initially adopted the 2007 Equity Plan on September 24, 2007 and it was approved by Holdings’ stockholders on January 16, 2008. In connection with the HoldCo Merger, we will assume Holdings’ obligation under the 2007 Equity Plan. Following this offering, we do not intend to grant any additional awards under the 2007 Equity Plan; however, any outstanding stock options, restricted stock units, and restricted stock granted under the 2007 Equity Plan prior to the offering will remain outstanding in accordance with the terms of the 2007 Equity Plan.

Purpose. The principal purpose of the 2007 Equity Plan is to promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers, motivate management personnel by means of growth-related incentives to achieve long range goals and further the alignment of interests of participants with those of our stockholders.

Types of Awards. The 2007 Equity Plan provides for the grant of stock options, stock appreciation rights, other stock-based awards, and dividend equivalent rights to employees, non-employee members of our Board, consultants, and other persons having a service relationship with us.

Share Reserve. An aggregate of 88,423,903 shares of our Class B common stock have been reserved for issuance under our 2007 Equity Plan. As of June 30, 2015, options to purchase a total of 34,266,989 shares of our Class B common stock were issued and outstanding, no shares of our Class B common stock had been issued upon the exercise of options granted under the 2007 Equity Plan, 24,088,377 shares of Class B common stock issuable upon vesting of outstanding restricted stock awards (which restricted stock awards do not entitle the holder thereof to any of the rights or privileges of a stockholder unless and until the shares have been issued) were outstanding, 3,906,046 shares of Class B common stock issuable upon settlement of restricted stock units were outstanding, and 19,332,518 shares remained available for future awards under our 2007 Equity Plan. Following the adoption of our 2015 Omnibus Incentive Plan, no further awards will be granted under our 2007 Equity Plan.

Administration. The Committee administers our 2007 Equity Plan. The Committee has the power and authority to administer, construe and interpret our 2007 Equity Plan, to make rules for carrying it out and to make changes in such rules. The Committee may delegate to the Chief Executive Officer and to other senior officers (if any) duties under the 2007 Equity Plan, subject to applicable law and such conditions and limitations as the Committee prescribes, except that only the Committee may designate and make grants to our Chief Executive Officer and to other senior officers of the Company. Notwithstanding the foregoing, our Board retains all rights to take all actions as it may have also delegated under the terms of the 2007 Equity Plan.

Awards. Our 2007 Equity Plan provides that the Committee may grant or issue stock options, stock appreciation rights and other stock-based awards. Each award will be set forth in a separate agreement with the person receiving the award and will set forth the terms, conditions and limitations applicable to the award.

•	Stock Options. Stock options provide for the right to purchase shares of our common stock at a specified price, which may not be less than fair market value on the grant date, and usually will become exercisable (at the discretion of the Committee) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the Committee. Stock options may be granted for any term specified by the Committee that does not exceed ten years from the grant date.

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Stock Appreciation Rights. Stock Appreciation Rights may be granted independent of or in connection with the grant of a stock option. Each stock appreciation right granted independent of a stock option provides the right to receive upon exercise of such stock appreciation right an amount equal to the product of (1) the excess of the (x) fair market value on the exercise date of one share of common stock over (y) the exercise price per share of such stock appreciation right, and (2) the number of shares covered by the stock appreciation right.

•	Other Stock-Based Awards. Other stock-based awards may include awards of shares, awards of restricted shares and/or awards that are valued by reference to, or otherwise based on the fair market value of, shares (including, without limitation, restricted stock units).

•	Dividend Equivalent Rights. Dividend equivalent rights, which may be granted alone or in connection with a stock option or stock appreciation right, are the right to receive a payment in respect of one share (whether or not subject to a stock option) equal to the amount of any dividend paid in respect of one share held by a shareholder of the Company.

Payment. The exercise price of stock options granted under our 2007 Equity Plan may be paid for in cash, with the consent of the Committee, in shares (any such shares valued at fair market value on the date of exercise) that the participant has held for at least six months (or such other period of time as may be required by the Company’s accountants but only to the extent to avoid liability accounting under FAS 123(R) or any successor standard thereto), if the participant so elects, through the withholding of shares (any such shares valued at fair market value on the date of exercise) otherwise issuable upon the exercise of the stock option in a manner that is compliant with applicable law or in a combination of the foregoing, in each case, in accordance with the terms of our 2007 Equity Plan, the grant agreement and any applicable guidelines of the Committee then in effect.

Transfer. Other than as specifically provided for in the management stockholder’s agreement, sale participation agreement or grant agreement, our 2007 Equity Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution.

Adjustments. In the event of any stock split, spin-off, share combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, change in control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program) or other similar transaction or occurrence which affects our equity securities or the value thereof, the Committee will make appropriate adjustments to the number and kind of shares available under our 2007 Equity Plan, the share prices related to outstanding awards, and/or such other action as it deems necessary to address, on an equitable basis, the effect of the applicable corporate event on the 2007 Equity Plan and any outstanding awards.

Change in Control. In the event of a “change in control” (as defined in our 2007 Equity Plan), if determined by the Committee in the applicable grant agreement or otherwise determined by the Committee (in its sole discretion), any awards outstanding, unexercised or otherwise unvested or subject to lapse restrictions as of immediately prior to such change in control may automatically become fully exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be. In addition, the Committee (in its sole discretion) may provide prior to the occurrence of a change in control either (1) that the awards will be cancelled for fair value (as determined in the sole discretion of the Committee), which, in the case of stock options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such stock options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such stock options or stock appreciation rights) over the aggregate option price of such stock options or the aggregate exercise price of such stock appreciation rights, as the case may be, (2) for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards, or (3) that for a period of at least ten business days prior to the change in control, any stock options will be exercisable as to all shares subject thereto and that upon the occurrence of the change in control, such stock options or stock appreciation rights will terminate; provided that if the Committee take such action, participants will have the ability to pay for the shares with respect to which such stock options or stock appreciation rights are being exercised by electing to have the number of shares that would otherwise be issued to the participant reduced by a number of shares having an equivalent fair market value to the payment that would otherwise be made by the participant to the Company in respect of such exercise and the minimum statutory withholding that would have otherwise had to have been paid to the Company in relation with such exercise.

Qualifying Termination. With respect to all outstanding awards under our 2007 Equity Plan as of April 30, 2015, and to all awards made following such date and prior to this offering, our 2007 Equity Plan provides that a participant (other than a current or former Management Committee member, which includes our NEOs) may elect to have a “qualifying termination.” As a result of such termination, subject to the terms and conditions set forth in our 2007 Equity Plan, any awards other than stock options then held by the participant that would otherwise have been forfeited will continue to vest and be earned and any stock options then held by the participant will continue to vest and be exercisable in accordance with the vesting schedule and terms set forth in the applicable grant agreement as if the participant remained actively employed by us or one of our affiliates. Any shares received upon the lapse of restrictions or exercise of such awards (the “QT Shares”) will not be deemed earned, owned or freely exercisable by the participant unless and until the participant complies with all of the applicable restrictive covenants (as described below). If the participant fails to comply with or breaches of any such covenants, the participant will be required to repay any amounts that the participant received on the sale of such shares (net of the amount, if any, paid for the shares) and will immediately forfeit all such shares still held by the participant.

A “qualifying termination” means that an eligible participant voluntarily resigns at or after a time when the participant has attained a length of service with us or our affiliates of at least 10 years and a combined age and length of service with us or our affiliates of at least 70 years, no later than January 31, 2018, subject to the participant (1) providing notice of the participant’s intent to separate from service under a “qualifying termination” and (2) executing a separation agreement and a general release of claims.

Following a participant’s “qualifying termination”, in consideration for the continued vesting as described above, the participant is subject to the following restrictive covenants: (1) a covenant not to disclose confidential information at all times following termination of employment; (2) a covenant not to compete for a period of one year following the later of (A) the date of the participant’s “qualifying termination” and (B) the latest possible date or event under any grant agreement applicable to the participant that the restrictions applicable to the participant’s QT Shares could lapse (the “Lapse Date”); and (3) a covenant not to solicit clients, customers or employees at all times while employed and for a period of two years following the Lapse Date.

Amendment; Termination. The Committee has the authority to make such amendments to any terms and conditions applicable to outstanding awards as are consistent with our 2007 Equity Plan, provided that no such action will modify any awards in a manner that adversely impacts, other than in a de minimis manner, a participant with respect to any outstanding awards, other than as provided for under our 2007 Equity Plan, without the Participant’s consent.

Our Board may amend, suspend or terminate our 2007 Equity Plan, but no amendment, suspension or termination may adversely impacts, other than in a de minimis manner the rights of a holder of an outstanding award, other than as provided for under the 2007 Equity Plan, without the holder’s consent. In addition, other than with respect to certain actions in connection with adjustments or a change in control, no such action may be taken which would, without approval of our stockholders, increase the aggregate number of shares reserved for issuance under our 2007 Equity Plan, decrease the price of outstanding awards, change the requirements relating to the Committee, or extend the term of our 2007 Equity Plan. Unless terminated sooner by our Board, our 2007 Equity Plan will terminate on September 24, 2017. No awards may be granted under our 2007 Equity Plan after it is terminated, but the terms of awards made on or before such termination will extend beyond such termination in accordance with their terms. Following the adoption of our 2015 Omnibus Incentive Plan, no further awards will be granted under our 2007 Equity Plan.

Compensation Arrangements to be Adopted in Connection with this Offering

First Data Corporation 2015 Omnibus Incentive Plan

In connection with this offering, our Board expects to adopt, and we expect our stockholders to approve, a stock incentive plan (the “2015 Omnibus Incentive Plan”) prior to the completion of the offering.

Purpose. The purpose of our 2015 Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.

Administration. Our 2015 Omnibus Incentive Plan will be administered by the Governance, Compensation and Nominating committee of our Board or such other committee of our Board to which it has properly delegated power, or if no such committee or subcommittee exists, our Board (the “Committee”). The Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in our 2015 Omnibus Incentive Plan and any instrument or agreement relating to, or any award granted under, our 2015 Omnibus Incentive Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee deems appropriate for the proper administration of our 2015 Omnibus Incentive Plan; adopt sub-plans; and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of our 2015 Omnibus Incentive Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of our 2015 Omnibus Incentive Plan. Unless otherwise expressly provided in our 2015 Omnibus Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to our 2015 Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to our 2015 Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award, and any of our stockholders.

Awards Subject to our 2015 Omnibus Incentive Plan. Our 2015 Omnibus Incentive Plan provides that the total number of shares of Class A common stock that may be issued under our 2015 Omnibus Incentive Plan is 71,182,033 plus any shares of Class B common stock subject to outstanding awards granted under our 2007 Equity Plan that, after the effective date of this plan, are forfeited, terminated, cancelled, expire unexercised, withheld in payment of the exercise price or withheld to satisfy tax withholding obligations which shares of Class B common stock will automatically be converted on a one-for-one basis into shares of Class A common stock (the “Absolute Share Limit”). Of this amount, the maximum number of shares of Class A common stock for which incentive stock options may be granted is the Absolute Share Limit; the maximum number of shares of Class A common stock for which stock options or stock appreciation rights may be granted to any individual participant during any single fiscal year is 6,327,292; the maximum number of shares of Class A common stock for which performance compensation awards denominated in shares may be granted to any individual participant in respect of a single fiscal year is 3,163,646 (or if any such awards are settled in cash, the maximum amount may not exceed the fair market value of such shares on the last day of the performance period to which such award relates); the maximum number of shares of Class A common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $2,500,000 in total value; and the maximum amount that may be paid to any individual participant for a single fiscal year under a performance compensation award denominated in cash is $25,000,000. Except for substitute awards (as described below), in the event any award expires or is cancelled, forfeited, terminated, settled in cash or otherwise settled without delivery to the participant of the full number of shares to which the award related, the undelivered shares of Class A common stock may be granted again under our 2015 Omnibus Incentive Plan. Shares of Class A common stock withheld in payment of the exercise price or taxes relating to an award and shares equal to the number of shares surrendered in payment of any exercise price or taxes relating to an award are deemed to constitute shares not issued to the participant and are deemed to again be available for awards under our 2015 Omnibus Incentive Plan, unless the shares are withheld or surrendered after the termination of the plan, or at the time the shares are withheld or surrendered, it would constitute a material revision of the plan subject to stockholder approval under any then-applicable rules of the exchange on which the shares of Class A common stock are listed. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as “substitute awards”), and such substitute awards will not be counted against the Absolute Share Limit, except that substitute awards intended to qualify as “incentive stock options” will count against the limit on incentive stock options described above. No award may be granted under our 2015 Omnibus Incentive Plan after the tenth anniversary of the effective date (as defined therein), but awards granted before then may extend beyond that date. Following the effective date of the plan, no further awards will be granted under the 2007 Equity Plan.

Options. The Committee may grant non-qualified stock options and incentive stock options, under our 2015 Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our 2015 Omnibus Incentive Plan; provided, that all stock options granted under our 2015 Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our Class A common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as an incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under our 2015 Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of our Class A common stock is prohibited by our insider trading policy (or “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the Class A shares as to which a stock option is exercised may be paid to us, to the extent permitted by law (1) in cash or its equivalent at the time the stock option is exercised; (2) in Class A shares having a fair market value equal to the aggregate exercise price for the shares being purchased and satisfying any requirements that may be imposed by the Committee (provided that such shares have been held by the participant for at least six months or such other period established by the Committee to avoid adverse accounting treatment); or (3) unless otherwise provided by the committee, whether in an award agreement or otherwise: (A) in other property having a fair market value on the date of exercise equal to the purchase price, (B) if there is a public market for the shares at such time, through the delivery of irrevocable instructions to a broker to sell the shares being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the shares being purchased, (C) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price or (D) by such other method as the committee may permit, in its sole discretion. Any fractional shares of Class A common stock will be settled in cash.

Stock Appreciation Rights. The Committee may grant stock appreciation rights, under our 2015 Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our 2015 Omnibus Incentive Plan. The Committee also may award stock appreciation rights independent of any option. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, shares or a combination of cash and shares, as determined by the Committee) equal to the product of (1) the excess of (A) the fair market value on the exercise date of one share of Class A common stock, over (B) the strike price per share, times (2) the number of shares of Class A common stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the Committee at the time of grant but in no event may such amount be less than 100% of the fair market value of a share of Class A common stock on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards).

Restricted Shares and Restricted Stock Units. The Committee may grant restricted shares of our Class A common stock or restricted stock units, representing the right to receive, upon vesting and the expiration of any applicable restricted period, one share of Class A common stock for each restricted stock unit, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our Class A common stock, subject to the other provisions of our 2015 Omnibus Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of Class A common stock, including, without limitation, the right to vote such restricted shares of Class A common stock (except, that if the lapsing of restrictions with respect to such restricted shares of Class A common stock is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such restricted shares of Class A common stock will be retained, and delivered without interest to the holder of such shares within a specified period following the date on which the shares vest and any applicable restrictions lapse). Participants have no rights or privileges as a stockholder with respect to restricted stock units.

Other Stock-Based Awards and Other Cash-Based Awards The Committee may grant other stock-based or cash-based awards under our 2015 Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our 2015 Omnibus Incentive Plan.

Performance Compensation Awards. The Committee has the authority, at or before the time of grant of any award, to designate such award as a performance compensation award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee has sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply. The performance criteria that will be used to establish the performance goals may be based on the attainment of specific levels of our performance (and/or our subsidiaries, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and are limited to the following, which may be determined in accordance with GAAP or on a non-GAAP basis: (1) net earnings, net income (before or after taxes) or consolidated net income; (2) basic or diluted earnings per share (before or after taxes); (3) net revenue or net revenue growth; (4) gross revenue or gross revenue growth, gross profit or gross profit growth; (5) net operating profit (before or after taxes); (6) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (7) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may but are not required to be measured on a per share basis; (8) actual or adjusted earnings before or after interest, taxes, depreciation and/or amortization (including EBIT and EBITDA); (9) gross or net operating margins (including EBIT and EBITDA margins); (10) productivity ratios; (11) share price (including, but not limited to, growth measures and total stockholder return); (12) expense targets or cost reduction goals, general and administrative expense savings; (13) operating efficiency; (14) objective measures of customer/client satisfaction; (15) working capital targets; (16) measures of economic value added or other ‘value creation’ metrics; (17) enterprise value; (18) sales; (19) stockholder return; (20) customer/client retention; (21) competitive market metrics; (22) employee retention; (23) objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (24) comparisons of continuing operations to other operations; (25) market share; (26) cost of capital, debt leverage year-end cash position or book value; (27) strategic objectives; or (28) any combination of the foregoing.

Following the completion of a performance period, the Committee will review and certify in writing whether, and to what extent, the performance goals for the performance period have been achieved and, if so, calculate and certify in writing that amount of the performance compensation awards earned for the period based upon the performance formula. In determining the actual amount of an individual participant’s performance compensation award for a performance period, the Committee has the discretion to reduce or eliminate the amount of the performance compensation award consistent with Section 162(m) of the Code. Unless otherwise provided in the applicable award agreement, the Committee does not have the discretion to (A) grant or provide payment in respect of performance compensation awards for a performance period if the performance goals for such performance period have not been attained; or (B) increase a performance compensation award above the applicable limitations set forth in our 2015 Omnibus Incentive Plan.

Effect of Certain Events on the 2015 Omnibus Incentive Plan and Awards. In the event of (1) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Class A common stock or other securities, issuance of warrants or other rights to acquire shares of Class A common stock or other securities, or other similar corporate transaction or event that affects the shares of Class A common stock (including a change in control, as defined in our 2015 Omnibus Incentive Plan), or (2) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, participants (any event in (1) or (2), an “Adjustment Event”), the Committee will, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (A) the Absolute Share Limit, or any other limit applicable under our 2015 Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder, (B) the number of shares of Class A common stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of awards or with respect to which awards may be granted under our 2015 Omnibus Incentive Plan or any sub-plan and (C) the terms of any outstanding award, including, without limitation, (1) the number of shares of Class A common stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate, (2) the exercise price or strike price with respect to any award, or (c) any applicable performance measures (including without limitation, performance criteria and performance goals); provided, that in the case of any “equity restructuring”, the Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring. In connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following: (1) a substitution or assumption of awards, acceleration of the exercisability of, lapse of restrictions on, or termination of, awards or a period of time for participants to exercise outstanding awards prior to the occurrence of such event and (2) subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Class A common stock received or to be received by other holders of our Class A common stock in such event), including, in the case of stock options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of Class A common stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof, or, in the case of restricted stock, restricted stock units or other stock-based awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award prior to cancellation or the underlying shares in respect thereof.

Nontransferability of Awards. Each award will not be transferable or assignable by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any of our subsidiaries. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfers to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination. Our Board may amend, alter, suspend, discontinue, or terminate our 2015 Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuance or termination may be made without stockholder approval if (1) such approval is necessary to comply with any regulatory requirement applicable to our 2015 Omnibus Incentive Plan or for changes in GAAP to new accounting standards; (2) it would materially increase the number of securities which may be issued under our 2015 Omnibus Incentive Plan (except for adjustments in connection with certain corporate events); or (3) it would materially modify the requirements for participation in our 2015 Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award will not to that extent be effective without such individual’s consent.

The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively (including after a participant’s termination); provided, that, except as otherwise permitted in our 2015 Omnibus Incentive Plan, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant with respect to such award will not to that extent be effective without such individual’s consent; provided, further, that without stockholder approval, except as otherwise permitted in our 2015 Omnibus Incentive Plan, (1) no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right; (2) the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or stock appreciation right; and (3) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Dividends and Dividend Equivalents. The Committee in its sole discretion may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion; provided, that no dividends or dividend equivalents will be payable in respect of outstanding (1) options or stock appreciation rights or (2) unearned performance compensation awards or other unearned awards subject to performance conditions (other than or in addition to the passage of time) (although dividends or dividend equivalents may be accumulated in respect of unearned awards and paid within 15 days after such awards are earned and become payable or distributable).

Clawback/Repayment. All awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (1) any clawback, forfeiture or other similar policy adopted by our Board or the Committee and as in effect from time to time, and (2) applicable law whether such policy or law becomes effective prior to or following the effective date of the plan or the grant date of an award. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the Company.

Detrimental Activity. If a participant has engaged in any detrimental activity, as defined in our 2015 Omnibus Incentive Plan, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following: (1) cancellation of any or all of such participant’s outstanding awards; or (2) forfeiture by the participant of any gain realized on the vesting or exercise of awards, and to repay any such gain promptly to the Company.

First Data Corporation 2015 Employee Stock Purchase Plan

In connection with this offering, our Board intends to adopt, and we expect our stockholders to approve, our 2015 Employee Stock Purchase Plan (the “Employment Stock Purchase Plan”). We believe that allowing our employees to participate in the Employment Stock Purchase Plan provides them with an opportunity to share in our future success by acquiring shares of our Class A common stock.

The Employment Stock Purchase Plan (other than any sub-plans) is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Authorized shares. A total of 6,327,292 shares of our Class A common stock will be made available for sale, subject to adjustment as provided for in the Employment Stock Purchase Plan.

Plan administration. Our Board or a committee of two or more individuals designated by our board (the “plan administrator”) will administer the Employment Stock Purchase Plan, provided that, notwithstanding such an appointment, our Board can take any action that the plan administrator is permitted to exercise under the Employment Stock Purchase Plan. The plan administrator will have full authority, subject to the provisions of the Employment Stock Purchase Plan, to (1) promulgate such rules and regulations as it deems necessary for the proper administration of the Employment Stock Purchase Plan, (2) interpret the provisions of, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Employment Stock Purchase Plan and supervise the administration of the Employment Stock Purchase Plan, (3) adopt sub-plans, and (4) take all action in connection therewith or in relation thereto as it deems advisable.

Eligibility. Generally, all of our employees are eligible to participate in the Employment Stock Purchase Plan if they are employed by us or any participating affiliate and have completed at least twelve (12) months of service with us or any participating affiliate, except (1) individuals who are not employed by us or a participating affiliate prior to the beginning of an offering period or prior to such other time period specified by the plan administrator, (2) individuals who provide services to us or a participating affiliate as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes, and (3) employees who reside in countries for whom such employees’ participation in the Employment Stock Purchase Plan would result in a violation under any applicable corporate, securities or other laws of such country of residence.

Offering periods. The Employment Stock Purchase Plan will generally be implemented through consecutive quarterly or semi-annual offering periods, as determined by the plan administrator prior to the first offering period, commencing on or after the first trading day after (i) January 1, April 1, July 1, and October 1 of each year, or such other times as determined by the plan administrator to the extent the plan administrator establishes quarterly offering periods and (ii) January 1 and July 1 of each year, or such other times as determined by the plan administrator, to the extent the plan administrator establishes semi-annual offering periods. The first offering period is expected to commence on January 1, 2016. The plan administrator has the power to terminate or change the duration and/or frequency of the offering periods with respect to future offering periods without shareholder approval.

Contributions. The Employment Stock Purchase Plan will permit participants to purchase shares of Class A common stock through payroll deductions of no less than one percent (1%) and no more than fifteen percent (15%), as elected by participants, of a participant’s eligible compensation, which includes a participant’s base straight-time gross earnings, exclusive of payments for overtime, incentive compensation, commissions, shift premiums, bonuses, stock or other equity-based compensation, and any other special or one-time remuneration to participants during an applicable offering period. Following the start of the offering period, a participant may withdraw from the offering but may not otherwise change the participant’s level of payroll deduction with respect to such offering. A participant may not make any separate cash payment into the participant’s Employment Stock Purchase Plan account.

Exercise of purchase right. Amounts deducted and accumulated by the participant are used to purchase whole shares of our Class A common stock at the end of each offering period. The purchase price per share of our Class A common stock is equal to ninety-five percent (95%) of the lesser of (x) the fair market value of a share of our Class A common stock on the offering commencement date, or if such offering commencement date is not a trading day, then the next business day that is a trading day and (y) the fair market value of a share of our Class A common stock on the purchase date, which is the last day of the offering period, or, if the purchase date is not a trading day, then the next business day that is a trading day. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of Class A common stock. Participation ends automatically upon termination of employment with us or ceasing to be an eligible employee under the Employment Stock Purchase Plan.

Adjustment to shares/purchase price. Subject to any required action by our shareholders, (1) the number of shares of Class A common stock covered by each option under the Employment Stock Purchase Plan that has not yet been exercised, (2) the number of shares of Class A common stock that have been authorized for issuance under the Employment Stock Purchase Plan but have not yet been placed under option, (3) the number of shares of Class A common stock available for issuance under the Employment Stock Purchase Plan, (4) the purchase price per share, and (5) the maximum number of shares of Class A common stock that may be purchased by any participant on any purchase date during an offering period, will, if applicable, be proportionately adjusted for any increase or decrease in the number of issued shares of Class A common stock resulting from a stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of the Class A common stock (including any such change in the number of shares of Class A common stock effected in connection with a change in domicile of the Company), or any other increase or decrease in the number of shares of Class A common stock effected without receipt of consideration by the Company, or any increase or decrease in the value of a share of Class A common stock resulting from a spinoff or split-up; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been “effected without receipt of consideration.”

Change in control. In the event of a change in control, as defined under the Employment Stock Purchase Plan, our Board may take any action it deems necessary or desirable with respect to any option or ongoing offering period, including (1) terminating the Employment Stock Purchase Plan and returning all contributions, (2) establishing a new purchase date, or (3) providing that each outstanding option under the Employment Stock Purchase Plan will be assumed or substituted by the successor corporation.

Amendment; Termination. Our Board may terminate the Employment Stock Purchase Plan at any time and for any reason. Except as provided for in the Employment Stock Purchase Plan, no such termination of the Employment Stock Purchase Plan may affect options previously granted, provided that the Employment Stock Purchase Plan or an offering period may be terminated by the plan administrator on a purchase date or by our Board setting a new purchase date with respect to an offering period then in progress if our Board determines that termination of the Employment Stock Purchase Plan and/or the offering period is in the best interests of the Company and our shareholders or if continuation of the Employment Stock Purchase Plan and/or the offering period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Employment Stock Purchase Plan in the generally accepted accounting principles applicable to the Employment Stock Purchase Plan. The Employment Stock Purchase Plan will also terminate by its own terms upon the earlier of (1) the issuance of all of the shares of our Class A common stock available for issuance under the Employment Stock Purchase Plan, or (2) the tenth (10th) anniversary of the earlier to occur of the approval of the Employment Stock Purchase Plan by our board or the approval of our Employment Stock Purchase Plan by our shareholders.

Except as provided for in the Employment Stock Purchase Plan, no amendment to the Employment Stock Purchase Plan will make any change in any option previously granted that adversely affects the rights of any participant.

Non-transferability. A participant may not transfer rights granted under the Employment Stock Purchase Plan other than by will, the laws of descent and distribution, or as otherwise provided under the Employment Stock Purchase Plan.

United States federal income tax consequences relating to our 2007 Equity Plan and our 2015 Omnibus Incentive Plan

The following is a general summary of certain material United States federal income tax consequences of the grant, vesting, settlement and exercise of certain awards under our 2007 Equity Plan and our 2015 Omnibus Incentive Plan and the disposition of shares acquired pursuant to the exercise of such awards. This summary is intended to reflect the current provisions of the Internal Revenue Code and the regulations thereunder and is neither intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards granted under our 2007 Equity Plan and our 2015 Omnibus Incentive Plan are exempt from, or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation. Moreover, the United States federal income tax consequences to any particular holder may differ from those described herein by reason of, among other things, the particular circumstances of such holder.

Incentive Stock Options

An option granted as an “incentive stock option” under Section 422 of the Code may qualify for special tax treatment. The Code requires that, for treatment of an option as an incentive stock option, common stock acquired through the exercise of the option cannot be disposed of before the later of: (1) two years from the date of grant of the option, or (2) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the option “spread value” at the time of exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as applicable. Assuming both holding periods are satisfied, we will not be allowed a deduction for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, with certain exceptions, the holder will generally realize ordinary income at the time of such disposition equal to the difference between the exercise price and the fair market value of a share on the date of exercise and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Any additional gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss, as applicable, for which we are not entitled to a deduction. Finally, if an otherwise qualified incentive stock option first becomes exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

Nonqualified Options

In general, in the case of a nonqualified stock option, the holder has no federal income tax liability at the time of grant but realizes ordinary income upon exercise of the option in an amount equal to the excess, if any, of the fair market value of the shares acquired upon exercise over the exercise price. We will be able to deduct this same amount for federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss, as applicable, for which we are not entitled to a deduction.

Stock Appreciation Rights

No federal income tax liability will be realized by a holder upon the grant of a stock appreciation right (SAR). Upon the exercise of a SAR, the holder will recognize ordinary income in an amount equal to the fair market value of the shares of stock or cash payment received in respect of the SAR. We will be able to deduct this same amount for federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss, as applicable, for which we are not entitled to a deduction.

Restricted Stock

A holder will not have any federal income tax liability upon the grant of an award of restricted stock unless the holder otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the holder will have ordinary income equal to the difference between the fair market value of the shares on that date over the amount the holder paid for such shares, if any, unless the holder made an election under Section 83(b) of the Code to be taxed at the time of grant. If the holder makes an election under Section 83(b) of the Code, the holder will have ordinary income at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the holder paid for such shares, if any. Special rules apply to the receipt and disposition of restricted stock received by officers and directors who are subject to Section 16(b) of the Exchange Act. Any future appreciation in the common stock will be taxable to the holder at capital gains rates. However, if the restricted stock award is later forfeited, the holder will not be able to recover the tax previously paid pursuant to his Section 83(b) election. We will be able to deduct, at the same time as it is recognized by the holder, the amount of ordinary income to the holder for federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units

A holder will not have any federal income tax liability at the time a restricted stock unit is granted. Rather, upon the delivery of shares (or cash) pursuant to a restricted stock unit award, the holder will have ordinary income equal to the fair market value of the number of shares (or the amount of cash) the holder actually receives with respect to the award. We will be able to deduct the amount of ordinary income to the holder for federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for ordinary income paid to certain executives designated in those Sections. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which we are not entitled to a deduction.

Other Stock-Based Awards

A holder will have ordinary income equal to the difference between the fair market value of the shares on the date the common stock subject to an other stock-based award is transferred to the holder over the amount the holder paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the holder, the amount of ordinary income to the holder for federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. Any gain or loss recognized upon a subsequent sale or exchange of the stock is treated as capital gain or loss for which we are not entitled to a deduction.

Other Cash-Based Awards

A holder will not have any federal income tax liability, and we will not be allowed a tax deduction, at the time an other cash-based award is granted. Upon receipt of cash in settlement of the award, the holder will recognize ordinary income equal to the cash received, and we will be allowed a corresponding federal income tax deduction at that time, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m)

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person to its principal executive officer, and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its prospectus or proxy statement as a result of their total compensation, subject to certain exceptions. Subject to obtaining approval of the 2015 Omnibus Incentive Plan by our stockholders prior to the payment of any awards thereunder, the 2015 Omnibus Incentive Plan is intended to satisfy an exception with respect to grants of options to covered employees. In addition, the 2015 Omnibus Incentive Plan is designed to permit certain awards of restricted stock, restricted stock units, cash bonus awards and other awards to be awarded as performance compensation awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code. Finally, under a special Code Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before the effective date of this offering will not be subject to the $1,000,000 limitation until the earliest of: (1) the expiration of the compensation plan, (2) a material modification of the compensation plan (as determined under Code Section 162(m)), (3) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (4) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the offering occurs.

United States federal income tax consequences relating to our Employee Stock Purchase Plan

The following is a general summary of the material U.S. federal income tax consequences of the Employee Stock Purchase Plan and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant. The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel.

The Employee Stock Purchase Plan (other than any sub-plans) is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. The Employee Stock Purchase Plan is not qualified under Section 401(a) of the Code.

Under a Section 423(b) tax-qualified employee stock purchase plan, the participant does not realize taxable income upon either the grant of the option or the exercise of the option (i.e., the purchase of the stock).

If a participant does not dispose of shares transferred to him or her under the Employee Stock Purchase Plan within two years after the right to purchase the shares is granted and within 12 months after his or her purchase of such shares, then upon a disposition of the shares purchased, or in the event of the participant’s death (whenever occurring) while owning such shares (a “qualifying disposition”), the participant will realize ordinary income in the year of the qualifying disposition (or year of death, if applicable) equal to the lesser of (1) the excess, if any, of the fair market value of the shares on the first day of the offering period over the purchase price or (2) the excess, if any, of the fair market value of such shares at the time the shares were disposed of, or at the time of death, as the case may be, over the purchase price.

Because the purchase price under the Employee Stock Purchase Plan (95% of the lesser of (x) the fair market value on the first day of the offering period and (y) the fair market value on the date of purchase) is not fixed or determinable at the time the option is granted (i.e., the first day of the offering period), then for purposes of (1) above, the purchase price shall be determined as if the option were exercised (i.e., the stock purchased) on the grant date. Accordingly, for purposes of computing taxable income upon a qualifying disposition, the amount of ordinary income will equal the lesser of (1) 5% of the fair market value on the date the option is granted or (2) the excess, if any, of the fair market value upon the date of the qualifying disposition (or death, if applicable) over the actual purchase price.

The basis of such shares will be increased by an amount equal to the amount taxable as ordinary income, and any further gain or loss on such a disposition would be taxable as a long-term capital gain or loss. We will not be entitled to a deduction for U.S. federal income tax purposes with respect to the offer of such shares, the sale of such shares upon the completion of the offering period, or the subsequent disposition of shares purchased.

If the shares issued under the Employee Stock Purchase Plan are disposed of prior to the expiration of the required holding periods described above, the participant will realize ordinary income in the year in which the disposition occurs, the amount of which will generally be the excess of the fair market value of such shares of our common stock at the time of purchase over the purchase price. Such amount will ordinarily be deductible by us for U.S. federal income tax purposes in the same year in which the disposition occurs. Any further gain realized upon the disposition will be treated as a long-term or short-term capital gain, depending on the participant’s holding period. If the amount received upon disposition is less than such fair market value, the difference will be treated as long-term or short-term capital loss.

For these purposes, a disposition of stock generally includes a sale, exchange, gift or any transfer of legal title, but does not include a transfer from a decedent to his or her estate, a transfer by bequest or inheritance, or a mere pledge or hypothecation.

Income realized under a Section 423(b) tax-qualified employee stock purchase plan is not subject to wage withholding or federal employment taxes. Moreover, Section 423(b) tax-qualified employee stock purchase plans are exempt from Code Section 409A, regardless of whether the stock is issued at a discount.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock as of August 15, 2015, by (1) each individual or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our named executive officers, (3) each of our directors, and (4) all of our directors and our executive officers as a group.

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Securities subject to option grants that have vested or will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage computations are based on                      shares of our Class B common stock that would have been beneficially owned as of August 15, 2015 after giving effect to the Reorganization. Purchasers of our common stock in this offering will only receive Class A common stock. Principal stockholders shown in the table below will only own shares of Class B Common Stock immediately following the offering (other than restricted shares of Class A common stock which we intend to issue in connection with this offering under the 2015 Omnibus Incentive Plan, none of which are expected to vest within 180 days of this offering).

Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o First Data Corporation, 225 Liberty Street, 29th Floor, New York, New York 10281.

Name of Beneficial Owner(1)				Shares Beneficially Owned After the Offering
	Shares Beneficially Owned Prior to the Offering			Assuming No Exercise of the Underwriters’ Option		Assuming Full Exercise of the Underwriters’ Option
	Number	Percentage of Total Common Stock(2)(3)	Percentage of Voting Power	Percentage of Total Common Stock	Percentage of Voting Power	Percentage of Total Common Stock	Percentage of Voting Power
New Omaha Holdings L.P.(4)	535,520,254	75%	75%	61%	73%	60%	73%
Frank J. Bisignano(5)	5,484,406	1%	1%	1%	1%	1%	1%
Michael K. Neborak	237,273	*	*	*	*	*	*
Ray E. Winborne	431,790	*	*	*	*	*	*
Cynthia A. Armine-Klein	31,636	*	*	*	*	*	*
Sanjiv Das	63,272	*	*	*	*	*	*
Joseph J. Plumeri	1,269,224	*	*	*	*	*	*
Joe W. Forehand	1,096,835	*	*	*	*	*	*
Henry R. Kravis(4)(6)	—	—	—	—	—	—	—
Heidi G. Miller	52,727	*	*	*	*	*	*
James E. Nevels	—	—	—	—	—	—	—
Scott C. Nuttall(7)	—	—	—	—	—	—	—
Tagar C. Olson(7)	—	—	—	—	—	—	—
All directors and executive officers as a group (23 persons)	10,393,407	1%	1%	1%	1%	1%	1%

*	Less than one percent.
(1)	Upon completion of this offering, no beneficial owner listed in this table will own any shares of our Class A common stock (other than restricted shares of Class A common stock which we intend to issue in connection with this offering under the 2015 Omnibus Incentive Plan, none of which are expected to vest within 180 days of this offering). Percentage of voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock will be entitled to ten votes per share of Class B common stock and each holder of Class A common stock will be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters unless otherwise required by our amended and restated certificate of incorporation or amended and restated bylaws. Each share of Class B common stock will be convertible into one share of Class A common stock automatically upon transfer, subject to certain exceptions. Does not include any shares of Class A common stock that may be purchased pursuant to the directed share program.
(2)	The number of shares reported includes shares covered by options that are exercisable and restricted stock that is vested and delivered within 60 days of August 15, 2015 as follows: Ms. Armine-Klein, 31,636: Mr. Bisignano, 3,405,438; Mr. Das, 63,272; Mr. Forehand, 991,380; Ms. Miller, 52,727; Mr. Neborak, 79,091; Mr. Plumeri, 421,819; Mr. Winborne, 326,335; and all directors and executive officers as a group, 7,097,719.
(3)	No shares are pledged as security.
(4)	The limited partnership interests in New Omaha Holdings L.P. are held by KKR (representing approximately 52% of the economic interests in New Omaha Holdings L.P.) and certain other co-investors. New Omaha Holdings LLC is the general partner of New Omaha Holdings L.P. KKR 2006 Fund L.P. is the sole member of New Omaha Holdings LLC. KKR Associates 2006 L.P. is the general partner of KKR 2006 Fund L.P. KKR 2006 GP LLC is the general partner of KKR 2006 Associates L.P. KKR Fund Holdings L.P. is the designated member of KKR 2006 GP LLC. KKR Fund Holdings GP Limited is a general partner of KKR Fund Holdings L.P. KKR Group Holdings L.P. is a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited. KKR Group Limited is the general partner of KKR Group Holdings L.P. KKR & Co. L.P. is the sole shareholder of KKR Group Limited. KKR Management LLC is the general partner of KKR & Co. L.P. Henry R. Kravis and George R. Roberts are the designated members of KKR Management LLC. In addition, Messrs. Kravis and Roberts have been designated as managers of KKR 2006 GP LLC by KKR Fund Holdings L.P. In such capacities, each of the aforementioned entities and individuals may be deemed to be the beneficial owners and have shared voting and dispositive power with respect to the shares held by New Omaha Holdings L.P. The address of each of the persons and entities listed in this footnote, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019. The principal business address of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(5)	Includes 1,904,762 shares held by Frank J. Bisignano 2015 Grantor Retained Annuity Trust for which Mr. Bisignano shares voting and investment power.
(6)	For the avoidance of duplication, does not include shares owned by New Omaha Holdings L.P. described in footnote (4) above.
(7)	The principal business address of each of Messrs. Nuttall and Olson is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

In connection with the 2014 Equity Recapitalization, Holdings entered into a stockholders agreement (the “Stockholders Agreement”) with New Omaha and other stockholders named therein. The Stockholders Agreement contains, among other things, the agreement among the stockholders to restrict their ability to transfer shares of Class B common stock of Holdings, as well as rights of first offer, tag-along rights, drag-along rights and preemptive rights, all of which restrictions and rights will terminate upon consummation of this offering. Upon consummation of the HoldCo Merger, we expect to become a party to the Stockholders Agreement as a successor to Holdings.

Registration Rights Agreement

In connection with the 2007 Merger, Holdings entered into a registration rights agreement (the “Registration Rights Agreement”) with New Omaha, KKR and other investors named therein. Subject to certain conditions, the Registration Rights Agreement provides KKR with an unlimited number of “demand” registrations, and all holders of registrable securities thereunder with customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. Upon consummation of the HoldCo Merger, we expect to become a party to the Registration Rights Agreement as a successor to Holdings.

Management Stockholders’ Agreement

In connection with the 2007 Merger, Holdings and New Omaha entered into management stockholders’ agreements (“Management Stockholders’ Agreements”) with certain of our senior executive officers and other employees who made an equity investment in or were granted equity based awards in Holdings.

The Management Stockholders’ Agreements provide that the shares of common stock of Holdings held by management stockholders are generally freely transferable subject to Holdings’ right of first refusal. Upon the earlier of a change in control transaction or the consummation of this offering, a management stockholder is required to notify Holdings prior to any transfer of shares of common stock to a third party and to make an irrevocable offer to sell such shares to Holdings on substantially the same terms and conditions as the proposed transfer to the third party. If Holdings does not exercise its right of first refusal or arrange for the purchase of all shares of common stock proposed to be transferred, then the selling management stockholder may sell all shares of common stock to such third party on terms no less favorable than those offered to Holdings. The Management Stockholders’ Agreements also provide limited “piggyback” registration rights to certain members of our executive committee and contain certain lock-up provisions in the event that any shares are offered to the public pursuant to an effective registration statement under the Securities Act. Upon consummation of the HoldCo Merger, we expect to become a party to the Management Stockholders’ Agreements as a successor to Holdings. See “—Registration Rights Agreement.”

Management Agreement

In connection with the 2007 Merger, we entered into a management agreement with KKR (the “Management Agreement”) pursuant to which KKR provides advisory services to us and receives fees and reimbursements of related out-of-pocket expenses. The Management Agreement terminates automatically upon the consummation of an initial public offering, including this offering, unless KKR determines otherwise. The Management Agreement provides that KKR is entitled to a termination fee based on the net present value of future payment obligations under the Management Agreement in the event of an initial public offering or under certain other circumstances. The Management Agreement will terminate automatically upon the consummation of this offering and we estimate the termination fee we will owe to KKR will be approximately $78 million. The Management Agreement also contains customary exculpation and indemnification provisions in favor of KKR. During 2012, 2013, 2014 and the six months ended June 30, 2015, we paid $20 million, $20 million, $20 million and $10 million, respectively, of management fees to KKR.

Relationship with KKR Capital Markets

In 2012, KKR Capital Markets LLC, an affiliate of KKR, acted as an arranger and bookrunner for various financing transactions under the existing credit agreements, and as an initial purchaser of certain existing notes issued by the Company, and received underwriter and transaction fees totaling $8 million.

In 2013, KKR Capital Markets LLC acted as an arranger and bookrunner for various financing transactions under the existing credit agreements, and as an initial purchaser of certain existing notes issued by the Company, and received underwriter and transaction fees totaling $10 million.

In 2014, KKR Capital Markets LLC acted as an arranger and bookrunner for various financing transactions under the existing credit agreements, and received underwriter and transaction fees totaling $4 million. KKR Capital Markets LLC also acted as a placement agent in the private placement of shares of Holdings’ Class B common stock, and received $41 million for such services.

In 2015, KKR Capital Markets LLC acted as an arranger and bookrunner for a financing transaction under the existing credit agreement, and as an initial purchaser of certain existing notes issued by the Company, and received fees totaling $2 million.

Mr. Nuttall, a member of our Board and a Member of KKR, has been a registered representative with FINRA and an associated person of KKR Capital Markets LLC since 2011. Mr. Nuttall also serves as a director on the board of KKR Capital Markets LLC.

Relationship with KKR Credit

Since 2012, investment funds or accounts managed or advised by the global credit business of KKR (“KKR Credit”) were participating lenders under the Company’s existing credit agreements and as of June 30, 2015 had received in aggregate principal payments of $89 million and interest and administrative fee payments of $31 million. Since 2012, investment funds or accounts managed or advised by KKR Credit were also holders of notes issued by the Company and as of June 30, 2015 had received principal payments of $121 million and interest (including accrued and unpaid interest) and administrative fee payments of $21 million.

As of June 30, 2015, investment funds or accounts managed or advised by KKR Credit held a portion of the various existing term loans and notes issued by the Company, including a portion of the notes that the Company intends to redeem and/or repurchase using the net proceeds from this offering. See “Use of Proceeds.”

Relationship with KKR Capstone

We have historically utilized KKR Capstone, a consulting company that works exclusively with KKR’s portfolio companies, for consulting services, and paid to KKR Capstone related fees and expenses. References to “KKR Capstone” are to KKR Capstone Americas LLC and their affiliates, which are owned and controlled by their senior management team. KKR Capstone is not a subsidiary or affiliate of KKR. KKR Capstone operates under several consulting agreements with KKR and uses the “KKR” name under license from KKR.

Related Persons Transaction Policy

Our board of directors intends to adopt a written related person transaction policy, to be effective upon the consummation of this offering, to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

DESCRIPTION OF INDEBTEDNESS

Senior Secured Credit Facilities

Overview

In connection with the 2007 Merger, we entered into the senior secured credit facilities dated as of September 24, 2007, as amended and restated as of September 28, 2007, as further amended as of August 10, 2010, March 24, 2011, March 13, 2012, August 16, 2012, April 10, 2013 and April 15, 2013, as modified as of September 27, 2012 and February 13, 2013 and as amended and/or modified as of April 10, 2013, April 15, 2013, January 30, 2014, July 18, 2014, June 2, 2015 and July 10, 2015, respectively, with Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., HSBC Securities (USA) Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners and Credit Suisse, Cayman Islands Branch, as Administrative Agent, swingline lender and letter of credit issuer and Citibank, N.A., as syndication agent.

The senior secured credit facilities provide for the following senior secured financing:

•	$9.6 billion senior secured term loan facilities, consisting of March 2017 Terms Loans with ultimate maturity of March 24, 2017, March 2018 Term Loans with an ultimate maturity of March 24, 2018, September 2018 Term Loans with ultimate maturity of September 24, 2018, March 2021 Term Loans with ultimate maturity of March 24, 2021 and July 2022 Term Loans with ultimate maturity of July 10, 2022. As of June 30, 2015, $1.5 billion (net of unamortized discount of $5 million) of March 2017 Term Loans were outstanding, $4.9 billion (net of unamortized discount of $34 million) of March 2018 Term Loans were outstanding, $988 million (net of unamortized discount of $20 million) of September 2018 Term Loans were outstanding and $1.2 billion (net of unamortized discount of $10 million) of March 2021 Term Loans were outstanding. The principal amounts of the July 2022 term loans are $725 million and €250 million ($276 million).

•	A senior secured revolving credit facility. As of June 30, 2015, there were commitments from financial institutions to provide $1.25 billion of credit under this facility, which matures on June 2, 2020, subject to certain earlier springing maturity in certain circumstances. A portion of the senior secured revolving credit facility is available for letters of credit, of which $41 million was utilized as of June 30, 2015. Including letters of credit, there was $245 million of borrowings outstanding under the senior secured revolving credit facility as of June 30, 2015.

The senior secured revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice referred to as the swingline loans.

Interest Rate and Fees

Borrowings under the senior secured credit facilities bear interest at a rate equal to, at our option, either (a) LIBOR for deposits in the applicable currency plus an applicable margin or (b) in the case of dollar denominated loans, the higher of (1) the prime rate of Credit Suisse and (2) the federal funds effective rate plus 0.50%, plus an applicable margin. The applicable margins for borrowings under the senior secured revolving credit facilities are LIBOR plus 3.5% (or in the case of dollar-denominated revolving loans, ABR plus 2.5%). The applicable margin for the March 2017 Term Loans is LIBOR plus 3.5% (or in the case of dollar-denominated 2017 Term Loans, ABR plus 2.5%). The applicable margin for the March 2018 Term Loans is LIBOR plus 3.5% (or in the case of dollar-denominated March 2018 Term Loans, ABR plus 2.5%). The applicable margin for the September 2018 Term Loans is LIBOR plus 3.5% (or in the case of dollar-denominated September 2018 Term Loans, ABR plus 2.5%). The applicable margin for the March 2021 Term Loans is LIBOR plus 4.0% (or in the case of dollar-denominated March 2021 Term Loans, ABR plus 3.0%). The applicable margin for the July 2022 Term Loans is LIBOR plus 3.75% (or in the case of dollar-denominated July 2022 Term Loans, ABR plus 2.75%).

In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the senior secured revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. The commitment fee rate in respect of the senior secured revolving credit facilities may be reduced to 0.375% per annum subject to our reducing our leverage to a specified ratio. We must also pay customary letter of credit fees.

Prepayments

The senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	75% (which percentage will be reduced to 50% if our total leverage ratio is 7.0x or less, to 25% if our total leverage ratio is 6.0x or less and to 0% if our total leverage ratio is 5.5x or less) of our annual excess cash flow;

•	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property, if we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months as long as such reinvestment is completed within 180 days from the date of any such commitment to reinvest; and

•	100% of the net cash proceeds of any incurrence of debt, other than proceeds from the debt permitted under the senior secured credit facilities, except for a specified debt basket, which requires application of the proceeds to such prepayment.

We may voluntarily repay outstanding loans under the senior secured credit facilities without premium or penalty, provided that prepayments on all LIBOR loans will be subject to customary “breakage” costs.

We may prepay outstanding loans under the senior secured revolving credit facilities at any time.

Amortization

As a result of prior prepayments of our term loans, or as applicable pursuant to the agreements pursuant to which such term loans were borrowed, there are no quarterly principal payments related to the term loans, and the outstanding principal amount thereof is due and payable in full at maturity.

Principal amounts outstanding under the senior secured revolving credit facility are due and payable in full at maturity.

Guarantee and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by most existing and future, direct and indirect, wholly owned material domestic subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of such obligations, are secured, subject to permitted liens and other exceptions, by:

•	a first-priority lien on the capital stock owned by us or by any U.S. guarantor in each of their respective subsidiaries (limited, in the case of capital stock of foreign subsidiaries, to 65% of the voting stock of first tier foreign subsidiaries); and

•	a first-priority lien on substantially all of our present and future assets and those of each guarantor (other than (1) certain real property, (2) settlement assets, and (3) deposit accounts, other bank or securities accounts, cash, excluded stock and stock equivalents, motor vehicles and other customary exceptions), including:

•	all accounts;

•	all chattel paper;

•	all documents;

•	all equipment and fixtures;

•	all general intangibles;

•	all instruments;

•	all intellectual property;

•	all inventory;

•	all investment property;

•	all supporting obligations;

•	all collateral accounts;

•	all books and records pertaining to the collateral;

•	mortgages on certain real estate properties; and

•	to the extent not otherwise included, all proceeds and products of any and all of the foregoing.

Certain Covenants and Events of Default

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability to:

•	incur additional indebtedness;

•	create liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	prepay certain indebtedness;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain indebtedness; and

•	change our lines of business.

The senior secured credit facilities also prohibit us from exceeding a maximum senior secured leverage ratio and contain certain customary affirmative covenants and events of default, including a change of control.

5.375% Senior Secured First Lien Notes due 2023

Overview

On August 11, 2015, we issued and sold $1.2 billion aggregate principal amount of 5.375% Notes. We used the net proceeds from this offering to (i) redeem and/or repurchase all of our outstanding 7.375% Notes and all of our outstanding 8.875% Notes and (ii) pay related fees and expenses.

Interest Rate

The 5.375% Notes accrue interest at the rate of 5.375% per annum and mature on August 15, 2023. Interest on the 5.375% Notes is payable in cash on February 15 and August 15 of each year.

Ranking and Security

The 5.375% Notes are senior secured obligations and (i) rank senior in right of payment to any existing and future subordinated indebtedness, including our existing senior subordinated notes, (ii) rank equally in right of payment with all of our existing and future senior indebtedness, (iii) are effectively senior in right of payment to indebtedness under our existing senior secured second lien notes and our existing senior unsecured notes to the extent of the value of the collateral, (iv) are effectively equal in right of payment with indebtedness under our senior secured credit facilities and other first lien obligations and (v) are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Prepayments and Redemptions

We are required to make an offer to repurchase the 5.375% Notes with net proceeds from specified asset sales, subject to the right to repurchase other senior secured debt and certain other types of indebtedness or reinvest such proceeds in our business. In addition, we will be required to offer to repurchase the 5.375% Notes upon the occurrence of a change of control.

We were entitled to redeem our 5.375% Notes, in whole or in part, at any time prior to August 15, 2018 at a price equal to 100% of the principal amount of our 5.375% Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” In addition, on or prior to August 15, 2018, we were entitled to redeem up to 35% of our 5.375% Notes with the proceeds from certain equity offerings at established redemption prices. On or after August 15, 2018, we may redeem our 5.375% Notes, in whole or in part, at established redemption prices.

Guarantee

All obligations under the 5.375% Notes are guaranteed on a senior secured basis by each of our domestic subsidiaries that guarantees obligations under our senior secured credit facilities.

Certain Covenants and Events of Default

The indenture governing our 5.375% Notes contains a number of covenants that, among other things, restricts, subject to certain exceptions, our ability to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, the indenture governing our 5.375% Notes imposes certain requirements as to future subsidiary guarantors. The indenture governing our 5.375% Notes provides that certain of the covenants will be suspended during any periods in which the notes are rated investment grade. The indenture governing our 5.375% Notes also contains certain customary events of default.

6.75% Senior Secured First Lien Notes due 2020

Overview

On August 16, 2012, we issued $1.3 billion aggregate principal amount of our Original 6.75% Notes. On September 27, 2012, we issued and sold an additional $850 million aggregate principal amount of our Additional 6.75% Notes at an issue price of 100.750%, reflecting a $6 million premium. Proceeds from the offering of the 6.75% Notes were used to repay existing 2014 Term Loan debt under the senior secured credit facilities. The Additional 6.75% Notes are treated as a single series with the Original 6.75% Notes under the indenture, and have identical terms and conditions, other than issue date and offering price, as the Original 6.75% Notes and vote together as a single class, with the same CUSIP numbers as, and be fungible with, the Original 6.75% Notes. Proceeds from the offering of the Additional 6.75% Notes were used to repay existing 2014 Term Loan debt under our senior secured credit facilities. On July 21, 2014, we redeemed $753 million aggregate principal amount of the 6.75% Notes, leaving a remainder of $1.4 billion aggregate principal amount of 6.75% Notes.

Interest Rate

The 6.75% Notes accrue interest at the rate of 6.75% per annum and mature on November 1, 2020. Interest on the 6.75% Notes is payable on May 1 and November 1 of each year.

Ranking and Security

The 6.75% Notes are senior secured obligations and (i) rank senior in right of payment to any existing and future subordinated indebtedness, including our existing senior subordinated notes, (ii) rank equally in right of payment with all of our existing and future senior indebtedness, (iii) are effectively senior in right of payment to indebtedness under our existing senior unsecured notes and our existing senior secured second lien notes to the extent of the value of the collateral securing the notes, (iv) are effectively equal in right of payment with indebtedness under our senior secured credit facilities and other first lien obligations; and (v) are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Prepayments and Redemptions

We may redeem the 6.75% Notes, in whole or in part, at any time prior to November 1, 2015, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, we may redeem our 6.75% Notes, in whole or in part, at established redemption prices. In addition, on or prior to November 1, 2015, we were entitled to redeem up to 35% of our 6.75% Notes with the proceeds from certain equity offerings at an established redemption price. On July 21, 2014, we exercised this option in full.

In addition, we will be required to offer to repurchase the 6.75% Notes upon the occurrence of a change of control.

Guarantee

All obligations under the 6.75% are guaranteed on a senior secured basis by each of our domestic subsidiaries that guarantees obligations under our senior secured credit facilities.

Certain Covenants and Events of Default

The indenture governing our 6.75% Notes contains a number of covenants that, among other things, restricts, subject to certain exceptions, our ability to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, the indenture governing our 6.75% Notes imposes certain requirements as to future subsidiary guarantors. The indenture governing our 6.75% Notes also contains certain customary events of default.

8.25% Senior Secured Second Lien Notes due 2021 and 8.75% Senior Secured Second Lien Notes due 2022

Overview

On December 17, 2010, we completed our previously announced private exchange offers, in which we offered to exchange our 9.875% Notes and 10.55% PIK Notes for new securities, payable (i) 50% in 8.25% Notes or, at the election of each holder and subject to certain conditions, in 8.75% Notes and (ii) 50% in 12.625% Notes. As a result, we issued $2.0 billion aggregate principal amount of 8.25% Notes, which mature on January 15, 2021 and $1.0 billion aggregate principal amount of 8.75% Notes, which mature on January 15, 2022.

Interest Rates

Interest on the 8.25% Notes is payable in cash and accrues at the rate of 8.25% per annum. Interest on the 8.75% Notes is payable in cash and accrues at the rate of 8.75% per annum.

Interest on our existing senior secured second lien notes is payable semi-annual in arrears on January 15 and July 15, commencing on July 15, 2011.

Ranking and Security

Our existing senior secured second lien notes are senior secured second lien obligations and (i) rank senior in right of payment to any existing and future subordinated indebtedness, including our existing senior subordinated notes, (ii) rank equally in right of payment with all of our existing and future senior indebtedness, (iii) are effectively senior in right of payment to indebtedness under our existing senior unsecured notes to the extent of the value of the collateral, (iv) are effectively junior in right of payment with indebtedness under our senior secured credit facilities and other first lien obligations, including our 8.875% notes, to the extent of the value of the collateral and (v) are effectively subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Prepayments and Redemptions

We are required to make an offer to repurchase our existing senior secured second lien notes with net proceeds from specified asset sales, subject to the right to repurchase other senior secured debt and certain other types of indebtedness or reinvest such proceeds in our business. In addition, we will be required to offer to repurchase our existing senior secured second lien notes upon the occurrence of a change of control.

We may redeem our existing senior secured second lien notes, in whole or in part, at any time prior to January 15, 2016, at a price equal to 100% of the principal amount of 8.25% Notes and/or 8.75% Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” In addition, on or prior to January 15, 2014, we were entitled to redeem up to 35% of the aggregate principal amount of 8.25% Notes and of the 8.75% Notes, respectively, with the net cash proceeds from certain equity offerings at an established redemption price. On or after January 15, 2016, we may redeem our existing senior secured second lien notes, in whole or in part, at established redemption prices.

Guarantees

All obligations under our existing senior secured second lien notes are guaranteed on a senior secured second lien basis by each of our domestic subsidiaries that guarantees obligations under our senior secured credit facilities.

Certain Covenants and Events of Default

The indenture governing our existing senior secured second lien notes contains a number of covenants that, among other things, restricts, subject to certain exceptions, our ability to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, the indenture governing our existing senior secured second lien notes imposes certain requirements as to future subsidiary guarantors. The indenture governing our existing senior secured second lien notes also contains certain customary events of default.

12.625% Senior Unsecured Notes due 2021

Overview

On December 17, 2010, we completed our previously announced private exchange offers, in which we offered to exchange our 9.875% Notes and 10.55% PIK Notes for new securities, payable (i) 50% in 8.25% Notes or, at the election of each holder and subject to certain conditions, in 8.75% Notes and (ii) 50% in 12.625% Notes. As a result, we issued $3.0 billion aggregate principal amount of 12.625% Notes, which mature on January 15, 2021.

Interest Rate

Interest on the 12.625% Notes is payable in cash and accrues at the rate of 12.625% per annum. Interest on the 12.625% Notes is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2011.

Ranking and Security

The 12.625% Notes are senior unsecured obligations and (i) rank senior in right of payment to any existing and future subordinated indebtedness, including our existing senior subordinated notes, (ii) rank equally in right of payment with all of our existing and future senior indebtedness, (iii) are effectively junior in right of payment to all existing and future secured indebtedness, including our senior secured credit facilities, our existing senior secured notes to the extent of the value of the collateral and (iv) are effectively subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Prepayments and Redemptions

We are required to make an offer to repurchase the 12.625% Notes with net proceeds from specified asset sales, subject to the right to repurchase other senior secured debt and certain other types of indebtedness or reinvest such proceeds in our business. In addition, we will be required to offer to repurchase the 12.625% Notes upon the occurrence of a change of control.

We may redeem the 12.625% Notes, in whole or in part, at any time prior to January 15, 2016, at a price equal to 100% of the principal amount of the 12.625% Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” In addition, on or prior to January 15, 2014, we were entitled to redeem up to 35% of the aggregate principal amount of the 12.625% Notes with the net cash proceeds from certain equity offerings at an established redemption price. On or after January 15, 2016, we may redeem the 12.625% Notes, in whole or in part, at the redemption prices set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on January 15 of each of the years indicated below:

Year	Percentage
2016	112.625%
2017	109.469%
2018	106.313%
2019	103.156%
2020 and thereafter	100.000%

We intend to use the net proceeds of this offering to redeem approximately $2.0 billion aggregate principal amount of the 12.625% Notes, and to pay the applicable premiums and related fees and expenses. See “Use of Proceeds.”

Guarantees

All obligations under the 12.625% Notes are guaranteed on a senior unsecured basis by each of our domestic subsidiaries that guarantees obligations under our senior secured credit facilities.

Certain Covenants and Events of Default

The indenture governing the 12.625% Notes contains a number of covenants that, among other things, restricts, subject to certain exceptions, our ability to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, the indenture governing the 12.625% Notes imposes certain requirements as to future subsidiary guarantors. The indenture governing the 12.625% Notes also contains certain customary events of default.

11.25% Senior Unsecured Notes due 2021

Overview

On February 13, 2013, we issued and sold $785 million aggregate principal amount of our 11.25% Notes. Proceeds from the offering were used to repurchase our 10.55% PIK Notes and to pay related transaction expenses. On July 21, 2014, we redeemed $275 million aggregate principal amount of the 11.25% Notes, leaving a remainder of $510 million aggregate principal amount of the 11.25% Notes outstanding.

Interest Rate

Interest on the 11.25% Notes is payable in cash and accrues at the rate of 11.25% per annum. Interest on the 11.25% Notes is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2013.

Ranking and Security

The 11.25% Notes are senior unsecured obligations and (i) rank senior in right of payment to any existing and future subordinated indebtedness, including our existing senior subordinated notes, (ii) rank equally in right of payment with all of our existing and future senior indebtedness, (iii) are effectively junior in right of payment to all existing and future secured indebtedness, including our senior secured credit facilities, our existing senior secured notes to the extent of the value of the collateral and (iv) are effectively subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Prepayments and Redemptions

We are required to make an offer to repurchase the 11.25% Notes with net proceeds from specified asset sales, subject to the right to repurchase other senior secured debt and certain other types of indebtedness or reinvest such proceeds in our business. In addition, we will be required to offer to repurchase the 11.25% Notes upon the occurrence of a change of control.

We may redeem the 11.25% Notes, in whole or in part, at any time prior to January 15, 2016, at a price equal to 100% of the principal amount of the 11.25% Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” In addition, on or prior to January 15, 2016, we were entitled to redeem up to 35% of the aggregate principal amount of the 11.25% Notes with the net cash proceeds from certain equity offerings at an established redemption price. On July 21, 2014, we exercised this option in full. On or after January 15, 2016, we may redeem the 11.25% Notes, in whole or in part, at the redemption prices set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on January 15 of each of the years indicated below:

Year	Percentage
2016	108.438%
2017	105.625%
2018	102.813%
2019 and thereafter	100.000%

We intend to use the net proceeds of this offering to redeem all $510 million aggregate principal amount of the 11.25% Notes, and to pay the applicable premiums and related fees and expenses. See “Use of Proceeds.”

Guarantees

All obligations under the 11.25% Notes are guaranteed on a senior unsecured basis by each of our domestic subsidiaries that guarantees obligations under our senior secured credit facilities.

Certain Covenants and Events of Default

The indenture governing the 11.25% Notes contains a number of covenants that, among other things, restricts, subject to certain exceptions, our ability to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, the indenture governing the 11.25% Notes imposes certain requirements as to future subsidiary guarantors. The indenture governing the 11.25% Notes also contains certain customary events of default.

10.625% Senior Unsecured Notes due 2021

Overview

On April 10, 2013, we issued and sold $815 million aggregate principal amount of our 10.625% Notes. Proceeds from the offering were used to repurchase our 9.875% Notes and to pay related transaction expenses. On July 21, 2014, we redeemed $285 million aggregate principal amount of the 10.625% Notes, leaving a remainder of $530 million aggregate principal amount of the 10.625% Notes.

Interest Rate

Interest on the 10.625% Notes is payable in cash and accrues at the rate of 10.625% per annum. Interest on the 10.625% Notes is payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2013.

Ranking and Security

The 10.625% Notes are senior unsecured obligations and (i) rank senior in right of payment to any existing and future subordinated indebtedness, including our existing senior subordinated notes, (ii) rank equally in right of payment with all of our existing and future senior indebtedness, (iii) are effectively junior in right of payment to all existing and future secured indebtedness, including our senior secured credit facilities, our existing senior secured notes to the extent of the value of the collateral and (iv) are effectively subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Prepayments and Redemptions

We are required to make an offer to repurchase the 10.625% Notes with net proceeds from specified asset sales, subject to the right to repurchase other senior secured debt and certain other types of indebtedness or reinvest such proceeds in our business. In addition, we will be required to offer to repurchase the 10.625% Notes upon the occurrence of a change of control.

We may redeem the 10.625% Notes, in whole or in part, at any time prior to April 15, 2016, at a price equal to 100% of the principal amount of the 10.625% Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, we may redeem the 10.625% Notes, in whole or in part, at established redemption prices. In addition, on or prior to April 15, 2016, we were entitled to redeem up to 35% of the aggregate principal amount of the 10.625% Notes with the net cash proceeds from certain equity offerings at an established redemption price. On July 21, 2014, we exercised this option in full.

Guarantees

All obligations under the 10.625% Notes are guaranteed on a senior unsecured basis by each of our domestic subsidiaries that guarantees obligations under our senior secured credit facilities.

Certain Covenants and Events of Default

The indenture governing the 10.625% Notes contains a number of covenants that, among other things, restricts, subject to certain exceptions, our ability to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, the indenture governing the 10.625% Notes imposes certain requirements as to future subsidiary guarantors. The indenture governing the 10.625% Notes also contains certain customary events of default.

11.75% Senior Subordinated Notes due 2021

Overview

On May 30, 2013, we issued and sold $750 million aggregate principal amount of our 11.75% Notes. On November 19, 2013, we issued and sold an additional $1.0 billion aggregate principal amount of our 11.75% Notes. On January 6, 2014, we issued and sold an additional $725 million aggregate principal amount of our 11.75% Notes at a premium of 103.5% of the face value, resulting in approximately $750 million of gross proceeds.

The additional notes are treated as a single series with and have the same terms as the previously existing 11.75% Notes. The additional notes and the previously existing 11.75% Notes vote as one class under the related indenture. Proceeds from each offering of the 11.75% Notes were used to repay or redeem all of our 11.25% Senior Subordinated Notes due 2016. On July 11, 2014, we redeemed $866 million aggregate principal amount of the 11.75% Notes, leaving a remainder of $1.6 billion aggregate principal amount of the 11.25% Notes outstanding.

Interest Rate

The 11.75% Notes accrue interest at the rate of 11.75% per annum and mature on August 15, 2021. Interest on the 11.75% Notes is payable on February 15 and August 15 of each year.

Ranking and Security

The 11.75% Notes are senior unsecured subordinated obligations and (i) rank equally in right of payment with all of our existing and future senior subordinated debt, (ii) rank senior in right of payment to all future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the 11.75% Notes, (iii) are effectively subordinated in right of payment to all existing and future senior indebtedness, including our senior secured credit facilities, our existing senior secured notes, our existing senior unsecured notes and (iv) are effectively subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our guarantor subsidiaries).

Prepayments and Redemptions

We are required to make an offer to repurchase the 11.75% Notes with net proceeds from specified asset sales, subject to the right to repurchase senior secured debt and certain other types of indebtedness or reinvest such proceeds in our business. In addition, we will be required to offer to repurchase the 11.75% Notes upon the occurrence of a change of control.

We may redeem the 11.75% Notes, in whole or in part, at any time prior to May 15, 2016, at a price equal to 100% of the principal amount of the 11.75% Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, we may redeem the 11.75% Notes, in whole or in part, at established redemption prices. In addition, on or prior to May 15, 2016, we were entitled to redeem up to 35% of the aggregate principal amount of the 11.75% Notes with the net cash proceeds from certain equity offerings at an established redemption price. On July 11, 2014, we exercised this option in full.

Guarantee

All obligations under the 11.75% Notes are guaranteed on a senior subordinated basis by each of our domestic subsidiaries that guarantees obligations under our senior secured term loan facility.

Certain Covenants and Events of Default

The indenture governing the 11.75% Notes contains a number of covenants that, among other things, restricts, subject to certain exceptions, our ability to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

In addition, the indenture governing the 11.75% Notes imposes certain requirements as to future subsidiary guarantors. The indenture governing the 11.75% Notes also contains certain customary events of default.

Foreign Lines of Credit

As of June 30, 2015, we had outstanding borrowings of $27 million under short-term lines of credit and other arrangements with foreign banks and alliance partners primarily to fund settlement activity. Certain of these arrangements are uncommitted of which we had $25 million of borrowings outstanding against them as of June 30, 2015. These arrangements are primarily associated with international operations and are in various functional currencies, the most significant of which are the Australian dollar, the Polish zloty and the euro. As of June 30, 2015, we had availability of approximately $275 million (all of which was committed) under these short-term lines of credit and other arrangements.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of this offering, our authorized capital stock will consist of 1,600,000,000 shares of Class A common stock, par value $0.01 per share, 800,000,000 shares of Class B common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock will be issued or outstanding immediately after the public offering contemplated by this prospectus. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

In connection with this offering, we will amend and restate our certificate of incorporation to effectuate the dual class common stock structure consisting of our Class A common stock and Class B common stock. The shares of Class A common stock and Class B common stock will be identical in all respects, except for voting rights, certain conversion rights and transfer restrictions in respect of the shares of Class B common stock, as described below.

Voting Rights. The holders of our Class A common stock will be entitled to one vote per share, and the holders of our Class B common stock will be entitled to ten votes per share. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by our amended and restated certificate of incorporation or amended and restated bylaws. For example, pursuant to the amended and restated certificate of incorporation, certain amendments thereto affecting the Class B common stock’s voting power will require the affirmative vote (or written consent) of a majority of the holders of the then outstanding shares of Class B common stock, voting as a separate class. Furthermore, the DGCL requires holders of either our Class A common stock or Class B common stock, as the case may be, to vote separately as a single class if we were to seek to amend our amended and restated certificate of incorporation:

•	to increase or decrease the par value of that class; or

•	in a manner that alters or changes the powers, preferences or special rights of that class of stock in a manner that would affect its holders adversely.

The holders of our common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of Class A common stock and Class B common stock will be entitled to receive dividends at the same rate if, as and when declared by our Board, out of our legally available assets, in cash, property, shares of our common stock or other securities, after payments of dividends required to be paid on outstanding preferred stock, if any. See “—Dividends.”

If we pay a dividend or distribution on the Class A common stock, payable in shares of Class A common stock, we also will be required to pay a pro rata and simultaneous dividend or distribution on the Class B common stock, payable in shares of Class B common stock. Similarly, if we pay a dividend or distribution on the Class B common stock, payable in shares of Class B common stock, we also will be required to make a pro rata and simultaneous dividend or distribution on the Class A common stock, payable in shares of Class A common stock.

Our senior secured credit facilities and the indentures governing our senior notes impose restrictions on our ability to declare dividends on our common stock. See “Description of Indebtedness.”

Distributions in Connection with Mergers or Other Business Combinations. Upon a merger, consolidation or substantially similar transaction, holders of each class of common stock will be entitled to receive equal per share payments or distributions, except that (i) in any transaction in which shares of capital stock are distributed, such shares distributed to the holder of a share of Class B common stock may have ten times the voting power of any shares distributed to the holder of a share of Class A common stock and (ii) shares of one such class may receive disproportionate distributions or payments if such merger, consolidation or other transaction is approved by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A common stock and Class B common stock, each voting separately as a class.

Liquidation Rights. Upon our liquidation, dissolution or winding up or a sale or disposition of all or substantially all of our assets, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of the Class A common stock and Class B common stock treated as a single class, subject to prior satisfaction of all outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding preferred stock.

Conversion and Restrictions on Transfer. The Class A common stock will not be convertible into any other shares of our capital stock. The outstanding shares of Class B common stock will be convertible as follows: (1) at the option of the holder, a share of Class B common stock may be converted into one share of Class A common stock with our prior written consent or (2) upon the election of the holders of a majority of the then-outstanding shares of Class B common stock, all outstanding shares of Class B common stock may be converted into shares of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation (i) to KKR or (ii) where such transfer has been consented to in writing in advance by the holders of a majority of the shares of Class B common stock beneficially owned by KKR. Each share of Class B common stock will also automatically convert into one share of Class A common stock if, on the record date for any meeting of the stockholders, the number of shares of Class B common stock then outstanding is less than 10% of the aggregate number of shares of Class A common stock and Class B common stock then outstanding. Once converted into Class A common stock, Class B common stock will not be reissued.

Protective Provision. Our amended and restated certificate of incorporation provides that we will not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive certain provisions in our amended and restated certificate of incorporation (or adopt any provision inconsistent therewith), unless such action is first approved by the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Class B common stock, voting as a separate class, and the holders of the Class A common stock will have no right to vote thereon. However, this provision is subject to any other vote required by applicable law, and under Section 242(b)(2) of the DGCL, holders of the Class A common stock would be entitled to vote as a class upon the proposed action, whether or not entitled to vote by our amended and restated certificate of incorporation, if the action would increase or decrease the par value of the shares of Class A common stock, or alter or change the powers, preferences or special rights of the shares of Class A common stock so as to affect them adversely.

Other Matters. Our amended and restated certificate of incorporation will not entitle holders of our common stock to preemptive rights. No redemption or sinking fund provisions will be applicable to our common stock. Neither the Class A common stock nor the Class B common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion. All outstanding shares of our common stock are, and the shares of common stock offered in this offering will be, fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any rules adopted by the NYSE, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our Board may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our Company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our Board may consider relevant.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Class A common stock held by stockholders.

Dual Class Structure

As described above in “—Common Stock—Voting Rights,” our amended and restated certificate of incorporation will provide for a dual class common stock structure, under which each share of our Class A common stock will have one vote per share while each share of our Class B common stock will have ten votes per share. Because of this dual class structure, certain of our stockholders will be able to control all matters submitted to our stockholders for approval, even if they own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating a potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board may generally issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Classified Board

Our amended and restated certificate of incorporation provides that our Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our Company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that KKR and any of its respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, once no shares of Class B common stock remain outstanding, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, once no shares of Class B common stock remain outstanding, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board or the chairman of the Board; provided, however, at any time when shares of our Class B common stock remain outstanding, special meetings of our stockholders shall also be called by the Board or the chairman of the Board at the request of KKR. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will preclude stockholder action by written consent once no shares of our Class B common stock remain outstanding.

Supermajority Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. For as long as shares of our Class B common stock remain outstanding, any amendment, alteration, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy and entitled to vote on such amendment, alteration, rescission or repeal. Once no shares of our Class B common stock remain outstanding, any amendment, alteration, rescission or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our amended and restated certificate of incorporation provides that once no shares of our Class B common stock remain outstanding, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2⁄3% supermajority vote for stockholders to amend our amended and restated bylaws;

•	the provisions providing for a classified Board (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting, and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers, delaying, or preventing changes in control of our management or our Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation will provide, subject to limited exception, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our Company to the Company or the Company’s stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation will provide that, to the fullest extent permitted by law, each of KKR or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that KKR or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

Listing

We intend to apply to list our Class A common stock on the NYSE under the symbol “FDC.” We do not anticipate listing our Class B common stock on any stock market or exchange.

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to this offering, there has not been a public market for our Class A common stock, and we cannot predict what effect, if any, market sales of shares of Class A common stock or the availability of shares of Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and upon the vesting of outstanding restricted stock and the settlement of outstanding RSUs, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our Class A common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our Class A common stock to decline.”

Upon consummation of this offering, we will have outstanding a total of 160,000,000 shares of Class A common stock and 719,030,067 shares of Class B common stock that are convertible by the holders thereof into an equal number of shares of Class A common stock automatically upon transfer, subject to certain exceptions. Of the outstanding shares, the 160,000,000 shares of Class A common stock sold in this offering (or 184,000,000 shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144). In addition, options to purchase an aggregate of approximately 34,266,989 shares of our Class B common stock, 24,088,377 shares of Class B common stock issuable upon vesting of outstanding restricted stock awards (which restricted stock awards do not entitle the holder thereof to any of the rights or privileges of a stockholder unless and until the shares have been issued), and 3,906,046 restricted stock units subject to vesting conditions will be outstanding as of the closing of this offering. The 719,030,067 shares of Class B common stock held or beneficially owned by KKR, certain of our directors and officers and other existing stockholders after this offering, which generally convert into an equal number of shares of Class A common stock upon sale or transfer, will be “restricted” securities under the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemptions pursuant to Rule 144 and Rule 701 under the Securities Act. In addition, 71,182,033 shares and 6,327,292 shares of Class A common stock will be authorized and reserved for issuance in relation to potential future awards under the 2015 Omnibus Incentive Plan and the Employee Stock Purchase Plan, respectively, each to be adopted in connection with this offering. Any shares of Class B common stock subject to outstanding awards granted under the 2007 Equity Plan that, after the effective date of the 2015 Omnibus Incentive Plan, are forfeited, terminated, cancelled, expire unexercised, withheld in payment of the exercise price or withheld to satisfy tax withholding obligations, which shares of Class B common stock will automatically be converted on a one-for-one basis into shares of Class A common stock, will also be subject to issuance under the 2015 Omnibus Incentive Plan. Upon the expiration of the lock-up agreements described below, 545,913,661 shares would be subject to volume, manner of sale and other limitations under Rule 144.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates, who have met the six month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 1,600,000 shares immediately after this offering (or 1,840,000 shares if the underwriters exercise in full their option to purchase additional shares); or

•	the average reported weekly trading volume of our Class A common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our Class A common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who received shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.

Lock-Up Agreements

In connection with this offering, we, our executive officers and directors, and the holders of substantially all of our common stock prior to this offering have agreed with the underwriters, subject to certain exceptions, not to sell, dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period ending 180 days after the date of this prospectus, except with the prior written consent of both Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC. See “Underwriting (Conflicts of Interest).”

Registration Rights

Upon completion of this offering, the holders of 556,706,925 shares of our Class B common stock (representing approximately 63% of our total common stock outstanding immediately after this offering (or 62%, if the underwriters exercise in full their option to purchase additional shares)), or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. These shares would become fully tradable without restriction under the Securities Act immediately after they are sold under an effective registration statement, except for shares held by affiliates of the Company which may be subject to resale under Rule 144. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement” for additional information. Shares covered by a registration statement will be eligible for sales in the public market upon the expiration or release from the terms of the Stockholders Agreement or the lock-up agreements, as applicable.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of our common stock subject to outstanding stock options under the 2007 Equity Plan and the shares of common stock subject to issuance under the 2015 Omnibus Incentive Plan and the Employee Stock Purchase Plan. We expect to file this registration statement as promptly as possible after the completion of this offering. Shares covered by this registration statement will be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements or other substantially similar contractual restrictions, as applicable, and subject to the Rule 144 limitations applicable to affiliates and vesting of such shares, as applicable.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset within the meaning of Section 1221 of the Code.

A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity treated as a partnership for United States federal income tax purposes) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and regulations, rulings and judicial decisions, in each case in effect as of the date hereof. Those authorities may be changed or be subject to differing interpretations, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below and which may adversely affect a non-U.S. holder of our Class A common stock. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances (including the Medicare contribution tax on net investment income). In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company,” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity treated as a partnership for United States federal income tax purposes holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete an Internal Revenue Service (IRS) Form W-8BEN or W-8BEN-E, as applicable, and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Any gain realized on the taxable disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain generally in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information reporting generally will apply to the dividends paid to a non-U.S. holder, and the tax withheld, if any, with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies, on an applicable IRS Form W-8, under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies, on an applicable IRS Form W-8, under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock, and, for a disposition of our Class A common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
KKR Capital Markets LLC
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
HSBC Securities (USA) Inc.
Mizuho Securities USA Inc.
PNC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Allen & Company LLC
BBVA Securities Inc.
Cowen and Company, LLC

Total	160,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Initial public offering price	$	$	$
Underwriting discounts and commissions	$	$	$
Proceeds, before expenses, to us	$	$	$

The expenses of the offering, not including the underwriting discounts, are estimated at $7 million and are payable by us. We have agreed to reimburse the underwriters for expenses relating to clearing of this offering with the Financial Regulatory Authority in an amount up to $100,000.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 24,000,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and the holders of substantially all of our common stock prior to this offering have agreed, for 180 days after the date of this prospectus, without first obtaining the written consent of both Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, not to directly or indirectly:

•	offer, sell, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of) any shares of our capital stock or any securities convertible into, or exercisable or exchangeable for such capital stock;

•	file or participate in the filing of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and related rules and regulations, any shares of our capital stock or any securities convertible into, or exercisable or exchangeable for such capital stock; or

•	publicly announce an intention to effect any such transaction.

The restrictions in the preceding paragraph relating to us are subject to certain limited exceptions, including, among others: (1) the issuance of securities in connection with acquisitions, joint ventures, commercial relationships, or other strategic transactions, provided that the aggregate number of securities sold or issued does not exceed 5% of the aggregate number of shares of common stock outstanding immediately following the completion of this offering, and provided further that the recipient of the securities enters into a lock-up agreement with the underwriters for the remainder of the 180-day lock-up period and (2) the issuance of securities pursuant to equity awards or employee benefits plans or arrangements described in this prospectus. In addition, the restrictions in the preceding paragraph relating to our executive officers and directors and the holders of substantially all of our common stock are subject to certain limited exceptions, including, among others: (1) the sale of shares of our common stock acquired in open-market transactions after the completion of this offering and (2) the sale of shares of our common stock pursuant to a written plan in effect on the date hereof meeting the requirements of Rule 10b5-1 under the Exchange Act.

Listing

We intend to apply to list our Class A common stock on the NYSE under the symbol “FDC.” In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our Company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Directed Share Programs

At our request, the underwriters have reserved up to 4.25% of the Class A common stock being offered by this prospectus for sale at the initial public offering price to our directors, officers and other individuals associated with them, all of our employees to the extent permitted by local securities laws, and certain of our affiliates and/or their employees. The sales will be made at our direction by Morgan Stanley & Co. LLC, an underwriter of this offering, and its affiliates through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock. Any shares sold in the directed share program to our directors, executive officers or stockholders who have entered into lock-up agreements described above shall be subject to the provisions of such lock-up agreements. Other participants in the directed share program shall be subject to a substantially similar lock-up with respect to any shares sold to them pursuant to that program.

In addition, at our request, the underwriters have reserved up to 0.75% of the shares of Class A common stock offered by this prospectus to be offered to certain of our clients and individual investors (investing up to $10,000 each), through a platform administered by LOYAL3 Securities, Inc., which we refer to in this prospectus as the “LOYAL3 Platform.” Such purchases of shares of Class A common stock in this offering through the LOYAL3 Platform will be at the initial public offering price, will be otherwise fee-free to investors and will be in dollar amounts that may include fractional shares. The LOYAL3 Platform is designed to facilitate participation of individual purchasers in initial public offerings in amounts starting at $100. Individual investors in the United States who are interested in purchasing shares of Class A common stock in this offering though the LOYAL3 platform may go to LOYAL3’s website for information about how to become a customer of LOYAL3, which is required to purchase shares of Class A common stock through the LOYAL3 Platform. Sales of shares of Class A common stock by investors using the LOYAL3 Platform will be completed through a batch or combined order process typically only once per day. The LOYAL3 Platform and information on the LOYAL3 website do not form a part of this prospectus. LOYAL3 Securities, Inc. is a U.S.-registered broker-dealer unaffiliated with us.

We may adjust in our discretion the allocation between directed shares sold through Morgan Stanley & Co. LLC and directed shares sold through the LOYAL3 platform.

Conflicts of Interest

KKR beneficially owns (through its investment in New Omaha Holdings L.P.) in excess of 10% of our issued and outstanding common stock. Because KKR Capital Markets LLC, an affiliate of KKR, is an underwriter and KKR beneficially owns in excess of 10% of our issued and outstanding common stock, KKR Capital Markets

LLC is deemed to have a “conflict of interest” under Rule 5121 of FINRA. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Pursuant to that rule, the appointment of a “qualified independent underwriter” is not required in connection with this offering as the members primarily responsible for managing the public offering do not have a conflict of interest, are not affiliates of any member that has a conflict of interest and meet the requirements of paragraph (f)(12)(E) of Rule 5121. KKR Capital Markets LLC will not confirm sales of the securities to any account over which it exercises discretionary authority without the specific written approval of the account holder.

Mr. Nuttall, a member of our Board and a Member of KKR, is a registered representative with FINRA and an associated person of KKR Capital Markets LLC. Mr. Nuttall also serves as a director on the board of KKR Capital Markets LLC. See “Certain Relationships and Related Party Transactions—Relationship with KKR Capital Markets.”

In February 2015, an affiliate of an underwriter was awarded a discretionary grant of 250,000 Holdings stock options, which will convert into 79,091 shares of our Class B common stock upon the completion of this offering. FINRA deems these securities to be underwriting compensation.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financial and brokerage activities. Some of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters and their affiliates hold portions of our outstanding debt (including loans).

We are engaged in certain joint ventures, revenue sharing alliances, and other contractual arrangements with certain of the underwriters or other affiliates. See “Business—Our Sales and Distribution.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives have been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives have been obtained to each such proposed offer or resale.

We, our representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The shares of Class A common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for underwriters by Davis Polk & Wardwell LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their respective families, related persons, and others have an indirect interest, through limited partnerships that are investors in funds affiliated with KKR, in less than 1% of our common stock.

EXPERTS

The consolidated financial statements of First Data Corporation at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 and the effectiveness of First Data Corporation’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included herein. Such consolidated financial statements have been included given on the authority of such firm as experts in accounting and auditing.

The financial statements of Wells Fargo Merchant Services, LLC as of December 31, 2014 and 2013, and for each of the years in the two-year period ended December 31, 2014, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our Class A common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our corporate web site at www.firstdata.com. The information we file with the SEC or contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

We intend to make available to our Class A common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of First Data Corporation

We have audited the accompanying consolidated balance sheets of First Data Corporation as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), cash flows and equity for each of the three years in the period ended December 31, 2014. Our audits also include the financial statement schedule listed in the Index at Item 16(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Data Corporation at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), First Data Corporation’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 27, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 27, 2015, except as to Note 6, Note 13 and Note 18, as to which the date is August 25, 2015

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of First Data Corporation

We have audited First Data Corporation’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). First Data Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, First Data Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of First Data Corporation as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and equity for each of the three years in the period ended December 31, 2014 of First Data Corporation and our report dated February 27, 2015, except as to Note 6, Note 13 and Note 18, as to which the date is August 25, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia

February 27, 2015

Management’s Report on Internal Control over Financial Reporting

Report of Management

Management is responsible for the preparation and fair presentation of the financial statements included in this prospectus. The financial statements have been prepared in accordance with U.S. generally accepted accounting principles and reflect management’s judgments and estimates concerning effects of events and transactions that are accounted for or disclosed.

Internal Control over Financial Reporting

Management is also responsible for establishing and maintaining effective internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

Management had previously concluded that it did not design and maintain effective controls relating to the accounting and reporting for income taxes and also concluded that this was a material weakness in internal control over financial reporting. Specifically, the controls in place relating to the establishment and measurement of valuation allowances against deferred tax assets were not properly designed to provide reasonable assurance that our income tax benefit and deferred tax assets and liabilities would be properly recorded and disclosed in the financial statements. This material weakness was initially identified in 2012. At the time, we had an insufficient number of personnel with appropriate knowledge, experience or training in accounting for income taxes. Additionally, the organizational structure resulted in incomplete or inadequate oversight and review of complex issues, calculations and disclosures. Management concluded that this material weakness was remediated at December 31, 2014 based on the following actions:

•	Our Tax Department was restructured, key resources were refocused on the most critical areas and additional technical resources were added, including regional tax controllers;

•	Processes, procedures and controls over income tax accounting were reviewed and modified to ensure greater oversight and transparency; and

•	Implemented standardized tax software platform.

In order to ensure that the Company’s internal control over financial reporting is effective, management regularly assesses such controls and did so most recently as of December 31, 2014. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). Based on this assessment, management believes the Company maintained effective internal control over financial reporting as of December 31, 2014.

Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on our internal control over financial reporting which is contained herein.

FRANK BISIGNANO

Chief Executive Officer and Director

MICHAEL K. NEBORAK

Executive Vice President, Director of Finance

MATTHEW CAGWIN

Vice President, Corporate Controller and Chief Accounting Officer

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
(in millions, except per share and share amounts)	2014	2013	2012
Revenues:
Transaction and processing service fees (a)	$6,510	$6,345	$6,330
Product sales and other (a)	1,038	957	988

Total revenues (excluding reimbursable items)	7,548	7,302	7,318
Reimbursable debit network fees, postage, and other	3,604	3,507	3,362

Total revenues	11,152	10,809	10,680

Expenses:
Cost of services (exclusive of items shown below)	2,668	2,723	2,781
Cost of products sold	330	328	330
Selling, general, and administrative	2,043	1,980	1,913
Depreciation and amortization	1,056	1,091	1,192
Other operating expenses:
Restructuring, net	13	48	23
Impairments	—	—	5
Litigation and regulatory settlements	—	8	—

Total expenses (excluding reimbursable items)	6,110	6,178	6,244
Reimbursable debit network fees, postage, and other	3,604	3,507	3,362

Total expenses	9,714	9,685	9,606

Operating profit	1,438	1,124	1,074

Interest income	11	11	9
Interest expense	(1,739)	(1,867)	(1,896)
Loss on debt extinguishment	(274)	(79)	(56)
Other income (expense)	161	(47)	(94)

	(1,841)	(1,982)	(2,037)

Loss before income taxes and equity earnings in affiliates	(403)	(858)	(963)
Income tax expense (benefit)	82	105	(243)
Equity earnings in affiliates	220	188	158

Net loss	(265)	(775)	(562)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	193	177	174

Net loss attributable to First Data Corporation	$(458)	$(952)	$(736)

Net loss per share, basic and diluted	$(458,000)	$(952,000)	$(736,000)

Weighted-average shares used to compute basic and diluted net loss per share	1,000	1,000	1,000

(a)	Includes processing fees, administrative service fees, and other fees charged to merchant alliances accounted for under the equity method of $181 million, $164 million, and $160 million for the years ended December 31, 2014, 2013, and 2012, respectively.

See Notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year ended December 31,
(in millions)	2014	2013	2012
Net loss	$(265)	$(775)	$(562)
Other comprehensive income (loss), net of tax:
Unrealized gains on securities	(7)	1	—
Unrealized gains on hedging activities	—	—	72
Pension liability adjustments	(36)	40	(39)
Foreign currency translation adjustment	(308)	(77)	16

Total other comprehensive income (loss), net of tax	(351)	(36)	49

Comprehensive loss	(616)	(811)	(513)
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	182	178	177

Comprehensive loss attributable to First Data Corporation	$(798)	$(989)	$(690)

See Notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in millions, except common stock share amounts)	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$358	$425
Accounts receivable, net of allowance for doubtful accounts of $51 and $32	1,752	1,764
Settlement assets	7,555	7,542
Other current assets	289	345

Total current assets	9,954	10,076

Property and equipment, net of accumulated depreciation of $1,233 and $1,150	930	849
Goodwill	17,017	17,248
Customer relationships, net of accumulated amortization of $4,871 and $4,418	2,604	3,162
Other intangibles, net of accumulated amortization of $1,965 and $1,743	1,745	1,720
Investment in affiliates	1,101	1,334
Long-term settlement assets	3	15
Other long-term assets	846	774

Total assets	$34,200	$35,178

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$280	$288
Short-term and current portion of long-term borrowings	161	146
Settlement obligations	7,557	7,553
Other current liabilities	1,533	1,631

Total current liabilities	9,531	9,618

Long-term borrowings	20,760	22,614
Long-term deferred tax liabilities	521	552
Other long-term liabilities	788	750

Total liabilities	31,600	33,534

Commitments and contingencies (See Note 9)
Redeemable noncontrolling interest	70	69
First Data Corporation stockholder’s deficit:
Common stock, $0.01 par value; 1,000 shares authorized and issued (2014 and 2013)	—	—
Additional paid-in capital	9,906	7,384

Paid-in capital	9,906	7,384
Accumulated loss	(9,547)	(8,403)
Accumulated other comprehensive loss	(929)	(589)

Total First Data Corporation stockholder’s deficit	(570)	(1,608)

Noncontrolling interests	3,100	3,183

Total equity	2,530	1,575

Total liabilities and equity	$34,200	$35,178

See Notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
(in millions)	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(265)	$(775)	$(562)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	1,163	1,212	1,331
Charges related to other operating expenses and other income	126	182	178
Other non-cash and non-operating items, net	3	(9)	(40)
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Accounts receivable, current and long-term	(61)	63	(50)
Other assets, current and long-term	70	31	294
Accounts payable and other liabilities, current and long-term	12	(1)	(35)
Income tax accounts	(13)	12	(313)

Net cash provided by operating activities	1,035	715	803

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from dispositions, net of expenses paid	270	18	—
Additions to property and equipment	(308)	(194)	(193)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(259)	(185)	(177)
Acquisitions, net of cash acquired	(31)	(12)	(33)
Proceeds from sale of property and equipment	3	12	8
Contributions to equity method investments	—	—	(8)
Other investing activities	(4)	8	6

Net cash used in investing activities	(329)	(353)	(397)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	12	(109)	99
Proceeds from issuance of long-term debt	1,830	4,472	3,724
Debt modification payments and related financing costs	(355)	(111)	(97)
Principal payments on long-term debt	(3,751)	(4,506)	(3,730)
Proceeds from sale-leaseback transactions	—	—	14
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	(266)	(224)	(262)
Purchase of noncontrolling interest	(1)	(24)	(25)
Capital transactions with parent, net	1,788	(30)	(8)

Net cash used in financing activities	(743)	(532)	(285)

Effect of exchange rate changes on cash and cash equivalents	(30)	(13)	1

Change in cash and cash equivalents	(67)	(183)	122

Cash and cash equivalents at beginning of period	425	608	486

Cash and cash equivalents at end of period	$358	$425	$608

SUPPLEMENTAL CASH FLOW INFORMATION:
Income tax payments, net of refunds received	$96	$93	$70
Interest paid	1,729	1,802	1,794
Distributions received from equity method investments	278	261	245
NON-CASH TRANSACTIONS:
Capital leases, net of trade-ins	$128	$112	$55

See Notes to consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

	First Data Corporation Shareholder
(in millions, except common stock share amounts)	Common Shares	Accumulated Loss	Accumulated Other Comprehensive Income (Loss)	Paid-In Capital	Noncontrolling Interests	Total
Balance, December 31, 2011	1,000	$(6,680)	$(598)	$7,375	$3,311	$3,408

Distributions and dividends paid to noncontrolling interests	—	—	—	—	(225)	(225)
Net (loss) income (a)	—	(736)	—	—	138	(598)
Other comprehensive income	—	—	46	—	3	49
Stock compensation expense and other	—	—	—	12	—	12
Cash dividends paid by First Data Corporation to Parent	—	(7)	—	—	—	(7)
Purchase of noncontrolling interest	—	—	—	(46)	(2)	(48)

Balance, December 31, 2012	1,000	(7,423)	(552)	7,341	3,225	2,591

Distributions and dividends paid to noncontrolling interests	—	—	—	—	(189)	(189)
Net (loss) income (a)	—	(952)	—	—	143	(809)
Other comprehensive (loss) income	—	—	(37)	—	1	(36)
Adjustments to redemption value of redeemable noncontrolling interest	—	—	—	(2)	—	(2)
Stock compensation expense and other	—	—	—	32	—	32
Capital contributed by Parent	—	—	—	7	—	7
Cash dividends paid by First Data Corporation to Parent	—	(28)	—	—	—	(28)
Purchase of noncontrolling interest	—	—	—	6	3	9

Balance, December 31, 2013	1,000	(8,403)	(589)	7,384	3,183	1,575

Distributions and dividends paid to noncontrolling interests	—	—	—	—	(231)	(231)
Net (loss) income (a)	—	(458)	—	—	159	(299)
Other comprehensive loss	—	—	(340)	—	(11)	(351)
Adjustment to redemption value of redeemable noncontrolling interest	—	—	—	(2)	—	(2)
Stock compensation expense and other	—	—	—	43	—	43
Capital contributed by Parent	—	—	—	2,482	—	2,482
Cash dividends paid by First Data Corporation to Parent	—	(686)	—	—	—	(686)
Purchase of noncontrolling interest	—	—	—	(1)	—	(1)

Balance, December 31, 2014	1,000	$(9,547)	$(929)	$9,906	$3,100	$2,530

(a)	The total net loss presented in the Consolidated Statements of Equity for the twelve months ended December 31, 2014, 2013, and 2012 is $34 million, $34 million, and $36 million, respectively, greater than the amount presented on the Consolidated Statements of Operations due to the net income attributable to the redeemable noncontrolling interest not included in equity.

See Notes to consolidated financial statements.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Business Description

First Data Corporation (FDC or the Company) is a global provider of electronic commerce and payment solutions for merchants, financial institutions, and card issuers. The services the Company provides include merchant transaction processing and acquiring; credit, retail, and debit card issuing and processing; prepaid services; and check verification, settlement and guarantee services.

Consolidation

The accompanying consolidated financial statements of FDC include the accounts of FDC and its controlled subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in unconsolidated affiliated companies are accounted for under the equity method and are included in “Investment in affiliates” in the accompanying Consolidated Balance Sheets. The Company generally utilizes the equity method of accounting when it has an ownership interest of between 20% and 50% in an entity, provided the Company is able to exercise significant influence over the investee’s operations.

The Company consolidates an entity’s financial statements when the Company has a controlling financial interest in the entity. Control is normally established when ownership interests exceed 50% in an entity; however, when the Company does not exercise control over a majority-owned entity as a result of other investors having rights over the management and operations of the entity, the Company accounts for the entity under the equity method. As of December 31, 2014 and 2013, there were no greater-than-50%-owned affiliates whose financial statements were not consolidated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Presentation

Depreciation and amortization presented as a separate line item on the Company’s Consolidated Statements of Operations does not include amortization of initial payments for new contracts which is recorded as a contra revenue within “Transaction and processing service fees.” Also not included is amortization related to equity method investments which is netted within the “Equity earnings in affiliates” line. The following table presents the amounts associated with such amortization:

	Year ended December 31,
(in millions)	2014	2013	2012
Amortization of initial payments for new contracts	$45	$42	$44
Amortization related to equity method investments	62	79	95

Correction of Error

The Company reviewed the application of debt modifications and extinguishments guidance and determined that it inappropriately accounted for certain debt refinancings in 2014, 2013, and 2012. The Company concluded that the correction of the errors was immaterial to any of its previously issued annual or interim financial statements. The Company revised its consolidated financial statements to correct the effect of these immaterial errors for the corresponding periods. See further discussion in the Revision of Previously Issued Financial Statements section of Note 6 “Borrowings” in these consolidated financial statements.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Revenue Recognition

The majority of the Company’s revenues are comprised of: 1) transaction-based fees, which typically constitute a percentage of dollar volume processed; 2) fees per transaction processed; 3) fees per account on file during the period; or 4) some combination thereof.

In multiple-element transactions, revenue is allocated to the separate units of accounting provided each element has stand-alone value to the customer. Stand-alone value is based on the relative selling price of any undelivered items for which delivery is probable and substantially within the Company’s control.

In the case of client contracts that the Company owns and manages, revenue is comprised of fees charged to the client, net of interchange and assessments charged by the credit card associations, and is recognized at the time the client accepts a point of sale transaction. The fees charged to the client are a percentage of the credit card and signature based debit card transaction’s dollar value, a fixed amount or a combination of the two. Personal identification number based debit (PIN-debit) network fees are recognized in “Reimbursable debit network fees, postage, and other” revenues and expenses in the Consolidated Statements of Operations. STAR Network access fees charged to clients are assessed on a per transaction basis. Interchange fees and assessments charged by credit card associations to the Company’s consolidated subsidiaries and network fees related to PIN-debit transactions charged by debit networks are as follows:

	Year ended December 31,
(in millions)	2014	2013	2012
Interchange fees and assessments	$20,406	$19,368	$18,373
Debit network fees	2,965	2,915	2,786

The Company charges processing fees to its merchant alliances. In situations where an alliance is accounted for under the equity method, the Company’s consolidated revenues include the processing fees charged to the alliance, as presented on the face of the Consolidated Statements of Operations.

Revenue from check verification, settlement, and guarantee services is recognized at the time of sale less the fair value of the guarantee. The fair value of the guarantee is deferred and recognized at the later of the Company being called upon to honor the guarantee or the expiration of the guarantee. Check verification fees generally are a fixed amount per transaction while check guarantee fees generally are a percentage of the check amount.

The purchase and sale of merchant contracts is an ordinary element of the Company’s businesses, and therefore, the gains from selling these revenue-generating assets are included within the “Product sales and other” component of revenues.

Fees based on cardholder accounts on file are recognized after the requisite services or period has occurred. Fees for PIN-debit transactions where the Company is the debit card processor for the financial institution are recognized on a per transaction basis. Revenues for output services are derived primarily on a per piece basis and consist of fees for the production, materials, and postage related to mailing finished products and recognized as the services are provided.

The sale and leasing of point-of-sale (POS) devices (terminals) are also reported in “Product sales and other”. Revenue for terminals sold or sold under a sales-type lease transaction is recognized when the following four criteria are met: evidence of an agreement exists, delivery has occurred, the selling price or minimum lease payments are fixed or determinable, and collection of the selling price or minimum lease payments is reasonably assured. Revenue for operating leases is recognized on a straight-line basis over the lease term.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Services not specifically described above are generally transaction based fees that are recognized at the time the transactions are processed or programming services that are recorded as work is performed.

Stock-Based Compensation

Stock-based compensation to employees is measured at the grant date fair values of the respective stock options and restricted stock awards. For awards without certain liquidity or employment triggers, expense is recognized over the requisite service periods and for awards with certain liquidity or employment triggers, expense is recognized upon the occurrence of such events. An estimate of forfeitures is applied when calculating compensation expense. The Company recognizes compensation cost on awards with graded vesting on a straight-line basis over the requisite service period for the entire award. Refer to Note 11 “Stock Compensation Plans” of these consolidated financial statements for details regarding the Company’s stock-based compensation plan.

Foreign Currency Translation

The U.S. dollar is the functional currency for most of the Company’s U.S.-based businesses and certain foreign-based businesses. Significant operations with a local currency as their functional currency include operations in the United Kingdom, Australia, Germany, Ireland, Greece, and Argentina. Foreign currency-denominated assets and liabilities for these units and other less significant operations are translated into U.S. dollars based on exchange rates prevailing at the end of the period, and revenues and expenses are translated at average exchange rates during each monthly period. The effects of foreign exchange gains and losses arising from the translation of assets and liabilities of those entities where the functional currency is not the U.S. dollar are included as a component of Other Comprehensive Income (OCI). Intercompany loans are generally not considered invested on a long-term basis and such foreign currency gains and losses are recorded in income. Transaction gains and losses related to operating assets and liabilities are included in the “Cost of services” and “Selling, general, and administrative” lines of the Consolidated Statements of Operations and were immaterial. Non-operating transaction gains and losses derived from non-operating assets and liabilities are included in the “Other income (expense)” line of the Consolidated Statements of Operations and are separately disclosed in Note 7 “Supplemental Financial Information” of these consolidated financial statements.

Derivative Financial Instruments

The Company is exposed to various financial and market risks, including those related to changes in interest rates and foreign currency exchange rates, that exist as part of its ongoing business operations. The Company uses derivative instruments (i) to mitigate cash flow risks with respect to changes in interest rates (forecasted interest payments on variable rate debt), (ii) to maintain a desired ratio of fixed rate and floating rate debt, and (iii) to protect the net investment in certain foreign subsidiaries and/or affiliates with respect to changes in foreign currency exchange rates. The Company’s objective is to engage in risk management strategies that provide adequate downside protection.

Derivative instruments are entered into for periods consistent with related underlying exposures. The Company applies strict policies to manage each of these risks, including prohibition against derivatives trading, derivatives market-making or any other speculative activities. Although most of the Company’s derivatives either do not qualify or are not designated for hedge accounting, they are maintained for economic hedge purposes and are not considered speculative.

The Company formally documents all relationships between hedging instruments and the underlying hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that have been designated as cash flow hedges to forecasted

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

transactions and net investment hedges to the underlying investment in a foreign subsidiary or affiliate. For designated hedges, the Company formally assesses, both at inception of the hedge and on an ongoing basis, whether the hedge is highly effective in offsetting changes in cash flows or foreign currency exposure of the underlying hedged items. The Company also performs an assessment of the probability of the forecasted transactions on a periodic basis. If it is determined that a derivative ceases to be highly effective during the term of the hedge or if the forecasted transaction is no longer probable, the Company discontinues hedge accounting prospectively for such derivative.

The Company monitors the financial stability of its derivative counterparties and all counterparties remain highly-rated (in the “A” category or higher). The credit risk inherent in these agreements represents the possibility that a loss may occur from the nonperformance of a counterparty to the agreements. The Company performs a review at inception of the hedge, as circumstances warrant, and at least on a quarterly basis, of the credit risk of these counterparties. The Company also monitors the concentration of its contracts with individual counterparties. The Company’s exposures are in liquid currencies (primarily in U.S. dollars, euros, Australian dollars, British pounds, and Canadian dollars), so there is minimal risk that appropriate derivatives to maintain the hedging program would not be available in the future.

The Company recognizes all derivative financial instruments in the Consolidated Balance Sheets as assets or liabilities at fair value. Such amounts are recorded in “Other current assets”, “Other long-term assets”, “Other current liabilities” or “Other long-term liabilities” in the Consolidated Balance Sheets. The Company’s policy is to present all derivative balances on a gross basis, without regard to counterparty master netting agreements or similar arrangements. Changes in fair value of derivative instruments are recognized immediately in earnings unless the derivative is designated and qualifies as a hedge of future cash flows or a hedge of a net investment in a foreign operation. For derivatives that qualify as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity as a component of OCI and then recognized in earnings in the same period or periods during which the hedged item affects earnings. For derivatives that qualify as a hedge of a net investment in a foreign operation, the gain or loss is reported in OCI as part of the cumulative translation adjustment to the extent the hedge is effective. Any ineffective portions of cash flow hedges and net investment hedges are recognized in the “Other income (expense)” line in the Consolidated Statements of Operations during the period of change. Additional discussion of derivative instruments is provided in Note 5 “Derivative Financial Instruments” of these consolidated financial statements.

Noncontrolling and Redeemable Noncontrolling Interests

Noncontrolling interests represent the minority shareholders’ share of the net income or loss and equity in consolidated subsidiaries. Substantially all of the Company’s noncontrolling interests are presented pretax in the Consolidated Statements of Operations as “Net income attributable to noncontrolling interests and redeemable noncontrolling interest” because the majority of the Company’s non-wholly owned consolidated subsidiaries are flow through entities for tax purposes. Noncontrolling interests are presented as a component of equity in the Consolidated Balance Sheets and reflect the original investments by these noncontrolling shareholders in the consolidated subsidiaries, along with their proportionate share of the earnings or losses of the subsidiaries, net of dividends or distributions. Noncontrolling interests that are redeemable at the option of the holder are presented outside of equity and are carried at their estimated redemption value. A noncontrolling interest is recorded on the date of acquisition based on the total fair value of the acquired entity and the noncontrolling interest’s share of that value.

Reserve for Merchant Credit Losses and Check Guarantees

With respect to the merchant acquiring business, the Company’s merchant customers (or those of its unconsolidated alliances) have the liability for any charges properly reversed by the cardholder. In the event,

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

however, that the Company is not able to collect such amounts from the merchants due to merchant fraud, insolvency, bankruptcy or another reason, the Company may be liable for any such reversed charges. The Company’s risk in this area primarily relates to situations where the cardholder has purchased goods or services to be delivered in the future such as airline tickets.

The Company’s obligation to stand ready to perform is minimal in relation to the total dollar volume processed. The Company requires cash deposits, guarantees, letters of credit or other types of collateral from certain merchants to minimize this obligation. Collateral held by the Company is classified within “Settlement assets” and the obligation to repay the collateral if it is not needed is classified within “Settlement obligations” on the Company’s Consolidated Balance Sheets. The Company also utilizes a number of systems and procedures to manage merchant risk. Despite these efforts, the Company historically has experienced some level of losses due to merchant defaults.

The Company’s contingent obligation relates to imprecision in its estimates of required collateral. A provision for this obligation is recorded based primarily on historical experience of credit losses and other relevant factors such as economic downturns or increases in merchant fraud. Merchant credit losses are included in “Cost of services” in the Company’s Consolidated Statements of Operations. The amount of the reserves attributable to entities consolidated by the Company was $20 million and $24 million as of December 31, 2014 and 2013, respectively.

The majority of the TeleCheck Services, Inc. (TeleCheck) business involves the guarantee of checks received by merchants. If the check is returned, TeleCheck is required to purchase the check from the merchant at its face value and pursue collection from the check writer. A provision for estimated check returns, net of anticipated recoveries, is recorded at the transaction inception based on recent history. The following table presents the accrued warranty and recovery balances:

	As of December 31,
(in millions)	2014	2013
Accrued warranty balances	$9	$9
Accrued recovery balances	25	27

Accrued warranties are included in “Other current liabilities” and accrued recoveries are included in “Accounts receivable” in the Consolidated Balance Sheets. The maximum potential future payments under the guarantees were estimated by the Company to be approximately $1.2 billion as of December 31, 2014 which represented an estimate of the total uncleared checks at that time.

Income Taxes

The Company and its domestic subsidiaries file a consolidated U.S. income tax return with their parent, First Data Holdings Inc. (FDH). The Company’s foreign operations file income tax returns in their local jurisdictions. Income taxes are computed in accordance with current accounting guidance and reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. The Company has deferred tax assets and liabilities and maintains valuation allowances where it is more likely than not that all or a portion of deferred tax assets will not be realized. To the extent the Company determines that it will not realize the benefit of some or all of its deferred tax assets, then these deferred tax assets will be adjusted through the Company’s provision for income taxes in the period in which this determination is made.

The Company recognizes the tax benefits from uncertain tax positions only when it is more likely than not, based on the technical merits of the position, that the tax position will be sustained upon examination,

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

including the resolution of any related appeals or litigation. The tax benefits recognized in the consolidated financial statements from such a position are measured as the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution.

Cash and Cash Equivalents

Investments (other than those included in settlement assets) with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates market value. Cash and cash equivalents that were restricted from use due to regulatory requirements are included in “Other long-term assets” in the Consolidated Balance Sheets and were immaterial as of December 31, 2014 and 2013.

Accounts Receivable and Leasing Receivables

Accounts receivable balances are stated net of allowance for doubtful accounts. Historically, the Company has infrequently incurred significant write-offs. The Company records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. Long-term accounts receivable balances are included in “Other long-term assets” in the Consolidated Balance Sheets.

The Company has receivables associated with its POS terminal leasing businesses. Leasing receivables are included in “Accounts receivable” and “Other long-term assets” in the Consolidated Balance Sheets. The Company recognizes interest income on its leasing receivables using the effective interest method. Interest income from leasing receivables is included in “Product sales and other” in the Consolidated Statements of Operations. For direct financing leases, the interest rate used incorporates initial direct costs included in the net investment in the lease. For sales type leases, initial direct costs are expensed as incurred.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed using the straight-line method over the lesser of the estimated useful life of the related assets (generally three to 10 years for equipment, furniture, and leasehold improvements, and 30 years for buildings) or the lease term. Maintenance and repairs which do not extend the useful life of the respective assets are charged to expense as incurred. The following table presents the amounts charged to expense for the depreciation and amortization of property and equipment, including equipment under capital lease:

Year ended December 31,
(in millions)	Amount
2014	$286
2013	288
2012	285

Goodwill and Other Intangibles

Goodwill represents the excess of purchase price over tangible and intangible assets acquired less liabilities assumed arising from business combinations. Goodwill is generally allocated to reporting units based upon relative fair value (taking into consideration other factors such as synergies) when an acquired business is integrated into multiple reporting units. The Company’s reporting units are at the operating segment level or businesses one level below the operating segment level for which discrete financial information is prepared and regularly reviewed by management. When a business within a reporting unit is disposed of, goodwill is allocated to the disposed business using the relative fair value method. Relative fair value is estimated using a discounted cash flow analysis.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company tests goodwill annually for impairment, as well as upon an indicator of impairment, using a fair value approach at the reporting unit level. The Company estimates the fair value of each reporting unit using a discounted cash flow analysis. The Company performed its annual goodwill impairment test in the fourth quarters of 2014 and 2013. As of October 1, 2014, the most recent impairment analysis date, the fair value of each reporting unit exceeded its carrying value. The Company did not record any goodwill impairment charges in 2014 or 2013.

The following table presents changes to goodwill for the years ended December 31, 2013 and 2014:

(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Divested Operations	Totals
Balance as of January 1, 2013
Goodwill	$15,909	$2,228	$2,205	$181	$20,523
Accumulated impairment losses	(1,363)	(683)	(1,013)	(181)	(3,240)

	14,546	1,545	1,192	—	17,283

Acquisitions	24	—	—	—	24
Other adjustments (primarily foreign currency)	(41)	(18)	—	—	(59)

Balance as of December 31, 2013
Goodwill	15,892	2,210	2,205	181	20,488
Accumulated impairment losses	(1,363)	(683)	(1,013)	(181)	(3,240)

	14,529	1,527	1,192	—	17,248

Acquisitions	—	—	33	—	33
Other adjustments (primarily foreign currency)	(180)	(84)	—	—	(264)

Balance as of December 31, 2014
Goodwill	15,712	2,126	2,238	181	20,257
Accumulated impairment losses	(1,363)	(683)	(1,013)	(181)	(3,240)

	$14,349	$1,443	$1,225	$—	$17,017

Customer relationships represent the estimated value of the Company’s relationships with customers, primarily merchants and financial institutions, to which it provides services. Customer relationships are amortized based on the pattern of undiscounted cash flows for the period as a percentage of total projected undiscounted cash flows. The Company selected this amortization method for these customer relationships based on a conclusion that the projected undiscounted cash flows could be reliably determined.

The Company capitalizes initial payments for new contracts, contract renewals, and conversion costs associated with customer processing relationships to the extent recoverable through future operations, contractual minimums, and/or penalties in the case of early termination. The Company’s accounting policy is to limit the amount of capitalized costs for a given contract to the lesser of the estimated ongoing future cash flows from the contract or the termination fees the Company would receive in the event of early termination of the contract by the customer. The initial payments for new contracts and contract renewals are amortized over the term of the contract as a reduction of the associated revenue (transaction and processing service fees). Conversion costs are also amortized over the term of the contract but are recorded as an expense in “Depreciation and amortization” in the Consolidated Statements of Operations.

The Company develops software that is used in providing processing services to customers. To a lesser extent, the Company also develops software to be sold or licensed to customers. Costs incurred during the

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

preliminary project stage are expensed as incurred. Capitalization of costs begins when the preliminary project stage is completed and management, with the relevant authority, authorizes and commits to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended. Capitalization of costs ceases when the software is substantially complete and ready for its intended use. Software development costs are amortized using the straight-line method over the estimated useful life of the software, which is generally five years. Software acquired in connection with business combinations is amortized using the straight-line method over the estimated useful life of the software which generally ranges from three to 10 years.

In addition to capitalized contract and software development costs, other intangibles include copyrights, patents, purchased software, trademarks, and non-compete agreements acquired in business combinations. Other intangibles, except for the First Data trade name discussed below, are amortized on a straight-line basis over the length of the contract or benefit period, which generally ranges from three to 25 years. The intangible amortization expense associated with customer relationships and other intangibles, including amortization associated with investments in affiliates, was as follows:

Year ended December 31,
(in millions)	Amount
2014	$877
2013	924
2012	1,046

The carrying value of the First Data trade name is $604 million as of December 31, 2014 and 2013. Upon consideration of many factors, including the determination that there are no legal, regulatory or contractual provisions that limit the useful life of the First Data trade name, the Company determined that the First Data trade name had an indefinite useful life. The Company also considered the effects of obsolescence, demand, competition, other economic factors, and ability to maintain and protect the trade name without significant expenditures. The First Data trade name is expected to contribute directly or indirectly to the future cash flows of the Company for an indefinite period. As an indefinite lived asset, the First Data trade name is not amortized but is reviewed annually for impairment until such time as it is determined to have a finite life. The First Data trade name was not impaired as of December 31, 2014 or 2013.

The following table provides the components of other intangibles:

	As of December 31,
	2014			2013
(in millions)	Cost	Accumulated Amortization	Net of Accumulated Amortization	Cost	Accumulated Amortization	Net of Accumulated Amortization
Customer relationships	$7,475	$(4,871)	$2,604	$7,580	$(4,418)	$3,162

Other intangibles:
Conversion costs	$205	$(89)	$116	$167	$(71)	$96
Contract costs	235	(131)	104	218	(111)	107
Software	1,856	(1,415)	441	1,649	(1,264)	385
Other, including trade names	1,414	(330)	1,084	1,429	(297)	1,132

Total other intangibles	$3,710	$(1,965)	$1,745	$3,463	$(1,743)	$1,720

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The estimated future aggregate amortization expense for the next five years is as follows:

Year ended December 31,
(in millions)	Amount
2015	$751
2016	588
2017	486
2018	419
2019	365

The Company tests contract and conversion costs for recoverability on an annual basis by comparing the remaining expected undiscounted cash flows under the contract to the net book value. Any assets that are determined to be unrecoverable are written down to their fair value. In addition to this annual test, these assets and all other long lived assets are tested for impairment upon an indicator of potential impairment.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Fair value is defined by accounting guidance as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the hierarchy prescribed in the accounting guidance for fair value measurements, based upon the available inputs to the valuation and the degree to which they are observable or not observable in the market. The Company maximizes the use of relevant observable inputs and minimizes the use of unobservable inputs. The three levels in the hierarchy are as follows:

•	Level 1 Inputs—Quoted prices (unadjusted) for identical assets or liabilities in active markets that are accessible as of the measurement date.

•	Level 2 Inputs—Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including but not limited to quoted prices in markets that are not active, quoted prices in active markets for similar assets or liabilities, and observable inputs other than quoted prices such as interest rates or yield curves.

•	Level 3 Inputs—Unobservable inputs reflecting the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk.

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

During the years ended December 31, 2014 and 2013, the Company did not record any adjustments over $5 million to the carrying value of existing assets based on non-recurring fair value measurements.

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average shares outstanding during the period, without consideration for any potential dilutive shares. Dilutive loss per share is the same as basic loss per share for all periods presented because there are no dilutive or potentially dilutive securities.

New Accounting Guidance

In May 2014, the Financial Accounting Standards Board (FASB) issued guidance that requires companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled to in an exchange for those goods or services. It

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

also requires enhanced disclosures about revenue, provides guidance for transactions that were not previously addressed comprehensively, and improves guidance for multiple-element arrangements. The guidance applies to any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance is effective for public companies for annual periods beginning after December 15, 2016 as well as interim periods within those annual periods using either the full retrospective approach or modified retrospective approach. Early adoption is not permitted. On July 9, 2015, the FASB deferred the effective date by one year to December 15, 2017 for annual reporting periods beginning after that date. The FASB also permitted early adoption of the standard, but not before the original effective date of December 15, 2016. The Company is currently evaluating the impacts of the new guidance on its consolidated financial statements.

Note 2: Restructuring

During the years ended December 31, 2014, 2013, and 2012, the Company recorded restructuring charges in connection with management’s alignment of the business with strategic objectives and cost savings initiatives as well as refinements of estimates. During 2014 and 2013, the Company also recorded restructuring charges in connection with the departure of certain executive officers. Additionally in 2014 and 2012, the Company recorded restructuring charges related to certain relocation efforts in the U.S. and Germany, respectively.

A summary of net pretax benefits (charges), incurred by segment, for each period is as follows:

	Pretax Benefit (Charge)
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Year ended December 31, 2014
Restructuring charges	$(1)	$—	$(2)	$(14)	$(17)
Restructuring accrual reversals	1	1	—	2	4

Restructuring, net	$—	$1	$(2)	$(12)	$(13)

Year ended December 31, 2013
Restructuring charges	$(16)	$(6)	$(6)	$(26)	$(54)
Restructuring accrual reversals	2	2	—	2	6

Restructuring, net	$(14)	$(4)	$(6)	$(24)	$(48)

Year ended December 31, 2012
Restructuring charges	$(16)	$(10)	$—	$(2)	$(28)
Restructuring accrual reversals	2	2	1	—	5

Restructuring, net	$(14)	$(8)	$1	$(2)	$(23)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the Company’s utilization of restructuring accruals for the years ended December 31, 2013 and 2014:

(in millions)	Employee Severance	Facility Closure and Other
Remaining accrual as of January 1, 2013	$13	$—
Expense provision	54	—
Cash payments and other	(40)	—
Changes in estimates	(6)	—

Remaining accrual as of December 31, 2013	21	—
Expense provision	16	1
Cash payments and other	(21)	—
Changes in estimates	(4)	—

Remaining accrual as of December 31, 2014	$12	$1

Note 3: Acquisitions and Dispositions

2014 Acquisitions

In August 2014, the Company acquired Gyft, Inc., a leading digital platform that enables consumers to buy, send, manage, and redeem gift cards using mobile devices. The final purchase consideration will vary based on contingent consideration which will be determined based on sales for the next three years. The acquisition is reported as part of the Network & Security Solutions segment. Refer to Note 9 “Commitments and Contingencies” of these consolidated financial statements for additional information regarding the liability for contingent consideration.

2014 Dispositions

On May 29, 2014, the Company completed the sale of its 30% minority interest in a transportation payments business, Electronic Funds Source LLC (EFS), which was reported as part of the Network & Security Solutions segment. The Company recognized a gain on sale of $98 million recorded in “Other income (expense)” in the Consolidated Statements of Operations, comprised of $264 million in cash reduced by its investment and associated deal costs of $166 million, and recorded an income tax provision of $7 million as a result of the final settlement of the sale.

2013 Acquisitions

In October 2013, the Company acquired Perka Inc., a provider of a mobile marketing and consumer loyalty solution. The acquisition is reported as part of the Global Business Solutions segment. Refer to Note 9 “Commitments and Contingencies” of these consolidated financial statements for additional information regarding the liability for contingent consideration.

2012 Acquisitions

In April 2012, the Company acquired the remaining 30% noncontrolling interest in Omnipay, which was paid for in approximately two equal installments during April 2012 and April 2013. The acquisition is reported as part of the Global Business Solutions segment.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In December 2012, the Company acquired 100% of Clover Network, Inc., a provider of payment network services for total consideration of $54 million, net of cash acquired. The transaction consisted of net cash consideration of $34 million as well as a series of contingent payments based on the achievement of specified sales targets. These contingent payments are classified as purchase consideration if made to outside investors and compensation if made to current and future employees. As part of the purchase price, the Company recorded a $20 million liability for the contingent consideration due to outside investors based upon the net present value of the Company’s estimate of the future payments. The acquisition is reported as part of the Global Business Solutions segment. Refer to Note 9 “Commitments and Contingencies” of these consolidated financial statements for additional information regarding the liability for contingent consideration.

Note 4: Settlement Assets and Obligations

Settlement assets and obligations result from the Company’s processing services and associated settlement activities, including settlement of payment transactions. Settlement assets are generated principally from merchant services transactions. Certain merchant settlement assets that relate to settlement obligations accrued by the Company are held by partner banks to which the Company does not have legal ownership but has the right to use to satisfy the related settlement obligation. The Company records corresponding settlement obligations for amounts payable to merchants and for payment instruments not yet presented for settlement. The difference in the aggregate amount of such assets and liabilities is primarily due to unrealized net investment gains and losses, which are reported as OCI in equity.

The principal components of the Company’s settlement assets and obligations are as follows:

	As of December 31,
(in millions)	2014	2013
Settlement assets:
Current settlement assets:
Cash and cash equivalents	$1,419	$1,577
Investment securities	17	71
Due from card associations and bank partners	5,220	5,103
Due from merchants	899	791

	7,555	7,542
Long-term settlement assets:
Investment securities	3	15

	$7,558	$7,557

Settlement obligations:
Current settlement obligations:
Payment instruments outstanding	$82	$164
Card settlements due to merchants	7,475	7,389

	$7,557	$7,553

The changes in settlement assets and obligations are presented on a net basis within operating activities in the Consolidated Statements of Cash Flows. However, because the changes in the settlement assets balance exactly offset changes in settlement obligations, the activity nets to zero.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5: Derivative Financial Instruments

The Company enters into the following types of derivatives:

Interest rate contracts:

•	Interest rate swaps: The Company uses interest rate swaps to mitigate the exposure to interest rate fluctuations on interest payments related to variable rate debt. The Company uses these contracts in non-qualifying hedging relationships.

•	Fixed to floating interest rate swaps: The Company uses fixed to floating interest rate swaps to maintain a desired ratio of fixed rate and floating rate debt. The Company uses these contracts in non-qualifying hedging relationships.

Foreign exchange contracts: The Company uses cross-currency swaps to protect the net investment in certain foreign subsidiaries and/or affiliates with respect to changes in foreign currency exchange rates. The Company uses these contracts in both qualifying and non-qualifying hedging relationships.

The Company held the following derivative instruments as of the dates indicated:

	As of December 31,
	2014				2013
(in millions)	Notional Currency	Notional Value	Assets (a)	Liabilities (a)	Notional Currency	Notional Value	Assets (a)	Liabilities (a)
Derivatives designated as hedges of net investments in foreign operations:
Foreign exchange contracts	AUD	260	$41	$—	AUD	215	$15	$(16)
Foreign exchange contracts	EUR	200	27	—	EUR	200	—	(6)
Foreign exchange contracts	GBP	250	18	—	GBP	100	—	(8)
Foreign exchange contracts	CAD	110	9	—	CAD	75	2	—

			95	—			17	(30)

Derivatives not designated as hedging instruments:
Interest rate contracts	USD	5,750	47	(105)	USD	5,750	47	(120)
Foreign exchange contracts	EUR	22	1	—	EUR	22	—	(3)

			48	(105)			47	(123)

			$143	$(105)			$64	$(153)

(a)	Of the balances included in the table above, in aggregate, $142 million of assets and $96 million of liabilities, net $46 million, as of December 31, 2014 and $64 million of assets and $125 million of liabilities, net $61 million, as of December 31, 2013 are subject to master netting agreements to the extent that the swaps are with the same counterparty. The terms of those agreements require that the Company net settle the outstanding positions at the option of the counterparty upon certain events of default.

The maximum length of time over which the Company is hedging its exposure to the variability in future cash flows for forecasted transactions excluding those forecasted transactions related to the payment of variable interest on existing financial instruments is through January 2018.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value Measurement

The carrying amounts for the Company’s Derivative financial instruments are the estimated fair value of the financial instruments. The Company’s derivatives are not exchange listed and therefore the fair value is estimated under an income approach using Bloomberg analytics models that are based on readily observable market inputs. These models reflect the contractual terms of the derivatives, such as notional value and expiration date, as well as market-based observables including interest and foreign currency exchange rates, yield curves, and the credit quality of the counterparties. The models also incorporate the Company’s creditworthiness in order to appropriately reflect non-performance risk. Inputs to the derivative pricing models are generally observable and do not contain a high level of subjectivity and, accordingly, the Company’s derivatives were classified within Level 2 of the fair value hierarchy. While the Company believes its estimates result in a reasonable reflection of the fair value of these instruments, the estimated values may not be representative of actual values that could have been realized or that will be realized in the near future.

Effect of Derivative Instruments on the Consolidated Statements of Operations

Derivative gains and (losses) were as follows for the periods indicated:

	Year ended December 31,
	2014		2013		2012
(in millions, pretax)	Interest Rate Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Foreign Exchange Contracts
Derivatives in cash flow hedging relationships (a):
Gain (loss) reclassified from accumulated OCI into Interest expense in the Consolidated Statements of Operations	$—	$—	$—	$—	$(115)	$—
Derivatives in net investment hedging relationships:
Gain (loss) recognized in OCI (effective portion)	$—	$80	$—	$14	$—	$(9)
Derivatives not designated as hedging instruments
Gain (loss) recognized in Other income (expense) in the Consolidated Statements of Operations	$(3)	$4	$(23)	$(2)	$(90)	$(2)

(a)	No gain (loss) recognized in Consolidated Statements of Operations due to ineffectiveness.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accumulated Derivative Gains and Losses

The following table summarizes activity in other comprehensive income for the years ended December 31, 2014, 2013, and 2012 related to derivative instruments classified as cash flow hedges and a net investment hedge held by the Company:

	Year ended December 31,
(in millions, after tax)	2014	2013	2012
Accumulated loss included in other comprehensive income (loss) at beginning of the period	$(12)	$(21)	$(87)
Less: Reclassifications into earnings from other comprehensive income (loss), net of tax	—	—	72

	(12)	(21)	(15)
Increase (decrease) in fair value of derivatives that qualify for hedge accounting (a)	49	9	(6)

Accumulated gain (loss) included in other comprehensive income (loss) at end of the period	$37	$(12)	$(21)

(a)	Gains and (losses) are included in “Unrealized gains on hedging activities” and in “Foreign currency translation adjustment” on the Consolidated Statements of Comprehensive Income (Loss).

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6: Borrowings

	As of December 31,
(in millions)	2014	2013
Short-term borrowings
Foreign lines of credit and other arrangements	$68	$68
Senior secured revolving credit facility	10	—

Total Short-term borrowings	78	68

Current portion of long-term borrowings:
4.85% Unsecured notes due 2014, net of unamortized discount of $0	—	4
4.95% Unsecured notes due 2015, net of unamortized discount of $0	10	—
Capital lease obligations	73	74

Total Current portion of long-term borrowings	83	78

Total Short-term and current portion of long-term borrowings	161	146

Long-term borrowings:
Senior secured term loan facility due March 2017, net of unamortized discount of $7 and $20	1,454	2,661
Senior secured term loan facility due March 2018 (a), net of unamortized discount of $42 and $22	4,935	4,656
Senior secured term loan facility due September 2018 (a), net of unamortized discount of $23 and $23	985	985
Senior secured term loan facility due March 2021, net of unamortized discount of $11	1,180	—
7.375% Senior secured first lien notes due 2019, net of unamortized discount of $13 and $14	1,582	1,581
8.875% Senior secured first lien notes due 2020, net of unamortized discount of $10 and $12	500	498
6.75% Senior secured first lien notes due 2020 (b), net of unamortized discount of $10 and $20	1,387	2,129
8.25% Senior secured second lien notes due 2021, net of unamortized discount of $11 and $13	1,989	1,987
8.75% Senior secured second lien notes due 2022, net of unamortized discount of $6 and $6	994	994
12.625% Senior unsecured notes due 2021, net of unamortized discount of $16 and $19	2,984	2,981
10.625% Senior unsecured notes due 2021 (b), net of unamortized discount of $8 and $16	522	799
11.25% Senior unsecured notes due 2021 (b), net of unamortized discount of $5 and $15	505	770
11.25% Senior unsecured subordinated notes due 2016	—	750
11.75% Senior unsecured subordinated notes due 2021 (b), net of unamortized discount of $0 and $25	1,609	1,725
4.95% Unsecured notes due 2015, net of unamortized discount of $1	—	9
Capital lease obligations	134	89

Total Long-term borrowings	20,760	22,614

Total Borrowings	$20,921	$22,760

(a)	Repriced and amended on July 18, 2014. See “Senior Secured Term Loan Facility” below for additional information.
(b)	Partially redeemed with proceeds of private placement on July 11, 2014 and July 21, 2014. See “Debt Repurchase” below for additional information.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Foreign Lines of Credit and Other Arrangements

FDC had approximately $349 million and $265 million available under short-term lines of credit and other arrangements with foreign banks and alliance partners primarily to fund settlement activity, as of December 31, 2014 and 2013, respectively. As of December 31, 2014, the Company had a $150 million committed line of credit for one of its U.S. alliances and the remainder of these arrangements is primarily associated with international operations and are in various functional currencies, the most significant of which are the Australian dollar, the Polish zloty, and the euro. Of the amounts outstanding as of December 31, 2014 and 2013, $67 million and $68 million were uncommitted. The weighted average interest rate associated with these arrangements was 3.2% and 3.8% for the years ended December 31, 2014 and 2013, respectively. Commitment fees for the committed lines of credit range from 0.16% to 0.8%.

Senior Secured Revolving Credit Facility

As of December 31, 2014, FDC’s senior secured revolving credit facility had commitments from financial institutions to provide approximately $1.0 billion of credit. The revolving credit facility matures on September 24, 2016. FDC had $10 million and $0 million outstanding against this facility as of December 31, 2014 and 2013, respectively. Up to $500 million of the senior secured revolving credit facility is available for letters of credit of which $43 million and $46 million of letters of credit were issued under the facility as of December 31, 2014 and 2013, respectively. As of December 31, 2014, $964 million remained available.

Interest is payable at a rate equal to, at FDC’s option, either (a) London Interbank Offered Rate (LIBOR) for deposits in the applicable currency plus an applicable margin or (b) the higher of (1) the prime rate of Credit Suisse and (2) the federal funds effective rate plus 0.50%, plus an applicable margin. The weighted-average interest rate was 5.14% and 5.25% for the years ended December 31, 2014 and 2013, respectively. The commitment fee rate for the unused portion of this facility is 0.75% per year.

Senior Secured Term Loan Facility

The Company has amounts outstanding under its senior secured term loan facility under separate tranches as described below. A portion of each tranche is denominated in euro with the exception of the September 2018 term loan. Interest is payable based upon LIBOR or euro LIBOR plus an applicable margin.

As of December 31, 2014, FDC held interest rate swaps to mitigate exposure to variability in interest payments on the outstanding variable rate senior secured term loan. Refer to Note 5 “Derivative Financial Instruments” of these consolidated financial statements for a discussion of the Company’s derivatives.

The original terms of FDC’s senior secured term loan facility required the Company to pay equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount. However, in conjunction with debt modifications and amendments over the last several years, proceeds from the issuance of the notes were used to prepay portions of the principal balances of FDC’s senior secured term loans which satisfied the future quarterly principal payments. Therefore, the Company made no scheduled principal payments during 2014 or 2013.

The senior secured term loan facility also requires mandatory prepayments based on a percentage of excess cash flow generated by FDC. All obligations under the senior secured loan facility are fully and unconditionally guaranteed by most of the domestic, wholly owned material subsidiaries of FDC, subject to certain exceptions.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Senior Secured Term Loan Facility Due March 2017 On January 30, 2014, the Company amended its senior secured term loan facility (2017 Old Term Loan). Under the amendment, the Company extended the maturity of approximately $941 million of its existing U.S. dollar-denominated term loans and approximately €154 million of its existing euro-denominated term loans, in each case, from March 24, 2017 to March 24, 2021. See the Senior Secured Term Loan Facility Due March 2021 (2021 Term Loan) section below.

The Company also incurred an aggregate principal amount of approximately $1.4 billion in new U.S. dollar-denominated term loans and approximately €25 million in new euro-denominated term loans maturing on March 24, 2017 (2017 New Term Loan). The interest rate applicable to the 2017 New Term Loan is a rate equal to, at the Company’s option, either (a) LIBOR for deposits in the applicable currency plus 350 basis points or (b) solely with respect to term loans denominated in U.S. dollars, a base rate plus 250 basis points. The Company used the proceeds from the incurrence of the 2017 New Term Loan to repay an equal amount outstanding on the 2017 Old Term Loan. The interest rate on the 2017 Old Term Loan was a rate per annum equal to, at the Company’s option, LIBOR plus 400 basis points or a base rate plus 300 basis points.

Additionally, the Company incurred an aggregate principal amount of approximately $63 million under the 2021 Term Loan and used the proceeds to repay an equal amount outstanding on the 2017 Old Term Loan.

Approximately $95 million of the 2017 Old Term Loan that was paid down using proceeds from the incurrence of the 2017 New Term Loans and 2021 Term Loan was treated as a debt extinguishment. The Company recorded approximately $3 million in Loss on debt extinguishment in connection with this transaction. The remaining portion of this debt transaction was considered a debt modification.

Senior Secured Term Loan Facility Due March 2018 On July 18, 2014, the Company incurred an aggregate principal amount of approximately $4.6 billion in new U.S. dollar-denominated loans and approximately €311 million in new euro-denominated loans maturing on March 24, 2018 (March 2018 New Term Loan). The interest rate applicable to the March 2018 New Term Loan is a rate equal to, at the Company’s option, either (a) LIBOR for deposits in the applicable currency plus 350 basis points or (b) solely with respect to term loans denominated in U.S. dollars, a base rate plus 250 basis points. The Company used a portion of the proceeds from the incurrence of the March 2018 New Term Loan to repay its outstanding term loans borrowings maturing on March 24, 2018 (March 2018 Old Term Loan), with approximately $350 million in remaining aggregate principal amount of 2018 March New Term Loan to be used for general corporate purposes. The interest rate on the March 2018 Old Term Loan was a rate per annum equal to, at the Company’s option, LIBOR plus 400 basis points or a base rate plus 300 basis points.

Approximately $494 million of the March 2018 Old Term Loan that was paid down using proceeds from the incurrence of the March 2018 New Term Loan was treated as a debt extinguishment. The Company recorded approximately $8 million in Loss on debt extinguishment in connection with this transaction. The remaining portion of this debt transaction was considered a debt modification.

Senior Secured Term Loan Facility Due September 2018 On July 18, 2014, the Company incurred an aggregate principal amount of approximately $1.0 billion in new U.S. dollar-denominated term loans maturing on September 24, 2018 (September 2018 New Term Loan). The interest rate applicable to the September 2018 New Term Loan is a rate equal to, at the Company’s option, either (a) LIBOR for the deposits in U.S. dollars plus 350 basis points or (b) a base rate plus 250 basis points. The Company used the proceeds from the incurrence of the September 2018 New Term Loan to repay outstanding U.S. dollar-denominated term loan borrowings maturing on September 24, 2018 (September 2018 Old Term Loan). The interest rate on the September 2018 Old Term Loan was a rate per annum equal to, at the Company’s option, LIBOR plus 400 basis points or a base rate plus 300 basis points.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Approximately $151 million of the September 2018 Old Term Loan that was paid down using proceeds from the incurrence of the September 2018 New Term Loan was treated as a debt extinguishment. The Company recorded approximately $2 million in Loss on debt extinguishment in connection with this transaction. The remaining portion of this debt transaction was considered a debt modification.

Senior Secured Term Loan Facility Due March 2021 As discussed above, on January 30, 2014, the Company amended its 2017 Old Term Loan. Under the amendment, the Company extended the maturity of approximately $941 million of its existing U.S. dollar-denominated term loans and approximately €154 million of its existing euro-denominated term loans, in each case, from March 24, 2017 to March 24, 2021.

The Company also incurred an aggregate principal amount of approximately $63 million in new U.S. dollar-denominated term loans maturing on March 24, 2021 and used the proceeds to repay an equal amount outstanding on the 2017 Old Term Loan.

The interest rate applicable to the 2021 Term Loan is a rate equal to, at the Company’s option, either (a) LIBOR for deposits in the applicable currency plus 400 basis points or (b) solely with respect to term loans denominated in U.S. dollars, a base rate plus 300 basis points.

7.375% Senior Secured First Lien Notes

FDC’s 7.375% senior secured notes due June 15, 2019 require the payment of interest semi-annually on June 15 and December 15 of each year.

FDC may redeem these notes, in whole or in part, at any time prior to June 15, 2015 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a make-whole premium. Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices.

8.875% Senior Secured First Lien Notes

FDC’s 8.875% senior secured notes due August 15, 2020 require the payment of interest semi-annually on February 15 and August 15 of each year.

FDC may redeem the notes, in whole or in part, at any time prior to August 15, 2015 at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and an additional premium as defined. Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices, plus accrued and unpaid interest to the redemption date.

6.75% Senior Secured First Lien Notes

On July 21, 2014, the Company redeemed $753 million aggregate principal of its 6.75% senior secured first lien notes due 2020, plus accrued and unpaid interest. Refer to “Debt Repurchase” below for additional information.

FDC’s 6.75% senior secured notes due November 1, 2020 require the payment of interest semi-annually on May 1 and November 1 of each year.

FDC may redeem the notes, in whole or in part, at any time prior to November 1, 2015, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Senior Secured Second Lien Notes

Interest on the 8.25% cash-pay notes is payable in cash and is payable semi-annually in arrears on January 15 and July 15. The 8.25% cash-pay notes mature on January 15, 2021.

Interest on the 8.75% senior secured second lien notes is payable in cash and is payable semi-annually in arrears on January 15 and July 15. The 8.75% senior secured second lien notes mature on January 15, 2022.

FDC may redeem the second lien notes, in whole or in part, at any time prior to January 15, 2016, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the second lien notes, in whole or in part, at established redemption prices.

12.625% Senior Unsecured Notes

Interest on the 12.625% senior notes is payable in cash and is payable semi-annually in arrears on January 15 and July 15. The 12.625% senior notes mature on January 15, 2021.

FDC may redeem the senior unsecured notes, in whole or in part, at any time prior to January 15, 2016, at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the senior notes, in whole or in part, at established redemption prices.

10.625% Senior Unsecured Notes Due 2021

On March 14, 2014, the Company completed an offer to exchange all of its 10.625% senior unsecured notes due 2021 for publicly tradable notes having substantially identical terms and guarantees, except that the exchange notes are freely tradable. There was no expenditure or receipt of cash associated with this exchange, other than the professional fees incurred in connection with the registration statement itself.

On July 21, 2014, the Company redeemed $285 million aggregate principal of its 10.625% senior unsecured notes due 2021, plus accrued and unpaid interest. Refer to “Debt Repurchase” below for additional information.

Interest on the 10.625% senior notes is payable in cash and is payable semi-annually on February 15 and August 15. The 10.625% senior notes mature on June 15, 2021.

FDC may redeem the notes, in whole or in part, at any time prior to April 15, 2016, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices.

11.25% Senior Unsecured Notes Due 2021

On March 14, 2014, the Company completed an offer to exchange all of its 11.25% senior unsecured notes due 2021 for publicly tradable notes having substantially identical terms and guarantees, except that the exchange notes are freely tradable. There was no expenditure or receipt of cash associated with this exchange, other than the professional fees incurred in connection with the registration statement itself.

On July 21, 2014, the Company redeemed $275 million aggregate principal of its 11.25% senior unsecured notes due 2021, plus accrued and unpaid interest. Refer to “Debt Repurchase” below for additional information.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Interest on the 11.25% senior notes is payable in cash and is payable semi-annually on May 15 and November 15. The 11.25% senior notes mature on January 15, 2021.

FDC may redeem the notes, in whole or in part, at any time prior to January 15, 2016, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices.

11.25% Senior Unsecured Subordinated Notes Due 2016

On January 6, 2014, the Company used proceeds from the issuance of its 11.75% senior unsecured subordinated notes due 2021, described below, together with cash on hand, to purchase for cash any and all outstanding 11.25% senior unsecured subordinated notes due 2016. This transaction was treated as a debt extinguishment. The Company incurred $1 million in Loss on debt extinguishment in connection with this transaction.

11.75% Senior Unsecured Subordinated Notes Due 2021

On January 6, 2014, FDC issued $725 million aggregate principal amount of 11.75% senior unsecured subordinated notes due August 15, 2021. The notes were issued at 103.5% of par for a premium of $25 million. The additional notes were treated as a single series with the existing 11.75% notes and will have the same terms as those of the existing 11.75% notes. The additional notes and the existing 11.75% notes will vote as one class under the indenture. FDC used the proceeds from the issue and sale of the additional notes, together with cash on hand, to redeem all of its outstanding 11.25% senior subordinated notes due 2016 and to pay related fees and expenses.

On March 14, 2014, the Company completed an offer to exchange all of its 11.75% senior unsecured notes due 2021 for publicly tradable notes having substantially identical terms and guarantees, except that the exchange notes are freely tradable. There was no expenditure or receipt of cash associated with this exchange, other than the professional fees incurred in connection with the registration statement itself.

On July 11, 2014, the Company redeemed $866 million aggregate principal of its 11.75% senior unsecured subordinated notes due 2021, plus accrued and unpaid interest. Refer to “Debt Repurchase” below for additional information.

Interest on the 11.75% senior notes is payable in cash and is payable semi-annually on February 15 and August 15. The 11.75% senior notes mature on August 15, 2021.

FDC may redeem the notes, in whole or in part, at any time prior to May 15, 2016, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, FDC may redeem the notes, in whole or in part, at established redemption prices.

Other

In October 2014, FDC paid off its 4.85% notes due 2014 for $4 million.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Debt Repurchase

On July 11, 2014, First Data Holdings Inc., the direct parent company of the Company, completed a $3.5 billion issuance of its common equity in a private placement. $2.5 billion of the net proceeds were contributed to the Company as a capital contribution and the funds were used to repurchase a portion of the Company’s outstanding 11.75% senior unsecured subordinated notes due 2021, 6.75% senior secured first lien notes due 2020, 10.625% senior unsecured notes due 2021, and 11.25% senior unsecured notes due 2021.

In connection with these transactions, the Company incurred debt extinguishment costs of $260 million.

Revision of Previously Issued Financial Statements

As discussed in Note 1, the following tables provide an overview of the impact of the correction of immaterial errors to previously filed financial statements related to debt modifications and extinguishments. The impacts of these changes have been reflected throughout the consolidated financial statements.

Consolidated Balance Sheets Information

	As of December 31, 2014		As of December 31, 2013
(in millions, except per share amounts)	As previously reported	As Adjusted	As previously reported	As Adjusted
Other long-term assets	$915	$846	$836	$774
Total assets	34,269	34,200	35,240	35,178
Long-term borrowings	20,711	20,760	22,557	22,614
Long-term deferred tax liabilities	521	521	553	552
Total liabilities	31,551	31,600	33,478	33,534
Accumulated loss	(9,429)	(9,547)	(8,285)	(8,403)
Total First Data Corporation stockholder’s deficit	(452)	(570)	(1,490)	(1,608)
Total equity	2,648	2,530	1,693	1,575
Total liabilities and equity	34,269	34,200	35,240	35,178

Consolidated Statements of Operations Information

	Year Ended December 31, 2014		Year Ended December 31, 2013		Year Ended December 31, 2012
	As previously reported	As Adjusted	As previously reported	As Adjusted	As previously reported	As Adjusted
Loss on debt extinguishment	$(260)	$(274)	$—	$(79)	$—	$(56)
Interest expense	(1,753)	(1,739)	(1,881)	(1,867)	(1,898)	(1,896)
Income tax expense (benefit)	82	82	87	105	(224)	(243)
Loss before income taxes and equity earnings in affiliates	(403)	(403)	(793)	(858)	(909)	(963)
Net loss	(265)	(265)	(692)	(775)	(527)	(562)
Net loss attributable to First Data Corporation	(458)	(458)	(869)	(952)	(701)	(736)
Comprehensive loss	(616)	(616)	(728)	(811)	(478)	(513)
Comprehensive loss attributable to First Data Corporation	(798)	(798)	(906)	(989)	(655)	(690)
Net loss per share, basic and diluted	(458,000)	(458,000)	(869,000)	(952,000)	(701,000)	(736,000)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Statements of Cash Flow Information

	Year Ended December 31, 2014		Year Ended December 31, 2013		Year Ended December 31, 2012
	As previously reported	As Adjusted	As previously reported	As Adjusted	As previously reported	As Adjusted
Net cash provided by operating activities	$1,013	$1,035	$673	$715	$767	$803
Net cash used in financing activities	(721)	(743)	(490)	(532)	(249)	(285)

Maturities

The following table presents the future aggregate annual maturities of long-term debt excluding unamortized discounts:

Year ended December 31, (in millions)	Par Amount
2015	$83
2016	66
2017	1,512
2018	5,992
2019	1,597
Thereafter	11,755

Total	$21,005

Deferred Financing Costs

Deferred financing costs were capitalized in conjunction with certain of FDC’s debt issuances and totaled $62 million and $115 million, as of December 31, 2014 and 2013, respectively. Deferred financing costs are reported in the “Other long-term assets” line of the Consolidated Balance Sheets and are being amortized on a straight-line basis, which approximates the interest method, over the remaining term of the respective debt, with a weighted-average period of six years. In addition, lender fees associated with debt modifications and amendments were capitalized as discounts on the debt and are similarly being amortized on a straight-line basis, which approximates the effective interest method, over the remaining term of the respective debt.

Guarantees and Covenants

All obligations under the senior secured revolving credit facility and senior secured term loan facility are unconditionally guaranteed by most of the existing and future, direct and indirect, wholly owned, material domestic subsidiaries of FDC. The senior secured facilities contain a number of covenants that, among other things, restrict FDC’s ability to incur additional indebtedness; create liens; enter into sale and leaseback transactions; engage in mergers or consolidations; sell or transfer assets; pay dividends and distributions or repurchase FDC’s or its parent company’s capital stock; make investments, loans or advances; prepay certain indebtedness; make certain acquisitions; engage in certain transactions with affiliates; amend material agreements governing certain indebtedness; and change its lines of business. The senior secured facilities also require FDC to not exceed a maximum senior secured leverage ratio and contain certain customary affirmative covenants and events of default, including a change of control. The senior secured term loan facility also requires mandatory prepayments based on a percentage of excess cash flow generated by FDC. FDC is in compliance with all applicable covenants.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All senior secured notes are guaranteed on a senior secured basis by each of FDC’s existing and future direct and indirect wholly owned domestic subsidiaries that guarantees FDC’s senior secured credit facilities. Each of the guarantees of the notes is a general senior obligation of each guarantor and rank senior in right of payment to all existing and future subordinated indebtedness of the guarantor subsidiary, including FDC’s existing senior subordinated notes. The notes rank equal in right of payment with all existing and future senior indebtedness of the guarantor subsidiary but are effectively senior to the guarantees of FDC’s existing senior unsecured notes and FDC’s existing senior secured second lien notes to the extent of FDC’s and the guarantor subsidiary’s value of the collateral securing the notes. The 7.375% Senior Secured First Lien Notes, 8.875% Senior Secured First Lien Notes, and 6.75% Senior Secured First Lien Notes are effectively equal in right of payment with each other and the guarantees of FDC’s senior secured credit facilities. Each series of notes are effectively subordinated to any obligations secured by liens permitted under the indenture for the particular series of notes and structurally subordinated to any existing and future indebtedness and other liabilities of any subsidiary of a guarantor that is not also a guarantor of the notes.

All senior unsecured notes (i) rank senior in right of payment to all of FDC’s existing and future subordinated indebtedness, (ii) rank equally in right of payment to all of the existing and future senior indebtedness, (iii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt, and (iv) are structurally subordinated to all obligations of each subsidiary that is not a guarantor of the senior notes.

The senior subordinated notes are unsecured and (i) rank equally in right of payment with all of the existing and future senior subordinated debt; (ii) rank senior in right of payment to all future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the senior subordinated notes; (iii) are effectively subordinated in right of payment to all existing and future secured debt to the extent of the value of the assets securing such debt; (iv) are subordinated in right of payment to all existing and future senior indebtedness; and (v) are structurally subordinated to all obligations of each subsidiary that is not a guarantor of the senior subordinated notes.

The notes are similarly guaranteed in accordance with their terms by each of FDC’s domestic subsidiaries that guarantee obligations under FDC’s senior secured term loan facility described in more detail in Note 17 “Supplemental Guarantor Condensed Consolidating Financial Statements” of these consolidated financial statements.

All obligations under the senior secured notes, senior secured second lien notes, senior unsecured notes, and senior unsecured subordinated notes also contain a number of covenants similar to those described for the senior secured obligations noted above. FDC is in compliance with all applicable covenants.

Fair Value Measurement

As of December 31, 2014 and 2013, the fair value of the Company’s long-term borrowings was $22.1 billion and $24.0 billion, respectively. The estimated fair value of the Company’s long-term borrowings was primarily based on market trading prices and is considered to be a Level 2 measurement.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7: Supplemental Financial Information

Supplemental Consolidated Statements of Operations Information

The following table details the components of “Other income (expense)” on the Consolidated Statements of Operations:

	Year ended December 31,
(in millions)	2014	2013	2012
Investment gains and (losses)	$100	$2	$(8)
Derivative financial instruments gains and (losses)	—	(24)	(91)
Divestitures, net	2	(5)	—
Non-operating foreign currency gains and (losses)	59	(20)	5

Other income (expense)	$161	$(47)	$(94)

Supplemental Consolidated Balance Sheet Information

	As of December 31,
(in millions)	2014	2013
Other current assets:
Prepaid expenses	$75	$142
Inventory	90	87
Other	124	116

Total Other current assets	$289	$345

Property and equipment:
Land	$83	$85
Buildings	342	326
Leasehold improvements	55	54
Equipment and furniture	1,290	1,164
Equipment under capital lease	393	370

Property and equipment	2,163	1,999
Less: Accumulated depreciation	(1,233)	(1,150)

Total Property and equipment, net of accumulated depreciation	$930	$849

Other current liabilities:
Accrued interest expense	$443	$539
Other accrued expenses	559	529
Other	531	563

Total Other current liabilities	$1,533	$1,631

Note 8: Related Party Transactions

Merchant Alliances

A substantial portion of the Company’s business within the Global Business Solutions segment is conducted through merchant alliances. Merchant alliances are alliances between the Company and financial institutions. If the Company has majority ownership and management control over an alliance, then the alliance’s financial statements are consolidated with those of the Company and the related processing fees are treated as an

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

intercompany transaction and eliminated upon consolidation. If the Company does not have a controlling ownership interest in an alliance, it uses the equity method of accounting to account for its investment in the alliance. As a result, the Company’s consolidated revenues include processing fees charged to alliances accounted for under the equity method. No directors or officers of the Company have ownership interests in any of the alliances. The formation of each of these alliances generally involves the Company and the bank contributing contractual merchant relationships to the alliance and a cash payment from one owner to the other to achieve the desired ownership percentage for each. The Company and the bank enter into a long-term processing service agreement as part of the negotiation process. This agreement governs the Company’s provision of transaction processing services to the alliance.

Management Agreement

In connection with the acquisition of the Company by affiliates of Kohlberg Kravis Roberts & Co. L.P. (KKR), First Data entered into a management agreement with KKR and one of its affiliates (the “Management Agreement”) pursuant to which KKR provides advisory services to the Company and receives fees and reimbursements of related out-of-pocket expenses. The Management Agreement terminates automatically upon the consummation of an initial public offering, including this offering, unless KKR determines otherwise, and in the event of such a termination the Company would be required to pay to KKR a termination fee based on the net present value of future payment obligations under the Management Agreement. During 2014, 2013, and 2012, the Company paid $20 million of management fees to KKR.

Relationship with KKR Capital Markets

In 2014, 2013, and 2012, KKR Capital Markets LLC, an affiliate of KKR, acted as an arranger and bookrunner for various financing transactions under the existing credit agreements, and as an initial purchaser of certain existing notes issued by the Company, and received underwriter and transaction fees totaling $4 million, $10 million, and $8 million, respectively.

In 2014, KKR Capital Markets LLC also acted as a placement agent in the private placement of shares of Holdings’ Class B common stock and received $41 million for such services.

Relationship with KKR Credit

Since 2012, investment funds or accounts managed or advised by the global credit business of KKR (KKR Credit) were participating lenders under the Company’s existing credit agreements. For the year ended December 31, 2014, the Company made aggregate principal payments of $36 million and interest and administrative fee payments of $27 million. Since 2012, investment funds or accounts managed or advised by KKR Credit were also holders of notes issued by the Company and as of December 31, 2014, the Company had paid principal payments of $109 million and interest (including accrued and unpaid interest) and administrative fee payments of $20 million.

As of December 31, 2014, investment funds or accounts managed or advised by KKR Credit held a portion of the various existing term loans and notes issued by the Company.

Relationship with KKR Capstone

First Data has historically utilized KKR Capstone, a consulting company that works exclusively with KKR’s portfolio companies, for consulting services, and paid to KKR Capstone related fees and expenses. References to “KKR Capstone” are to KKR Capstone Americas LLC and their affiliates, which are owned and controlled by their senior management team. KKR Capstone is not a subsidiary or affiliate of KKR. KKR Capstone operates under several consulting agreements with KKR and uses the “KKR” name under license from KKR.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9: Commitments and Contingencies

Operating Leases

The Company leases certain of its facilities and equipment under operating lease agreements, substantially all of which contain renewal options and escalation provisions. The following table presents the amounts associated with total rent expense for operating leases:

Year ended December 31, (in millions)	Amount
2014	$77
2013	76
2012	72

Future minimum aggregate rental commitments as of December 31, 2014 under all noncancelable operating leases, net of sublease income are due in the following years:

Year ended December 31, (in millions)	Amount
2015	$60
2016	54
2017	43
2018	37
2019	32
Thereafter	77

Total	$303

Sublease income is earned from leased space and leased equipment which FDC concurrently subleases to third parties with comparable time periods. As of December 31, 2014, sublease amounts totaled $5 million in FDC obligations. In addition, the Company has certain guarantees imbedded in leases and other agreements wherein the Company is required to relieve the counterparty in the event of changes in the tax code or rates. The Company believes the fair value of such guarantees is insignificant due to the likelihood and extent of the potential changes.

Letters of Credit

The Company has $43 million in outstanding letters of credit as of December 31, 2014, all of which were issued under the Company’s senior secured revolving credit facility and expire prior to December 10, 2015 with a one-year renewal option. The letters of credit are held in connection with lease arrangements, bankcard association agreements, and other security agreements. The Company expects to renew most of the letters of credit prior to expiration.

Contingencies

The Company is involved in various legal proceedings. Accruals have been made with respect to these matters, where appropriate, which are reflected in the Company’s consolidated financial statements. The Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company. The matters discussed below, if decided adversely to or settled by the Company, individually or in the aggregate, may result in liability material to the Company’s financial condition and/or results of operations.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

There are asserted claims against the Company where an unfavorable outcome is considered to be reasonably possible. These claims can generally be categorized in the following areas: (1) patent infringement which results from claims that the Company is using technology that has been patented by another party; (2) merchant customer matters often associated with alleged processing errors or disclosure issues and claims that one of the subsidiaries of the Company has violated a federal or state requirement regarding credit reporting or collection in connection with its check verification guarantee, and collection activities; and (3) other matters which may include issues such as employment. The Company’s estimates of the possible ranges of losses in excess of any amounts accrued are $0 to $30 million for patent infringement, $0 to $60 million for merchant customer matters and $0 to $5 million for other matters, resulting in a total estimated range of possible losses of $0 to $95 million for all of the matters described above.

The estimated range of reasonably possible losses is based on information currently available and involves elements of judgment and significant uncertainties. As additional information becomes available and the resolution of the uncertainties becomes more apparent, it is possible that actual losses may exceed even the high end of the estimated range.

Other

In the normal course of business, the Company is subject to claims and litigation, including indemnification obligations to purchasers of former subsidiaries. Management of the Company believes that such matters will not have a material adverse effect on the Company’s results of operations, liquidity or financial condition.

Contingent Consideration

Over the past three years, the Company completed three acquisitions in which contingent consideration was recorded. The transactions called for cash consideration as well as contingent payments for achievement of certain milestones. As part of the purchase price, the Company recorded a $29 million liability for the contingent consideration. This fair value measurement represents a Level 3 measurement as it is based on significant inputs not observable in the market. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date. The primary assumption is the estimated number of merchant locations that will be using the software or technology in the next three years. Refer to Note 3 “Acquisitions and Dispositions” of these consolidated financial statements for additional information regarding these acquisitions.

The following table provides the roll forward of contingent consideration measured at Level 3:

(in millions)	Fair Value Measurement Using Significant Unobservable Inputs (Level 3) Contingent consideration
Beginning balance as of January 1, 2013	$26
Initial estimate of contingent consideration	—
Contingent consideration payments	—
Change in fair value of contingent consideration	—

Ending balance as of December 31, 2013	26
Initial estimate of contingent consideration	3
Contingent consideration payments	—
Change in fair value of contingent consideration	—

Ending balance as of December 31, 2014	$29

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10: First Data Corporation Stockholder’s Equity and Redeemable Noncontrolling Interest

Dividends

The Company’s senior secured revolving credit facility, senior secured term loan facility, and the indentures governing the senior secured notes, senior unsecured notes, and senior subordinated notes limit the Company’s ability to pay dividends. The restrictions are subject to numerous qualifications and exceptions, including an exception that allows the Company to pay a dividend to repurchase, under certain circumstances, the equity of Parent held by employees, officers and directors that were obtained in connection with the stock compensation plan. The Company paid cash dividends to its parent, FDH, totaling $686 million during 2014, $28 million during 2013, and $7 million during 2012.

Other Comprehensive Income

The income tax effects allocated to and the cumulative balance of each component of OCI are as follows:

(in millions)	Beginning Balance	Pretax Gain (Loss) Amount	Tax (Benefit) Expense	Net-of- Tax Amount	Ending Balance
As of December 31, 2014
Unrealized gains (losses) on securities	$2	$(7)	$—	$(7)	$(5)
Foreign currency translation adjustment (a)	(504)	(298)	(1)	(297)	(801)
Pension liability adjustments	(87)	(35)	1	(36)	(123)

	$(589)	$(340)	$—	$(340)	$(929)

As of December 31, 2013
Unrealized gains on securities	$1	$2	$1	$1	$2
Foreign currency translation adjustment (a)	(426)	(103)	(25)	(78)	(504)
Pension liability adjustments	(127)	64	24	40	(87)

	$(552)	$(37)	$—	$(37)	$(589)

As of December 31, 2012
Unrealized gains on securities	$1	$—	$—	$—	$1
Unrealized gains (losses) on hedging activities	(72)	115	43	72	—
Foreign currency translation adjustment (a)	(439)	29	16	13	(426)
Pension liability adjustments	(88)	(62)	(23)	(39)	(127)

	$(598)	$82	$36	$46	$(552)

(a)	Net-of-tax Foreign currency translation adjustment for the years ended December 31, 2014, 2013, and 2012 is different than the amount presented on the Consolidated Statements of Comprehensive Income (Loss) by $(11) million, $1 million, and $3 million, respectively, due to the foreign currency translation adjustment related to noncontrolling interests not included above.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Redeemable Noncontrolling Interest

The following table presents a summary of the redeemable noncontrolling interest activity in 2014 and 2013:

(in millions)	Redeemable Noncontrolling Interest
Balance as of January 1, 2013	$68
Distributions	(35)
Share of income	34
Adjustment to redemption value of redeemable noncontrolling interest	2

Balance as of December 31, 2013	69
Distributions	(35)
Share of income	34
Adjustment to redemption value of redeemable noncontrolling interest	2

Balance as of December 31, 2014	$70

Note 11: Stock Compensation Plans

The Company’s parent, FDH, has a stock incentive plan for employees of FDC and its affiliates (stock plan). The stock plan provides the opportunity for certain employees to purchase shares in FDH and then receive a number of options or restricted stock based on a multiple of their investment in such shares. The plan also allows for the Company to award shares and options to employees. The participants of the stock plan enter into a management stockholders’ agreement. Principal terms of the management stockholders’ agreement include restrictions on transfers, lock ups, right of first refusal, registration rights, and a confidentiality, non-solicitation and non-compete covenant. The expense associated with this plan is recorded by FDC. The number of shares authorized under the stock plan was 180 million as of December 31, 2014.

The participants of the stock plan have the right to require FDH to repurchase the shares and options upon the employee’s termination due to death or disability. The put rights expire one year after the termination event or upon a change in control. The repurchase price for the shares is their fair market value at the time of repurchase. The repurchase price for the options is their intrinsic value at the time of repurchase.

The Company defers recognition of substantially all of the stock-based compensation expense related to stock options and non-vested restricted stock awards and units. Due to the nature of call rights associated with stock options, the Company will recognize expense related to most options only upon certain liquidity or employment termination events. The nature of the call rights associated with stock options creates a performance condition that is not considered probable until the occurrence of one of the events described above. The call rights create a performance condition as they allow FDH to repurchase options at the lesser of the fair value or the exercise price upon an option holder’s voluntary termination.

Stock-based compensation expense will be recognized related to certain restricted stock awards and units only upon a liquidity or employment termination event which triggers vesting. For the remaining awards that vest based solely on service conditions, expense is recognized over the requisite service period.

Under certain circumstances, the Company may redeem common stock held by its employees on behalf of its parent company, FDH.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Total stock-based compensation expense recognized in the “Selling, general, and administrative” line item of the Consolidated Statements of Operations resulting from stock options, non-vested restricted stock awards, and non-vested restricted stock units was as follows:

Year ended December 31, (in millions)	Amount
2014	$51
2013	39
2012	12

During 2014, approximately $37 million of stock-based compensation expense was recognized as a result of the departure of certain executive officers. During 2013, approximately $20 million of stock-based compensation expense was recognized as a result of granting an executive officer shares of common stock of FDH and fully vested restricted stock units.

The Company has a deferred compensation plan for non-employee directors that allows each of these directors to defer their annual compensation. The plan is unfunded. For purposes of determining the investment return on the deferred compensation, each director’s account is treated as if credited with a number of shares of FDH stock determined by dividing the deferred compensation amount by the first Board approved fair value of the stock during the year. The account balance will be paid in cash upon termination of Board service, certain liquidity events or other certain events at the fair value of the stock at the time of settlement. Due to the cash settlement provisions, the account balances are recorded as a liability and are adjusted to fair value quarterly. As of December 31, 2014 and 2013, the balance of this liability was $1 million.

Stock Options

During the years ended December 31, 2014, 2013, and 2012, time-based options were granted under the stock plan. The time-based options have a contractual term of 10 years. Time-based options vest equally over a three to five year period from the date of issuance. The outstanding time-based options also have certain accelerated vesting provisions that become effective upon a change in control, a qualified public offering, or certain termination events.

As of December 31, 2014, there was approximately $154 million of total unrecognized compensation expense related to non-vested stock options that will only be recognized upon a qualified public offering or certain liquidity or employment termination events.

During 2014, 2013, and 2012, FDH paid $15 million, $22 million, and $3 million, respectively, to repurchase shares from employees that terminated employment with the Company.

The fair value of FDH stock options granted for the years ended December 31, 2014, 2013, and 2012 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Year ended December 31,
	2014	2013	2012
Risk-free interest rate	2.24%	1.40%	1.45%
Dividend yield	—	—	—
Volatility	50.45%	56.61%	51.77%
Expected term (in years)	7	7	7
Fair value of stock	$4.00	$3.50	$3.00
Fair value of options	$2.14	$1.99	$1.60

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Risk-free interest rate—The risk-free rate for stock options granted during the period was determined by using a zero-coupon U.S. Treasury rate for the periods that coincided with the expected terms listed above.

Expected dividend yield—No routine dividends are currently being paid by FDH, or are expected to be paid in future periods.

Expected volatility—As FDH is a non-publicly traded company, the expected volatility is based on the historical volatilities of a group of guideline companies.

Expected term—The Company estimated the expected term by considering the historical exercise and termination behavior of employees that participated in the Company’s previous equity plans, the vesting conditions of options granted under the stock plan, as well as the impact of limited liquidity for common stock of a non-publicly traded company.

Fair value of stock—The Company determined the fair value based on discounted cash flows and comparison to a group of guideline companies.

A summary of FDH stock option activity for the year ended December 31, 2014 is as follows:

(options in millions)	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding as of January 1, 2014	91	$3.28
Granted	16	$4.00
Exercised	(2)	$3.03
Cancelled / Forfeited	(2)	$3.24

Outstanding as of December 31, 2014	103	$3.40	7 years

Options exercisable as of December 31, 2014	45	$3.13	6 years

The total intrinsic value and amount paid related to stock options exercised during the twelve months ended December 31, 2014, 2013, and 2012 was $2 million, $3 million, and $0 million, respectively.

Restricted Stock Awards and Restricted Stock Units

In the first quarter of 2014, FDH expanded participation in the plan by granting 31 million restricted stock awards to substantially all of the Company’s employees. The restrictions on a majority of these awards will lapse upon the later of three years or following an initial public offering or upon certain employment termination events. For the remainder of these awards, the restrictions will lapse following an initial public offering or upon certain employment termination events.

Restricted stock awards and units were granted under the stock plan during 2014, 2013, and 2012. Grants were made as incentive awards. The restrictions on the awards granted will lapse upon a qualified public offering, a change in control or certain employment termination or liquidity events. As of December 31, 2014 there was approximately $172 million of total unrecognized compensation expense related to restricted stock. Approximately $3 million will be recognized over a period of approximately one year with the remainder recognized upon the occurrence of certain liquidity or employment termination events.

During 2014, 2013, and 2012, the Company paid $5 million, $6 million, and $2 million, respectively, to repurchase stock awards from employees that terminated employment with the Company.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of FDH restricted stock award and restricted stock unit activity for the year ended December 31, 2014 is as follows:

(awards/units in millions)	Awards/Units	Weighted-Average Grant-Date Fair Value
Non-vested as of January 1, 2014	17	$3.18
Granted	37	$4.00
Vested	(4)	$3.18
Cancelled / Forfeited	(4)	$3.81

Non-vested as of December 31, 2014	46	$3.79

The total fair value of shares vested (measured as of the date of vesting) during the twelve months ended December 31, 2014, 2013, and 2012 was $15 million, $18 million, and $3 million, respectively.

Note 12: Employee Benefit Plans

Defined Contribution Plans

FDC maintains defined contribution savings plans covering virtually all of the Company’s U.S. employees and defined contribution pension plans for international employees primarily in the United Kingdom and Australia. The plans provide tax-deferred amounts for each participant, consisting of employee elective contributions, Company matching and discretionary Company contributions. As of January 1, 2014, the Company suspended matching contributions for all U.S. participants. As a result, the U.S. Plan is no longer a safe harbor plan.

The following table presents the aggregate amounts charged to expense in connection with these plans:

Year ended December 31, (in millions)	Amount
2014	$15
2013	46
2012	45

Defined Benefit Plans

The Company has defined benefit pension plans which are frozen and covers certain full-time employees in the United Kingdom and the U.S. The Company also has separate plans covering certain employees located primarily in Germany, Greece, and Austria.

The Company uses December 31 as the measurement date for its plans.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides a reconciliation of the changes in the plans’ projected benefit obligations and fair value of assets for the years ended December 31, 2014 and 2013, as well as a statement of the funded status as of the respective period ends.

	As of December 31,
(in millions)	2014	2013
Change in benefit obligation
Benefit obligation at beginning of period	$909	$909
Service costs	5	3
Interest costs	41	37
U.K. plan benefit curtailment gain	—	(11)
Actuarial loss (gain)	142	(10)
Benefits paid	(33)	(31)
Foreign currency translation	(44)	12

Benefit obligation at end of period	1,020	909
Change in plan assets
Fair value of plan assets at the beginning of period	910	806
Actual return on plan assets	153	82
Company contributions	15	37
Benefits paid	(33)	(30)
Foreign currency translation	(46)	15

Fair value of plan assets at end of period	999	910

Funded status of the plans	$(21)	$1

	As of December 31,
(in millions)	2014	2013
U.K. plan:
Plan benefit obligations	$(755)	$(682)
Fair value of plan assets	836	756

Net pension assets (a)	81	74

U.S. and other foreign plans:
Plan benefit obligations	(265)	(227)
Fair value of plan assets	163	154

Net pension liabilities (b)	(102)	(73)

Funded status of the plans	$(21)	$1

(a)	Pension assets are included in “Other long-term assets” of the Consolidated Balance Sheets.
(b)	Pension liabilities are included in “Other long-term liabilities” of the Consolidated Balance Sheets.

The accumulated benefit obligation for all defined benefit pension plans was $1.0 billion and $909 million as of December 31, 2014 and 2013, respectively.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the activity in other comprehensive income, net of tax:

	Year ended December 31,
(in millions)	2014	2013	2012
Total unrecognized loss included in accumulated other comprehensive income at the beginning of period	$(87)	$(127)	$(88)
Unrecognized (loss) gain arising during the period	(38)	31	(40)
U.K. plan curtailment gain	—	7	—
Amortization of deferred losses to net periodic benefit expense (a)	2	2	1

Total unrecognized loss included in accumulated other comprehensive income at end of period	$(123)	$(87)	$(127)

(a)	Expected amortization of deferred losses to net periodic benefit expense in 2015 is $3 million pretax.

Amounts recorded in other comprehensive income represent unrecognized net actuarial gains and losses. The Company does not have net transition assets or obligations.

The following table provides the components of net periodic benefit cost for the plans:

	Year ended December 31,
(in millions)	2014	2013	2012
Service costs	$5	$3	$5
Interest costs	41	37	38
Expected return on plan assets	(50)	(44)	(45)
Amortization	2	4	2

Net periodic benefit expense	$(2)	$—	$—

Assumptions The weighted-average rate assumptions used in the measurement of the Company’s benefit obligations are as follows:

	As of December 31,
	2014	2013	2012
Discount rate	3.67%	4.56%	4.29%
Rate of compensation increase (a)	1.89%	1.70%	3.95%

(a)	The rate of compensation increases generally apply to active plans.

The weighted-average rate assumptions used in the measurement of the Company’s net cost were as follows:

	Year ended December 31,
	2014	2013	2012
Discount rate	4.27%	4.06%	4.71%
Expected long-term return on plan assets	5.47%	5.55%	6.11%
Rate of compensation increase (a)	2.08%	1.96%	3.60%

(a)	The rate of compensation increases generally apply to active plans.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company employs a building block approach in determining the long-term rate of return for plan assets with proper consideration of diversification and re-balancing. Historical markets are studied and long-term historical relationships between equities and fixed-income securities are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors such as inflation and interest rates are evaluated before long-term capital market assumptions are determined. Peer data and historical returns are reviewed to check for reasonableness and appropriateness. All assumptions are the responsibility of management.

Plan assets The Company employs a total return investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities and plan funded status. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across U.S. and global equity investments. In addition, private equity securities comprise a very small part of the equity allocation. The fixed income allocation is a combination of fixed income investment strategies designed to contribute to the total rate of return of all plan assets while minimizing risk and supporting the duration of plan liabilities. The Company’s pension plan target allocation for the U.S. plans based on the investment policy as of December 31, 2014 was 40% equity securities and 60% debt securities.

Investment risk is measured and monitored on an ongoing basis through quarterly investment portfolio reviews, annual liability measurements, and periodic asset and liability studies. The general philosophy of the Benefit Committee in setting the allocation percentages for the domestic plan is to adhere to the appropriate allocation mix necessary to support the underlying plan liabilities as influenced significantly by the demographics of the participants and the frozen nature of the plan.

The goal of the Board of Trustees of the United Kingdom plan is the acquisition of secure assets of appropriate liquidity, which are expected to generate income and capital growth to meet, together with new contributions from the Company, the cost of current and future benefits, as set out in the Trust Deed and Rules. The Trustees, together with the plan’s consultants and actuaries, further design the asset allocation to limit the risk of the assets failing to meet the liabilities over the long term. The Trustees approach to the investment strategy is to allocate the assets into two pools: 1) Off-risk assets whereby the focus is risk management, protection, and insurance relative to the liability target invested in, but not limited to, debt, United Kingdom government bonds, and United Kingdom government index-linked bonds; and 2) On-risk assets whereby the focus is on return generation and taking risk in a controlled manner. Such assets could include equities, government bonds, high-yield bonds, property, commodities, or hedge funds. The target allocation for this plan is 40% off-risk assets and 60% on-risk assets.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair value measurements Financial instruments included in plan assets carried and measured at fair value on a recurring basis are classified in the table below:

	As of December 31, 2014
	Fair Value Measurement Using
(in millions)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Investments:
Cash and cash equivalents	$9	$—	$—	$9
Registered investment companies:
Cash management fund	1	—	—	1
Equity funds	65	—	—	65
Fixed income funds	—	266	—	266
Fixed income securities	—	48	—	48
Private investment funds—redeemable (a)	165	441	—	606
Insurance annuity contracts	—	—	4	4

Total investments at fair value	$240	$755	$4	$999

(a)	39% of portfolio is invested in equity index funds, 44% in fixed income investments, 6% in cash and cash equivalents, and 11% in other investments.

	As of December 31, 2013
	Fair Value Measurement Using
(in millions)	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Investments:
Cash and cash equivalents	$1	$—	$—	$1
Registered investment companies:
Cash management fund	3	—	—	3
Equity funds	69	—	—	69
Fixed income securities	—	40	—	40
Private investment funds—redeemable (a)	—	793	—	793
Insurance annuity contracts	—	—	4	4

Total investments at fair value	$73	$833	$4	$910

(a)	35% of portfolio is invested in equity index funds, 61% in fixed income investments, 3% in cash and cash equivalents, and 1% in other investments.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
(in millions)	Insurance annuity contracts
Beginning balance as of January 1, 2013	$3
Actual return on plan assets	1
Settlements	—

Ending balance as of December 31, 2013	4

Actual return on plan assets	—
Settlements	—

Ending balance as of December 31, 2014	$4

Registered investment companies The Company’s domestic and United Kingdom plans have investments in shares of mutual funds, primarily large cap, international, and global equity funds, that are registered with the Securities and Exchange Commission. Prices of these funds are based on Net Asset Values (NAV) calculated by the funds and are publicly reported on national exchanges. The plan measures fair value of these investments using the NAV provided by the fund managers.

Fixed income securities The Company’s domestic plan has investments in several fixed income securities, primarily corporate bonds. The bonds were valued under a market approach using observable inputs including reported trades, benchmark yields, broker/dealer quotes, issuer spreads, and other standard inputs.

Private investment funds—redeemable The Company’s domestic and United Kingdom plans are invested in shares or units of several private investment funds, not the underlying assets. Redeemable private investment funds include collective trusts, comingled funds, pooled funds, limited partnerships, and limited liability corporations. The funds calculate NAV on a periodic basis and are available only from the fund managers. Private investment funds are redeemable at the NAV.

Insurance annuity contracts The Company’s United Kingdom Plan is invested in several insurance annuity contracts. The value of these contracts is calculated by estimating future payments and discounting them to present value. As a result, there is no market for the Plan to exit these investments.

Contributions Contributions to the plans in 2015 are expected to be approximately $14 million.

The estimated future benefit payments, which reflect expected future service, are expected to be as follows:

Year ended December 31, (in millions)	Amount
2015	$29
2016	30
2017	31
2018	33
2019	34
2020-2024	186

The Company’s post-retirement health care and other insurance benefits for retired employees are limited and immaterial.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13: Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker (CODM), or decision-making group, in deciding how to allocate resources and in assessing performance. First Data’s CODM is its Chief Executive Officer. The Company is organized into three segments: Global Business Solutions, Global Financial Solutions, and Network & Security Solutions.

The presentation of the 2014, 2013 and 2012 consolidated statements of operations have been revised to classify $81 million, $91 million, and $88 million of Independent Sales Organization (ISO) commissions expenses, respectively, as Selling, general, and administrative expense. Previously, these costs were included in Cost of services and Cost of products sold. The impact of these revisions was not considered to be material to previously issued consolidated financial statements and had no effect on net loss, equity, or cash flows in any previously issued consolidated financial statements.

The business segment measurements provided to and evaluated by the CODM are computed in accordance with the principles listed below.

•	The accounting policies of the operating segments are the same as those described in Note 1 “Summary of Significant Accounting Policies.”

•	Intersegment revenues are eliminated in the segment that sells directly to the end market.

•	Segment revenue excludes reimbursable debit network fees, postage, and other revenue.

•	Segment earnings before net interest expense, income taxes, depreciation and amortization (EBITDA) includes equity earnings in affiliates and excludes depreciation and amortization expense, net income attributable to noncontrolling interests, other operating expenses, and other income (expense). Additionally, segment EBITDA is adjusted for items similar to certain of those used in calculating the Company’s compliance with debt covenants. The additional items that are adjusted to determine segment EBITDA are:

•	stock based compensation and related expense is excluded;

•	official check and money order businesses’ EBITDA are excluded as these are winding down;

•	certain costs directly associated with the termination of the Chase Paymentech Solutions alliance, and expenses related to the conversion of certain BAMS alliance merchant clients onto the Company’s platforms (excludes costs accrued in purchase accounting). Effective October 1, 2011, First Data and Bank of America N.A. (the Bank) jointly decided to have First Data operate the Bank’s legacy settlement platform. Transition costs associated with the revised strategy are also excluded from segment EBITDA;

•	debt issuance costs are excluded and represent costs associated with issuing debt and modifying the Company’s debt structure; and

•	KKR related items include annual sponsor and other fees for management, consulting, financial, and other advisory services are excluded.

•

For significant affiliates, segment revenue and EBITDA are reflected based on the Company’s proportionate share of the results of its investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, the Company includes equity earnings in affiliates, excluding amortization expense, in segment revenue and EBITDA. In addition, the Company’s Global Business Solutions segment measures reflect

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

revenue-based commission payments to ISOs and sales channels which are treated as an expense in the Consolidated Statements of Operations, as contra revenue to be consistent with revenue share arrangements with other ISO’s and sales channels that are recorded as contra revenue.

•	Corporate operations include corporate-wide governance functions such as the Company’s executive management team, aviation, tax, treasury, internal audit and corporate strategy and certain accounting, human resources and legal costs related to supporting the corporate function. Costs incurred by Corporate that are attributable to a segment are allocated to the respective segment.

The following tables present the Company’s operating segment results for the years ended December 31, 2014, 2013, and 2012:

	Year ended December 31, 2014
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Transaction and processing service fees	$3,250	$1,313	$1,277	$—	$5,840
Product sales and other	766	176	92	—	1,034
Equity earnings in affiliates	30	—	—	—	30

Total segment revenues	$4,046	$1,489	$1,369	$—	$6,904

Depreciation and amortization	$518	$401	$90	$23	$1,032
Segment EBITDA	1,687	529	608	(161)	2,663
Other operating expenses and other income (expense) excluding divestitures	38	(3)	96	15	146
Equity earnings in affiliates	216	—	4	—	220

	Year ended December 31, 2013
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Transaction and processing service fees	$3,197	$1,217	$1,284	$—	$5,698
Product sales and other	709	167	78	—	954
Equity earnings in affiliates	32	—	—	—	32

Total segment revenues	$3,938	$1,384	$1,362	$—	$6,684

Depreciation and amortization	$543	$424	$107	$17	$1,091
Segment EBITDA	1,644	404	549	(148)	2,449
Other operating expenses and other income (expense) excluding divestitures	36	(10)	(5)	(118)	(97)
Equity earnings in affiliates	185	—	3	—	188

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2012
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Transaction and processing service fees	$3,090	$1,220	$1,341	$—	$5,651
Product sales and other	744	186	65	—	995
Equity earnings in affiliates	36	—	—	—	36

Total segment revenues	$3,870	$1,406	$1,406	$—	$6,682

Depreciation and amortization	$626	$449	$89	$21	$1,185
Segment EBITDA	1,606	370	585	(125)	2,436
Other operating expenses and other income (expense) excluding divestitures	(43)	(15)	1	(65)	(122)
Equity earnings in affiliates	153	—	5	—	158

A reconciliation of reportable segment amounts to the Company’s consolidated balances is as follows:

	Year ended December 31,
(in millions)	2014	2013	2012
Total segment revenues	$6,904	$6,684	$6,682
Adjustments to reconcile to total revenues:
Adjustments for non-wholly owned entities (a)	57	39	73
ISO commission expense	587	579	563
Reimbursable debit network fees, postage, and other	3,604	3,507	3,362

Total revenues	$11,152	$10,809	$10,680

Segment EBITDA:
Global Business Solutions	$1,687	$1,644	$1,606
Global Financial Solutions	529	404	370
Network & Security Solutions	608	549	585

Total reported segments	2,824	2,597	2,561
Corporate	(161)	(148)	(125)

Adjusted EBITDA	2,663	2,449	2,436

Adjustments to reconcile to Net loss attributable to First Data Corporation:
Adjustments for non-wholly owned entities (a)	24	2	7
Depreciation and amortization	(1,056)	(1,091)	(1,192)
Interest expense	(1,739)	(1,867)	(1,896)
Interest income	11	11	9
Loss on debt extinguishment	(274)	(79)	(56)
Other items (b)	95	(129)	(150)
Income tax (expense) benefit	(82)	(105)	243
Stock based compensation	(50)	(38)	(12)
Costs of alliance conversions	(20)	(68)	(77)
KKR related items	(27)	(32)	(34)
Debt issuance costs	(3)	(5)	(14)

Net loss attributable to First Data Corporation	$(458)	$(952)	$(736)

(a)	Net adjustment to reflect First Data’s proportionate share of alliance revenue and EBITDA and amortization related to equity method investments not included in segment EBITDA.
(b)	Includes adjustments to exclude the official check and money order businesses due to the Company’s wind down of these businesses, restructuring, certain retention bonuses, litigation and regulatory settlements, and “Other income (expense)” as presented in the Consolidated Statements of Operations, which includes divestitures, impairments, derivative gains and (losses), and non-operating foreign currency gains and (losses).

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Total segment assets, capital expenditures, and investment in unconsolidated affiliates are not disclosed as the CODM, does not utilize such information when allocating resources to the segment or when assessing the segments’ performance.

A reconciliation of reportable segment depreciation and amortization amounts to the Company’s consolidated balances in the Consolidated Statements of Cash Flows is as follows:

	Year ended December 31,
(in millions)	2014	2013	2012
Segment depreciation and amortization	$1,032	$1,091	$1,185
Adjustments for non-wholly owned entities	86	79	102
Amortization of initial payments for new contracts (a)	45	42	44

Total consolidated depreciation and amortization per Consolidated Statements of Cash Flows	1,163	1,212	1,331

Amortization of equity method investment (b)	(62)	(79)	(95)
Amortization of initial payments for new contracts (a)	(45)	(42)	(44)

Total consolidated depreciation and amortization per Consolidated Statements of Operations	$1,056	$1,091	$1,192

(a)	Included in “Transaction and processing service fees” as contrarevenue in the Company’s consolidated statements of operations.
(b)	Included in “Equity earnings in affiliates” in the Company’s consolidated statements of operations.

Information concerning principal geographic areas was as follows:

(in millions)	United States	International	Total
Revenues:
2014	$9,428	$1,724	$11,152
2013	9,145	1,664	10,809
2012	9,046	1,634	10,680
Long-Lived Assets:
2014	$19,708	$2,588	$22,296
2013	20,020	2,959	22,979
2012	20,595	3,128	23,723

“International” represents businesses of significance, which have local currency as their functional currency regardless of the segments to which the associated revenues and long-lived assets applied.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14: Quarterly Financial Results (Unaudited)

Summarized quarterly results for the two years ended December 31, 2014 and 2013, respectively, are as follows:

	2014
(in millions, except per share amounts)	First	Second	Third	Fourth
Revenues	$2,640	$2,837	$2,792	$2,883
Expenses	2,355	2,455	2,439	2,465

Operating profit	$285	$382	$353	$418

Net (loss) income	$(165)	$23	$(188)	$65

Net (loss) income attributable to First Data Corporation	(201)	(34)	(235)	12

Net (loss) income per share, basic and diluted	(201,000)	(34,000)	(235,000)	12,000

	2013
(in millions, except per share amounts)	First	Second	Third	Fourth
Revenues	$2,591	$2,709	$2,712	$2,797
Expenses	2,400	2,438	2,408	2,439

Operating profit	$191	$271	$304	$358

Net loss	$(339)	$(193)	$(177)	$(66)

Net (loss) income attributable to First Data Corporation	(378)	(237)	(216)	(121)

Net (loss) income per share, basic and diluted	(378,000)	(237,000)	(216,000)	(121,000)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15: Income Taxes

	Year ended December 31,
(in millions)	2014	2013	2012
Components of pretax (loss) income:
Domestic	$(378)	$(843)	$(929)
Foreign	195	173	124

	$(183)	$(670)	$(805)

Provision (benefit) for income taxes:
Federal	$16	$39	$(319)
State and local	22	20	65
Foreign	44	46	11

Income tax expense (benefit)	$82	$105	$(243)

Effective income tax rate	(45)%	(16)%	30%

The Company’s effective tax rates differ from statutory rates as follows:

	Year ended December 31,
	2014	2013	2012
Federal statutory rate	35%	35%	35%
State income taxes, net of federal income tax benefit	(1)	2	1
Nontaxable income from noncontrolling interests	37	9	7
Impact of foreign operations (a)(b)	(9)	(1)	1
Tax effects of foreign exchange gains/losses	(6)	1	—
Valuation allowances (b)	(103)	(55)	(19)
Liability for unrecognized tax benefits (b)	12	—	4
Prior year adjustments (b)	(7)	(6)	2
Nondeductible bad debts	(3)	—	—
Other	—	(1)	(1)

Effective tax rate	(45)%	(16)%	30%

(a)	The impact of foreign operations includes the effects of earnings and profits adjustments, foreign losses, and differences between foreign tax expense and foreign taxes eligible for the U.S. foreign tax credit.
(b)	The 2014, 2013, and 2012 effective tax rates were negatively impacted by a total of approximately 5%, 13%, and 8%, respectively, as a result of the current year cumulative correction of immaterial prior year errors.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company’s income tax provisions (benefits) consisted of the following components:

	Year ended December 31,
(in millions)	2014	2013	2012
Current:
Federal	$—	$(1)	$(60)
State and local	39	23	16
Foreign	61	52	39

	100	74	(5)

Deferred:
Federal	17	40	(260)
State and local	(18)	(3)	49
Foreign	(17)	(6)	(27)

	(18)	31	(238)

	$82	$105	$(243)

Income tax payments, net of refunds received, of $96 million in 2014 were less than current expense primarily as a result of payments expected in 2015 related to 2014 tax liabilities. Income tax payments, net of refunds received, of $93 million in 2013 were greater than current expenses primarily as a result of cash payments relating to prior years and expected refunds of cash taxes paid. Income tax payments, net of refunds received, of $70 million in 2012 were greater than current expense primarily as a result of a decrease in the liability for unrecognized tax benefits.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the book and tax bases of the Company’s assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets are included in both “Other current assets” and “Other long-term assets” in the Company’s Consolidated Balance Sheets. Deferred tax liabilities are included in both “Other current liabilities” and “Long-term deferred tax liabilities” in the Company’s Consolidated Balance Sheets. The following table outlines the principal components of deferred tax items:

	As of December 31,
(in millions)	2014	2013
Deferred tax assets related to:
Reserves and other accrued expenses	$266	$360
Pension obligations	—	13
Employee related liabilities	84	100
Deferred revenues	30	33
Net operating losses and tax credit carryforwards	2,160	2,003
U.S. foreign tax credits on undistributed earnings	280	274
Foreign exchange (gain)/loss	52	69

Total deferred tax assets	2,872	2,852
Valuation allowance	(1,694)	(1,498)

Realizable deferred tax assets	1,178	1,354

Deferred tax liabilities related to:
Property, equipment, and intangibles	(1,083)	(1,232)
Pension obligations	(2)	—
Investment in affiliates and other	(331)	(426)
Unrealized securities and hedging (gain)/loss	—	(1)
U.S. tax on foreign undistributed earnings	(185)	(140)

Total deferred tax liabilities	(1,601)	(1,799)

Net deferred tax liabilities	$(423)	$(445)

The Company’s deferred tax assets and liabilities were included in the Consolidated Balance Sheets as follows:

	As of December 31,
(in millions)	2014	2013
Current deferred tax assets	$86	$103
Current deferred tax liabilities	(6)	(1)
Long-term deferred tax assets	18	5
Long-term deferred tax liabilities	(521)	(552)

Net deferred tax liabilities	$(423)	$(445)

As of December 31, 2014 and 2013, the Company had recorded valuation allowances of $1.7 billion and $1.5 billion, respectively, against its net deferred tax assets. The increase to the valuation allowance of $196 million in 2014 was primarily due to current year federal, state, and foreign net operating losses which may not be utilized within the statute of limitations. Included in the total change to the valuation allowance was a release in a certain foreign jurisdiction due to improved financial performance. In determining the necessary amount of

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

valuation allowance, the Company has considered a tax planning strategy related to its investments in affiliates. Implementation of this strategy would result in the immediate reversal of temporary differences associated with the excess of book basis over tax basis in the investments. This planning strategy would be implemented only in the event of anticipated expiration of significant net operating losses in the United States federal jurisdiction, which is not expected in the near term.

The following table presents the amounts of federal, state, and foreign net operating loss carryforwards and foreign tax credit, general business credit, and minimum tax credit carryforwards:

(in millions)	As of December 31, 2014
Federal net operating loss carryforwards (a)	$2,828
State net operating loss carryforwards (a)	4,719
Foreign net operating loss carryforwards (b)	2,763
Foreign tax credit carryforwards (c)	216
General business credit carryforwards (d)	12
Minimum tax credit carryforwards (e)	2

(a)	If not utilized, these carryforwards will expire in years 2015 through 2034.
(b)	Foreign net operating loss carryforwards of $62 million, if not utilized, will expire in years 2015 through 2034. The remaining foreign net operating loss carryforwards of $2.7 billion have an indefinite life.
(c)	If not utilized, these carryforwards will expire in years 2018 through 2024.
(d)	If not utilized, these carryforwards will expire in years 2027 through 2033.
(e)	These carryforwards have an indefinite life.

In addition to the federal net operating loss carryforwards stated above, as a result of being a part of the U.S. consolidated tax return filing with FDH, the Company is allocated another $464 million of net operating loss as of December 31, 2014.

The Company intends to indefinitely invest its net equity in its foreign operations, with the exception of any undistributed foreign earnings. Accordingly, as of December 31, 2014, no provision had been made for U.S. federal and state income taxes on the cumulative amount of temporary differences related to investments in foreign subsidiaries, other than those differences related to the undistributed earnings. Upon sale or liquidation of these investments, the Company would potentially be subject to U.S., state, and foreign income taxes and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred tax liability is not practicable because of the complexities associated with its hypothetical calculation.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the unrecognized tax benefits for the years ended December 31, 2012, 2013, and 2014 is as follows:

(in millions)	Unrecognized Tax Benefits
Balance as of January 1, 2012	$335
Increases for tax positions of prior years	5
Decreases for tax positions of prior years	(58)
Increases for tax positions related to the current period	6
Decreases due to the lapse of the applicable statute of limitations	(2)

Balance as of December 31, 2012	286
Increases for tax positions of prior years	3
Decreases for tax positions of prior years	(3)
Increases for tax positions related to the current period	5
Decreases for cash settlements with taxing authorities	(6)
Decreases due to the lapse of the applicable statute of limitations	(6)

Balance as of December 31, 2013	279
Increases for tax positions of prior years	3
Decreases for tax positions of prior years	(29)
Increases for tax positions related to the current period	1
Decreases for cash settlements with taxing authorities	(13)
Decreases due to the lapse of the applicable statute of limitations	(5)

Balance as of December 31, 2014	$236

Most of the unrecognized tax benefits are included in the “Other long-term liabilities” line of the Consolidated Balance Sheets, net of the federal benefit on state income taxes (approximately $17 million as of December 31, 2014). However, those unrecognized tax benefits that affect the federal consolidated tax years ending December 31, 2008 through December 31, 2014 are included in the “Long-term deferred tax liabilities” line of the Consolidated Balance Sheets, as these items reduce the Company’s net operating loss and credit carryforwards from those periods. The unrecognized tax benefits as of December 31, 2014, 2013, and 2012 included approximately $126 million, $161 million, and $163 million, respectively, of tax positions that, if recognized, would affect the effective tax rate.

During the year ended December 31, 2014, the Company’s liability for unrecognized tax benefits was reduced by $29 million related to the effective resolution of certain federal and state audit issues. The reduction in liabilities was recorded through a decrease to tax expense and an increase to deferred tax liabilities.

During the year ended December 31, 2012, the Company’s liability for unrecognized tax benefits was reduced by $52 million upon closure of the 2003 and 2004 federal tax years and the resolution of certain state audit issues. The reduction in liabilities was recorded through a decrease to tax expense and an increase to deferred tax liabilities.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company recognizes interest and penalties related to unrecognized tax benefits in the “Income tax expense (benefit)” line item of the Consolidated Statements of Operations. Cumulative accrued interest and penalties (net of related tax benefits) are not included in the ending balances of unrecognized tax benefits. Cumulative accrued interest and penalties are included in the “Other long-term liabilities” line of the Consolidated Balance Sheets while the related tax benefits are included in the “Long-term deferred tax liabilities” line of the Consolidated Balance Sheets. The following table presents the approximate amounts associated with accrued interest expense and the cumulative accrued interest and penalties:

	Year ended December 31,
(in millions)	2014	2013	2012
Current year accrued interest expense (net of related tax benefits)	$1	$5	$4
Cumulative accrued interest and penalties (net of related tax benefits)	39	45	47

As of December 31, 2014, the Company anticipates it is reasonably possible that its liability for unrecognized tax benefits may decrease by approximately $122 million within the next 12 months as a result of the possible closure of federal tax audits, potential settlements with certain states and foreign countries, and the lapse of the statute of limitations in various state and foreign jurisdictions.

The Company or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. As of December 31, 2014, the Company was no longer subject to income tax examination by the U.S. federal jurisdiction for years before 2005. State and local examinations are substantially complete through 2006. Foreign jurisdictions generally remain subject to examination by their respective authorities from 2008 forward, none of which are considered major jurisdictions.

Under the Tax Allocation Agreement executed at the time of the spin-off of The Western Union Company (Western Union) on September 29, 2006, Western Union is responsible for and must indemnify the Company against all taxes, interest, and penalties that relate to Western Union for periods prior to the spin-off date. If Western Union were to agree to or be finally determined to owe any amounts for such periods but were to default in its indemnification obligation under the Tax Allocation Agreement, the Company as parent of the tax filing group during such periods generally would be required to pay the amounts to the relevant tax authority, resulting in a potentially material adverse effect on the Company’s financial position and results of operations. As of December 31, 2014, the Company had approximately $116 million of income taxes payable, including approximately $4 million of uncertain income tax liabilities, recorded related to Western Union for periods prior to the spin-off date. The Company has recorded a corresponding account receivable of equal amount from Western Union, which is included as a long-term account receivable in the “Other long-term assets” line of the Company’s Consolidated Balance Sheets, reflecting the indemnification obligation. The uncertain income tax liabilities and corresponding receivable are based on information provided by Western Union regarding its tax contingency reserves for periods prior to the spin-off date. There is no assurance that a Western Union-related issue raised by the IRS or other tax authority will be finally resolved at a cost not in excess of the amount reserved and reflected in the Company’s uncertain income tax liabilities and corresponding receivable from Western Union. The Western Union contingent liability is in addition to the Company’s liability for unrecognized tax benefits discussed above.

The IRS completed its examination of the U.S. federal consolidated income tax returns of the Company for 2005 through 2007 and issued a 30-Day letter in October 2012. The 30-Day letter claims that the Company and its subsidiaries, which included Western Union during some of the years at issue, owe additional taxes with respect to a variety of adjustments. The Company and Western Union agree with several of the adjustments in the 30-Day letter, such adjustments representing tax due of approximately $40 million. This undisputed tax and associated interest due (pretax) of approximately $19 million through December 31, 2014, have been fully

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

reserved. The undisputed tax for which Western Union would be required to indemnify the Company is greater than the total tax due, such that settlement of the undisputed tax would result in a net refund to the Company. As to the adjustments that are disputed, such issues represent total taxes allegedly due of approximately $59 million, of which $40 million relates to the Company and $19 million relates to Western Union. The Company estimates that total interest due (pretax) on the disputed amounts is approximately $20 million through December 31, 2014, of which $11 million relates to the Company and $9 million relates to Western Union. As to the disputed issues, the Company and Western Union are contesting the asserted deficiencies with the Appeals Office of the IRS. The Company believes that it has adequately reserved for the disputed issues in its liability for unrecognized tax benefits described above and that final resolution of those issues will not have a material adverse effect on its financial position or results of operations.

Note 16: Investment in Affiliates

Segment results include the Company’s proportionate share of income from affiliates, which consist of unconsolidated investments accounted for under the equity method of accounting. The most significant of these affiliates are related to the Company’s merchant bank alliance program.

A merchant alliance, as it pertains to investments accounted for under the equity method, is an agreement between FDC and a financial institution that combines the processing capabilities and management expertise of the Company with the visibility and distribution channel of the bank. The alliance acquires credit and debit card transactions from merchants. The Company provides processing and other services to the alliance and charges fees to the alliance primarily based on contractual pricing. These fees have been separately identified on the face of the Consolidated Statements of Operations.

As of December 31, 2014, there were eight affiliates accounted for under the equity method of accounting, comprised of five merchant alliances and three strategic investments in companies in related markets.

The Wells Fargo alliance meets the Significant Subsidiary test provided in Regulations S-X Rule 1-02 (w) in that the Company’s equity earnings of this alliance exceeded 20% of the Company’s consolidated income from continuing operations before income taxes.

A summary of financial information for the merchant alliances and other affiliates accounted for under the equity method of accounting is presented below.

	As of December 31,
(in millions)	2014	2013
Total current assets	$2,812	$2,733
Total long-term assets	53	511

Total assets	$2,865	$3,244

Total current liabilities	$2,742	$2,687
Total long-term liabilities	17	218

Total liabilities	$2,759	$2,905

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The primary components of assets and liabilities are settlement-related accounts similar to those described in Note 4 “Settlement Assets and Obligations” of these consolidated financial statements.

	Year ended December 31,
(in millions)	2014	2013	2012
Net operating revenues	$1,357	$1,369	$1,278
Operating expenses	638	675	630

Operating income	$719	$694	$648

Net income	$696	$664	$639
FDC equity earnings	220	188	158

The formation of a merchant alliance accounted for under the equity method of accounting generally involves the Company and/or a financial institution contributing merchant contracts to the alliance and a cash payment from one owner to the other to achieve the desired ownership percentages. The asset amounts reflected above are owned by the alliances and other equity method investees and do not include any of such payments made by the Company. The amount by which the total of the Company’s investments in affiliates exceeded its proportionate share of the investees’ net assets was approximately $1.1 billion and $1.2 billion as of December 31, 2014 and 2013, respectively.

The non-goodwill portion of this amount is considered an identifiable intangible asset that is amortized. The estimated future amortization expense for these intangible assets as of December 31, 2014 is as follows:

Year ended December 31, (in millions)	Amount
2015	$57
2016	51
2017	47
2018	29
2019	5
Thereafter	—

These amounts assume that these alliances continue as they currently exist. Much of the difference between FDC’s proportionate share of the investees’ net income and FDC’s equity earnings noted above relates to this amortization.

Note 17: Supplemental Guarantor Condensed Consolidating Financial Statements

As described in Note 6 “Borrowings” of these consolidated financial statements, FDC’s 12.625% senior notes, 11.25% senior notes, 10.625% senior notes, and 11.75% senior subordinated notes are guaranteed by most of the existing and future, direct and indirect, wholly owned, domestic subsidiaries of FDC (Guarantors). The Guarantors guarantee the senior secured revolving credit facility, senior secured term loan facility, the 8.875% senior secured notes, the 7.375% senior secured notes, and the 6.75% senior secured notes, which rank senior in right of payment to all existing and future unsecured and second lien indebtedness of FDC’s guarantor subsidiaries to the extent of the value of the collateral. The Guarantors guarantee the 8.25% and 8.75% senior second lien notes which rank senior in right of payment to all existing and future unsecured indebtedness of FDC’s guarantor subsidiaries to the extent of the value of the collateral. The 12.625% senior note, 10.625% senior note, and 11.25% senior note guarantees are unsecured and rank equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiaries but senior in right of payment to all existing

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and future subordinated indebtedness of FDC’s guarantor subsidiaries. The 11.75% senior subordinated note guarantee is unsecured and ranks equally in right of payment with all existing and future senior subordinated indebtedness of the guarantor subsidiaries.

All of the above guarantees are full, unconditional, and joint and several and each of the Guarantors is 100% owned, directly or indirectly, by FDC. None of the other subsidiaries of FDC, either direct or indirect, guarantee the notes (Non-Guarantors). The Guarantors are subject to release under certain circumstances as described below.

The credit agreement governing the guarantees of the senior secured revolving credit facility and senior secured term loan facility provide for a Guarantor to be automatically and unconditionally released and discharged from its guarantee obligations in certain circumstances, including under the following circumstances:

•	the Guarantor ceases to be a “restricted subsidiary” for purpose of the agreement because FDC no longer directly or indirectly owns 50% of the equity or, if a corporation, stock having voting power to elect a majority of the board of directors of the Guarantor; or

•	the Guarantor is designated as an “unrestricted subsidiary” for purposes of the agreement covenants; or

•	the Guarantor is no longer wholly owned by FDC subject to the value of all Guarantors released under this provision does not exceed (x) 10% of FDC’s Covenant EBITDA plus (y) the amount of investments permitted under the agreement in respect of non-guarantors.

The indentures governing all of the other guarantees described above provide for a Guarantor to be automatically and unconditionally released and discharged from its guarantee obligations in certain circumstances, including upon the earliest to occur of:

•	the sale, exchange or transfer of the subsidiary’s capital stock or all or substantially all of its assets;

•	designation of the Guarantor as an “unrestricted subsidiary” for purposes of the indenture covenants;

•	release or discharge of the Guarantor’s guarantee of certain other indebtedness; or

•	legal defeasance or covenant defeasance of the indenture obligations when provision has been made for them to be fully satisfied.

The Company corrected errors related to the presentation of cost allocations and interest on intercompany notes in the Guarantor condensed consolidating financial statements related primarily to 2008 and 2009. The Company does not believe these errors were material. The adjustments are limited to the guarantor footnote and do not affect any other reported amounts or disclosures in the Company’s consolidated financial statements. The Company also corrected its accounting for debt transactions as described in Note 6 “Borrowings” of these consolidated financial statements.

During the third quarter of 2014, the senior secured loan facilities were amended and three subsidiaries were removed as guarantors. Although these changes were not material and did not have an impact to the Company’s consolidated financial statements, the Company adjusted prior periods to align with the new guarantor structure. These adjustments are limited to the guarantor footnote and do not affect any other reported amounts or disclosures in the Company’s consolidated financial statements. Refer to Note 6 “Borrowings” of these consolidated financial statements for additional information on the private placement.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A summary of the adjustments is as follows:

	Year ended December 31, 2013
	FDC Parent Company		Guarantor Subsidiaries		Non-Guarantor Subsidiaries		Consolidation Adjustments
(in millions)	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Revenues	$—	$—	$7,258	$6,665	$3,838	$4,431	$(287)	$(287)
(Loss) income before income taxes and equity earnings in affiliates	(1,171)	(1,236)	596	564	523	600	(741)	(786)
Income tax (benefit) expense	(302)	(284)	301	250	88	139	—	—
Net (loss) income attributable to First Data Corporation	(869)	(952)	483	483	379	424	(862)	(907)
Comprehensive (loss) income attributable to First Data Corporation	(906)	(989)	453	453	283	331	(736)	(784)

	Year ended December 31, 2012
	FDC Parent Company		Guarantor Subsidiaries		Non-Guarantor Subsidiaries		Consolidation Adjustments
(in millions)	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Revenues	$—	$—	$7,181	$6,569	$3,781	$4,393	$(282)	$(282)
(Loss) income before income taxes and equity earnings in affiliates	(1,244)	(1,298)	564	561	473	569	(702)	(795)
Income tax (benefit) expense	(543)	(562)	274	252	45	67	—	—
Net (loss) income attributable to First Data Corporation	(701)	(736)	447	447	367	460	(814)	(907)
Comprehensive (loss) income attributable to First Data Corporation	(655)	(690)	449	447	356	451	(805)	(898)

	As of December 31, 2013
	FDC Parent Company		Guarantor Subsidiaries		Non-Guarantor Subsidiaries		Consolidation Adjustments
(in millions)	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Assets:
Investment in consolidated subsidiaries	$24,393	$24,393	$5,314	$5,714	$—	$—	$(29,707)	$(30,107)
Total assets	34,719	34,657	36,078	35,525	18,712	21,159	(54,269)	(56,163)
Liabilities and Equity:
Total liabilities	36,209	36,265	14,980	15,484	6,850	7,841	(24,561)	(26,056)
First Data Corporation shareholder’s equity	(1,490)	(1,608)	21,097	20,041	5,417	6,873	(26,514)	(26,914)
Total equity	(1,490)	(1,608)	21,097	20,041	11,793	13,249	(29,707)	(30,107)
Total liabilities and equity	34,719	34,657	36,078	35,525	18,712	21,159	(54,269)	(56,163)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2013
	FDC Parent Company		Guarantor Subsidiaries		Non-Guarantor Subsidiaries		Consolidation Adjustments
(in millions)	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Net cash (used in) provided by operating activities	$(1,733)	$(1,691)	$1,450	$1,333	$956	$1,073	$—	$—
Net cash provided by (used in) investing activities	165	165	(1)	20	(149)	(170)	(368)	(368)
Net cash provided by (used in) financing activities	1,377	1,335	(1,441)	(1,341)	(794)	(894)	368	368

	Year ended December 31, 2012
	FDC Parent Company		Guarantor Subsidiaries		Non-Guarantor Subsidiaries		Consolidation Adjustments
(in millions)	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted	As previously reported	As adjusted
Net cash (used in) provided by operating activities	$(1,681)	$(1,645)	$1,681	$1,520	$767	$928	$—	$—
Net cash provided by (used in) investing activities	191	191	(12)	6	(132)	(150)	(444)	(444)
Net cash provided by (used in) financing activities	1,555	1,519	(1,664)	(1,528)	(582)	(720)	444	444

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables present the results of operations, financial position, and cash flows of FDC (FDC Parent Company), the Guarantor subsidiaries, the Non-Guarantor subsidiaries and consolidation adjustments for the years ended December 31, 2014, 2013, and 2012 and as of December 31, 2014 and 2013 to arrive at the information for FDC on a consolidated basis.

	Year ended December 31, 2014
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
Revenues:
Transaction and processing service fees	$—	$3,712	$3,056	$(258)	$6,510
Product sales and other	—	625	473	(60)	1,038
Reimbursable debit network fees, postage, and other	—	2,510	1,094	—	3,604

Total revenues	—	6,847	4,623	(318)	11,152

Expenses:
Cost of services (exclusive of items shown below)	—	1,403	1,523	(258)	2,668
Cost of products sold	—	223	167	(60)	330
Selling, general, and administrative	131	1,125	787	—	2,043
Reimbursable debit network fees, postage, and other	—	2,510	1,094	—	3,604
Depreciation and amortization	10	607	439	—	1,056
Other operating expenses:
Restructuring, net	10	3	—	—	13

Total expenses	151	5,871	4,010	(318)	9,714

Operating (loss) profit	(151)	976	613	—	1,438

Interest income	—	—	11	—	11
Interest expense	(1,724)	(9)	(6)	—	(1,739)
Loss on debt extinguishment	(274)	—	—	—	(274)
Interest income (expense) from intercompany notes	316	(305)	(11)	—	—
Other income (expense)	81	100	(20)	—	161
Equity earnings from consolidated subsidiaries	833	294	—	(1,127)	—

	(768)	80	(26)	(1,127)	(1,841)

(Loss) income before income taxes and equity earnings in affiliates	(919)	1,056	587	(1,127)	(403)
Income tax (benefit) expense	(461)	377	166	—	82
Equity earnings in affiliates	—	202	18	—	220

Net (loss) income	(458)	881	439	(1,127)	(265)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	66	127	193

Net (loss) income attributable to First Data Corporation	$(458)	$881	$373	$(1,254)	$(458)

Comprehensive (loss) income	$(798)	$709	$187	$(714)	$(616)
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	55	127	182

Comprehensive (loss) income attributable to First Data Corporation	$(798)	$709	$132	$(841)	$(798)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2013 (As Adjusted)
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
Revenues:
Transaction and processing service fees	$—	$3,585	$2,987	$(227)	$6,345
Product sales and other	—	570	447	(60)	957
Reimbursable debit network fees, postage, and other	—	2,510	997	—	3,507

Total revenues	—	6,665	4,431	(287)	10,809

Expenses:
Cost of services (exclusive of items shown below)	—	1,508	1,442	(227)	2,723
Cost of products sold	—	217	171	(60)	328
Selling, general, and administrative	115	1,136	729	—	1,980
Reimbursable debit network fees, postage, and other	—	2,510	997	—	3,507
Depreciation and amortization	7	623	461	—	1,091
Other operating expenses:
Restructuring, net	18	25	5	—	48
Litigation and regulatory settlements	8	—	—	—	8

Total expenses	148	6,019	3,805	(287)	9,685

Operating (loss) profit	(148)	646	626	—	1,124

Interest income	—	—	11	—	11
Interest expense	(1,850)	(10)	(7)	—	(1,867)
Loss on debt extinguishment	(79)	—	—	—	(79)
Interest income (expense) from intercompany notes	315	(276)	(39)	—	—
Other income (expense)	(53)	(3)	9	—	(47)
Equity earnings from consolidated subsidiaries	579	207	—	(786)	—

	(1,088)	(82)	(26)	(786)	(1,982)

(Loss) income before income taxes and equity earnings in affiliates	(1,236)	564	600	(786)	(858)
Income tax (benefit) expense	(284)	250	139	—	105
Equity earnings in affiliates	—	169	19	—	188

Net (loss) income	(952)	483	480	(786)	(775)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	56	121	177

Net (loss) income attributable to First Data Corporation	$(952)	$483	$424	$(907)	$(952)

Comprehensive (loss) income	$(989)	$453	$388	$(663)	$(811)
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	57	121	178

Comprehensive (loss) income attributable to First Data Corporation	$(989)	$453	$331	$(784)	$(989)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2012 (As Adjusted)
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
Revenues:
Transaction and processing service fees	$—	$3,540	$2,990	$(200)	$6,330
Product sales and other	—	604	443	(59)	988
Reimbursable debit network fees, postage, and other	—	2,425	960	(23)	3,362

Total revenues	—	6,569	4,393	(282)	10,680

Expenses:
Cost of services (exclusive of items shown below)	—	1,504	1,477	(200)	2,781
Cost of products sold	—	225	164	(59)	330
Selling, general, and administrative	89	1,142	682	—	1,913
Reimbursable debit network fees, postage, and other	—	2,425	960	(23)	3,362
Depreciation and amortization	8	687	497	—	1,192
Other operating expenses:
Restructuring, net	—	7	16	—	23
Impairments	—	5	—	—	5

Total expenses	97	5,995	3,796	(282)	9,606

Operating (loss) profit	(97)	574	597	—	1,074

Interest income	—	1	8	—	9
Interest expense	(1,879)	(7)	(10)	—	(1,896)
Loss on debt extinguishment	(56)	—	—	—	(56)
Interest income (expense) from intercompany notes	313	(271)	(42)	—	—
Other income (expense)	(102)	(8)	16	—	(94)
Equity earnings from consolidated subsidiaries	523	272	—	(795)	—

	(1,201)	(13)	(28)	(795)	(2,037)

(Loss) income before income taxes and equity earnings in affiliates	(1,298)	561	569	(795)	(963)
Income tax (benefit) expense	(562)	252	67	—	(243)
Equity earnings in affiliates	—	138	20	—	158

Net (loss) income	(736)	447	522	(795)	(562)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	62	112	174

Net (loss) income attributable to First Data Corporation	$(736)	$447	$460	$(907)	$(736)

Comprehensive (loss) income	$(690)	$447	$516	$(786)	$(513)
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	65	112	177

Comprehensive (loss) income attributable to First Data Corporation	$(690)	$447	$451	$(898)	$(690)

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	As of December 31, 2014
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$23	$335	$—	$358
Accounts receivable, net of allowance for doubtful accounts	8	729	1,015	—	1,752
Settlement assets (a)	—	3,849	3,706	—	7,555
Intercompany notes receivable	3,375	307	—	(3,682)	—
Other current assets	44	119	126	—	289

Total current assets	3,427	5,027	5,182	(3,682)	9,954

Property and equipment, net of accumulated depreciation	33	619	278	—	930
Goodwill	—	9,085	7,932	—	17,017
Customer relationships, net of accumulated amortization	—	1,469	1,135	—	2,604
Other intangibles, net of accumulated amortization	603	623	519	—	1,745
Investment in affiliates	—	948	153	—	1,101
Long-term settlement assets (a)	—	—	3	—	3
Long-term intercompany receivables	6,064	14,442	5,135	(25,641)	—
Long-term intercompany notes receivable	320	1	9	(330)	—
Long-term deferred tax assets	671	—	—	(671)	—
Other long-term assets	328	317	298	(97)	846
Investment in consolidated subsidiaries	24,474	5,331	—	(29,805)	—

Total assets	$35,920	$37,862	$20,644	$(60,226)	$34,200

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9	$171	$100	$—	$280
Short-term and current portion of long-term borrowings	20	64	77	—	161
Settlement obligations (a)	—	3,849	3,708	—	7,557
Intercompany notes payable	309	3,346	27	(3,682)	—
Other current liabilities	583	528	422	—	1,533

Total current liabilities	921	7,958	4,334	(3,682)	9,531

Long-term borrowings	20,627	131	2	—	20,760
Long-term deferred tax liabilities	—	1,024	168	(671)	521
Long-term intercompany payables	14,397	7,804	3,440	(25,641)	—
Long-term intercompany notes payable	9	260	61	(330)	—
Other long-term liabilities	536	225	124	(97)	788

Total liabilities	36,490	17,402	8,129	(30,421)	31,600

Redeemable equity interest	—	—	70	(70)	—
Redeemable noncontrolling interest	—	—	—	70	70
First Data Corporation stockholder’s (deficit) equity	(570)	20,460	6,241	(26,701)	(570)
Noncontrolling interests	—	—	101	2,999	3,100
Equity of consolidated alliance	—	—	6,103	(6,103)	—

Total equity	(570)	20,460	12,445	(29,805)	2,530

Total liabilities and equity	$35,920	$37,862	$20,644	$(60,226)	$34,200

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	As of December 31, 2013 (As Adjusted)
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$36	$33	$356	$—	$425
Accounts receivable, net of allowance for doubtful accounts	6	776	982	—	1,764
Settlement assets (a)	—	3,786	3,756	—	7,542
Intercompany notes receivable	21	—	17	(38)	—
Other current assets	64	180	101	—	345

Total current assets	127	4,775	5,212	(38)	10,076

Property and equipment, net of accumulated depreciation	28	540	281	—	849
Goodwill	—	9,090	8,158	—	17,248
Customer relationships, net of accumulated amortization	—	1,732	1,430	—	3,162
Other intangibles, net of accumulated amortization	605	517	598	—	1,720
Investment in affiliates	—	1,143	191	—	1,334
Long-term settlement assets (a)	—	—	15	—	15
Long-term intercompany receivables	4,818	11,379	5,036	(21,233)	—
Long-term intercompany notes receivable	3,537	289	—	(3,826)	—
Long-term deferred tax assets	850	—	—	(850)	—
Other long-term assets	299	346	238	(109)	774
Investment in consolidated subsidiaries	24,393	5,714	—	(30,107)	—

Total assets	$34,657	$35,525	$21,159	$(56,163)	$35,178

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10	$172	$106	$—	$288
Short-term and current portion of long-term borrowings	4	66	76	—	146
Settlement obligations (a)	—	3,786	3,767	—	7,553
Intercompany notes payable	17	—	21	(38)	—
Other current liabilities	686	531	414	—	1,631

Total current liabilities	717	4,555	4,384	(38)	9,618

Long-term borrowings	22,527	77	10	—	22,614
Long-term deferred tax liabilities	(1)	1,240	163	(850)	552
Long-term intercompany payables	12,172	5,933	3,128	(21,233)	—
Long-term intercompany notes payable	290	3,450	86	(3,826)	—
Other long-term liabilities	560	229	70	(109)	750

Total liabilities	36,265	15,484	7,841	(26,056)	33,534

Redeemable equity interest	—	—	69	(69)	—
Redeemable noncontrolling interest	—	—	—	69	69
First Data Corporation stockholder’s (deficit) equity	(1,608)	20,041	6,873	(26,914)	(1,608)
Noncontrolling interests	—	—	90	3,093	3,183
Equity of consolidated alliance	—	—	6,286	(6,286)	—

Total equity	(1,608)	20,041	13,249	(30,107)	1,575

Total liabilities and equity	$34,657	$35,525	$21,159	$(56,163)	$35,178

(a)	The majority of the Guarantor settlement assets relate to FDC’s merchant acquiring business. FDC believes the settlement assets are not available to satisfy any claims other than those related to the settlement liabilities.

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2014
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(458)	$881	$439	$(1,127)	$(265)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	10	683	470	—	1,163
Charges (gains) related to other operating expenses and other income	203	(97)	20	—	126
Other non-cash and non-operating items, net	(737)	(367)	(20)	1,127	3
(Decrease) increase in cash, excluding the effects of acquisitions and dispositions, resulting from changes in operating assets and liabilities	(694)	632	70	—	8

Net cash (used in) provided by operating activities	(1,676)	1,732	979	—	1,035

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from dispositions, net of expenses paid	—	270	—	—	270
Additions to property and equipment	(8)	(124)	(176)	—	(308)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	—	(183)	(76)	—	(259)
Acquisitions, net of cash acquired	—	(31)	—	—	(31)
Proceeds from sale of property and equipment	—	2	1	—	3
Other investing activities	—	—	(4)	—	(4)
Distributions and dividends from subsidiaries	75	232	—	(307)	—

Net cash provided by (used in) investing activities	67	166	(255)	(307)	(329)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	10	—	2	—	12
Proceeds from issuance of long-term debt	1,830	—	—	—	1,830
Debt modification and related financing costs, net	(355)	—	—	—	(355)
Principal payments on long-term debt	(3,673)	(73)	(5)	—	(3,751)
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	—	—	(45)	(221)	(266)
Distributions paid to equity holders	—	—	(453)	453	—
Purchase of noncontrolling interest	—	—	(1)	—	(1)
Capital transactions, net	1,788	—	(75)	75	1,788
Intercompany	1,973	(1,840)	(133)	—	—

Net cash provided by (used in) financing activities	1,573	(1,913)	(710)	307	(743)

Effect of exchange rate changes on cash and cash equivalents	—	5	(35)	—	(30)

Change in cash and cash equivalents	(36)	(10)	(21)	—	(67)

Cash and cash equivalents at beginning of period	36	33	356	—	425

Cash and cash equivalents at end of period	$—	$23	$335	$—	$358

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2013 (As Adjusted)
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(952)	$483	$480	$(786)	$(775)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	7	715	490	—	1,212
Charges (gains) related to other operating expenses and other income (expense)	158	28	(4)	—	182
Other non-cash and non-operating items, net	(498)	(268)	(29)	786	(9)
(Decrease) increase in cash resulting from changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions	(406)	375	136	—	105

Net cash (used in) provided by operating activities	(1,691)	1,333	1,073	—	715

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from dispositions, net of expenses paid and cash disposed	—	10	8	—	18
Additions to property and equipment	—	(68)	(126)	—	(194)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(1)	(124)	(60)	—	(185)
Acquisitions, net of cash acquired	(12)	—	—	—	(12)
Proceeds from sale of property and equipment	—	5	7	—	12
Other investing activities	—	7	1	—	8
Distributions and dividends from subsidiaries	178	190	—	(368)	—

Net cash provided by (used in) investing activities	165	20	(170)	(368)	(353)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	—	—	(109)	—	(109)
Proceeds from issuance of long-term debt	4,472	—	—	—	4,472
Debt modification and related financing costs, net	(111)	—	—	—	(111)
Principal payments on long-term debt	(4,429)	(67)	(10)	—	(4,506)
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	—	—	(41)	(183)	(224)
Distributions paid to equity holders	—	—	(373)	373	—
Purchase of noncontrolling interest	—	—	(24)	—	(24)
Capital transactions, net	(30)	—	(178)	178	(30)
Intercompany	1,433	(1,274)	(159)	—	—

Net cash provided by (used in) financing activities	1,335	(1,341)	(894)	368	(532)

Effect of exchange rate changes on cash and cash equivalents	—	(2)	(11)	—	(13)

Change in cash and cash equivalents	(191)	10	(2)	—	(183)

Cash and cash equivalents at beginning of period	227	23	358	—	608

Cash and cash equivalents at end of period	$36	$33	$356	$—	$425

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year ended December 31, 2012 (As Adjusted)
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(736)	$447	$522	$(795)	$(562)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	8	794	529	—	1,331
(Gains) charges related to other operating expenses and other income (expense)	158	20	—	—	178
Other non-cash and non-operating items, net	(484)	(332)	(19)	795	(40)
(Decrease) increase in cash resulting from changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions	(591)	591	(104)	—	(104)

Net cash (used in) provided by operating activities	(1,645)	1,520	928	—	803

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(3)	(70)	(120)	—	(193)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(1)	(133)	(43)	—	(177)
Acquisitions, net of cash acquired	(33)	—	—	—	(33)
Contributions to equity method investments	—	(8)	—	—	(8)
Proceeds from sale of property and equipment	—	2	6	—	8
Other investing activities	3	(4)	7	—	6
Distributions and dividends from subsidiaries	225	219	—	(444)	—

Net cash provided by (used in) investing activities	191	6	(150)	(444)	(397)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	—	—	99	—	99
Proceeds from issuance of long-term debt	3,724	—	—	—	3,724
Debt modification and related financing costs, net	(97)	—	—	—	(97)
Principal payments on long-term debt	(3,649)	(57)	(24)	—	(3,730)
Proceeds from sale-leaseback transactions	—	14	—	—	14
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	—	—	(54)	(208)	(262)
Distributions paid to equity holders	—	—	(424)	424	—
Purchase of noncontrolling interest	—	—	(25)	—	(25)
Capital transactions, net	(8)	—	(228)	228	(8)
Intercompany	1,549	(1,485)	(64)	—	—

Net cash provided by (used in) financing activities	1,519	(1,528)	(720)	444	(285)

Effect of exchange rate changes on cash and cash equivalents	—	—	1	—	1

Change in cash and cash equivalents	65	(2)	59	—	122

Cash and cash equivalents at beginning of period	162	25	299	—	486

Cash and cash equivalents at end of period	$227	$23	$358	$—	$608

FIRST DATA CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18: Subsequent Events

In the second quarter of 2015, the Company realigned its operating segments for financial reporting purposes into three reportable segments: Global Business Solutions, Global Financial Solutions, and Network & Security Solutions. Following the realignment, the Company retroactively adjusted all segment related disclosures included within the notes to the consolidated financial statements.

On June 2, 2015, the Company terminated and replaced its previous $1.0 billion senior secured revolving credit facility maturing September 24, 2016 with a new $1.25 billion senior secured revolving credit facility maturing on June 2, 2020, subject to timely reduction of the Company’s term loans.

On June 9, 2015, the Company acquired Transaction Wireless, Inc. (TWI), a provider of digital stored value products that offer gift card programs, loyalty incentives, and integrated marketing solutions for retailers, partners, and consumers. The purchase price was approximately $62 million in cash and $3 million in equity. The acquisition will be reported as part of the Network & Security Solutions segment.

On July 10, 2015, the Company entered into an amendment to its senior secured credit facilities providing for incremental term loans of $725 million and €250 million ($276 million), the proceeds of which were used to redeem $955 million of the Company’s 7.375% senior secured first lien notes due 2019. Associated with the redemption, the Company incurred $45 million in loss on debt extinguishment.

On July 20, 2015, the Company filed a registration statement on Form S-1 with the United States Securities and Exchange Commission for a proposed initial public offering of the Company’s Class A common stock.

On August 11, 2015, the Company issued $1.2 billion of 5.375% of senior secured first lien notes due 2023. Proceeds from this offering were used to redeem and/or repurchase outstanding amounts under the Company’s 7.375% senior secured first lien notes due 2019 and the Company’s 8.875% senior secured first lien notes due 2020. Associated with this transaction, the Company incurred $63 million in loss on debt extinguishment.

FIRST DATA CORPORATION

SCHEDULE II—Valuation and Qualifying Accounts

(dollars, in millions)

		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Reclassifications from Other Accounts (a)	Deductions (b)	Balance at End of Period
Year ended December 31, 2014 deducted from receivables	$43	$99	$(1)	$81	$60
Year ended December 31, 2013 deducted from receivables	46	93	—	96	43
Year ended December 31, 2012 deducted from receivables	28	84	8	74	46

(a)	Amounts related to reclassifications from other current liabilities to allowance for doubtful accounts.
(b)	Amounts related to business divestitures and write-offs against assets.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions, except per share and share amounts)	2015	2014	2015	2014
Revenues:
Transaction and processing service fees (a)	$1,667	$1,672	$3,233	$3,212
Product sales and other (a)	279	235	535	460

Total revenues (excluding reimbursable items)	1,946	1,907	3,768	3,672
Reimbursable debit network fees, postage, and other	926	930	1,799	1,805

Total revenues	2,872	2,837	5,567	5,477

Expenses:
Cost of services (exclusive of items shown below)	655	665	1,369	1,300
Cost of products sold	85	81	161	160
Selling, general, and administrative	526	512	1,046	1,010
Depreciation and amortization	252	263	503	528
Other operating expenses:
Restructuring, net	19	4	20	7

Total expenses (excluding reimbursable items)	1,537	1,525	3,099	3,005
Reimbursable debit network fees, postage, and other	926	930	1,799	1,805

Total expenses	2,463	2,455	4,898	4,810

Operating profit	409	382	669	667

Interest income	1	4	2	7
Interest expense	(406)	(463)	(813)	(927)
Loss on debt extinguishment	—	—	—	(3)
Other income (expense)	(24)	82	11	83

	(429)	(377)	(800)	(840)

Income (loss) before income taxes and equity earnings in affiliates	(20)	5	(131)	(173)
Income tax expense	10	40	13	77
Equity earnings in affiliates	63	58	114	108

Net income (loss)	33	23	(30)	(142)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	59	57	108	93

Net loss attributable to First Data Corporation	$(26)	$(34)	$(138)	$(235)

Net loss per share, basic and diluted	$(26,000)	$(34,000)	$(138,000)	$(235,000)

Weighted-average shares used to compute basic and diluted net loss per share	1,000	1,000	1,000	1,000

(a)	Includes processing fees, administrative service fees, and other fees charged to merchant alliances accounted for under the equity method of $48 million and $98 million for the three and six months ended June 30, 2015, respectively, and $46 million and $90 million for the comparable periods in 2014.

See Notes to unaudited consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions)	2015	2014	2015	2014
Net income (loss)	$33	$23	$(30)	$(142)
Other comprehensive income (loss), net of tax:
Net change in unrealized (gains) losses on securities, net of reclassifications	(1)	(1)	5	—
Foreign currency translation adjustment	37	2	(136)	(16)
Pension liability adjustments	2	—	2	1

Total other comprehensive income (loss), net of tax	38	1	(129)	(15)

Comprehensive income (loss)	71	24	(159)	(157)
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	62	56	100	93

Comprehensive income (loss) attributable to First Data Corporation	$9	$(32)	$(259)	$(250)

See Notes to unaudited consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except common stock share amounts)	As of June 30, 2015	As of December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$348	$358
Accounts receivable, net of allowance for doubtful accounts of $54 and $51	1,731	1,752
Settlement assets	8,031	7,555
Other current assets	410	289

Total current assets	10,520	9,954

Property and equipment, net of accumulated depreciation of $1,316 and $1,233	931	930
Goodwill	16,955	17,017
Customer relationships, net of accumulated amortization of $5,085 and $4,871	2,383	2,604
Other intangibles, net of accumulated amortization of $2,044 and $1,965	1,772	1,745
Investment in affiliates	1,098	1,101
Other long-term assets	838	849

Total assets	$34,497	$34,200

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$283	$280
Short-term and current portion of long-term borrowings	307	161
Settlement obligations	8,031	7,557
Other current liabilities	1,499	1,533

Total current liabilities	10,120	9,531

Long-term borrowings	20,721	20,760
Long-term deferred tax liabilities	536	521
Other long-term liabilities	832	788

Total liabilities	32,209	31,600

Commitments and contingencies (See note 8)
Redeemable noncontrolling interest	78	70
First Data Corporation shareholder’s deficit:
Common stock, $0.01 par value; 1,000 shares authorized and issued (2015 and 2014)	—	—
Additional paid-in capital	9,912	9,906
Accumulated loss	(9,689)	(9,547)
Accumulated other comprehensive loss	(1,050)	(929)

Total First Data Corporation shareholder’s deficit	(827)	(570)

Noncontrolling interests	3,037	3,100

Total equity	2,210	2,530

Total liabilities and equity	$34,497	$34,200

See Notes to unaudited consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30,
(in millions)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(30)	$(142)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	557	582
Charges (gains) related to other operating expenses and other income	9	(73)
Other non-cash and non-operating items, net	(37)	(38)
(Decrease) increase in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Accounts receivable, current and long-term	(30)	42
Other assets, current and long-term	(5)	32
Accounts payable and other liabilities, current and long-term	37	(24)
Income tax accounts	(48)	10

Net cash provided by operating activities	453	389

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from dispositions, net of expenses paid	3	259
Additions to property and equipment	(134)	(133)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	(150)	(111)
Acquisitions, net of cash acquired	(89)	—
Proceeds from sale of property and equipment	—	2
Purchase of investments	(17)	—

Net cash (used in) provided by investing activities	(387)	17

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	157	12
Proceeds from issuance of long-term debt	—	845
Debt modification payments and related financing costs, net	—	(97)
Principal payments on long-term debt	(52)	(883)
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	(163)	(136)
Capital transactions with parent, net	(12)	(19)

Net cash used in financing activities	(70)	(278)

Effect of exchange rate changes on cash and cash equivalents	(6)	(5)

Change in cash and cash equivalents	(10)	123

Cash and cash equivalents at beginning of period	358	425

Cash and cash equivalents at end of period	$348	$548

NON-CASH TRANSACTIONS:
Capital leases, net of trade-ins	$29	$91

See Notes to unaudited consolidated financial statements.

FIRST DATA CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited)

	First Data Corporation Shareholder
(in millions, except common share amounts)	Common Shares	Accumulated Loss	Accumulated Other Comprehensive Loss	Paid-In Capital	Noncontrolling Interests	Total
Balance, December 31, 2014	1,000	$(9,547)	$(929)	$9,906	$3,100	$2,530

Dividends and distributions paid to noncontrolling interests	—	—	—	—	(145)	(145)
Net (loss) income (a)	—	(138)	—	—	90	(48)
Other comprehensive loss	—	—	(121)	—	(8)	(129)
Adjustment to redemption value of redeemable noncontrolling interest	—	—	—	(8)	—	(8)
Stock compensation expense and other	—	—	—	14	—	14
Cash dividends paid by First Data Corporation to Parent	—	(4)	—	—	—	(4)

Balance, June 30, 2015	1,000	$(9,689)	$(1,050)	$9,912	$3,037	$2,210

	First Data Corporation Shareholder
(in millions, except common share amounts)	Common Shares	Accumulated Loss	Accumulated Other Comprehensive Loss	Paid-In Capital	Noncontrolling Interests	Total
Balance, December 31, 2013	1,000	$(8,403)	$(589)	$7,384	$3,183	$1,575

Dividends and distributions paid to noncontrolling interests	—	—	—	—	(118)	(118)
Net (loss) income (a)	—	(235)	—	—	76	(159)
Other comprehensive loss	—	—	(15)	—	—	(15)
Adjustment to noncontrolling interest and redemption value of redeemable noncontrolling interest	—	—	—	(3)	—	(3)
Stock compensation expense and other	—	—	—	30	—	30
Cash dividends paid by First Data Corporation to Parent	—	(15)	—	—	—	(15)

Balance, June 30, 2014	1,000	$(8,653)	$(604)	$7,411	$3,141	$1,295

(a)	The total net loss presented in the unaudited consolidated statements of equity for the six months ended June 30, 2015 and 2014 is $18 million and $17 million, respectively, greater than the amount presented in the unaudited consolidated statements of operations due to the net income attributable to the redeemable noncontrolling interest not included in equity.

See Notes to unaudited consolidated financial statements.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1: Basis of Presentation and Summary of Significant Accounting Policies

Business Description

First Data Corporation (FDC or the Company) is a global provider of electronic commerce and payment solutions for merchants, financial institutions, and card issuers. The services the Company provides include merchant transaction processing and acquiring; credit, retail, and debit card issuing and processing; prepaid services; and check verification, settlement and guarantee services.

Basis of Presentation

The accompanying unaudited consolidated financial statements of the Company should be read in conjunction with the Company’s December 31, 2014 audited consolidated financial statements.

The accompanying consolidated financial statements are unaudited; however, in the opinion of management, they include all normal recurring adjustments necessary for a fair presentation of the consolidated financial position of the Company as of June 30, 2015 and the consolidated results of its operations and comprehensive income (loss) for the three and six months ended June 30, 2015 and 2014 and the consolidated cash flows and changes in equity for the six months ended June 30, 2015 and 2014. Results of operations reported for interim periods are not necessarily indicative of results for the entire year due in part to the seasonality of certain business units.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the unaudited consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Presentation

Depreciation and amortization presented as a separate line item on the Company’s unaudited consolidated statements of operations does not include amortization of initial payments for new contracts which is recorded as a contra revenue within “Transaction and processing service fees.” Also not included is amortization related to equity method investments which is netted within the “Equity earnings in affiliates” line. The following table presents the amounts associated with such amortization:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2015	2014	2015	2014
Amortization of initial payments for new contracts	$13	$11	$24	$22
Amortization related to equity method investments	15	16	30	32

Reclassification

Certain reclassifications have been made to the unaudited consolidated financial statements of prior periods to conform to the current period presentation. The reclassifications had no impact on net loss, equity, or cash flows as previously reported.

As described in the audited consolidated financial statements, the Company has adjusted its accounting for debt transactions. The impact of this adjustment was reflected as an adjustment to Loss on debt extinguishment of $3 million for the six months ended June 30, 2014.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Revenue Recognition

The majority of the Company’s revenues are comprised of: 1) transaction-based fees, which typically constitute a percentage of dollar volume processed; 2) fees per transaction processed; 3) fees per account on file during the period; or 4) some combination thereof.

In multiple-element transactions, revenue is allocated to the separate units of accounting provided each element has stand-alone value to the customer. Stand-alone value is based on the relative selling price of any undelivered items for which delivery is probable and substantially within the Company’s control.

In the case of contracts that the Company owns and manages, revenue is comprised of fees charged to the client, net of interchange fees and assessments charged by the credit card associations, and is recognized at the time the client accepts a point of sale transaction. The fees charged to the client are a percentage of the credit card and signature based debit card transaction’s dollar value, a fixed amount or a combination of the two. Personal identification number based debit (PIN-debit) network fees are recognized in “Reimbursable debit network fees, postage, and other” revenues and expenses in the unaudited consolidated statements of operations. STAR Network access fees charged to clients are assessed on a per transaction basis. Interchange fees and assessments charged by credit card associations to the Company’s consolidated subsidiaries and network fees related to PIN-debit transactions charged by debit networks are as follows:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2015	2014	2015	2014
Interchange fees and assessments	$5,526	$5,152	$10,491	$9,873
Debit network fees	760	773	1,470	1,492

The Company records deferred revenue when it receives payments or invoices in advance of the delivery of products or the performance of services. The deferred revenue is recognized into earnings when underlying performance obligations are achieved. As of June 30, 2015 and December 31, 2014, current deferred revenue included within “Other current liabilities” in the Company’s unaudited consolidated balance sheets was $101 million and $84 million, respectively. As of June 30, 2015 and December 31, 2014, noncurrent deferred revenue included within “Other long-term liabilities” in the Company’s unaudited consolidated balance sheets was $129 million and $118 million, respectively.

Net Loss Per Share

Basic net loss per share is calculated by dividing net loss attributable to First Data Corporation by the weighted-average shares outstanding during the period, without consideration for any potential dilutive shares. Dilutive loss per share is the same as basic loss per share for all periods presented because there are no dilutive or potentially dilutive securities.

New Accounting Guidance

In May 2014, the Financial Accounting Standards Board (FASB) issued guidance that requires companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in an exchange for those goods or services. It also requires enhanced disclosures about revenue, provides guidance for transactions that were not previously addressed comprehensively, and improves guidance for multiple-element arrangements. The guidance applies to any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The guidance is

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

effective for public companies for annual periods beginning after December 15, 2017 as well as interim periods within those annual periods using either the full retrospective approach or modified retrospective approach. The FASB also permitted early adoption of the standard, but not before December 15, 2016. The Company is currently evaluating the impacts of the new guidance on its consolidated financial statements.

In April 2015, the FASB issued guidance that requires companies to present debt issuance costs related to a recognized debt liability on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. Debt issuance costs will continue to be amortized to interest expense using the effective interest method. The guidance is effective for public companies for annual periods beginning after December 15, 2015 as well as interim periods within those annual periods using the retrospective approach. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

Note 2: Supplemental Financial Information

Supplemental Unaudited Consolidated Statements of Operations Information

The following table details the components of “Other income (expense)” on the unaudited consolidated statements of operations:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2015	2014	2015	2014
Investment gains	$—	$89	$—	$89
Derivative financial instruments losses	(14)	(7)	(16)	(4)
Divestitures, net gains	2	1	3	1
Non-operating foreign currency gains and (losses)	(12)	(1)	24	(3)

Other income (expense)	$(24)	$82	$11	$83

Note 3: Restructuring

The Company recorded restructuring charges during the three and six months ended June 30, 2015 and 2014, in connection with management’s alignment of the business with strategic objectives, cost savings initiatives, the departure of certain executive officers, and refinements of estimates.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

A summary of net pretax benefits (charges), incurred by segment, for each period is as follows:

	Pretax Benefit (Charge)
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Three months ended June 30, 2015
Restructuring charges	$(5)	$(4)	$—	$(10)	$(19)
Restructuring accrual reversals	—	—	—	—	—

Total pretax charge, net of reversals	$(5)	$(4)	$—	$(10)	$(19)

Six months ended June 30, 2015
Restructuring charges	$(5)	$(4)	$—	$(11)	$(20)
Restructuring accrual reversals	—	—	—	—	—

Total pretax charge, net of reversals	$(5)	$(4)	$—	$(11)	$(20)

Three months ended June 30, 2014
Restructuring charges	$(1)	$—	$—	$(6)	$(7)
Restructuring accrual reversals	1	1	—	1	3

Total pretax charge, net of reversals	$—	$1	$—	$(5)	$(4)

Six months ended June 30, 2014
Restructuring charges	$(1)	$—	$(1)	$(8)	$(10)
Restructuring accrual reversals	1	1	—	1	3

Total pretax charge, net of reversals	$—	$1	$(1)	$(7)	$(7)

The following table summarizes the Company’s utilization of restructuring accruals for the period presented:

(in millions)	Employee Severance	Other
Remaining accrual as of January 1, 2015	$12	$1
Expense provision	16	4
Cash payments and other	(6)	(4)
Changes in estimates	(1)	—

Remaining accrual as of June 30, 2015	$21	$1

On May 4, 2015, the Company announced a strategic expense management initiative to optimize its annualized expense base by mid-2016. Anticipated restructuring costs will be approximately $75 million, mainly cash, and will be recognized beginning in the second quarter of 2015. The net charge is expected to include costs for severance, retention and transition, asset impairments, professional services fees, and gains/losses on the sale of facilities. The vast majority of the net charge will be related to personnel (severance, retention and transition). The Company incurred $19 million in charges during the second quarter related to this program. The second quarter did not include any meaningful savings as a result of this program.

Note 4: Acquisitions

On June 9, 2015, the Company acquired Transaction Wireless, Inc. (TWI) a provider of digital stored value products that offer gift card programs, loyalty incentives, and integrated marketing solutions for retailers, partners, and consumers. The purchase price was approximately $62 million in cash and $3 million in equity. The acquisition is reported as part of the Network & Security Solutions segment.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In addition to TWI, the Company also completed an acquisition to be used as a Clover add-on application as well as an acquisition of a wholesale independent sales organization, both of which are reported in the Company’s Global Business Solutions segment.

Note 5: Borrowings

(in millions)	As of June 30, 2015	As of December 31, 2014
Short-term borrowings:
Foreign lines of credit and other arrangements	$27	$68
Senior secured revolving credit facility	204	10

Total short-term borrowings	231	78

Current portion of long-term borrowings:
4.95% Unsecured notes due 2015	—	10
Capital lease obligations	76	73

Total current portion of long-term borrowings	76	83

Total Short-term and current portion of long-term borrowings	307	161

Long-term borrowings:
Senior secured term loan facility due March 2017, net of unamortized discount of $5 and $7	1,454	1,454
Senior secured term loan facility due March 2018, net of unamortized discount of $34 and $42	4,913	4,935
Senior secured term loan facility due September 2018, net of unamortized discount of $20 and $23	988	985
Senior secured term loan facility due March 2021, net of unamortized discount of $10 and $11	1,166	1,180
7.375% Senior secured first lien notes due 2019, net of unamortized discount of $11 and $13	1,584	1,582
8.875% Senior secured first lien notes due 2020, net of unamortized discount of $9 and $10	501	500
6.75% Senior secured first lien notes due 2020, net of unamortized discount of $8 and $10	1,389	1,387
8.25% Senior secured second lien notes due 2021, net of unamortized discount of $10 and $11	1,990	1,989
8.75% Senior secured second lien notes due 2022, net of unamortized discount of $5 and $6	995	994
12.625% Senior unsecured notes due 2021, net of unamortized discount of $15 and $16	2,985	2,984
10.625% Senior unsecured notes due 2021, net of unamortized discount of $6 and $8	524	522
11.25% Senior unsecured notes due 2021, net of unamortized discount of $4 and $5	506	505
11.75% Senior unsecured subordinated notes due 2021, net of unamortized discount of $0 and $0	1,609	1,609
Capital lease obligations	117	134

Total long-term borrowings	20,721	20,760

Total borrowings	$21,028	$20,921

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Foreign Lines of Credit and Other Arrangements
As of June 30, 2015 and December 31, 2014, the Company had approximately $302 million and $349 million, respectively, available under short-term lines of credit and other arrangements with foreign banks and alliance partners primarily to fund settlement activity. As of June 30, 2015, the Company had a $150 million committed line of credit for one of the Company’s U.S. alliances. The remainder of these arrangements are primarily associated with international operations and are in various functional currencies, the most significant of which are the Australian dollar, the Polish zloty, and the euro. Of the amounts outstanding as of June 30, 2015 and December 31, 2014, $25 million and $67 million, respectively, were uncommitted.

Senior Secured Revolving Credit Facility

On June 2, 2015, the Company terminated and replaced its previous $1.0 billion senior secured revolving credit facility maturing September 24, 2016 with a new $1.25 billion senior secured revolving credit facility maturing on June 2, 2020 subject to timely reduction of the Company’s term loans. The Company had $204 million and $10 million outstanding against these facilities as of June 30, 2015 and December 31, 2014, respectively. Up to $250 million of the new senior secured revolving credit facility is available for letters of credit, of which $41 million and $43 million of letters of credit were issued under these facilities as of June 30, 2015 and December 31, 2014, respectively. As of June 30, 2015, $1.0 billion remained available.

Fair Value Measurement

As of June 30, 2015, the fair value of the Company’s long-term borrowings was $21.9 billion. The estimated fair value of the Company’s long-term borrowings was primarily based on market trading prices and is considered to be a Level 2 measurement.

Note 6: Segment Information

During the quarter, the Company realigned its operating segments into three reportable segments: Global Business Solutions, Global Financial Solutions, and Network & Security Solutions. Following the realignment, the Company retroactively adjusted all segment related disclosures included within the notes to the unaudited consolidated financial statements. For a detailed discussion of the Company’s principles and detailed discussions regarding its operating segments refer to Note 13 “Segment Information” in the Company’s December 31, 2014 audited consolidated financial statements.

The presentation of the unaudited consolidated statements of operations for the three and six months ended June 30, 2014 have been revised to classify $24 million and $35 million, respectively, of independent sales organization commissions expenses as Selling, general, and administrative expense. Previously, these costs were included in “Cost of services” and “Cost of products sold” in the Company’s unaudited consolidated statements of operations. The impact of these revisions was not considered to be material to previously issued consolidated financial statements and had no effect on net loss, equity, or cash flows in any previously issued consolidated financial statements.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following tables present the Company’s operating segment results for the periods presented:

	Three months ended June 30, 2015
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Transaction and processing service fees	$843	$314	$321	$—	$1,478
Product sales and other	203	39	35	—	277
Equity earnings in affiliates	10	—	—	—	10

Total segment revenues	$1,056	$353	$356	$—	$1,765

Depreciation and amortization	$122	$98	$22	$4	$246
Segment EBITDA (a)	454	124	156	(32)	702
Other operating expenses and other income (expense) excluding divestitures	12	(4)	—	(53)	(45)

(a)	Earnings before net interest expense, income taxes, depreciation, and amortization (EBITDA).

	Three months ended June 30, 2014
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Transaction and processing service fees	$855	$324	$317	$—	$1,496
Product sales and other	177	41	20	—	238
Equity earnings in affiliates	8	—	—	—	8

Total segment revenues	$1,040	$365	$337	$—	$1,742

Depreciation and amortization	$126	$98	$22	$11	$257
Segment EBITDA	451	126	153	(49)	681
Other operating expenses and other income (expense) excluding divestitures	(13)	—	88	2	77

	Six months ended June 30, 2015
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Transaction and processing service fees	$1,612	$633	$626	$—	$2,871
Product sales and other	390	77	66	—	533
Equity earnings in affiliates	16	—	—	—	16

Total segment revenues	$2,018	$710	$692	$—	$3,420

Depreciation and amortization	$241	$195	$43	$12	$491
Segment EBITDA	814	243	286	(78)	1,265
Other operating expenses and other income (expense) excluding divestitures	21	(7)	—	(26)	(12)

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

	Six months ended June 30, 2014
(in millions)	Global Business Solutions	Global Financial Solutions	Network & Security Solutions	Corporate	Totals
Revenues:
Transaction and processing service fees	$1,622	$643	$625	$—	$2,890
Product sales and other	347	77	42	—	466
Equity earnings in affiliates	15	—	—	—	15

Total segment revenues	$1,984	$720	$667	$—	$3,371

Depreciation and amortization	$257	$199	$47	$16	$519
Segment EBITDA	837	246	297	(85)	1,295
Other operating expenses and other income (expense) excluding divestitures	(39)	1	88	25	75

A reconciliation of reportable segment amounts to the Company’s consolidated balances is as follows:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2015	2014	2015	2014
Total segment revenues	$1,765	$1,742	$3,420	$3,371
Adjustments to reconcile to total revenues:
Adjustments for non-wholly-owned entities (a)	20	15	40	16
Independent sales organizations (ISO) commission expense	161	150	308	285
Reimbursable debit network fees, postage and other	926	930	1,799	1,805

Total revenues	$2,872	$2,837	$5,567	$5,477

Segment EBITDA:
Global Business Solutions	$454	$451	$814	$837
Global Financial Solutions	124	126	243	246
Network & Security Solutions	156	153	286	297

Total reported segments	734	730	1,343	1,380
Corporate	(32)	(49)	(78)	(85)

Adjusted EBITDA	702	681	1,265	1,295
Adjustments to reconcile to Net loss attributable to First Data Corporation:
Adjustments for non-wholly-owned entities (a)	6	8	13	10
Depreciation and amortization	(252)	(263)	(503)	(528)
Interest expense	(406)	(463)	(813)	(927)
Interest income	1	4	2	7
Loss on debt extinguishment	—	—	—	(3)
Other items (b)	(45)	58	(50)	52
Income tax expense	(10)	(40)	(13)	(77)
Stock-based compensation	(16)	(5)	(23)	(34)
Costs of alliance conversions	(2)	(6)	(5)	(13)
Kohlberg Kravis Roberts & Co. (KKR) related items	(5)	(8)	(11)	(14)
Debt issuance costs	1	—	—	(3)

Net loss attributable to First Data Corporation	$(26)	$(34)	$(138)	$(235)

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(a)	Net adjustment to reflect the Company’s proportionate share of alliance revenue and EBITDA and amortization related to equity method investments not included in segment EBITDA.
(b)	Includes adjustments to exclude the official check and money order businesses due to the Company’s wind down of these businesses, restructuring, litigation and regulatory settlements, and “Other income (expense)” as presented in the unaudited consolidated statements of operations, which includes divestitures, impairments, derivative gains and (losses), and non-operating foreign currency gains and (losses).

A reconciliation of reportable segment depreciation and amortization amounts to the Company’s consolidated balances in the unaudited consolidated statements of cash flows and unaudited consolidated statements of operations is as follows:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2015	2014	2015	2014
Segment depreciation and amortization	$246	$257	$491	$519
Adjustments for non-wholly owned entities	21	22	42	41
Amortization of initial payments for new contracts (a)	13	11	24	22

Total consolidated depreciation and amortization per unaudited consolidated statements of cash flows	280	290	557	582
Amortization of equity method investments (b)	(15)	(16)	(30)	(32)
Amortization of initial payments for new contracts (a)	(13)	(11)	(24)	(22)

Total consolidated depreciation and amortization per unaudited consolidated statements of operations	$252	$263	$503	$528

(a)	Included in “Transaction and processing service fees” as contra revenue in the Company’s unaudited consolidated statements of operations.
(b)	Included in “Equity earnings in affiliates” in the Company’s unaudited consolidated statements of operations.

Note 7: Redeemable Noncontrolling Interest

One of the Company’s noncontrolling interests is redeemable at the option of the holder and is presented outside of equity and carried at its estimated redemption value.

The following table presents a summary of the redeemable noncontrolling interest activity during the periods presented:

(in millions)	2015	2014
Balance as of January 1,	$70	$69
Distributions	(18)	(18)
Share of income	18	17
Adjustment to redemption value of redeemable noncontrolling interest	8	2

Balance as of June 30,	$78	$70

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 8: Commitments and Contingencies

The Company is involved in various legal proceedings. Accruals have been made with respect to these matters, where appropriate, which are reflected in the Company’s unaudited consolidated financial statements. The Company may enter into discussions regarding settlement of these matters, and may enter into settlement agreements, if it believes settlement is in the best interest of the Company. The matters discussed below, if decided adversely to or settled by the Company, individually or in the aggregate, may result in liability material to the Company’s financial condition and/or results of operations.

Legal

There are asserted claims against the Company where an unfavorable outcome is considered to be reasonably possible. These claims can generally be categorized in the following areas: (1) patent infringement which results from claims that the Company is using technology that has been patented by another party; (2) merchant customer matters often associated with alleged processing errors or disclosure issues and claims that one of the subsidiaries of the Company has violated a federal or state requirement regarding credit reporting or collection in connection with its check verification guarantee, and collection activities; and (3) other matters which may include issues such as employment. The Company’s estimates of the possible ranges of losses in excess of any amounts accrued are $0 to $50 million for patent infringement, $0 to $15 million for merchant customer matters, and $0 to $40 million for other matters, resulting in a total estimated range of possible losses of $0 to $105 million for all of the matters described above.

The estimated range of reasonably possible losses is based on information currently available and involves elements of judgment and significant uncertainties. As additional information becomes available and the resolution of the uncertainties becomes more apparent, it is possible that actual losses may exceed even the high end of the estimated range.

Other

In the normal course of business, the Company is subject to claims and litigation, including indemnification obligations to purchasers of former subsidiaries. Management of the Company believes that such matters will not have a material adverse effect on the Company’s results of operations, liquidity or financial condition.

Contingent Consideration

Over the past three years, the Company completed acquisitions in which contingent consideration was recorded. The transactions called for cash consideration as well as contingent payments for achievement of certain milestones. As part of the purchase price, the Company recorded a $29 million liability for the contingent consideration, of which $1 million was paid during the six months ended June 30, 2015 and $28 million remained accrued as of June 30, 2015. This fair value measurement represents a Level 3 measurement as it is based on significant inputs not observable in the market. Significant judgment is employed in determining the appropriateness of these assumptions as of the acquisition date. The primary assumption is the estimated number of merchant locations that will be using the software or technology in the next three years.

Note 9: Stock Compensation Plans

The Company’s parent, FDH, has a stock incentive plan for employees of the Company and its affiliates (stock plan). Stock compensation expense associated with this stock plan is recorded by the Company.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Stock compensation expense for certain awards is only recognized upon liquidity or an employment termination event which triggers vesting. For the remaining awards that vest based solely on service conditions, expense is recognized over the requisite service period.

Total stock-based compensation expense recognized in “Selling, general, and administrative” expense in the unaudited consolidated statements of operations was as follows for the periods presented:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2015	2014	2015	2014
Total stock-based compensation expense (pretax)	$16	$5	$23	$34

During the six months ended June 30, 2015 and 2014, $9 million and $23 million, respectively, of stock-based compensation expense was recognized as a result of the departure of certain executive officers.

Beginning in 2014, substantially all of the Company’s employees are granted restricted stock awards on an annual basis and during the six months ended June 30, 2015, 41 million restricted stock awards were granted. The restrictions on a majority of these awards will lapse upon the later of three years or following an initial public offering or upon certain employment termination events. For the remainder of these awards, the restrictions will lapse following an initial public offering or upon certain employment termination events.

As of June 30, 2015, there was $158 million and $345 million of total unrecognized compensation expense related to non-vested stock options and restricted stock, respectively.

For additional information on the Company’s Stock Compensation Plans refer to Note 11 “Stock Compensation Plans” in the Company’s December 31, 2014 audited consolidated financial statements.

Note 10: Derivative Financial Instruments

The Company enters into the following types of derivatives:

Interest rate contracts:

•	Interest rate swaps: The Company uses interest rate swaps to mitigate its exposure to interest rate fluctuations on interest payments related to variable rate debt. The Company uses these contracts in non-qualifying hedging relationships.

•	Fixed to floating interest rate swaps: The Company uses fixed to floating interest rate swaps to maintain a desired ratio of fixed rate and floating rate debt. The Company uses these contracts in non-qualifying hedging relationships.

Foreign exchange contracts: The Company uses cross-currency swaps to protect the net investment in certain foreign subsidiaries and/or affiliates with respect to changes in foreign currency exchange rates. The Company uses these contracts in both qualifying and non-qualifying hedging relationships.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company held the following derivative instruments as of the dates indicated:

		As of June 30, 2015			As of December 31, 2014
(in millions)	Notional Currency	Notional Value	Assets (a) (b)	Liabilities (a) (c)	Notional Value	Assets (a) (b)	Liabilities (a) (c)
Derivatives designated as hedges of net investments in foreign operations:
Foreign exchange contracts	AUD	260	$54	$—	260	$41	$—
Foreign exchange contracts	EUR	200	45	—	200	27	—
Foreign exchange contracts	GBP	250	15	—	250	18	—
Foreign exchange contracts	CAD	110	16	—	110	9	—

			130	—		95	—

Derivatives not designated as hedging instruments:
Interest rate contracts	USD	5,000	—	(95)	5,750	47	(105)
Foreign exchange contracts	EUR	—	—	—	22	1	—

			—	(95)		48	(105)

			$130	$(95)		$143	$(105)

(a)	Of the balances included in the table above, in aggregate, $130 million of assets and $87 million of liabilities, net $43 million, as of June 30, 2015 and $142 million of assets and $96 million of liabilities, net $46 million, as of December 31, 2014 are subject to master netting agreements to the extent that the swaps are with the same counterparty. The terms of those agreements require that the Company net settle the outstanding positions at the option of the counterparty upon certain events of default.
(b)	Derivative assets are included in “Other current assets” and “Other long-term assets” in the unaudited consolidated balance sheets.
(c)	Derivative liabilities are included in “Other current liabilities” and “Other long-term liabilities” in the unaudited consolidated balance sheets.

The maximum length of time over which the Company is hedging its exposure to the variability in future cash flows for forecasted transactions excluding those forecasted transactions related to the payment of variable interest on existing financial instruments is through January 2018.

Fair Value Measurement

The carrying amounts for the Company’s derivative financial instruments are the estimated fair value of the financial instruments. The Company’s derivatives are not exchange listed and therefore the fair value is estimated under an income approach using Bloomberg analytics models that are based on readily observable market inputs. These models reflect the contractual terms of the derivatives, such as notional value and expiration date, as well as market-based observables including interest and foreign currency exchange rates, yield curves, and the credit quality of the counterparties. The models also incorporate the Company’s creditworthiness in order to appropriately reflect non-performance risk. Inputs to the derivative pricing models are generally observable and do not contain a high level of subjectivity and, accordingly, the Company’s derivatives are classified within Level 2 of the fair value hierarchy. While the Company believes its estimates result in a reasonable reflection of the fair value of these instruments, the estimated values may not be representative of actual values that could have been realized or that will be realized in the near future.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Effect of Derivative Instruments on the Unaudited Consolidated Statements of Operations

Derivative gains and (losses) were as follows for the periods indicated:

	Three months ended June 30,
	2015		2014
(in millions, pretax)	Interest Rate Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Foreign Exchange Contracts
Derivatives in net investment hedging relationships:
Gain (loss) recognized in other comprehensive income (loss) (effective portion)	$—	$(35)	$—	$(18)
Derivatives not designated as hedging instruments:
Gain (loss) recognized in Other income (expense) in the unaudited consolidated statements of operations	(13)	(1)	(7)	—

	Six months ended June 30,
	2015		2014
(in millions, pretax)	Interest Rate Contracts	Foreign Exchange Contracts	Interest Rate Contracts	Foreign Exchange Contracts
Derivatives in net investment hedging relationships:
Gain (loss) recognized in other comprehensive income (loss) (effective portion)	$—	$32	$—	$(25)
Derivatives not designated as hedging instruments:
Gain (loss) recognized in Other income (expense) in the unaudited consolidated statements of operations	(18)	2	(4)	—

Accumulated Derivative Gains and Losses

The following table summarizes activity in other comprehensive income for the periods indicated related to derivative instruments classified as cash flow hedges and a net investment hedge held by the Company:

(in millions, after tax)	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Accumulated gain (loss) included in other comprehensive income (loss) at beginning of the period	$79	$(17)	$37	$(12)
Less: Reclassifications into earnings from other comprehensive income (loss), net of tax	—	—	—	—
Increase (decrease) in fair value of derivatives that qualify for hedge accounting (a)	(22)	(12)	20	(17)

Accumulated gain included in other comprehensive income (loss) at end of the period	$57	$(29)	$57	$(29)

(a)	Gains and (losses) are included in “Unrealized gains on hedging activities” and in “Foreign currency translation adjustment” in the unaudited consolidated statements of comprehensive income (loss).

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 11: Income Taxes

	Three months ended June 30,		Six months ended June 30,
(in millions)	2015	2014	2015	2014
Income tax expense	$10	$40	$13	$77
Effective income tax rate	23%	63%	(77)%	(118)%

The effective tax rates for the three and six months ended June 30, 2015 were different from the statutory rate primarily as a result of the Company’s inability to recognize tax benefits attributable to its domestic losses while at the same time recording tax expense on its foreign earnings. The Company’s tax expense in all quarters was also impacted by the Company not recording tax expense on noncontrolling interests from pass through entities.

The Company’s liability for unrecognized tax benefits was approximately $242 million as of June 30, 2015. The Company anticipates it is reasonably possible that the liability for unrecognized tax benefits may decrease by $0 to $124 million over the next twelve months beginning June 30, 2015 as a result of the possible closure of federal tax audits, potential settlements with certain states and foreign countries and the lapse of the statute of limitations in various state and foreign jurisdictions.

Note 12: Investment in Affiliates

Segment results include the Company’s proportionate share of income from affiliates, which consist of unconsolidated investments accounted for under the equity method of accounting. The most significant of these affiliates are related to the Company’s merchant bank alliance programs.

As of June 30, 2015, the Company has an unconsolidated significant subsidiary that is not required to be consolidated, but represents more than 20% of the Company’s pretax loss. This affiliate became significant during the second quarter of 2014 and its summarized financial information is presented below for the periods indicated:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2015	2014	2015	2014
Net operating revenues	$229	$205	$440	$397
Operating expenses	95	87	184	169

Operating income	$134	$118	$256	$228

Net income	$134	$118	$256	$229
FDC equity earnings	43	37	81	72

Note 13: Supplemental Guarantor Condensed Consolidating Financial Statements

As described in Note 6 “Borrowings” in the Company’s December 31, 2014 audited consolidated financial statements, the Company’s 12.625% senior notes, 11.25% senior notes, 10.625% senior notes, and 11.75% senior subordinated notes are guaranteed by most of the existing and future, direct and indirect, wholly owned, domestic subsidiaries of the Company (Guarantors). The Guarantors guarantee the senior secured revolving credit facility, senior secured term loan facility, the 8.875% senior secured notes, the 7.375% senior secured notes, and the 6.75% senior secured notes, which rank senior in right of payment to all existing and

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

future unsecured and second lien indebtedness of the Company’s guarantor subsidiaries to the extent of the value of the collateral. The Guarantors guarantee the 8.25% and 8.75% senior second lien notes which rank senior in right of payment to all existing and future unsecured indebtedness of the Company’s guarantor subsidiaries to the extent of the value of the collateral. The 12.625% senior note, 10.625% senior note, and 11.25% senior note guarantees are unsecured and rank equally in right of payment with all existing and future senior indebtedness of the guarantor subsidiaries but senior in right of payment to all existing and future subordinated indebtedness of the Company’s guarantor subsidiaries. The 11.75% senior subordinated note guarantees are unsecured and ranks equally in right of payment with all existing and future senior subordinated indebtedness of the guarantor subsidiaries.

All of the above guarantees are full, unconditional, and joint and several and each of the Guarantors is 100% owned, directly or indirectly, by the Company. None of the other subsidiaries of the Company, either direct or indirect, guarantee the notes (Non-Guarantors). The Guarantors are subject to release under certain circumstances as described below.

The credit agreement governing the guarantees of the senior secured revolving credit facility and senior secured term loan facility provide for a Guarantor to be automatically and unconditionally released and discharged from its guarantee obligations in certain circumstances, including under the following circumstances:

•	the Guarantor ceases to be a “restricted subsidiary” for purpose of the agreement because the Company no longer directly or indirectly owns 50% of the equity or, if a corporation, stock having voting power to elect a majority of the board of directors of the Guarantor; or

•	the Guarantor is designated as an “unrestricted subsidiary” for purposes of the agreement covenants; or

•	the Guarantor is no longer wholly owned by the Company subject to the value of all Guarantors released under this provision does not exceed (x) 10% of the Company’s Covenant EBITDA plus (y) the amount of investments permitted under the agreement in respect of non-guarantors.

The indentures governing all of the other guarantees described above provide for a Guarantor to be automatically and unconditionally released and discharged from its guarantee obligations in certain circumstances, including upon the earliest to occur of:

•	the sale, exchange or transfer of the subsidiary’s capital stock or all or substantially all of its assets;

•	designation of the Guarantor as an “unrestricted subsidiary” for purposes of the indenture covenants;

•	release or discharge of the Guarantor’s guarantee of certain other indebtedness; or

•	legal defeasance or covenant defeasance of the indenture obligations when provision has been made for them to be fully satisfied.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The following tables present the results of operations, comprehensive income, financial position and cash flows of the Company (FDC Parent Company), the Guarantor subsidiaries, the Non-Guarantor subsidiaries and consolidation adjustments for the period presented to arrive at the information for the Company on a consolidated basis.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30, 2015
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
Revenues:
Transaction and processing service fees	$—	$980	$764	$(77)	$1,667
Product sales and other	—	176	118	(15)	279
Reimbursable debit network fees, postage, and other	—	627	299	—	926

Total revenues	—	1,783	1,181	(92)	2,872
Expenses:
Cost of services (exclusive of items shown below)	—	372	360	(77)	655
Cost of products sold	—	60	40	(15)	85
Selling, general, and administrative	27	290	209	—	526
Reimbursable debit network fees, postage, and other	—	627	299	—	926
Depreciation and amortization	5	151	96	—	252
Other operating expenses:
Restructuring, net	7	2	10	—	19

Total expenses	39	1,502	1,014	(92)	2,463

Operating (loss) profit	(39)	281	167	—	409

Interest income	—	—	1	—	1
Interest expense	(403)	(3)	—	—	(406)
Interest income (expense) from intercompany notes	77	(79)	2	—	—
Other income (expense)	(30)	3	3	—	(24)
Equity earnings from consolidated subsidiaries	135	85	—	(220)	—

	(221)	6	6	(220)	(429)
Income (loss) before income taxes and equity earnings in affiliates	(260)	287	173	(220)	(20)
Income tax (benefit) expense	(234)	197	47	—	10
Equity earnings in affiliates	—	55	8	—	63

Net income (loss)	(26)	145	134	(220)	33
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	18	41	59

Net (loss) income attributable to First Data Corporation	$(26)	$145	$116	$(261)	$(26)

Comprehensive income (loss)	$8	$144	$194	$(275)	$71
Less: Comprehensive income (loss) attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	21	41	62

Comprehensive income (loss) attributable to First Data Corporation	$8	$144	$173	$(316)	$9

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

	Six months ended June 30, 2015
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
Revenues:
Transaction and processing service fees	$—	$1,894	$1,489	$(150)	$3,233
Product sales and other	—	341	223	(29)	535
Reimbursable debit network fees, postage, and other	—	1,228	571	—	1,799

Total revenues	—	3,463	2,283	(179)	5,567
Expenses:
Cost of services (exclusive of items shown below)	—	777	742	(150)	1,369
Cost of products sold	—	113	77	(29)	161
Selling, general, and administrative	59	577	410	—	1,046
Reimbursable debit network fees, postage, and other	—	1,228	571	—	1,799
Depreciation and amortization	9	301	193	—	503
Other operating expenses:
Restructuring, net	6	4	10	—	20

Total expenses	74	3,000	2,003	(179)	4,898

Operating (loss) profit	(74)	463	280	—	669

Interest income	—	—	2	—	2
Interest expense	(805)	(6)	(2)	—	(813)
Interest income (expense) from intercompany notes	158	(156)	(2)	—	—
Other income (expense)	39	3	(31)	—	11
Equity earnings from consolidated subsidiaries	307	123	—	(430)	—

	(301)	(36)	(33)	(430)	(800)
(Loss) income before income taxes and equity earnings in affiliates	(375)	427	247	(430)	(131)
Income tax (benefit) expense	(237)	200	50	—	13
Equity earnings in affiliates	—	103	11	—	114

Net (loss) income	(138)	330	208	(430)	(30)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	34	74	108

Net (loss) income attributable to First Data Corporation	$(138)	$330	$174	$(504)	$(138)

Comprehensive (loss) income	$(259)	$302	$38	$(240)	$(159)
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	26	74	100

Comprehensive (loss) income attributable to First Data Corporation	$(259)	$302	$12	$(314)	$(259)

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

	Three months ended June 30, 2014
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
Revenues:
Transaction and processing service fees	$—	$943	$790	$(61)	$1,672
Product sales and other	—	145	105	(15)	235
Reimbursable debit network fees, postage, and other	—	653	277	—	930

Total revenues	—	1,741	1,172	(76)	2,837
Expenses:
Cost of services (exclusive of items shown below)	—	353	373	(61)	665
Cost of products sold	—	54	42	(15)	81
Selling, general, and administrative	34	279	199	—	512
Reimbursable debit network fees, postage, and other	—	653	277	—	930
Depreciation and amortization	3	151	109	—	263
Other operating expenses:
Restructuring, net	4	1	(1)	—	4

Total expenses	41	1,491	999	(76)	2,455

Operating (loss) profit	(41)	250	173	—	382

Interest income	—	—	4	—	4
Interest expense	(459)	(2)	(2)	—	(463)
Interest income (expense) from intercompany notes	79	(69)	(10)	—	—
Other (expense) income	(3)	88	(3)	—	82
Equity earnings from consolidated subsidiaries	251	95	—	(346)	—

	(132)	112	(11)	(346)	(377)
(Loss) income before income taxes and equity earnings in affiliates	(173)	362	162	(346)	5
Income tax (benefit) expense	(139)	174	5	—	40
Equity earnings in affiliates	—	53	5	—	58

Net (loss) income	(34)	241	162	(346)	23
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	16	41	57

Net (loss) income attributable to First Data Corporation	$(34)	$241	$146	$(387)	$(34)

Comprehensive (loss) income	$(32)	$185	$255	$(384)	$24
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	15	41	56

Comprehensive (loss) income attributable to First Data Corporation	$(32)	$185	$240	$(425)	$(32)

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

	Six months ended June 30, 2014
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
Revenues:
Transaction and processing service fees	$—	$1,818	$1,514	$(120)	$3,212
Product sales and other	—	286	204	(30)	460
Reimbursable debit network fees, postage, and other	—	1,279	526	—	1,805

Total revenues	—	3,383	2,244	(150)	5,477
Expenses:
Cost of services (exclusive of items shown below)	—	690	730	(120)	1,300
Cost of products sold	—	106	84	(30)	160
Selling, general, and administrative	76	554	380	—	1,010
Reimbursable debit network fees, postage, and other	—	1,279	526	—	1,805
Depreciation and amortization	5	305	218	—	528
Other operating expenses:
Restructuring, net	5	3	(1)	—	7

Total expenses	86	2,937	1,937	(150)	4,810

Operating (loss) profit	(86)	446	307	—	667

Interest income	—	—	7	—	7
Interest expense	(920)	(4)	(3)	—	(927)
Interest income (expense) from intercompany notes	158	(139)	(19)	—	—
Loss on debt extinguishment	(3)	—	—	—	(3)
Other (expense) income	(1)	88	(4)	—	83
Equity earnings from consolidated subsidiaries	401	131	—	(532)	—

	(365)	76	(19)	(532)	(840)
(Loss) income before income taxes and equity earnings in affiliates	(451)	522	288	(532)	(173)
Income tax (benefit) expense	(216)	239	54	—	77
Equity earnings in affiliates	—	99	9	—	108

Net (loss) income	(235)	382	243	(532)	(142)
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	31	62	93

Net (loss) income attributable to First Data Corporation	$(235)	$382	$212	$(594)	$(235)

Comprehensive (loss) income	$(250)	$305	$347	$(559)	$(157)
Less: Comprehensive income attributable to noncontrolling interests and redeemable noncontrolling interest	—	—	31	62	93

Comprehensive (loss) income attributable to First Data Corporation	$(250)	$305	$316	$(621)	$(250)

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONSOLIDATED BALANCE SHEETS

	As of June 30, 2015
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$10	$33	$305	$—	$348
Accounts receivable, net of allowance for doubtful accounts	15	790	926	—	1,731
Settlement assets (a)	—	3,747	4,284	—	8,031
Intercompany notes receivable	3,447	314	—	(3,761)	—
Other current assets	100	193	117	—	410

Total current assets	3,572	5,077	5,632	(3,761)	10,520

Property and equipment, net of accumulated depreciation	37	631	263	—	931
Goodwill	—	9,140	7,815	—	16,955
Customer relationships, net of accumulated amortization	—	1,366	1,017	—	2,383
Other intangibles, net of accumulated amortization	604	668	500	—	1,772
Investment in affiliates	5	927	166	—	1,098
Long-term intercompany receivables	8,129	14,934	5,740	(28,803)	—
Long-term intercompany notes receivable	326	1	9	(336)	—
Long-term deferred tax assets	631	—	—	(631)	—
Other long-term assets	277	338	307	(84)	838
Investment in consolidated subsidiaries	24,553	5,322	—	(29,875)	—

Total assets	$38,134	$38,404	$21,449	$(63,490)	$34,497

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2	$184	$97	$—	$283
Short-term and current portion of long-term borrowings	204	71	32	—	307
Settlement obligations (a)	—	3,747	4,284	—	8,031
Intercompany notes payable	314	3,419	28	(3,761)	—
Other current liabilities	528	546	425	—	1,499

Total current liabilities	1,048	7,967	4,866	(3,761)	10,120

Long-term borrowings	20,604	116	1	—	20,721
Long-term deferred tax liabilities	—	991	176	(631)	536
Long-term intercompany payables	16,717	8,105	3,981	(28,803)	—
Long-term intercompany notes payable	9	264	63	(336)	—
Other long-term liabilities	583	214	119	(84)	832

Total liabilities	38,961	17,657	9,206	(33,615)	32,209

Redeemable equity interest	—	—	78	(78)	—
Redeemable noncontrolling interest	—	—	—	78	78
First Data Corporation shareholder’s (deficit) equity	(827)	20,747	6,068	(26,815)	(827)
Noncontrolling interests	—	—	86	2,951	3,037
Equity of consolidated alliance	—	—	6,011	(6,011)	—

Total equity	(827)	20,747	12,165	(29,875)	2,210

Total liabilities and equity	$38,134	$38,404	$21,449	$(63,490)	$34,497

(a)	The majority of the Guarantor settlement assets relate to the Company’s merchant acquiring business. The Company believes the settlement assets are not available to satisfy any claims other than those related to the settlement liabilities.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

	As of December 31, 2014
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$23	$335	$—	$358
Accounts receivable, net of allowance for doubtful accounts	8	729	1,015	—	1,752
Settlement assets (a)	—	3,849	3,706	—	7,555
Intercompany notes receivable	3,375	307	—	(3,682)	—
Other current assets	44	119	126	—	289

Total current assets	3,427	5,027	5,182	(3,682)	9,954

Property and equipment, net of accumulated depreciation	33	619	278	—	930
Goodwill	—	9,085	7,932	—	17,017
Customer relationships, net of accumulated amortization	—	1,469	1,135	—	2,604
Other intangibles, net of accumulated amortization	603	623	519	—	1,745
Investment in affiliates	—	948	153	—	1,101
Long-term intercompany receivables	6,064	14,442	5,135	(25,641)	—
Long-term intercompany notes receivable	320	1	9	(330)	—
Long-term deferred tax assets	671	—	—	(671)	—
Other long-term assets	328	317	301	(97)	849
Investment in consolidated subsidiaries	24,474	5,331	—	(29,805)	—

Total assets	$35,920	$37,862	$20,644	$(60,226)	$34,200

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9	$171	$100	$—	$280
Short-term and current portion of long-term borrowings	20	64	77	—	161
Settlement obligations (a)	—	3,849	3,708	—	7,557
Intercompany notes payable	309	3,346	27	(3,682)	—
Other current liabilities	583	528	422	—	1,533

Total current liabilities	921	7,958	4,334	(3,682)	9,531

Long-term borrowings	20,627	131	2	—	20,760
Long-term deferred tax liabilities	—	1,024	168	(671)	521
Long-term intercompany payables	14,397	7,804	3,440	(25,641)	—
Long-term intercompany notes payable	9	260	61	(330)	—
Other long-term liabilities	536	225	124	(97)	788

Total liabilities	36,490	17,402	8,129	(30,421)	31,600

Redeemable equity interest	—	—	70	(70)	—
Redeemable noncontrolling interest	—	—	—	70	70
First Data Corporation shareholder’s (deficit) equity	(570)	20,460	6,241	(26,701)	(570)
Noncontrolling interests	—	—	101	2,999	3,100
Equity of consolidated alliance	—	—	6,103	(6,103)	—

Total equity	(570)	20,460	12,445	(29,805)	2,530

Total liabilities and equity	$35,920	$37,862	$20,644	$(60,226)	$34,200

(a)	The majority of the Guarantor settlement assets relate to the Company’s merchant acquiring business. The Company believes the settlement assets are not available to satisfy any claims other than those related to the settlement liabilities.

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30, 2015
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(138)	$330	$208	$(430)	$(30)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	9	340	208	—	557
(Gains) charges related to other operating expenses and other income (expense)	(33)	1	41	—	9
Other non-cash and non-operating items, net	(260)	(192)	(15)	430	(37)
(Decrease) increase in cash, excluding the effects of acquisitions and dispositions, resulting from changes in operating assets and liabilities	(304)	180	78	—	(46)

Net cash (used in) provided by operating activities	(726)	659	520	—	453

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from dispositions, net of expenses paid	—	3	—	—	3
Additions to property and equipment	(6)	(64)	(64)	—	(134)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	—	(122)	(28)	—	(150)
Acquisitions, net of cash acquired	(70)	(19)	—	—	(89)
Purchase of investments	(17)	—	—	—	(17)
Distributions and dividends from subsidiaries	67	128	—	(195)	—

Net cash used in investing activities	(26)	(74)	(92)	(195)	(387)

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	194	—	(37)	—	157
Principal payments on long-term debt	(10)	(36)	(6)	—	(52)
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	—	—	(41)	(122)	(163)
Distributions paid to equity holders	—	—	(250)	250	—
Capital transactions, net	(12)	—	(67)	67	(12)
Intercompany	590	(539)	(51)	—	—

Net cash provided by (used in) financing activities	762	(575)	(452)	195	(70)

Effect of exchange rate changes on cash and cash equivalents	—	—	(6)	—	(6)

Change in cash and cash equivalents	10	10	(30)	—	(10)

Cash and cash equivalents at beginning of period	—	23	335	—	358

Cash and cash equivalents at end of period	$10	$33	$305	$—	$348

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

	Six months ended June 30, 2014
(in millions)	FDC Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidation Adjustments	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(235)	$382	$243	$(532)	$(142)
Adjustments to reconcile to net cash (used in) provided by operating activities:
Depreciation and amortization (including amortization netted against equity earnings in affiliates and revenues)	5	344	233	—	582
Charges (gains) related to other operating expenses and other income (expense)	9	(84)	2	—	(73)
Other non-cash and non-operating items, net	(346)	(201)	(23)	532	(38)
(Decrease) increase in cash resulting from changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions	(337)	429	(32)	—	60

Net cash (used in) provided by operating activities	(904)	870	423	—	389

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from dispositions, net of expenses paid	—	259	—	—	259
Additions to property and equipment	(1)	(57)	(75)	—	(133)
Payments to secure customer service contracts, including outlays for conversion, and capitalized systems development costs	—	(78)	(33)	—	(111)
Proceeds from sale of property and equipment	—	2	—	—	2
Distributions and dividends from subsidiaries	75	116	—	(191)	—

Net cash provided by (used in) investing activities	74	242	(108)	(191)	17

CASH FLOWS FROM FINANCING ACTIVITIES
Short-term borrowings, net	—	—	12	—	12
Proceeds from issuance of long-term debt	845	—	—	—	845
Debt modification payments and related financing costs, net	(97)	—	—	—	(97)
Principal payments on long-term debt	(845)	(35)	(3)	—	(883)
Distributions and dividends paid to noncontrolling interests and redeemable noncontrolling interest	—	—	(26)	(110)	(136)
Distributions paid to equity holders	—	—	(227)	227	—
Capital transactions, net	(19)	(44)	(30)	74	(19)
Intercompany	1,105	(1,026)	(79)	—	—

Net cash provided by (used in) financing activities	989	(1,105)	(353)	191	(278)

Effect of exchange rate changes on cash and cash equivalents	—	(8)	3	—	(5)

Change in cash and cash equivalents	159	(1)	(35)	—	123

Cash and cash equivalents at beginning of period	36	33	356	—	425

Cash and cash equivalents at end of period	$195	$32	$321	$—	$548

FIRST DATA CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 14: Subsequent Events

On July 10, 2015, the Company entered into an amendment to its senior secured credit facilities providing for incremental term loans of $725 million and €250 million ($276 million), the proceeds of which were used to redeem $955 million of the Company’s 7.375% senior secured first lien notes due 2019. Associated with the redemption, the Company incurred $45 million in loss on debt extinguishment.

On July 20, 2015, the Company filed a registration statement on Form S-1 with the United States Securities and Exchange Commission for a proposed initial public offering of the Company’s Class A common stock.

On August 11, 2015, the Company issued $1.2 billion of 5.375% of senior secured first lien notes due 2023. Proceeds from this offering were used to redeem and/or repurchase outstanding amounts under the Company’s 7.375% senior secured first lien notes due 2019 and the Company’s 8.875% senior secured first lien notes due 2020. Associated with this transaction, the Company incurred $63 million in loss on debt extinguishment.

On September 28, 2015, the Company authorized the grant of restricted stock, restricted stock units, and options to certain executives in connection with the consummation of its proposed initial public offering. These awards are expected to be valued at approximately $145 million based on the mid-point of the estimated price range of the Company’s proposed initial public offering, resulting in incremental unrecognized compensation expense. Two thirds of these grants will be subject to time-based vesting conditions over the next five years and one third will be subject to a performance-based vesting condition.

WELLS FARGO MERCHANT SERVICES, LLC

(A Joint Venture)

Financial Statements

December 31, 2014 and 2013

(With Independent Auditors’ Report Thereon)

KPMG LLP

Suite 1400

55 Second Street

San Francisco, CA 94105

Independent Auditors’ Report

The Members and Board of Directors of

Wells Fargo Merchant Services, LLC:

We have audited the accompanying financial statements of Wells Fargo Merchant Services, LLC (the Company), which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of revenues and expenses, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.

Opinion

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Wells Fargo Merchant Services, LLC, as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

San Francisco, California

February 19, 2015

WELLS FARGO MERCHANT SERVICES, LLC

(A Joint Venture)

Balance Sheets

December 31, 2014 and 2013

(Dollars in thousands)

	2014	2013
Assets
Cash and cash equivalents	$64,403	$64,077
Settlement assets	1,045,533	872,857
Accounts receivable, net of reserve for merchant credit losses of $4.5M in 2014 and $3.4M 2013	316,446	271,931
Intangibles	479	437
Other assets	12	12

Total assets	$1,426,873	$1,209,314

Liabilities and Members’ Equity
Settlement liabilities	$977,144	$813,233
Accounts payable and accrued expenses	30,465	25,374
Advances payable to Wells Fargo Bank, N.A.	280,982	233,167
Related party payable to First Data Merchant Services Corporation	13,664	22,511
Distribution payable to Wells Fargo Bank, N.A.	72,016	66,263
Distribution payable to First Data Merchant Services Corporation	48,011	44,175

Total liabilities	1,422,282	1,204,723
Members’ equity	4,591	4,591

Total liabilities and members’ equity	$1,426,873	$1,209,314

See accompanying notes to financial statements.

WELLS FARGO MERCHANT SERVICES, LLC

(A Joint Venture)

Statements of Revenues and Expenses

December 31, 2014 and 2013

(Dollars in thousands)

	2014	2013
Revenues:
Card services revenue, net of $3.5B and $2.9B in interchange and assessments in 2014 and 2013, respectively	$704,972	$663,181
Product sales revenue	54,593	50,392
Other revenue	53,612	40,419

Net revenue	813,177	753,992

Expenses:
Cost of card services	186,955	175,502
Cost of product sold	16,141	14,729
Selling, general and administrative	132,520	126,905
Other expenses	8,734	8,308

Total expenses	344,350	325,444

Net operating income	468,827	428,548
Interest income	1,338	1,217

Net income	$470,165	$429,765

See accompanying notes to financial statements.

WELLS FARGO MERCHANT SERVICES, LLC

(A Joint Venture)

Statements of Members’ Equity

December 31, 2014 and 2013

(Dollars in thousands)

	Wells Fargo Bank, N.A.	First Data Merchant Services Corporation	Total
Members’ equity at December 31, 2012	$2,755	$1,836	$4,591
Net income	257,859	171,906	429,765
Distributions to members	(257,859)	(171,906)	(429,765)

Members’ equity at December 31, 2013	2,755	1,836	4,591
Net income	282,099	188,066	470,165
Distributions to members	(282,099)	(188,066)	(470,165)

Members’ equity at December 31, 2014	$2,755	$1,836	$4,591

See accompanying notes to financial statements.

WELLS FARGO MERCHANT SERVICES, LLC

(A Joint Venture)

Statements of Cash Flows

December 31, 2014 and 2013

(Dollars in thousands)

	2014	2013
Cash flows from operating activities:
Net income	$470,165	$429,765
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangibles	298	818
Provisions for merchant credit losses	10,375	6,920
Changes in operating assets and liabilities:
Settlement assets	(172,676)	(229,334)
Accounts receivable, net of reserve for merchant credit losses	(54,891)	(40,146)
Settlement liabilities	163,911	216,078
Accounts payable and accrued expenses	5,091	(1,498)
Advances payable to Wells Fargo Bank, N.A.	47,815	41,061
Related party payable to First Data Merchant Services Corporation	(8,847)	7,733
Other assets	—	110

Net cash provided by operating activities	461,241	431,507

Cash flows from investing activities:
Contract acquisition costs	(339)	(326)
Purchase of capitalized software	—	(60)

Net cash used in investing activities	(339)	(386)

Cash flows from financing activities:
Distributions to members	(460,576)	(420,279)

Net cash used in financing activities	(460,576)	(420,279)

Increase in cash and cash equivalents	326	10,842
Cash and cash equivalents at beginning of year	64,077	53,235

Cash and cash equivalents at end of year	$64,403	$64,077

See accompanying notes to financial statements.

WELLS FARGO MERCHANT SERVICES, LLC

(A Joint Venture)

Financial Statements

December 31, 2014 and 2013

(Dollars in thousands, unless otherwise noted)

(1) Business Description

Wells Fargo Merchant Services, LLC (the “Company”) is a joint venture between First Data Merchant Services Corporation (“FDMS”) and Wells Fargo Bank, N.A. (“Wells Fargo”). FDMS is a wholly-owned subsidiary of First Data Corporation (“FDC”), which is owned by an entity controlled by an affiliate of Kohlberg Kravis Roberts & Co. (“KKR”). The Company was established pursuant to the terms of an alliance agreement (the “Membership Agreement”) dated November 1, 1993, as amended and a Limited Liability Company Agreement dated September 1, 1997, as amended. The Membership Agreement will terminate on December 31, 2019. FDMS and Wells Fargo are here-in-after referred to, individually, as a “Member” or, collectively, as “Members”.

The Company is engaged in processing and funds transfer related to the authorization, processing, and settlement of credit and debit card transactions for merchants. A majority of its revenue is based on the dollar amount of transactions processed. The Company provides services to merchant customers within all 50 states, with a significant concentration in California. The Company is operationally dependent on both FDMS and Wells Fargo. The Company’s primary operations are conducted through FDMS. The Company’s funding and settlement are primarily conducted through Wells Fargo. The majority of the bank accounts used for daily operations are with Wells Fargo.

(2) Summary of Significant Accounting Policies

(a) Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates. Significant items subject to such estimates and assumptions include the reserve for merchant credit losses.

(b) Settlement Assets and Liabilities

The Company has a fiduciary responsibility to its merchant customers as it relates to the transfer of funds from a cardholder’s issuing bank, via the Visa, MasterCard, or Discover card associations (the “Card Associations”) and the Accel, AFFN, Alaska Option, Credit Union 24, Interlink, Jeanie, Maestro, NYCE, Pulse, TYME, Shazam, STAR Network, Cash Station, Honor and MAC Debit Networks (the “Debit Networks”). The Company records such amounts due from the issuing banks, Card Associations and Debit Networks within the balance sheet caption settlement assets while the related liability, settlement liabilities, represents amounts due to merchants. Pursuant to the Card Associations’ and Debit Networks’ rules, such fiduciary funds are not available to support the operations of the Company.

(c) Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2014 and 2013, the majority of the Company’s cash and cash equivalents were held in Wells Fargo accounts and are FDIC insured.

WELLS FARGO MERCHANT SERVICES, LLC

(A Joint Venture)

Financial Statements

December 31, 2014 and 2013

(Dollars in thousands, unless otherwise noted)

(d) Merchant Collateral and Reserve for Merchant Credit and Fee Losses

When a cardholder or a credit issuing institution disputes a transaction, within the Card Association guidelines, the Company’s merchant customers have a liability for the disputed charges. However, in the case of merchant fraud, insolvency or bankruptcy, the Company may also be liable. Fee receivables that are ultimately deemed as uncollectable are charged-off against the merchant credit and fee loss reserve.

The Company’s determination of the level of the reserve is calculated based on the level of sales volumes multiplied by loss factors taking into consideration charge-offs, recoveries and merchant collateral and rests upon various judgments and assumptions, including the review of historical data and a specific analysis of receivables due from merchants. Our charge-off policy is to fully charge down the balance when the receivable is 60 days past due. The Company requires cash deposits, guarantees, letters of credit or other types of collateral by certain merchants to minimize its credit risk. Included in the balance sheet’s settlement assets is $53,671 and $26,555 in Merchant collateral, as of December 31, 2014 and 2013, respectively. Merchant collateral represents restricted cash held by the Company in a Wells Fargo bank account. The reserve for merchant credit losses is a valuation allowance for probable losses inherent as of the balance sheet date. The Company considers the reserve for merchant credit losses adequate to cover losses inherent in the portfolio as of December 31, 2014 and 2013.

(e) Intangibles

The Company capitalizes initial payments for new contracts, contract renewals and conversion costs associated with customer processing relationships to the extent recoverable through future operations, contractual minimums and/or penalties in the case of early termination. The Company’s accounting policy is to limit the amount of capitalized costs for a given contract to the lesser of the estimated ongoing future cash flows from the contract or the termination fees the Company would receive in the event of early termination of the contract by the customer. The company amortizes intangibles over the period of the contract.

(f) Accounts Payable and Accrued Expenses

The Company accrues for certain expenses that have been received and that are billed one month in arrears. These estimates are classified within accounts payable and accrued expenses in the balance sheet.

(g) Income Taxes

No provision is made in the accounts of the Company for federal or state income taxes because all items of income expense and other items affecting taxable income are allocated to the Members for inclusion in their income tax returns.

In accounting for income taxes, the Company follows the guidance in FASB ASC 740 (formerly FASB Interpretation No. 48), as amended by ASU 2009-06, Accounting for Uncertainty in Income Taxes. ASC 740 requires the Company to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or ligation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement which could result in the Company recording a tax liability that would reduce net assets. ASC 740 also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. As an LLC and pass-through entity, the Company does not incur tax expense and is not

WELLS FARGO MERCHANT SERVICES, LLC

(A Joint Venture)

Financial Statements

December 31, 2014 and 2013

(Dollars in thousands, unless otherwise noted)

required to record a tax provision related to uncertain tax positions, in accordance with the recognition, measurement, classification, and disclosure requirements of ASC 740-10. The U.S. is the major tax jurisdiction for the Company. The tax returns of the Company can be examined by the relevant taxing authorities until the applicable statute of limitations has expired, which is generally three to four years from the date the return is initially filed, depending on the specific jurisdiction. Based on analysis by the Company, there were no material positions identified which did not meet the “more likely than not” standard as of and for the years ended December 31, 2014 and 2013.

(h) Members’ Equity

An equity account is maintained for each Member. In certain instances, the Members may be required to make additional contributions to the Company. Such contributions will be determined on a pro-rata basis in accordance with each Member’s Membership Interest at the time of the request and will be added to the Member’s equity account. Membership Interest is defined as the ownership percentage of the Company by each member.

(i) Revenue Recognition

The Company recognizes card services revenues from its transaction processing and authorization services as such services are performed. The revenues from transaction processing and authorization services are included in card services revenue in the statement of revenue and expenses. The Company recognizes revenue when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectability of the resulting receivable is reasonably assured. Certain revenues are recorded net of certain costs not controlled by the Company, including interchange and assessment fees charged by the Card Associations. Such costs totaled $3.5 billion and $2.9 billion for the years ended December 31, 2014 and 2013. The Company recognizes product revenue from merchant referred leases, rentals and sales as such services are performed in the form of a fee and a corresponding charge from affiliates of FDMS.

Debit revenues are recorded gross and are included within card services revenue in the statement of revenues and expenses. Debit Network fees are recorded within cost of card services in the statement of revenues and expenses. Debit revenues are recognized as such services are performed. Debit Network fees totaled $101.6 million and $96.4 million for the years ended December 31, 2014 and 2013.

In addition to the above, the Company recognizes other fees for services as such services are performed. The other revenue caption on the statement of revenues and expenses includes relevant items such as monthly fees, new account fees, income from cash advances, chargeback fees, supply fees and early termination fees.

(j) Comprehensive Income

For the year ended December 31, 2014 and 2013 net income equals comprehensive income.

WELLS FARGO MERCHANT SERVICES, LLC

(A Joint Venture)

Financial Statements

December 31, 2014 and 2013

(Dollars in thousands, unless otherwise noted)

(3) Intangibles

Following is a summary of the Company’s intangibles for the years ended December 31, 2014 and 2013:

	Intangible Assets, Gross of Accumulated Amortization	Accumulated Amortization	Intangible Assets, Net of Accumulated Amortization
Beginning balance as of January 1, 2014	$2,370	$(1,933)	$437
Additions	340	—	340
Retirements	(401)	401	—
Amortization	—	(298)	(298)

Ending balance as of December 31, 2014	$2,309	$(1,830)	$479

Beginning balance as of January 1, 2013	$10,940	$(10,071)	$869
Additions	386	—	386
Retirements	(8,956)	8,956	—
Amortization	—	(818)	(818)

Ending balance as of December 31, 2013	$2,370	$(1,933)	$437

For the years ended December 31, 2014 and 2013, amortization expense of $298 and $818, respectively, is included in other expenses in the statement of revenues and expenses.

(4) Related Party Transactions

The Company’s primary operations are conducted through FDMS. FDMS charges the Company fees for services provided pursuant to an operating agreement (the “Operating Agreement”) dated January 31, 2000, as amended and restated. The Members also agreed to perform certain additional management functions (the “Additional Services”) of the Company, for which they will be reimbursed by the Company. These fees are included in cost of card services, cost of product sold and selling, general and administrative expenses within the statement of revenue and expense. The financial statements may not necessarily be indicative of the financial position that would have existed, or the results of operations or cash flows that would have occurred had the Company operated as an independent enterprise. During the years ended December 31, 2014 and 2013, the Company reimbursed FDMS and Wells Fargo for performing the Additional Services as follows:

	2014
	First Data Merchant Services, Corporation	Wells Fargo Bank, NA
Cost of card services	$66,980	$—
Cost of product sold	16,141	—
Selling, general and administrative	12,206	120,314

Total	$95,327	$120,314

WELLS FARGO MERCHANT SERVICES, LLC

(A Joint Venture)

Financial Statements

December 31, 2014 and 2013

(Dollars in thousands, unless otherwise noted)

	2013
	First Data Merchant Services, Corporation	Wells Fargo Bank, NA
Cost of card services	$63,276	$—
Cost of product sold	14,729	—
Selling, general and administrative	11,795	115,110

Total	$89,800	$115,110

Included in the balance sheets at December 31, 2014 and 2013 is a advances payable to FDMS of $13,644 and $22,511, respectively. These balances primarily consist of selling, general and administrative costs, cost of card services and cost of product sold owed to FDMS which are partially offset by fees owed to WFMS for the contributed portfolio.

Included in the balance sheets at December 31, 2014 and 2013 is an advances payable to Wells Fargo of $280,982 and $233,167, respectively, which is primarily attributable to non-interest bearing advances, made by Wells Fargo to the Company. These payable amounts are settled monthly.

(5) Allocation and Distribution of Income to Members

Profits and losses of the Company are allocated in accordance with each Member’s Interest. Distributions of allocated income to the Members are made on a quarterly basis, subject to consent of the Members. Income distributed shall equal 100% of the distributable funds, as defined in the Membership Agreement, unless a smaller percentage is agreed to by the Members.

(6) Termination of Company

The Company can be terminated in the event of certain termination events, set forth in the Membership Agreement with an effective date of January 1, 2014. These include merger or acquisition of either of the Members, and various other performance criteria. If the Company is terminated prior to December 31, 2019, based on who initiates the termination, an early termination fee may apply in accordance with the provisions and criteria of the agreement.

(7) Limited Liability of Members

The members of a Delaware limited liability company are generally not liable for the acts and omissions of the Company, much in the same manner as the shareholders, officers and directors of a corporation are generally not liable for the acts and omissions of the corporation. Such liability is generally limited by the provisions of the Delaware Limited Liability Company Act and by applicable case law.

(8) Fair Value of Financial Instruments

FASB ASC 825, Financial Instruments, requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized in the balance sheets. Management estimates that the aggregate fair value of financial instruments recognized in the balance sheets (including receivables and payables) approximates their carrying value; as such financial instruments are short-term in nature or carry floating rates of interest.

WELLS FARGO MERCHANT SERVICES, LLC

(A Joint Venture)

Financial Statements

December 31, 2014 and 2013

(Dollars in thousands, unless otherwise noted)

(9) Guarantees and Reserve for Merchant Credit Losses

Under the card companies’ rules, when a merchant processor acquires card transactions, it has certain liabilities for the transactions. This liability arises from disputes between cardholders and merchants due to the cardholders’ dissatisfaction with merchandise quality or the merchants’ service, which are not resolved with the merchant. In such cases, the transactions are “charged back” to the respective merchants and the related purchase amounts are refunded to the cardholders by the card issuer. If the merchant does not fund the refund due to insolvency, bankruptcy or other extraneous reasons, the Company, in certain circumstances is liable for the full amount of the transaction. This liability is considered a guarantee under FASB ASC 460, Guarantees.

The Company’s legal obligation under these rules is to settle any individual chargeback for which an individual merchant fails to fulfill as noted above. Contractually, the maximum exposure for this obligation is the total amount of transactions processed for the preceding four month period for all merchants, which in the case of the Company is in the billions of dollars. It should be noted that the Company has not experienced material chargeback loss activity as a result of merchant processing activities and advises that caution should be used when assessing the maximum exposure described above. The Company records a provision for this estimated obligation based upon a number of factors which include historical losses, credit risk of specific customers and other relevant factors. As shown below, for the years ended December 2014 and 2013, the Company incurred aggregate merchant credit losses of $9,229 and $6,897, net of recoveries, on total processed volumes. The Company calculates its provision and evaluates the appropriateness of its reserves on a monthly basis.

The following is the activity related to the reserve for merchant credit losses for the years ended December 31, 2014 and 2013:

Beginning balance as of January 1, 2014	$3,361
Provisions for credit loss	10,375
Charge-offs, net of recoveries of $387	(9,229)

Ending balance as of December 31, 2014	$4,507

Beginning balance as of January 1, 2013	$3,338
Provisions for credit loss	6,920
Charge-offs, net of recoveries of $334	(6,897)

Ending balance as of December 31, 2013	$3,361

(10) Subsequent Events

The Company has evaluated the subsequent events from the balance sheet date through February 19, 2015, the date at which the financial statements were available to be issued, and determined that there are no other items to disclose.

160,000,000 Shares

First Data Corporation

Class A common stock

Prospectus

            , 2015

Joint Book-Running Managers

Citigroup

Morgan Stanley

BofA Merrill Lynch

KKR

Barclays

Credit Suisse

Deutsche Bank Securities

Goldman, Sachs & Co.

HSBC

Mizuho Securities

PNC Capital Markets LLC

SunTrust Robinson Humphrey

Wells Fargo Securities

Co-Managers

Allen & Company LLC

BBVA

Cowen and Company

Through and including the 25th day after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of Class A common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission (“SEC”) registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the NYSE listing fee.

SEC registration fee	$427,616
FINRA filing fee	225,500
NYSE listing fee	250,000
Printing fees and expenses	550,000
Legal fees and expenses	3,540,000
Blue sky fees and expenses	20,000
Registrar and transfer agent fees	20,000
Accounting fees and expenses	1,350,000
Miscellaneous expenses	116,884

Total	$6,500,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability. We will enter into indemnification agreements with our director nominees that provide for us to indemnify them to the fullest extent permitted by Delaware law.

Section 145 of the DGCL, or Section 145, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our amended and restated bylaws will provide that we must indemnify, and advance expenses to, our directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities.

Within the past three years, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

Equity Securities

On July 11, 2014, First Data Holdings Inc. (“Holdings”) issued an aggregate of 875,000,000 shares of its class B common stock, par value $0.01 per share, at a price per share of $4.00 for aggregate gross consideration of $3.5 billion to accredited investors. In connection with the offering contemplated by this Registration Statement, Holdings will merge with and into the Registrant, with the Registrant being the surviving entity. In connection with such merger, the Holdings’ class B common stock will be cancelled and holders thereof will receive in exchange shares of the Registrant’s Class B common stock, par value $0.01 per share, on a one-for-one basis before giving effect to a 3.16091-for-one reverse stock split to be effected concurrently therewith.

The sale of the above securities were exempt from the registration requirements of the Securities Act as transactions by an issuer not involving a public offering in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated under the Securities Act.

Debt Securities

On March 23, 2012, we issued $845 million aggregate principal amount of 7.375% senior secured notes due 2019 at a price of 99.5% of their face value, resulting in approximately $841 million of gross proceeds, which were used to repay outstanding indebtedness under our term loan facility. The initial purchasers for the notes issued on March 23, 2012 were Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, KKR Capital Markets LLC, Stern, Agee & Leach, Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC.

On August 16, 2012, we issued $1.3 billion aggregate principal amount of 6.75% senior secured notes due 2020 at a price of 99.193% of their face value, resulting in approximately $1.3 billion of gross proceeds, which were used to repay outstanding indebtedness under our term loan facility. The initial purchasers for the notes issued on August 16, 2012 were Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., SunTrust Robinson Humphrey, Inc., PNC Capital Markets LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Scotia Capital (USA) Inc. and KKR Capital Markets LLC.

On September 27, 2012, we issued $850 million aggregate principal amount of additional 6.75% senior secured notes due 2020 at a price of 100.75% of their face value, resulting in approximately $856 million of gross proceeds, which were used to repay outstanding indebtedness under our term loan facility. The initial purchasers for the notes issued on September 27, 2012 were Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, Goldman, Sachs & Co., Scotia Capital (USA) Inc., Sterne, Agee & Leach, Inc. and KKR Capital Markets LLC.

On February 13, 2013, we issued $785 million aggregate principal amount of 11.25% senior unsecured notes due 2021 at a price of 100% of their face value, resulting in approximately $785 million of gross proceeds, which were used to repurchase our outstanding 10.55% senior unsecured notes due 2015. The initial purchasers for the notes issued on February 13, 2013 were Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, KKR Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and Goldman, Sachs & Co.

On April 10, 2013, we issued $815 million aggregate principal amount of 10.625% senior unsecured notes due 2021 at a price of 100% of their face value, resulting in approximately $815 million of gross proceeds, which were used to repurchase our outstanding 9.875% senior unsecured notes due 2015. The initial purchasers for the notes issued on April 10, 2013 were Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated , Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and KKR Capital Markets LLC.

On May 30, 2013, we issued $750 million aggregate principal amount of 11.75% senior unsecured subordinated notes due 2021 at a price of 100% of their face value, resulting in approximately $750 million of gross proceeds, which were used to redeem and repurchase a portion of our outstanding 11.25% senior unsecured subordinated notes due 2016. The initial purchasers for the notes issued on May 30, 2013 were Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, KKR Capital Markets LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc. and SunTrust Robinson Humphrey, Inc.

On November 19, 2013, we issued $1 billion aggregate principal amount of additional 11.75% senior unsecured subordinated notes due 2021 at a price of 100% of their face value, resulting in approximately $1 billion of gross proceeds, which were used to redeem our outstanding 11.25% senior unsecured subordinated due 2016. The initial purchasers for the notes issued on November 19, 2013 were Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., Wells Fargo Securities, LLC and KKR Capital Markets LLC.

On December 2, 2013, Holdings issued approximately $1.4 billion aggregate principal amount of 14.5% senior PIK notes due 2019 in exchange for issued and outstanding 11.5% senior PIK notes due 2016 in a private transaction with the existing noteholders. This issuance of notes was exempt from the registration requirements of the Securities Act as transactions by an issuer not involving a public offering in reliance on Section 4(a)(2) of the Securities Act.

On January 6, 2014, we issued $725 million aggregate principal amount of additional 11.75% senior unsecured subordinated notes due 2021 at a price of 103.5% of their face value, resulting in approximately $750 million of gross proceeds, which were used to redeem our outstanding 11.25% senior unsecured subordinated due 2016. The initial purchasers for the notes issued on January 6, 2014 were Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., HSBC Securities (USA) Inc., Wells Fargo Securities, LLC, KKR Capital Markets LLC and Drexel Hamilton, LLC.

On August 11, 2015, we issued $1.2 billion aggregate principal amount of 5.375% senior secured first lien notes due 2023 at a price of 100% of their face value, resulting in approximately $1.2 billion of gross proceeds, which were used to redeem and repurchase our outstanding 7.375% senior secured first lien notes due 2019 and 8.875% senior secured first lien notes due 2020. The initial purchasers for the notes issued on August 11, 2015 were Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., Mizuho Securities USA Inc., PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc. and KKR Capital Markets LLC.

Other than the issuance of notes on December 2, 2013, each of the above offerings of debt securities was offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act or to non-U.S. investors outside the United States in compliance with Regulation S of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules. The following Financial Statements Schedule is included herein:

Schedule II—Valuation and Qualifying Accounts.

Item 17. Undertakings.

(1) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3) The undersigned Registrant hereby undertakes that:

(A) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on October 1, 2015.

First Data Corporation

By:	/s/ Frank Bisignano
Name: Frank Bisignano
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 1, 2015.

Signature	Capacity

/s/ Frank Bisignano	Chairman and Chief Executive Officer
Frank Bisignano	(principal executive officer)

/s/ Himanshu A. Patel	Executive Vice President, Chief Financial Officer
Himanshu A. Patel	(principal financial officer)

/s/ Matthew Cagwin	Vice President, Corporate Controller and Chief Accounting Officer
Matthew Cagwin	(principal accounting officer)

*	Vice Chairman
Joseph J. Plumeri

*	Director
Joe W. Forehand

*	Director
Henry R. Kravis

*	Director
Heidi G. Miller

*	Director
James E. Nevels

*	Director
Scott C. Nuttall

*	Director
Tagar C. Olson

*By:	/s/ Frank Bisignano
Frank Bisignano, Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date

1.1*	Form of Underwriting Agreement by and among First Data Corporation and the underwriters named therein

3.1*	Form of Third Amended and Restated Certificate of Incorporation of First Data Corporation

3.2*	Form of Amended and Restated Bylaws of First Data Corporation

4.1*	Form of Stock Certificate for Class A common stock

4.2*	Form of Stock Certificate for Class B common stock

4.3	Indenture, dated as of August 11, 2015, among First Data Corporation, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the 5.375% Senior Secured Notes Due 2023	8-K	1-11073	4.1	8/13/2015

4.4	Amended and Restated Pledge Agreement, dated as of August 11, 2015, among First Data Corporation, the other pledgors named therein and Wells Fargo Bank, National Association, as collateral agent	8-K	1-11073	4.3	8/13/2015

4.5	Amended and Restated Security Agreement, dated as of August 11, 2015, among First Data Corporation, the other grantors named therein and Wells Fargo Bank, National Association, as collateral agent	8-K	1-11073	4.2	8/13/2015

4.6	Indenture, dated as of December 17, 2010, among First Data Corporation, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the 8.25% Senior Second Lien Notes due 2021 and the 8.75% Senior Second Lien Notes due 2022	8-K	1-11073	10.1	12/22/2010

4.7	Indenture, dated as of December 17, 2010, among First Data Corporation, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the 12.625% Senior Notes due 2021	8-K	1-11073	10.2	12/22/2010

4.8	Pledge Agreement, dated as of December 17, 2010, among First Data Corporation, the other pledgors named therein and Wells Fargo Bank, National Association, as collateral agent	8-K	1-11073	10.3	12/22/2010

4.9	Security Agreement, dated as of December 17, 2010, among First Data Corporation, the other grantors named therein and Wells Fargo Bank, National Association, as collateral agent	8-K	1-11073	10.4	12/22/2010

4.10	Indenture, dated as August 16, 2012, by and among First Data Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the 6.750% Senior Secured Notes due 2020	8-K	1-11073	10.2	8/20/2012

4.11	First Supplemental Indenture, dated as September 27, 2012, by and among First Data Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the additional 6.750% Senior Secured Notes due 2020	8-K	1-11073	10.2	10/2/2012

Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date

4.12	Indenture, dated as of February 13, 2013, by and among First Data Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the 11.25% Senior Notes due 2021	8-K	1-11073	4.1	2/13/2013

4.13	Indenture, dated as of April 10, 2013, by and among First Data Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the 10.625% Senior Notes due 2021	8-K	1-11073	4.1	4/16/2013

4.14	Indenture, dated as of May 30, 2013, by and among First Data Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the 11.75% Senior Subordinated Notes due 2021	8-K	1-11073	4.1	5/30/2013

4.15	First Supplemental Indenture, dated as November 19, 2013, by and among First Data Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the additional 11.75% Senior Subordinated Notes due 2021	8-K	1-11073	4.1	11/25/2013

4.16	Second Supplemental Indenture, dated as January 6, 2014, by and among First Data Corporation, the guarantors named therein and Wells Fargo Bank, National Association, as trustee, governing the additional 11.75% Senior Subordinated Notes due 2021	8-K	1-11073	4.1	1/8/2014

4.17	Credit Agreement, dated as of September 24, 2007, as amended and restated as of September 28, 2007 among First Data Corporation, the several lenders from time to time parties thereto, Credit Suisse, Cayman Islands Branch, as administrative agent, swingline lender and letter of credit issuer, Citibank, N.A., as syndication agent, and Credit Suisse Securities (USA) LLC, Citigroup Global Markets, Inc., Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P., HSBC Securities (USA) Inc., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners	10-K	1-11073	10.1	3/13/2008

4.18	Guarantee Agreement, dated September 24, 2007, among First Data Corporation, the subsidiaries of First Data Corporation identified therein and Credit Suisse, Cayman Islands Branch, as Collateral Agent	10-Q	1-11073	10.11	11/14/2007

4.19	Pledge Agreement, dated September 24, 2007, among First Data Corporation, the subsidiaries of First Data Corporation identified therein, and Credit Suisse, Cayman Islands Branch, as Collateral Agent	10-Q	1-11073	10.12	11/14/2007

4.20	Security Agreement, dated September 24, 2007, among First Data Corporation, the subsidiaries of First Data Corporation identified therein, and Credit Suisse, Cayman Islands Branch, as Collateral Agent	10-Q	1-11073	10.13	11/14/2007

Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date

4.21	2015 June Joinder Agreement, dated as of July 10, 2015, among the Company, certain of its subsidiaries, the lender party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent Exhibit B—Marked Pages of the Conformed Credit Agreement	8-K	1-11073	4.1	7/15/2015

4.22***	Registration Rights Agreement, dated as of September 24, 2007, by and among First Data Holdings Inc. (f/k/a New Omaha Holdings Corporation), New Omaha Holdings L.P. and other Investors party thereto.

5.1*	Opinion of Simpson Thacher & Bartlett LLP

10.1	Management Agreement, dated September 24, 2007, among First Data Corporation, Kohlberg Kravis Roberts & Co. L.P. and New Omaha Holdings L.P.	10-Q	1-11073	10.10	11/14/2007

10.2†	Form of Stock Option Agreement for Executive Committee Members	10-Q	1-11073	10.6	11/14/2007

10.3†	Form of Management Stockholder’s Agreement for Executive Committee Members (as amended)	10-K	1-11073	10.16	3/19/2013

10.4	Form of Sale Participation Agreement	10-Q	1-11073	10.8	11/14/2007

10.5†	First Data Corporation Senior Executive Incentive Plan as amended and restated effective January 1, 2014	10-K	1-11073	10.21	3/10/2014

10.6†	Form of Stock Option Agreement	8-K	1-11073	10.3	5/25/2010

10.7†	Form of Stock Option Agreement (effective April 2010)	8-K	1-11073	10.4	6/23/2010

10.8†	Form of Restricted Stock Award Agreement	8-K	1-11073	10.2	5/25/2010

10.9†	2007 Stock Incentive Plan for Key Employees of First Data Corporation and its Affiliates, as amended	10-K	1-11073	10.10	2/27/2015

10.10†	First Data Corporation Severance / Change in Control Policy (Management Committee Level), as amended and restated effective January 1, 2015	10-K	1-11073	10.11	2/27/2015

10.11†	Description of First Data Holdings Inc. Compensation of Directors	10-K	1-11073	10.12	2/27/2015

10.12†	First Data Holdings Inc. 2008 Non-Employee Director Deferred Compensation Plan	S-4	1-11073	10.25	8/13/2008

10.13†	Employment Agreement with Frank J. Bisignano effective as of September 18, 2015	8-K	1-11073	10.1	9/24/2015

10.14†	Separation Agreement between Raymond E. Winborne, First Data Corporation and First Data Holdings, Inc.	10-Q	1-11073	10.2	8/8/2014

10.15***	Stockholders Agreement, dated as of July 11, 2014, by and among First Data Holdings Inc., New Omaha Holdings L.P. and other Holders party thereto.

10.16***†	Form of Stock Option Agreement

10.17***†	Form of Restricted Stock Agreement

Exhibit Number	Exhibit Description	Form	File Number	Exhibit Number	Filing Date

10.18***†	Form of Management Stockholder’s Agreement

10.19*†	Form of First Data Corporation 2015 Omnibus Incentive Plan

10.20*†	Form of First Data Corporation 2015 Employee Stock Purchase Plan

10.21*†	Form of Option Grant Notice and Option Grant Agreement under the 2015 Omnibus Incentive Plan

10.22*†	Form of Restricted Stock Grant Notice and Restricted Stock Grant Agreement under the 2015 Omnibus Incentive Plan

10.23*†	Form of IPO Cash Bonus Letter Agreement

21.1***	Subsidiaries of First Data Corporation

23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of KPMG LLP

24.1***	Power of Attorney

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith.
***	Previously filed.
†	Identifies exhibits that consist of a management contract or compensatory plan or arrangement.